Exhibit 2.1

EXECUTION VERSION

February 26, 2015

STRICTLY CONFIDENTIAL

Sorin S.p.A.

Via Benigno Crespi, 17

20159 Milan, Italy

Re:  Letter of Intent Regarding Proposed Business Combination Between Cyberonics and Sorin

Ladies and Gentlemen:

The Parties (as defined below) desire to enter into this letter agreement governed exclusively by the laws of the State of Delaware to provide for the exclusive jurisdiction of the courts of the State of Delaware over any legal action or proceeding arising out of or relating to this letter.  This letter confirms the intention of Cyberonics, Inc., a Delaware corporation  (“Cyberonics”), Sorin S.p.A., a joint stock company organized under the laws of Italy (“Sorin”), Sand Holdco Limited, a private limited company incorporated under the laws of the United Kingdom and a wholly owned subsidiary of Sorin (“Holdco”), and Cypher Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Sorin (“Merger Sub,” and together with Cyberonics, Sorin and Holdco, collectively, the “Parties” and each of them, individually, a “Party”) to enter into an agreement (the “Transaction Agreement”), attached hereto as  Exhibit A, providing for the business combination transaction (the “Proposed Transaction”) contemplated therein. Capitalized terms not otherwise defined herein have the respective meanings ascribed to them in the Transaction Agreement.

The Parties hereby agree as follows:

1.                                             Consultations with Works Council.

(a)                                        Promptly following the execution and delivery by the Parties of this letter (and in any event no later than twenty-four (24) hours after the execution of this letter), Sorin shall commence such procedures to “inform and consult with” the works council (comité d’entreprise) of Sorin CRM SAS, a French société par actions simplifiée and a wholly owned subsidiary of Sorin S.p.A. (the “Works Council”) as may be required by applicable Law in connection with the Proposed Transaction and shall exercise its best efforts to obtain the Opinion (as defined below) from the Works Council in regards to the Proposed Transaction as soon as possible following the date on which such information and consultation process has been commenced.  For purposes of this letter, “Opinion” means the opinion, whether positive or negative, of the Works Council in respect of the Proposed Transaction, which may be rendered by delivery of a written opinion by the

Works’ Council or by any other action which, under applicable Law, would cause the Works Council to be deemed to have rendered such opinion.

(b)                                 Sorin shall (i) permit Cyberonics to participate in any meetings with the Works Council, (ii) keep Cyberonics regularly informed of the status of the Works Council information and consultation process (including providing Cyberonics with copies of any correspondence or other documentation received by Sorin from the Works Council no later than 24 hours following the receipt of any such correspondence or documents) and (iii) promptly provide Cyberonics with a true and certified copy of the Opinion.  Sorin shall (i) permit Cyberonics to review in advance any written correspondence, notices or communications (including any supporting materials) to be made by Sorin to the Works Council, (ii) consult Cyberonics in connection with any such communications and give Cyberonics a reasonable opportunity to comment thereon, and take into account in good faith any comments that Cyberonics may make with respect thereto and (iii) except as otherwise provided, and in accordance with, the provisions of Section 5.04 of the Transaction Agreement, support in all respects the Proposed Transaction throughout the information and consultation process with the Works Council.  Cyberonics shall promptly furnish to Sorin such information as may be reasonably requested by Sorin in connection with such consultation process or the preparation of any filing or submission to the Works Council required in connection therewith.  Sorin shall not, and shall cause its Representatives not to, make any commitment to the Works Council or any Governmental Authority or representative thereof in connection with the information and consultation process, including with respect to modifications to the terms of the Proposed Transaction or the future business or operations of Holdco, Sorin or Cyberonics, in each case without the prior written consent of Cyberonics.

(c)                                  For purposes of this letter, “Consultation Period” means the period beginning on the date of this letter and ending on the earlier of (i) the date one calendar month later and (ii) the date upon which the Opinion has been rendered or deemed to have been rendered.

2.                                      Execution of Transaction Agreement.

(a)                                 Concurrently with the execution of this letter, each Party has irrevocably delivered a duly executed instrument (the “Agent and Attorney-in-Fact Agreement”) designating Former Chief Justice E. Norman Veasey as its agent and attorney-in-fact (the “Attorney-in-Fact”) irrevocably authorizing, directing and empowering the Attorney-in-Fact to execute and deliver the Transaction Agreement on such Party’s behalf in accordance with Section 2(b).  NEITHER PARTY SHALL TAKE ANY ACTION OR ATTEMPT TO TAKE ANY ACTION TO REVOKE, RESCIND, WITHDRAW, IMPAIR OR OTHERWISE LIMIT THE POWERS GRANTED TO THE ATTORNEY-IN-FACT PURSUANT TO THE AGENT AND ATTORNEY-IN-FACT AGREEMENT (ANY SUCH ACTION, A “PROHIBITED ACTION”).

(b)                                 From and after 12:01 am Eastern Time on the sixth calendar day following the expiration of the Consultation Period, either Cyberonics or Sorin may, by delivery of a written notice (an “Execution Notice”) to the Attorney-in-Fact in accordance with

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Article II (in the case of delivery by Sorin), Article III (in the case of delivery by Cyberonics) and Section 9.02 of the Agent and Attorney-in-Fact Agreement, cause the Attorney-in-Fact to execute and deliver the Transaction Agreement on behalf of all of the parties thereto; provided, however, that during the five-calendar-day period following the expiration of the Consultation Period (such period, the “Consideration Period”), the Parties will give due consideration to any recommendations made by the Works Council in the Opinion and will consider such changes to the Transaction Agreement as the Parties may mutually agree to reflect such recommendations.  Notwithstanding the generality of the foregoing, the Parties acknowledge and agree that the right of each of Cyberonics and Sorin to cause the execution and delivery of the Transaction Agreement on behalf of all of the parties thereto is not subject to any condition other than the expiration of the Consideration Period, and furthermore, that no Party is under any obligation to agree to any change to the Transaction Agreement in order to address any recommendations made in the Opinion or otherwise.

3.                                      Representations and Warranties and Covenants(a)              Article III of the Transaction Agreement (including the preamble thereto) is hereby incorporated by reference into this letter as if such representations and warranties are fully set forth herein.  Article IV of the Transaction Agreement (including the preamble thereto) is hereby incorporated by reference into this letter as if such representations and warranties are fully set forth herein.

(b)                                 The covenants set forth in Sections 5.01, the second sentence of Section 5.02(a), 5.02(b), 5.03 through 5.09, 5.12, 5.13 and 8.07 and Annex I of the Transaction Agreement shall apply mutatis mutandis to the Parties during the term of this letter as if such covenants were fully set forth herein; provided, however, that (a) Sorin is not required to call, convene or hold the Sorin Shareholder Meeting during the pendency of the Consultation Period, (b) Cyberonics is not required to call, convene or hold the Cyberonics Stockholder Meeting during the pendency of the Consultation Period and (c) Sorin shall not have the right to terminate this letter in order to enter into a Sorin Acquisition Agreement providing for a Sorin Superior Proposal.

(b)                                 Prior to execution of this letter, Sorin has delivered to Cyberonics the Sorin Disclosure Letter and Cyberonics has delivered to Sorin the Cyberonics Disclosure Letter.

4.                                      Termination.

(a)                                                         Notwithstanding anything in this letter to the contrary;

(i)                                                             Cyberonics shall not be obligated to execute and deliver the Transaction Agreement and may, by written notice to Sorin, terminate this letter at any time if:

(A) (1) the Attorney-in-Fact fails to execute and deliver the Transaction Agreement within twenty-four (24) hours following receipt of an

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Execution Notice properly delivered by Cyberonics under Section 2(b) or (2) Sorin shall have taken a Prohibited Action;

(B) (1) Holdco, Merger Sub or Sorin has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this letter, in any case, which would give rise to the failure of a condition contained in Sections 6.03(a) or 6.03(b) of the Transaction Agreement; (2) Cyberonics shall have delivered to Sorin written notice of such breach or failure to perform; and (3) such breach or failure to perform is either not capable of being cured prior to the expiration of the Consultation Period or, if capable of being so cured, is not cured by the expiration of the Consultation Period; provided, however, that Cyberonics shall not be permitted to terminate this letter pursuant to this clause (B) if Cyberonics is then in material breach of any of its obligations under this letter;

(C) any of the events set forth in Section 7.01(e) of the Transaction Agreement shall have occurred; provided, however, that Cyberonics shall not be permitted to terminate this letter pursuant to this clause (C) if Cyberonics would not be permitted to terminate the Transaction Agreement under Section 7.01(e) thereof;

(D) the Sorin board of directors shall have effected a Sorin Change of Recommendation; or

(E) in connection with entering into a Cyberonics Acquisition Agreement in compliance with Section 5.03(d) of the Transaction Agreement; provided that prior to or concurrently with such termination Cyberonics pays the amounts due under Section 5(b)(v) hereof;

and

(ii)                                  Cyberonics shall not be obligated to execute and deliver the Transaction Agreement if any of the conditions to the consummation of the transactions contemplated by the Transaction Agreement and set forth in Sections 6.01(g), 6.03(a) or 6.03(b) thereof would not be satisfied as of such time.

(b)                                                         Notwithstanding anything in this letter to the contrary:

(i)                                                             Sorin shall not be obligated to execute and deliver the Transaction Agreement and may, by written notice to Cyberonics, terminate this letter at any time if:

(A)(1) the Attorney-in-Fact fails to execute and deliver the Transaction Agreement within twenty-four (24) hours following receipt of an Execution Notice properly delivered by Sorin under Section 2(b) or (2) Cyberonics shall have taken a Prohibited Action;

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(B)(1) Cyberonics has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this letter, in any case, which would give rise to the failure of a condition contained in Sections 6.02(a) or 6.02(b) of the Transaction Agreement; (2) Sorin shall have delivered to Cyberonics written notice of such breach or failure to perform; and (3) such breach or failure to perform is either not capable of being cured prior to the expiration of the Consideration Period or, if capable of being so cured, is not cured by the 30th day after delivery of such written notice to Cyberonics; provided, however, that Sorin shall not be permitted to terminate this letter pursuant to this clause (B) if Sorin, Holdco or Merger Sub is then in material breach of any of its respective obligations under this letter;

(C) any of the events set forth in Section 7.01(e) of the Transaction Agreement shall have occurred; provided, however, that Sorin shall not be permitted to terminate this letter pursuant to this clause (C) if Sorin would not be permitted to terminate the Transaction Agreement under Section 7.01(e) thereof; or

(D) the Cyberonics board of directors shall have effected a Cyberonics Change of Recommendation;

and

(ii)                                  Sorin shall not be obligated to execute and deliver the Transaction Agreement if any of the conditions to the consummation of the transactions contemplated by the Transaction Agreement and set forth in Sections 6.01(g), 6.02(a) or 6.02(b) thereof would not be satisfied as of such time.

5.                                      Effect of Termination.

(a)                                 In the event of termination of this letter by either Cyberonics or Sorin as provided in Section 4, this letter shall forthwith become void and have no effect and there shall be no liability or obligation on the part of Cyberonics, Sorin, Holdco or Merger Sub or any of their respective Subsidiaries, officers or directors, in each case, except with respect to Section 5.13 of the Transaction Agreement as incorporated herein by reference; provided, however, that (a) subject to Section 5(d), nothing herein shall relieve any party hereto from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this letter and the aggrieved party will be entitled to all rights and remedies available at law or in equity and (b) the Confidentiality Agreement shall survive termination in accordance with its terms.

(b)  In the event that this letter is terminated:

(i) by Cyberonics pursuant to Section 4(a)(i)(A)(2) or Section 4(a)(i)(D), then Sorin shall pay to Cyberonics or its designee, within two (2) Business Days

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following the date of such termination by Cyberonics, $ 75,000,000 (the “Business Termination Fee”) by wire transfer of immediately available funds;

(ii) by Sorin pursuant to Section 4(b)(i)(A)(2) or Section 4(b)(i)(D), then Cyberonics shall pay to Sorin or its designee, within two (2) Business Days following the date of such termination by Sorin, the Cyberonics Termination Fee by wire transfer of immediately available funds; and

(iii) by Cyberonics pursuant to Section 4(a)(i)(E), then Cyberonics shall pay to Sorin or its designee prior to or concurrently with such termination, the Cyberonics Termination Fee by wire transfer of immediately available funds.

Sorin and Cyberonics acknowledge and agree that neither the Cyberonics Termination Fee nor the Business Termination Fee is a penalty but rather is a reasonable estimate of damages necessary to compensate Cyberonics or Sorin, as the case may be, in the circumstances in which the Cyberonics Termination Fee or Business Termination Fee, as applicable, is payable, including, in the circumstances in which the Business Termination Fee is payable, damages attributable to the loss of opportunities resulting from entry by Cyberonics into and termination of this letter.  Sorin and Cyberonics hereby acknowledge and agree that the amount of the Cyberonics Termination Fee or Business Termination Fee, if and as applicable, is fair, after taking into account the value of the Sorin Merger and Cyberonics Merger, the other transactions contemplated hereby and all the costs and expenses already incurred by the Parties before entering into this letter.  In no event shall Cyberonics, on the one hand, or Sorin, on the other hand, be required to pay to the other party more than one Cyberonics Termination Fee or Business Termination Fee, if and as applicable, pursuant to this Section 5(b).

(c)  In the event that this letter is terminated by Sorin pursuant to Section 4(b)(i)(B), then Cyberonics shall pay to Sorin, by wire transfer of immediately available funds, the Cyberonics Expense Reimbursement.  In the event that this Agreement is terminated by Cyberonics pursuant to Section 4(a)(i)(B), then Sorin shall pay to Cyberonics, by wire transfer of immediately available funds, the Sorin Expense Reimbursement.

(d)                                 The Parties expressly acknowledge and agree that upon any termination of this letter where either the Cyberonics Termination Fee or Business Termination Fee becomes due and payable, the payment of the Cyberonics Termination Fee or Business Termination Fee, as applicable, pursuant to Section 5(b) shall be in full and complete satisfaction of any and all monetary damages of the party to which such Cyberonics Termination Fee or Business Termination Fee, as applicable, is paid and its affiliates, and their respective directors, officers and other Representatives, arising out of or related to this letter or the Proposed Transaction, including as a result of any breach of this letter, the termination of this letter, the failure to consummate the Proposed Transaction, and any claims or actions under applicable Law arising out of such breach, termination or failure.

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(e)                                  Each of the Parties acknowledges that (i) the agreements contained in this Section 5 are an integral part of the transactions contemplated by this letter and that, without these agreements, the parties would not have entered into this letter; accordingly, if a Party fails promptly to pay any amount due pursuant to Section 5(b) or 5(c) and, in order to obtain such payment, another Party commences a suit that results in a judgment against the first Party for the payment set forth in Section 5(b) or 5(c) or any portion thereof, such first Party shall pay to the other Party the other Party’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on such amount from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

6.                                      Confidentiality.  This letter and the transactions contemplated hereby shall be subject to the terms of the Confidentiality Agreement.

7.                                      General Provisions.

(a)                                 This letter may be amended by the Parties at any time prior to the termination hereof.  This letter may not be amended except by an instrument in writing signed by each of the Parties.  For the avoidance of doubt, this Section 7(a) shall survive the termination hereof.  At any time prior to the termination of this letter, Sorin, Holdco and Merger Sub, on the one hand, and Cyberonics, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) to the extent permitted by Law, waive compliance by the other with any of the covenants or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  The failure of any Party to assert any of its rights under this letter or otherwise shall not constitute a waiver of such rights.

(b)                                 All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (with confirmation), electronically mailed in portable document format (PDF) (with confirmation) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Sorin, Holdco or Merger Sub:

Sorin S.p.A.

Via Benigno Crespi, 17

7

20159 Milan, Italy

Fax: +39 02 69969.790

Attention:  Brian Sheridan

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA, USA 94025

Fax:           (650) 463-2600

(212) 751-4864

Attention:                                         Luke Bergstrom

Adel Aslani-Far

if to Cyberonics:

Cyberonics, Inc.

100 Cyberonics Boulevard

Houston, Texas 77058

Fax: (281) 283-5555

Attention:                                         Chief Executive Officer

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Fax: (212) 558-3588

Attention:                                         Matthew G. Hurd

Krishna Veeraraghavan

(c)                                  If any term or other provision of this letter is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this letter shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal, unenforceable or incapable of being enforced, the court or other tribunal making such determination is authorized and instructed to modify this letter so as to effect the original intent of the Parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

(d)                                 This letter (including those provisions of the Transaction Agreement incorporated herein by reference) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

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(e)                                  Neither this letter nor any of the rights, interests or obligations under this letter shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties.  Any assignment or transfer in violation of the preceding sentence shall be void.

(f)                                   This letter shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this letter, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this letter.  The representations and warranties referenced in this letter are the product of negotiations among the Parties and are for the sole benefit of the Parties.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 7(a) without notice or liability to any other person.  In some instances, the representations and warranties referenced in this letter may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties.  Consequently, persons other than the Parties may not rely upon such representations and warranties as characterizations of actual facts or circumstances as of the date of this letter or as of any other date.  For the avoidance of doubt, this Section 7(f) shall survive the termination of the letter.

(g)                                  Each Party has participated in the drafting of this letter (including those provisions of the Transaction Agreement incorporated herein by reference), which each Party acknowledges is the result of extensive negotiations between the parties.  If an ambiguity or question of intent or interpretation arises, this letter (including those provisions of the Transaction Agreement incorporated herein by reference) shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision.  For purposes of this letter (including those provisions of the Transaction Agreement incorporated herein by reference), whenever the context requires the singular number shall include the plural, and vice versa.  As used in this letter (including those provisions of the Transaction Agreement incorporated herein by reference), the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this letter to “Sections” are intended to refer to Sections of this letter.  Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.  The words “hereof,” “herein,” “hereunder” and words of similar import, when used in this letter, refer to this letter as a whole and not to any particular provision of this letter.  The headings contained in this letter are for reference purposes only and shall not affect in any way the meaning or interpretation of this letter.

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(h)

(i) This letter shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles that would cause the application of the Laws of any jurisdiction.  The Parties hereby declare that it is their intention that this letter shall be regarded as made under the Laws of the State of Delaware and that the Laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required.  Each of the Parties agrees (a) that this letter involves at least $100,000.00, and (b) that this letter has been entered into by the Parties in express reliance upon 6 Del. C. § 2708.  Each of the Parties irrevocably and unconditionally (a) agrees that any legal action or proceeding arising out of or relating to this letter brought by any other Party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or Federal court sitting in the State of Delaware); (b) submits to the exclusive jurisdiction of the aforesaid courts; and (c)(1) agrees, to the extent any of the Parties is not otherwise subject to service of process in the State of Delaware, such Party agrees to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process; and (2) agrees that, to the fullest extent permitted by applicable Law, service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to this Section 7(h)(i) shall, to the fullest extent permitted by applicable Law, have the same legal force and effect as if served upon such Party personally within the State of Delaware.  For purposes of implementing the Parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each such Party that has not as of the date hereof already duly appointed such an agent does hereby appoint RL&F Service Corp., One Rodney Square, Tenth Floor, Wilmington, New Castle County, Delaware 19801, as such agent.  Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described herein.  Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient.  Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this letter or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding

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is improper or (iii) this letter, or the subject matter hereof, may not be enforced in or by such courts.

(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER, OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO EXECUTE THIS LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(h).

(i)                                     This letter may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  The exchange of a fully executed letter (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and conditions of this letter.

(j)

(i) The Parties agree that irreparable damage would occur in the event that any Party does not perform the provisions of this letter in accordance with its terms or otherwise breach such provisions.  Accordingly, subject to Section 7(j)(iii), the Parties acknowledge and agree that Sorin, Cyberonics and the Attorney-in-Fact shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this letter and to enforce specifically the terms and provisions hereof, this being in addition subject to Section 5(d) and Section 7(j)(iii), to any other remedy to which they are entitled at Law or in equity.

(ii) Subject to Section 7(j)(iii), each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (A) it has an adequate remedy at Law or (B) an award of specific performance is not an appropriate remedy for any reason at Law or equity.  Any Party seeking an injunction or injunctions to prevent breaches of this letter and to enforce specifically the terms and provisions of this

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letter shall not be required to provide any bond or other security in connection with any such order or injunction.

(iii) In no event shall Cyberonics’s or Sorin’s right to seek specific performance pursuant to this Section 7(j) reduce, restrict or otherwise limit any right of such Party to terminate this letter and to be paid the Cyberonics Termination Fee or Business Termination Fee, as and if applicable; provided that in no event shall Cyberonics or Sorin be entitled to both specific performance pursuant to this Section 7(j) and payment of the Business Termination Fee or the Cyberonics Termination Fee, as applicable.

[Remainder of page intentionally left blank]

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Please acknowledge your agreement to the foregoing by executing and returning to the undersigned a copy of this letter.

Sincerely,

CYBERONICS, INC.

By:	/s/ Daniel J. Moore
Name: Daniel J. Moore
Title: Chief Executive Officer

Accepted and agreed on the date first above written:

SORIN S.P.A.

By:	/s/ André-Michel Ballester
Name: André-Michel Ballester
Title: Chief Executive Officer

SAND HOLDCO LIMITED

By:	/s/ Brian Sheridan
Name: Brian Sheridan
Title: Director

CYPHER MERGER SUB, INC.

By:	/s/ Brian Sheridan
Name: Brian Sheridan
Title: President

EXHIBIT A

Transaction Agreement

EXECUTION VERSION

TRANSACTION AGREEMENT

among

SORIN S.P.A.,

SAND HOLDCO LIMITED,

CYPHER MERGER SUB, INC.

and

CYBERONICS, INC.

Dated as of

[•]

TABLE OF CONTENTS

ARTICLE I
THE MERGERS

i

SECTION 5.04	No Solicitation by Sorin; Sorin Change of Recommendation	79
SECTION 5.05	Registration Statements; Sorin Information Document; Proxy Statement; NASDAQ Listing Application; LSE Listing Application; Holdco Prospectus; Holdco Filings; Sorin Filings; Meetings	83
SECTION 5.06	Access to Information	86
SECTION 5.07	Appropriate Action; Consents; Filings	87
SECTION 5.08	Certain Notices	89
SECTION 5.09	Public Announcements	89
SECTION 5.10	Directors & Officers Indemnification and Insurance	89
SECTION 5.11	Employee Benefit Matters	92
SECTION 5.12	Takeover Statutes	96
SECTION 5.13	Expenses	96
SECTION 5.14	Rule 16b-3 Matters	96
SECTION 5.15	Listing Matters	97
SECTION 5.16	Pre-Merger Certificates	97
SECTION 5.17	Report on Sorin Merger Consideration	97
SECTION 5.18	Corporate Governance Matters	98
SECTION 5.19	Formation of Italian Branch	99
SECTION 5.20	Intercompany Structure	99
SECTION 5.21	Certain Actions	99

ARTICLE VI
CONDITIONS TO THE MERGERS

SECTION 6.01	Conditions to Obligations of Each Party to Effect the Mergers	100
SECTION 6.02	Additional Conditions to Obligations of Sorin, Holdco and Merger Sub	101
SECTION 6.03	Additional Conditions to Obligations of Cyberonics	102

ARTICLE VII
TERMINATION

SECTION 7.01	Termination	103
SECTION 7.02	Effect of Termination	104
SECTION 7.03	Amendment	107
SECTION 7.04	Waiver	107

ARTICLE VIII
GENERAL PROVISIONS

SECTION 8.01	No Survival of Representations and Warranties	108
SECTION 8.02	Notices	108
SECTION 8.03	Severability	109
SECTION 8.04	Entire Agreement	109
SECTION 8.05	Assignment	109
SECTION 8.06	Parties in Interest	109

SECTION 8.07	Interpretation	110
SECTION 8.08	Obligations of Sorin and Cyberonics	110
SECTION 8.09	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	110
SECTION 8.10	Counterparts	112
SECTION 8.11	Specific Performance	112

Annex I	Defined Terms

Exhibit A	Form of Articles of Association of Sorin Merger Surviving Company

Exhibit B	Form of Certificate of Incorporation of Cyberonics Merger Surviving Corporation

This TRANSACTION AGREEMENT, dated as of [•] (this “Agreement”), is entered into by and among Cyberonics, Inc., a Delaware corporation (“Cyberonics”), Sorin S.p.A., a joint stock company organized under the laws of Italy (“Sorin”), Sand Holdco Limited, a private limited company incorporated under the laws of England and Wales and a wholly owned subsidiary of Sorin (“Holdco”), and Cypher Merger Sub, Inc., a Delaware corporation and wholly owned (whether directly or indirectly through a wholly owned subsidiary or subsidiaries) subsidiary of Holdco (“Merger Sub”).  Certain capitalized terms used in this Agreement are defined in Annex I and other capitalized terms used in this Agreement are defined elsewhere in this Agreement as indicated in Annex I.

RECITALS

WHEREAS, the board of directors of Sorin and the board of directors of Holdco have each unanimously approved this Agreement and the proposed merger of Sorin with and into Holdco (the “Sorin Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Laws of England and Wales and Italy, whereby each issued and outstanding ordinary share, par value €1 per share, of Sorin (the “Sorin Shares”), other than Sorin Shares owned by Cyberonics, Sorin, Holdco, Merger Sub or any of their respective Subsidiaries, will be converted into the right to receive the Sorin Merger Consideration;

WHEREAS, following the execution and delivery of this Agreement, the board of directors of each of Holdco and Sorin desires to adopt common cross-border merger terms for the Sorin Merger to reflect the terms of this Agreement (the “Sorin Merger Terms”) pursuant to the Directive on Cross-Border Mergers of Limited Liability Companies (2005/56/EC) of the European Parliament and of the Council of the European Union and, in the case of Holdco, the Companies (Cross-Border Mergers) Regulations 2007 (as amended) (the “UK Merger Regulations”) and, in the case of Sorin, Articles 2501ff of the Italian Civil Code and the Italian Legislative Decree 30 May 2008, No. 108 (the “Italian Merger Regulations”);

WHEREAS, the board of directors of each of Holdco, Cyberonics and Merger Sub has unanimously approved this Agreement and the merger of Merger Sub with and into Cyberonics (the “Cyberonics Merger” and, together with the Sorin Merger, the “Mergers”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding share of common stock, par value $0.01 per share, of Cyberonics (the “Cyberonics Common Stock” and each share of Cyberonics Common Stock, a “Cyberonics Share”), other than Cyberonics Shares owned by Cyberonics, Sorin, Holdco, Merger Sub or any of their respective wholly owned Subsidiaries, will be converted into the right to receive the Cyberonics Merger Consideration;

WHEREAS, (i) the board of directors of Holdco has declared advisable and in the best interests of Holdco, and resolved to recommend to its shareholder the adoption of, this Agreement and the Mergers, (ii) the board of directors of Sorin has determined that this Agreement and the Sorin Merger are advisable and in the best interests of Sorin and its shareholders and has proposed that the Sorin shareholders approve the Sorin Merger, and (iii) the boards of directors of each of Cyberonics and Merger Sub has declared advisable and in the best interests of such corporation and its respective stockholders, and has resolved to recommend to its respective stockholders the adoption of, this Agreement and the Cyberonics Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Cyberonics and certain shareholders of Sorin (the “Principal Sorin Shareholders”) are entering into agreements pursuant to which such shareholders will agree to take specified actions in furtherance of the Sorin Merger (the “Sorin Support Agreements”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, Sorin and certain shareholders of Cyberonics are entering into agreements pursuant to which such shareholders will agree to take specified actions in furtherance of the Cyberonics Merger (the “Cyberonics Support Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGERS

SECTION 1.01            The Mergers.

(a)           Upon the terms and subject to the conditions set forth in this Agreement (i) at the Sorin Merger Effective Time, Sorin shall be merged with and into Holdco in accordance with the Laws of England and Wales and Italy, whereupon the separate existence of Sorin shall cease, and Holdco shall continue as the surviving company in the Sorin Merger (the “Sorin Merger Surviving Company”), and (ii) at the Cyberonics Merger Effective Time, Merger Sub shall be merged with and into Cyberonics in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and Cyberonics shall continue as the surviving corporation in the Cyberonics Merger (the “Cyberonics Merger Surviving Corporation”).  The Sorin Merger shall have the effects prescribed by the applicable provisions of the UK Merger Regulations and the Italian Merger Regulations and this Agreement, and the Cyberonics Merger shall have the effects prescribed by the applicable provisions of the DGCL and this Agreement.

(b)           Without limiting the generality of the foregoing and subject thereto, (i) at the Sorin Merger Effective Time, all the property, rights, privileges, immunities, powers and franchises of Holdco and Sorin shall vest in Holdco as the Sorin Merger Surviving Company, and all debts, liabilities, obligations and duties of Holdco and Sorin shall become the debts, liabilities, obligations and duties of the Sorin Merger Surviving Company, and (ii) at the Cyberonics Merger Effective Time, all the property, rights, privileges, immunities, powers and franchises of Cyberonics and Merger Sub shall vest in Cyberonics as the Cyberonics Merger Surviving Corporation, and all debts, liabilities, obligations and duties of Cyberonics and Merger Sub shall become the debts, liabilities, obligations and duties of the Cyberonics Merger Surviving Corporation.  After the Mergers, the Cyberonics Merger Surviving Corporation shall be a wholly owned subsidiary (whether directly or indirectly through a wholly owned subsidiary or subsidiaries) of the Sorin Merger Surviving Company.

SECTION 1.02            Closing Date.  Holdco and Sorin shall use their respective reasonable best efforts to obtain the Sorin Merger Order as promptly as practicable after the receipt of the Pre-Merger Certificates and the satisfaction or waiver by them of  the conditions set forth in Article VI, (including, without limitation, by promptly making all necessary applications under, and otherwise satisfying the requirements of, the UK Merger Regulations) and, subject to the satisfaction or waiver by them of the conditions set forth in Sections 6.01 and 6.02, will appear by Sorin Merger Counsel at the Hearing to seek the Sorin Merger Order.  The date on which the Sorin Merger Order is obtained shall be the “Closing Date.”  Following the receipt of the Sorin Merger Order, the parties shall not take any action to amend, modify, rescind or terminate the Sorin Merger Order.

SECTION 1.03            Effective Times.  On the date on which the Sorin Merger Order is obtained, and as soon as reasonably practicable after such time, and in no event prior thereto, Cyberonics shall, subject to the satisfaction or waiver by it of the conditions set forth in Sections 6.01 and 6.03, file a certificate of merger with respect to the Cyberonics Merger (the “Certificate of Cyberonics Merger”) with the Secretary of State of the State of Delaware in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL.  The Certificate of Cyberonics Merger shall provide that the Cyberonics Merger shall become effective at a time which falls on the date of the Sorin Merger Effective Time but subsequent to the Sorin Merger Effective Time and in no event prior to the Sorin Merger Effective Time (such date and time, the “Cyberonics Merger Effective Time” and, together with the Sorin Merger Effective Time, the “Effective Times”).  In the event that the Sorin Merger Order is amended, modified, rescinded or terminated prior to the Sorin Merger Effective Time, Cyberonics shall file with the Secretary of State of the State of Delaware an executed Certificate of Termination terminating the Certificate of Cyberonics Merger.

SECTION 1.04            Organizational Documents; Directors and Officers.

(a)           Organizational Documents of the Sorin Merger Surviving Company.  Prior to the Sorin Merger Effective Time, Sorin, as the sole shareholder of Holdco, shall adopt the Articles of Association of the Sorin Merger Surviving Company (the “Holdco Articles”), substantially in the form set forth as Exhibit A, the final form of which shall be subject to the consent of Cyberonics, to take effect as of the Sorin Merger Effective Time, or prior to the Sorin Merger Effective Time if mutually agreed by Sorin and Cyberonics.  The Holdco Articles shall remain in effect as of the Cyberonics Merger Effective Time.

(b)           Organizational Documents of the Cyberonics Merger Surviving Corporation.  At the Cyberonics Merger Effective Time (i) the certificate of incorporation of the Cyberonics Merger Surviving Corporation, as in effect immediately prior to the Cyberonics Merger Effective Time, shall be amended and restated in the form set forth as Exhibit B and (ii) the bylaws of Merger Sub, as in effect immediately prior to the Cyberonics Merger Effective Time, shall be the bylaws of the Cyberonics Merger Surviving Corporation (except that references therein to the name of Merger Sub shall be replaced by references to the name of the Cyberonics Merger Surviving Corporation, which shall be mutually agreed upon by Cyberonics and Sorin) until thereafter amended in accordance with the DGCL and the applicable provisions of the certificate of incorporation and bylaws of the Cyberonics Merger Surviving Corporation.

(c)           Directors of the Cyberonics Merger Surviving Corporation.  Subject to applicable Law, as of the Cyberonics Merger Effective Time, the members of the board of directors of Merger Sub immediately prior to the Cyberonics Merger Effective Time shall be the members of the board of directors of the Cyberonics Merger Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Cyberonics Merger Surviving Corporation, subject to Section 5.18(f).

(d)           Officers of the Cyberonics Merger Surviving Corporation.  As of the Cyberonics Merger Effective Time, the officers of Merger Sub immediately prior to the Cyberonics Merger Effective Time shall be the officers of the Cyberonics Merger Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Cyberonics Merger Surviving Corporation.

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK

SECTION 2.01            Conversion of Securities in the Sorin Merger.  At the Sorin Merger Effective Time, by virtue of the Sorin Merger and without any action on the part of Holdco, Sorin or the holders of any Sorin Shares:

(a)           Conversion of Sorin Shares.  Subject to Sections 2.03, 2.04 and 2.09 and in accordance with the Sorin Merger Terms, and subject to the granting by the Court of the Sorin Merger Order, Holdco shall, at the Sorin Merger Effective Time, allot for each Sorin Share issued and outstanding immediately prior to the Sorin Merger Effective Time, other than any Excluded Sorin Shares and any Sorin Rescission Shares which have not been purchased by holders of other Sorin Shares or by third parties pursuant to Article 2437-quater of the Italian Civil Code (the “Excluded Sorin Rescission Shares”), 0.0472 (the “Sorin Exchange Ratio”) validly issued, fully paid and non-assessable Holdco Shares (the “Sorin Merger Consideration”) and all such Sorin Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each such Sorin Share (other than the Excluded Sorin Shares and the Excluded Sorin Rescission Shares) shall thereafter represent only the right to receive the Sorin Merger Consideration.

(b)           Cancellation of Excluded Sorin Shares.  All Sorin Shares that are held in the treasury of Sorin or owned of record by Holdco, Merger Sub or Cyberonics, or any of their respective wholly owned Subsidiaries as of immediately prior to the Sorin Merger Effective Time (the “Excluded Sorin Shares”) shall immediately following the Sorin Merger Effective Time be cancelled and shall cease to exist, with no consideration being paid with respect thereto.

(c)           Cancellation of Holdco Shares. Each Holdco Share issued and outstanding immediately prior to the Sorin Merger Effective Time shall immediately following the

Sorin Merger Effective Time be cancelled and shall cease to exist, with no consideration being paid with respect thereto.  The parties shall discuss in good faith any alternative treatment proposed by Sorin or Holdco in respect of this Section 2.01(c) to the extent such treatment is permitted under applicable Law.

SECTION 2.02            Conversion of Securities in the Cyberonics Merger.  At the Cyberonics Merger Effective Time, by virtue of the Cyberonics Merger and without any action on the part of Holdco, Merger Sub, Cyberonics or the holders of any shares of capital stock of Cyberonics or Merger Sub:

(a)           Conversion of Cyberonics Common Stock.  Subject to Sections 2.03, 2.05 and 2.09, each Cyberonics Share issued and outstanding immediately prior to the Cyberonics Merger Effective Time, other than Excluded Cyberonics Shares, shall automatically be converted into the right to receive one (1) (the “Cyberonics Exchange Ratio”) validly issued, fully paid and non-assessable Holdco Share (the “Cyberonics Merger Consideration”) and all such Cyberonics Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each such Cyberonics Share that immediately prior to the Cyberonics Merger Effective Time was represented by a certificate (each, a “Cyberonics Certificate”) or was a non-certificated Cyberonics Share represented by book-entry (each, a “Cyberonics Book-Entry Share”) (in each case, other than Excluded Cyberonics Shares) shall thereafter represent only the right to receive the Cyberonics Merger Consideration, subject to Sections 2.05 and 2.09.

(b)           Cancellation of Excluded Cyberonics Shares.  All Cyberonics Shares that are held in the treasury of Cyberonics or owned of record by Sorin, Holdco or Merger Sub, or any of their respective wholly owned Subsidiaries (the “Excluded Cyberonics Shares”) shall be cancelled and shall cease to exist, with no consideration being paid with respect thereto.

(c)           Conversion of Capital Stock of Merger Sub.  Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Cyberonics Merger Effective Time shall be automatically converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Cyberonics Merger Surviving Corporation.

SECTION 2.03            Merger Consideration Adjustment.  Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Sorin Merger Effective Time, the outstanding Sorin Shares or Cyberonics Shares or the securities convertible into, or exercisable or exchangeable for, Sorin Shares or Cyberonics Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, share split (including a reverse share split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction (but not including the Excluded Sorin Rescission Shares), or a share dividend or share distribution thereon shall be declared with a record date within said period, the Sorin Merger Consideration shall be appropriately adjusted, without duplication, to provide the holders of Cyberonics Shares and Sorin Shares the same economic effect as contemplated by this Agreement prior to such event.

SECTION 2.04            Exchange of Sorin Shares.

(a)           Sorin Shares shall be exchanged for Holdco Shares in accordance with the Sorin Merger Terms, the rules and procedures of any depositary or clearing agency through which such Sorin Shares are held or traded or through which the Holdco Shares to be issued as Sorin Merger Consideration are to be held or traded, and applicable Law.

(b)           As of the Sorin Merger Effective Time, to the extent permitted under applicable Law and the rules and regulations of the MSE, the share transfer books of Sorin shall be closed, and there shall be no further registration of transfers on the share transfer books of the Sorin Merger Surviving Company of the Sorin Shares that were outstanding immediately prior to the Sorin Merger Effective Time.  The Sorin Merger Consideration issued in accordance with the terms of this Article II shall represent full satisfaction of all rights pertaining to the Sorin Shares, other than the Excluded Sorin Rescission Shares, that were outstanding immediately prior to the Sorin Merger Effective Time.  From and after the Sorin Merger Effective Time, the holders of Sorin Shares outstanding immediately prior thereto shall cease to have any rights with respect thereto except as otherwise provided for herein or by applicable Law.

(c)           Notwithstanding anything to the contrary in this Article II, (i) no certificates or scrip representing fractional shares or book-entry credit of Holdco Shares shall be issued upon the conversion of Sorin Shares pursuant to this Article II, (ii) no Holdco dividend or other distribution or share split shall relate to any such fractional share interest and (iii) no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a shareholder of Holdco.

(d)           Prior to the Sorin Merger Effective Time, Cyberonics and Sorin shall select, and Holdco shall enter into an agreement (in form and substance reasonably satisfactory to Cyberonics and Sorin) with, a financial intermediary or a bank which participates in Monte Titoli designated by the parties to act as exchange agent (the “Sorin Exchange Agent”).  Holdco and the Sorin Exchange Agent shall determine suitable procedures for the treatment of fractional Holdco Shares that would have been issued in respect of Sorin Shares in the Sorin Merger but for Section 2.04(c), which procedures shall be (i) in accordance with market practice in Italy and with the rules and practice of Monte Titoli and (ii) reasonably acceptable to Cyberonics and Sorin.  Holdco shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of, and compensation to, the Sorin Exchange Agent incurred in connection with dealing with any such fractional Holdco Shares.

SECTION 2.05            Exchange of Cyberonics Certificates; Payment for Cyberonics Shares.

(a)           Cyberonics Exchange Agent.  Holdco shall deposit, or shall procure the deposit, with a U.S.-based nationally recognized financial institution designated by Cyberonics and reasonably acceptable to Cyberonics and Sorin (the “Cyberonics Exchange Agent”) for the benefit of the holders of Cyberonics Shares (other than Excluded Cyberonics Shares), for exchange in accordance with this Article II, (i) at or prior to the Cyberonics Merger Effective Time, certificates (or, at Holdco’s option, uncertificated shares) representing the aggregate number of Holdco Shares required to be delivered pursuant to Section 2.02 and (ii) as necessary from time to time from and after the Cyberonics Merger Effective Time, any dividends or other distributions payable pursuant to Section 2.05(c) with respect to the Holdco Shares with a record and payment date prior to the surrender of such Cyberonics Shares (such certificates for shares of Holdco Shares or uncertificated Holdco shares, together with the amount of any dividends or other distributions payable with respect thereto being hereinafter referred to as the “Exchange Fund”).  The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.02, except as expressly provided for in this Agreement.  Holdco shall enter into an agreement with the Cyberonics Exchange Agent in a form reasonably acceptable to Cyberonics and Sorin.  Any or all of the obligations of Holdco contained in this Section 2.05 may be performed, satisfied or fulfilled by one or more Sorin Subsidiaries or New Entities reasonably acceptable to Cyberonics; provided that Holdco shall not be relieved of its obligations under this Section 2.05 to the extent not performed, satisfied or fulfilled in full by such Sorin Subsidiaries or New Entities.

(b)           Procedures for Surrender.

(i)            Cyberonics Certificates.  Promptly after the Cyberonics Merger Effective Time (and in any event within three (3) Business Days thereafter), Holdco shall cause the Cyberonics Exchange Agent to mail to each holder of record of a Cyberonics Certificate, (a) a letter of transmittal (which shall notify holders of the effectiveness of the Cyberonics Merger and specify that delivery shall be effected, and that risk of loss and title to the Cyberonics Certificates shall pass, only upon delivery of the Cyberonics Certificates (or affidavit of loss in lieu thereof as provided in Section 2.05(f)) to the Cyberonics Exchange Agent), and (b) instructions for effecting the surrender of the Cyberonics Certificates (or affidavit of loss in lieu thereof as provided in Section 2.05(f)) to the Cyberonics Exchange Agent in exchange for delivery of the Cyberonics Merger Consideration therefor.  Upon surrender of Cyberonics Certificates (or an affidavit of loss in lieu thereof as provided in Section 2.05(f)) for cancellation to the Cyberonics Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with such instructions, and such other documents as may reasonably be required by the Cyberonics Exchange Agent, the holder of such Cyberonics Certificates shall be entitled to receive in exchange therefor:  (1) certificates (or, at Holdco’s option, uncertificated shares) representing the Holdco Shares into which the Cyberonics Shares represented by such holder’s Cyberonics Certificates were converted pursuant to Section 2.02, and the Cyberonics Certificates so surrendered shall forthwith be cancelled, and (2) a check in United States dollars equal to the amount of any cash dividends or other distributions that such holder has the right to receive pursuant to Section 2.05(c), in each case, after giving effect to any required Tax withholdings as provided in Section 2.09 and without interest thereon.

(ii)           Cyberonics Book-Entry Shares.  Promptly after the Cyberonics Merger Effective Time, Holdco shall cause the Cyberonics Exchange Agent to (a) mail to each holder of Cyberonics Book-Entry Shares materials advising such holder of the effectiveness of the Cyberonics Merger and the conversion of their Cyberonics Shares into the right to receive the Cyberonics Merger Consideration and (b) deliver (1) in registered form to each holder of Cyberonics Book-Entry Shares that number of Holdco Shares that such holder is entitled to receive in respect of each such Cyberonics Book-Entry Share pursuant to Section 2.02 and (2) a check in United States dollars equal to the amount of any cash dividends or other distributions that such holder has the right to receive pursuant to Section 2.05(c), in each case, after giving effect to any required Tax withholdings as provided in Section 2.09 and without interest thereon.

(c)           Dividends and Distributions with Respect to Unexchanged Cyberonics Shares.  All Holdco Shares to be issued pursuant to the Cyberonics Merger shall be issued and outstanding as of the Cyberonics Merger Effective Time and whenever a dividend or other distribution is declared by Holdco in respect of the Holdco Shares, the record date for which is after the Cyberonics Merger Effective Time, that declaration shall include dividends or other distributions in respect of all Holdco Shares issued in the Cyberonics Merger.  Subject to Section 2.05(e), the Cyberonics Exchange Agent shall hold any Holdco Shares in respect of any unsurrendered Cyberonics Certificate in trust for the holder of such Cyberonics Certificate until such Cyberonics Certificate (or affidavit of loss in lieu thereof as provided in Section 2.05(f)) has been surrendered for exchange in accordance with this Article II.  No dividends or other distributions in respect of the Holdco Shares shall be paid to any holder of any unsurrendered Cyberonics Certificate until such Cyberonics Certificate (or affidavit of loss in lieu thereof as provided in Section 2.05(f)) has been surrendered for exchange in accordance with this Article II.  Subject to applicable Law and the provisions of this Article II, following surrender of any such Cyberonics Certificate (or affidavit of loss in lieu thereof as provided in Section 2.05(f)), there shall be delivered to the record holder of the certificate representing shares of Holdco Shares issued in exchange therefor, without interest and after giving effect to any required Tax withholdings as provided in Section 2.09, (i) at the time of such surrender, the dividends or other distributions with a record date after the Cyberonics Merger Effective Time with respect to such Holdco Shares and not theretofore paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Holdco Shares with a record date after the Cyberonics Merger Effective Time, but with a payment date subsequent to such surrender.

(d)           Transfer Books; No Further Ownership Rights in Shares.  As of the Cyberonics Merger Effective Time, the stock transfer books of Cyberonics shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Cyberonics Merger Surviving Corporation of the Cyberonics Shares that were outstanding immediately prior to the Cyberonics Merger Effective Time.  The Cyberonics Merger Consideration issued in accordance with the terms of this Article II, together with any dividends or other distributions payable pursuant to Section 2.05(c), shall represent full satisfaction of all rights pertaining to the Cyberonics Shares that were outstanding immediately prior to the Cyberonics Merger Effective Time.  From and after the Cyberonics Merger Effective Time, the holders of Cyberonics Shares outstanding immediately prior thereto shall cease to have any rights with respect thereto except as otherwise provided for herein or by applicable Law.

(e)           Termination of Exchange Fund; Abandoned Property; No Liability.  At any time following the first anniversary of the Cyberonics Merger Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity), Holdco shall be entitled to require the Cyberonics Exchange Agent to deliver to it all or any portion of the Exchange Fund (including any interest or investment income received with respect thereto) not transferred to holders of Cyberonics Shares, and thereafter such holders shall be entitled to look only to Holdco (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Cyberonics Merger Consideration payable upon due surrender of their Cyberonics Certificates and compliance with the procedures set forth in Section 2.05(b), without interest.  Notwithstanding the foregoing, none of the Cyberonics Merger Surviving Corporation, the Sorin Merger Surviving Company, Holdco, the Cyberonics Exchange Agent or any other person shall be liable to any former holder of Cyberonics Shares or Sorin Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)            Transferred Certificates; Lost, Stolen or Destroyed Certificates.  In the event any Cyberonics Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Cyberonics Certificate to be lost, stolen or destroyed and compliance with the replacement requirements established by the Cyberonics Exchange Agent including the posting by such person of a bond in customary amount and upon such terms as may be required by Holdco or the Cyberonics Exchange Agent as indemnity against any claim with respect to such Cyberonics Certificate that may be made against Holdco, the Cyberonics Merger Surviving Corporation or the Cyberonics Exchange Agent, such person (or its designee) shall be entitled to receive, in exchange for such lost, stolen or destroyed Cyberonics Certificate, the Cyberonics Merger Consideration, plus any dividends and other distributions in respect of the Holdco Shares that would have been delivered pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.09) had such lost, stolen or destroyed Cyberonics Certificate been surrendered.  If delivery of the Cyberonics Merger Consideration is to be made to a person other than the person in whose name the surrendered Cyberonics Certificate is registered, it shall be a condition of delivery that the Cyberonics Certificate so surrendered be properly endorsed or be otherwise in proper form for transfer and that the person requesting such delivery shall have paid to the Cyberonics Exchange Agent any transfer and other Taxes required by reason of the delivery of the Cyberonics Merger Consideration to a person other than the record holder of the Cyberonics Certificate surrendered or shall have established to the satisfaction of Holdco that such Tax either has been paid or is not applicable.

SECTION 2.06            Treatment of Cyberonics Equity Awards.

(a)           Treatment of Cyberonics Options.

(i)            As of the Cyberonics Merger Effective Time, (A) each option to purchase Cyberonics Shares granted under a Cyberonics Stock Plan (the “Cyberonics Options”) that is outstanding immediately prior to the Cyberonics

Merger Effective Time shall be fully vested and (B) each Cyberonics Option shall be cancelled and cease to represent an option to purchase Cyberonics Shares and shall be converted into an option to purchase a number of Holdco Shares equal to the product (rounded down to the nearest whole number) obtained by multiplying (i) the number of Cyberonics Shares subject to such Cyberonics Option immediately prior to the Cyberonics Merger Effective Time by (ii) the Cyberonics Exchange Ratio, at an exercise price per share equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the per share exercise price specified in such Cyberonics Option immediately prior to the Cyberonics Merger Effective Time by (B) the Cyberonics Exchange Ratio; provided, however, that the exercise price and the number of shares of Holdco Shares purchasable pursuant to such Cyberonics Option will be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Cyberonics Option to which Section 422 of the Code applies, the exercise price and the number of shares of Holdco Shares purchasable pursuant to such Cyberonics Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.  Except as specifically provided above, following the Cyberonics Merger Effective Time, each Cyberonics Option shall continue to be governed by the same terms and conditions (including exercisability terms) as were applicable to such Cyberonics Option immediately prior to the Cyberonics Merger Effective Time.

(ii)           Notwithstanding Section 2.06(a)(i) or anything else to the contrary, with respect to any Cyberonics Options that were granted prior to January 1, 2013 and are held by a Section 16 Person, each such Cyberonics Option that is outstanding immediately prior to the Cyberonics Merger Effective Time (whether vested or unvested) shall, as of the Cyberonics Merger Effective Time, be cancelled and shall only entitle the holder of such Cyberonics Option to receive (without interest), on the date on which the Cyberonics Merger Effective Time occurs, an amount in cash equal to the product (rounded down to the nearest cent) obtained by multiplying (i) the number of Cyberonics Shares subject to such Cyberonics Option immediately prior to the Cyberonics Merger Effective Time by (ii) the excess, if any, of (A) the Cyberonics Trading Price over (B) the per share exercise price specified in such Cyberonics Option immediately prior to the Cyberonics Merger Effective Time, less applicable Taxes required to be withheld with respect to such payment.  For the avoidance of doubt, any Cyberonics Option which has a per share exercise price that is greater than or equal to the Cyberonics Trading Price shall be cancelled at the Cyberonics Merger Effective Time for no consideration or payment.

(iii)          “Cyberonics Trading Price” means the average of the volume-weighted average prices, rounded to four decimal points, of Cyberonics Shares on NASDAQ for ten individual (10) trading days within the twenty (20) consecutive trading days ending on (and including) the second full trading day prior to the Cyberonics Merger Effective Time (with such ten (10) trading days to be selected by random lottery in the presence of senior executives of each of Sorin and

Cyberonics), in each case as reported by Bloomberg Financial Markets, or any successor thereto, through its “Volume Weighted Average Price” function (or, if not reported therein, in another authoritative source mutually selected by Sorin and Cyberonics), subject to appropriate adjustments for any stock dividend, stock split or other similar transactions that occur during such period.  If the volume-weighted average price cannot be calculated for Cyberonics Shares on any such date, the volume-weighted average price for such date shall be the fair market value as mutually agreed upon by Sorin and Cyberonics.

(b)           Treatment of Restricted Cyberonics Shares.  Each outstanding Cyberonics Share subject to vesting or other lapse restrictions pursuant to the Cyberonics Stock Plans immediately prior to the Cyberonics Merger Effective Time (each, a “Restricted Cyberonics Share”) shall, as of the Cyberonics Merger Effective Time, accelerate and become fully vested (with performance-based Restricted Cyberonics Shares vesting at 100% of the target level) and shall be converted into, and become exchanged for the Cyberonics Merger Consideration (less applicable Taxes required to be withheld with respect to such vesting) in accordance with Section 2.02.  Except as otherwise agreed to by Cyberonics and Sorin, with respect to each Section 16 Person who is an officer of Cyberonics (other than the individual whose name is set forth on Section 2.06 of the Cyberonics Disclosure Letter), 50% of the Holdco Shares payable to such Section 16 Person pursuant to this Section 2.06(b) shall be subject to an 18-month lock-up period, which will terminate on termination of employment of the holder for any reason, and the remaining 50% of the Holdco Shares payable to such Section 16 Person pursuant to this Section 2.06(b) shall not be subject to any lock-up period.

(c)           Treatment of Cyberonics RSUs.  As of the Cyberonics Merger Effective Time, (A) any vesting conditions applicable to each outstanding restricted stock unit pursuant to the Cyberonics Stock Plans immediately prior to the Cyberonics Merger Effective Time (each, a “Cyberonics RSU”) shall accelerate (with performance-based Cyberonics RSUs vesting at 100% of the target level), and (B) each Cyberonics RSU shall be cancelled and shall only entitle the holder of such Cyberonics RSU to receive (without interest), as promptly as practicable after the Cyberonics Merger Effective Time (but in any event no later than three (3) Business Days after the Cyberonics Merger Effective Time), a number of Holdco Shares equal to the product (rounded down to the nearest whole number) obtained by multiplying (i) the number of Cyberonics Shares subject to such Cyberonics RSU immediately prior to the Cyberonics Merger Effective Time by (ii) the Cyberonics Exchange Ratio (less applicable Taxes required to be withheld with respect to such payment); provided, that notwithstanding anything to the contrary, with respect to any Cyberonics RSU held by a Section 16 Person, the amount determined in accordance with this Section 2.06(c) will be paid to such Section 16 Person on the date on which the Cyberonics Merger Effective Time occurs; provided, further, that with respect to any Cyberonics RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Cyberonics Merger Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Cyberonics Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.  Except as otherwise agreed to by

Cyberonics and Sorin, with respect to each Section 16 Person who is an officer of Cyberonics (other than the individual whose name is set forth on Section 2.06 of the Cyberonics Disclosure Letter), 50% of the Holdco Shares payable to such Section 16 Person pursuant to this Section 2.06(c) shall be subject to an 18-month lock-up period, which will terminate on termination of employment of the holder for any reason, and the remaining 50% of the Holdco Shares payable to such Section 16 Person pursuant to this Section 2.06(c) shall not be subject to any lock-up period.

(d)           Employee Stock Purchase Plan.  As soon as reasonably practicable following the date of this Agreement and in any event prior to the Cyberonics Merger Effective Time, Cyberonics shall take all actions, including obtaining any necessary determinations and/or resolutions of Cyberonics’s board of directors or a committee thereof and, if appropriate, amending the terms of Cyberonics’s 1991 Employee Stock Purchase Plan (the “ESPP”) that may be necessary or required under the ESPP and applicable Laws to ensure that (A) except for the six (6) month offering period under the ESPP that commenced on December 1, 2014 (the “Final Offering”), no offering period shall be authorized or commenced on or after the date of this Agreement (unless this Agreement is terminated), (B) if the Cyberonics Merger Effective Time shall occur prior to the end of the Final Offering as scheduled as of immediately prior to the date of this Agreement, (i) each individual participating in the Final Offering shall receive notice of the transactions contemplated by this Agreement no later than ten (10) Business Days prior to the Cyberonics Merger Effective Time and shall have an opportunity to terminate his or her outstanding purchase rights under the ESPP and (ii) the Final Offering shall end at the Cyberonics Merger Effective Time, (C) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase Cyberonics Shares in accordance with the ESPP as of the end of the Final Offering, (D) the applicable purchase price for Cyberonics Shares shall not be decreased below the levels set forth in the ESPP as of the date of this Agreement, (E) no individual shall be permitted to increase his or her rate of contribution under the ESPP following the date of this Agreement and (F) the ESPP shall terminate in its entirety at the Cyberonics Merger Effective Time and no further rights shall be granted or exercised under the ESPP thereafter.

(e)           Cyberonics Actions.  Prior to the Cyberonics Merger Effective Time, Cyberonics and Holdco shall adopt any resolutions and take all action necessary to (i) effectuate the treatment of the Cyberonics Options, Restricted Cyberonics Shares and Cyberonics RSUs (the “Cyberonics Equity Awards”) pursuant to this Section 2.06 and (ii) ensure that from and after the Cyberonics Merger Effective Time, neither Holdco nor any other party to this Agreement will be required to deliver Cyberonics Shares or other capital stock of Cyberonics to any person pursuant to or in settlement of the Cyberonics Equity Awards.

(f)            Holdco Actions.  Holdco shall take all action necessary for the assumption, at the Cyberonics Merger Effective Time, by Holdco of all the obligations of Cyberonics under the Cyberonics Stock Plans and each outstanding Cyberonics Option and the agreements evidencing the grant thereof, as necessary to effect the transactions contemplated by this Section 2.06.  At the Cyberonics Merger Effective Time, the number and kind of shares available for issuance under each Cyberonics Stock Plan shall be adjusted to reflect Holdco Shares in accordance with the provisions of the applicable Cyberonics Stock Plan.  Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of Holdco Shares for delivery with respect to the Cyberonics Options assumed by it and shall, no later than the tenth (10th) day following the Cyberonics Merger Effective Time, file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Holdco Shares subject to such Cyberonics Options, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant Cyberonics Stock Plans remain in effect and such registration of interests therein or the Holdco Shares issuable thereunder continues to be required.

SECTION 2.07            Treatment of Sorin Equity Awards.

(a)           Assumption of Sorin Stock Plans.  As of the Sorin Merger Effective Time, Holdco shall assume, or shall cause one of its Subsidiaries to assume, all Sorin Stock Plans and the Sorin Options granted thereunder in accordance with this Section 2.07 and Holdco shall be able to grant stock awards, to the extent permissible by applicable Laws, the Listing Rules and NASDAQ regulations, under the terms of the Sorin Stock Plans covering the reserved but unissued Sorin Shares, except that (i) Sorin Shares covered by such awards will be Holdco Shares and (ii) all references to a number of Sorin Shares will be changed to references to Holdco Shares.  Prior to the Sorin Merger Effective Time, Sorin and Holdco shall adopt such resolutions and take such other actions as may be reasonably required to effectuate the foregoing provisions of this Section 2.07(a), subject to any adjustments that may be required by the Laws of England and Wales or Italy.

(b)           Sorin Options.  As of the Sorin Merger Effective Time, (i) each option or stock appreciation right to acquire Sorin Shares or to receive a cash payment based on the value thereof granted under any Sorin Stock Plan (each, a “Sorin Option”) that is outstanding immediately prior to the Sorin Merger Effective Time shall be fully vested and (ii) each Sorin Option shall be cancelled and cease to represent an option or stock appreciation right based on Sorin Shares and shall be converted into an option or stock appreciation right based on that number of Holdco Shares equal to the product (rounded down to the nearest whole number) obtained by multiplying (A) the number of Sorin Shares subject to such Sorin Option immediately prior to the Sorin Merger Effective Time by (B) the Sorin Exchange Ratio, at an exercise price per share equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the per share exercise price specified in such Sorin Option immediately prior to the Sorin Merger Effective Time by (y) the Sorin Exchange Ratio (which exercise price may be converted into dollars or pounds based on the applicable currency exchange rates); provided, however, in the case of any Sorin Option to which Section 409A of the Code applies, that the exercise price and the number of shares of Holdco Shares purchasable pursuant to such Sorin Option will be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Sorin Option to which Section 422 of the Code applies, the exercise price and the number of shares of Holdco Shares purchasable pursuant to such Sorin Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.  Except as specifically provided above, following the Sorin Merger Effective Time, each Sorin Option shall continue to be governed by the same terms and conditions (including exercisability terms) as were applicable to such Sorin Option immediately prior to the Sorin Merger Effective Time (but taking into account any changes thereto provided for in the applicable Sorin Stock Plan or in any applicable award agreement and any restrictions on replicating such terms and conditions under the Laws of England and Wales or Italy).

(c)           Sorin RSUs and Sorin Performance Shares.  As of the Sorin Merger Effective Time, (i) any vesting conditions applicable to each outstanding restricted stock unit pursuant to the Sorin Stock Plans other than the 2012-2014 Long Term Incentive Plan of Sorin immediately prior to the Sorin Merger Effective Time (each, a “Sorin RSU”) and each outstanding performance share pursuant to the Sorin Stock Plans other than the 2012-2014 Long Term Incentive Plan of Sorin immediately prior to Sorin Merger Effective Time (each, a “Sorin Performance Share “ and each award of Sorin RSUs or Sorin Performance Shares, a “Sorin LTI Award”) shall accelerate at 100% of the target level and (ii) each Sorin LTI Award shall be cancelled and shall only entitle the holder of such Sorin LTI Award to receive (without interest), at the times set forth in the remainder of this Section 2.07(c), a number of Holdco Shares equal to the product (rounded down to the nearest whole number) obtained by multiplying (A) the number of Sorin Shares subject to such Sorin LTI Award immediately prior to the Sorin Merger Effective Time by (B) the Sorin Exchange Ratio.  Except as otherwise agreed by Cyberonics and Sorin, with respect to each Sorin LTI Award, the terms of which currently provide for a lock-up period and, except as otherwise determined by Sorin, each other Sorin LTI Award (collectively, the “Modified Sorin LTI Awards”), a portion of the Holdco Shares payable pursuant to this Section 2.07(c) shall be paid as promptly as practicable after the Sorin Merger Effective Time (but in any event no later than three (3) Business Days after the Sorin Merger Effective Time), with such portion equal to the number of Holdco Shares that would have been payable with respect to such award based on (x) the actual level of performance achieved for the 2012-2014 performance period (which is expected to be 30.57%) and (y) the portion of the applicable performance period completed as of the Sorin Merger Effective Time.  Of the remaining Holdco Shares payable pursuant to each such Modified Sorin LTI Award, 50% shall be paid on the first anniversary of the date hereof and 50% shall be paid on the second anniversary of the date hereof, in each case subject to the continued employment with Sorin or Holdco or any of their respective affiliates of the holder of such Modified Sorin LTI Award through the applicable payment date; provided that any holder of a Modified Sorin LTI Award whose employment is terminated in a “good leaver” or similar termination shall remain entitled to receive such Holdco Shares promptly following such termination.  The Holdco Shares payable with respect to each Sorin LTI Award other than the Modified Sorin LTI Awards shall be paid as promptly as practicable after the Sorin Merger Effective Time (but in any event no later than three (3) Business Days after the Sorin Merger Effective Time).  No Holdco Shares payable with respect to any Sorin LTI Award shall be subject to any lock-up period.

(d)           Sorin Deferred Bonus Shares.  As of the Sorin Merger Effective Time, (i) any vesting conditions applicable to each outstanding deferred bonus share pursuant to the Sorin Stock Plans immediately prior to the Sorin Merger Effective Time (each, a

“Sorin Deferred Bonus Share”) shall accelerate and (ii) each Sorin Deferred Bonus Share shall be cancelled and shall only entitle the holder of such Sorin Deferred Bonus Share to receive (without interest), as promptly as practicable after the Sorin Merger Effective Time (but in any event no later than three (3) Business Days after the Sorin Merger Effective Time), a number of Holdco Shares equal to the product (rounded down to the nearest whole number) obtained by multiplying (A) the number of Sorin Shares subject to such Sorin Deferred Bonus Share immediately prior to the Sorin Merger Effective Time by (B) the Sorin Exchange Ratio.  No Holdco Shares payable with respect to any Sorin Deferred Bonus Share shall be subject to any lock-up period.

(e)           2012-2014 Sorin Performance Shares.  Each individual who, as of the date of this Agreement, holds any performance shares under the 2012-2014 Long Term Incentive Plan of Sorin (“2012-2014 Participant”) shall be entitled to receive (without interest), as promptly as practicable after the Sorin Merger Effective Time (but in any event no later than three (3) Business Days after Sorin Merger Effective Time), a number of Holdco Shares equal to the product (rounded down to the nearest whole number) obtained by multiplying (i) 69.43% of the number of Sorin Shares that would have been payable to such individual with respect to such performance shares pursuant to the terms of such 2012-2014 Long Term Incentive Plan if the respective target levels of performance had been achieved at 100% with respect to such awards by (ii) the Sorin Exchange Ratio.  Unless otherwise agreed by Cyberonics and Sorin, with respect to each 2012-2014 Participant who holds performance shares under the 2012-2014 Long Term Incentive Plan the terms of which provide that the Sorin Shares payable with respect to such performance shares would be subject to a lock-up period following settlement, and, except as otherwise determined by Sorin, each other performance share under the 2012-2014 Long Term Incentive Plan (collectively, the “Modified 2012-2014 LTI Awards”), 50% of the Holdco Shares payable to such individual pursuant to this Section 2.07(e) shall be subject to an 18-month lock-up period (on the same terms otherwise applicable and which shall terminate upon termination of employment of the holder), and 50%  of such Holdco Shares shall not be subject to such lock-up period.  With respect to the performance shares under the 2012-2014 Long Term Incentive Plan other than the Modified 2012-2014 LTI Awards, no lock-up period shall apply to the Holdco Shares payable pursuant to this Section 2.07(e).

(f)            Notices.  As soon as practicable after the Sorin Merger Effective Time, Holdco shall deliver to the holders of Sorin Options appropriate notices setting forth such holders’ rights pursuant to the Sorin Stock Plans, and the agreements evidencing the grants of such Sorin Options, as the case may be, shall continue in effect on the same terms and conditions (subject to the acceleration of vesting and other adjustments required by this Section 2.07 after giving effect to the Sorin Merger and the assumption by Holdco as set forth above).

(g)           Holdco Actions.  Holdco shall take all corporate action necessary to ensure that a sufficient number of Holdco Shares can be delivered with respect to the Sorin Options assumed by it in accordance with this Section 2.07.  If requested by Sorin prior to the Sorin Merger Effective Time, Holdco shall, no later than the tenth (10th) day following the Sorin Merger Effective Time, file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Holdco Shares subject to such converted Sorin Options, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant Sorin Stock Plans or any successor equity plans, as applicable, remain in effect and such registration of interests therein or the Holdco Shares issuable thereunder continues to be required.  With respect to those individuals who subsequent to the Sorin Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Holdco shall administer the Sorin Stock Plans or any successor equity plans in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Sorin Stock Plan complied with such rule prior to the Sorin Merger.

(h)           Sorin Actions.  The Sorin shareholders’ meeting and the Sorin board of directors (or, if appropriate, any committee thereof) shall adopt any resolutions and take all action (including obtaining the consent of the Sorin Equity Awards’ beneficiaries, to the extent required) necessary to (i) effectuate the treatment of the Sorin Equity Awards pursuant to this Section 2.07 and (ii) ensure that from and after the Sorin Merger Effective Time neither Holdco nor any other party to this Agreement will be required to deliver Sorin Shares or other capital stock of Sorin to any person pursuant to or in settlement of the Sorin Equity Awards. The actions related to the Sorin Equity Awards, as regulated under this Section 2.07, shall be described in the Sorin Merger Terms to be submitted to the approval of Sorin Shareholder Meeting.  “Sorin Equity Awards” means the Sorin Options, Sorin LTI Awards, Sorin Deferred Bonus Shares and performance Shares under the 2012-2014 Long Term Incentive Plan of Sorin.

SECTION 2.08            Sorin Rescission Shares.  If the Sorin Merger is consummated pursuant to the terms and conditions of this Agreement, Sorin Shares outstanding immediately prior to the Sorin Merger Effective Time and held by a holder who has exercised and perfected his or her rescission rights in accordance with Italian Law (the “Sorin Rescission Shares”), and to be reallocated to other shareholders or third parties who have purchased such Sorin Shares in accordance with Article 2437-quater of the Italian Civil Code, shall be converted into or exchanged for the Sorin Merger Consideration effective on or about the Sorin Merger Effective Time or at any other time determined by Sorin and Holdco in accordance with applicable Law, and such Sorin Merger Consideration shall be promptly allotted to such other shareholders or third parties.  Effective as of the Sorin Merger Effective Time and in accordance with applicable Laws, the holders of Excluded Sorin Rescission Shares shall be entitled to receive an amount of cash per Sorin Share to the extent required by Article 2437-quater (5) of the Italian Civil Code.  Sorin shall deliver prompt notice to Cyberonics of any purported exercise of rescission rights of any Sorin Shares, to the extent permitted by applicable Law.  The Sorin board of directors shall submit to the relevant Sorin Shareholders Meeting the proposal for the Sorin Merger specifying that the cash exit right will be effective only upon effectiveness of the Sorin Merger.

SECTION 2.09            Withholding Rights.  Each of Sorin, Holdco, Merger Sub, the Sorin Merger Surviving Company, the Cyberonics Merger Surviving Corporation, the Sorin Exchange Agent and the Cyberonics Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law.  Any such withheld amounts (i) shall be remitted by

Sorin, Holdco, Merger Sub, the Sorin Merger Surviving Company, the Cyberonics Merger Surviving Corporation, the Sorin Exchange Agent or the Cyberonics Exchange Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Sorin Shares, Cyberonics Shares, Sorin Equity Awards and Cyberonics Equity Awards in respect of which such deduction and withholding was made by Sorin, Holdco, Merger Sub, the Sorin Merger Surviving Company, the Cyberonics Merger Surviving Corporation, the Sorin Exchange Agent or the Cyberonics Exchange Agent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CYBERONICS

Except (a) as disclosed in the Cyberonics SEC Documents publicly filed prior to the date hereof and since March 31, 2013 (but excluding any disclosure contained in such Cyberonics SEC Documents under the heading “Risk Factors” or “Cautionary Statement About Forward-Looking Statements” or similar heading and any other disclosures contained or referenced therein of factors or risks that are predictive, cautionary or forward-looking in nature), or (b) as disclosed in the Cyberonics Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Cyberonics Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Cyberonics hereby represents and warrants to Sorin, Holdco and Merger Sub as follows:

SECTION 3.01            Organization and Qualification; Subsidiaries.

(a)           Cyberonics is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect.  Each of the Cyberonics Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted and each of the Cyberonics Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect.

(b)           Cyberonics has made available to Sorin true and complete copies of the Amended and Restated Certificate of Incorporation, as amended, of Cyberonics (the “Cyberonics Charter”), the Amended and Restated Bylaws of Cyberonics (the

“Cyberonics Bylaws”) and the certificates of incorporation and bylaws, or equivalent organizational documents, of each Cyberonics Significant Subsidiary, in each case as amended through, and in full force and effect, as of the date hereof, and neither Cyberonics nor any such Cyberonics Significant Subsidiary is in violation of any of the provisions of such documents.

SECTION 3.02            Capitalization.

(a)           The authorized capital stock of Cyberonics consists of 50,000,000 shares of Cyberonics Common Stock.  As of the close of business on February 24, 2015, (i) 26,018,867 shares of Cyberonics Common Stock were issued and outstanding, all of which are (and all such shares which may be issued prior to the Cyberonics Merger Effective Time in accordance with the terms of this Agreement will be when issued) duly authorized, validly issued, fully paid and non-assessable, free of preemptive rights, and (ii) 6,025,138 shares of Cyberonics Common Stock were held in treasury.

(b)           As of the close of business on February 24, 2015, Cyberonics had no shares of Cyberonics Common Stock reserved for issuance, except for 1,948,529 shares of Cyberonics Common Stock reserved for issuance pursuant to the Cyberonics Stock Plans.

(c)           Section 3.02(c) of the Cyberonics Disclosure Letter sets forth a list of each Cyberonics Equity Award, the number of Cyberonics Shares issuable thereunder (or, in the case of Cyberonics Equity Awards subject to performance-based vesting conditions, the target number of Cyberonics Shares issuable thereunder) and the expiration date and exercise price relating thereto (if applicable), which list is true and complete as of February 24, 2015.

(d)           As of the date hereof, except as provided in Sections 3.02(a), (b), (c) and (f), there are no (i) shares of capital stock of, or other equity or voting interests in, Cyberonics issued, reserved for issuance or outstanding, (ii) securities of Cyberonics convertible into or exchangeable for one or more shares of capital stock of, or other equity or voting interests in, Cyberonics, in each case issued, reserved for issuance or outstanding, (iii) options, warrants or other rights relating to or based on the value of the equity securities of Cyberonics, (iv) agreements, commitments or arrangements of any character that are binding on Cyberonics that obligate Cyberonics to issue, deliver, acquire or sell, or cause to be issued, delivered, acquired or sold, any capital stock of, or other equity or voting interests in, Cyberonics, (v) obligations of Cyberonics to grant, extend or enter into a subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest in, Cyberonics, or (vi) outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, Cyberonics (the items in clauses (i) - (vi), together with the capital stock of, or other equity interest in, Cyberonics or any Cyberonics Subsidiary, being referred to collectively as “Cyberonics Securities”).  Since the close of business on February 24,

2015 through the date hereof, Cyberonics has not issued any Cyberonics Securities (other than Cyberonics Shares issued in respect of Cyberonics Equity Awards that were outstanding as of February 24, 2015).

(e)           Except with respect to the Cyberonics Equity Awards and the related award agreements, there are no outstanding obligations of Cyberonics or any Cyberonics Subsidiary (i) requiring the repurchase, redemption, acquisition or disposition of, or containing any right of first refusal with respect to, (ii) requiring the registration for sale of or (iii) granting any antidilutive rights or other similar rights with respect to any Cyberonics Securities.

(f)            There are no outstanding bonds, debentures, notes or other Indebtedness of Cyberonics or any Cyberonics Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of Cyberonics or any Cyberonics Subsidiary may vote or be entitled to vote.  There are no voting trusts or other agreements or understandings to which Cyberonics or any Cyberonics Subsidiary is a party with respect to the voting of capital stock of or equity interests in Cyberonics or any Cyberonics Subsidiary.

(g)           Section 3.02(g) of the Cyberonics Disclosure Letter sets forth (x) each of Cyberonics’s Subsidiaries and the ownership interest of Cyberonics in each such Subsidiary, as well as the ownership interest of any other person or persons in each such Subsidiary and (y) Cyberonics’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other person other than securities in a publicly traded company held for investment by Cyberonics or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.  Cyberonics does not own, directly or indirectly, any voting interest in any person that requires an additional filing by Cyberonics under the HSR Act or comparable foreign antitrust or competition law.

(h)           Cyberonics or another Cyberonics Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of the Cyberonics Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws), and all of such outstanding shares of capital stock or other equity interests are (and all such shares or interests which may be issued prior to the Cyberonics Merger Effective Time in accordance with the terms of this Agreement will be when issued) duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights (other than preemptive rights provided under applicable Law).  Except for equity interests in the Cyberonics Subsidiaries and as set forth in Section 3.02(h) of the Cyberonics Disclosure Letter, neither Cyberonics nor any Cyberonics Subsidiary owns, directly or indirectly, any shares of capital stock or other equity interests in any person, or has any material obligation to acquire any such shares of capital stock or other equity interests, or to provide material funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Cyberonics Subsidiary or any other person.  There are no outstanding material obligations to which Cyberonics or any Cyberonics Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any shares of capital stock or other equity interests in any Cyberonics Subsidiary.

SECTION 3.03            Authority.

(a)           Cyberonics has the requisite corporate power and authority to execute and deliver the LOI, the POA and this Agreement and, subject in the case of the Cyberonics Merger to receipt of the Cyberonics Stockholder Approval, to perform its obligations thereunder and to consummate the transactions contemplated hereby (including the Cyberonics Merger).  The execution, delivery and performance of the LOI, the POA and this Agreement by Cyberonics and the consummation by Cyberonics of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Cyberonics’s board of directors and, other than the Cyberonics Stockholder Approval and the filing of the Certificate of Cyberonics Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings on the part of Cyberonics are necessary to authorize the execution, delivery and performance of the LOI, the POA and this Agreement or the consummation of the transactions contemplated hereby.  The LOI, the POA and this Agreement have been duly executed and delivered by Cyberonics and (assuming the valid authorization, execution and delivery of the LOI, the POA and this Agreement by Sorin, Holdco and Merger Sub) constitutes the legal, valid and binding obligation of Cyberonics enforceable against Cyberonics in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)           Except as permitted by Section 5.03 after the date hereof, Cyberonics’s board of directors, by resolutions unanimously adopted at a meeting duly called and held, has (i) determined that the Mergers are in the best interests of Cyberonics, approved and declared advisable the LOI, the POA and this Agreement and the Cyberonics Merger and the other transactions contemplated hereby and (ii) resolved to recommend that the stockholders of Cyberonics adopt this Agreement, which resolutions have not been rescinded, modified or withdrawn in any way as of the date hereof.

SECTION 3.04            No Conflict; Required Filings and Consents.

(a)           None of the execution, delivery or performance of the LOI, the POA or this Agreement by Cyberonics or the consummation by Cyberonics of the transactions contemplated by the LOI, the POA and this Agreement (including the Mergers) will: (i) subject to obtaining the Cyberonics Stockholder Approval, conflict with or violate any provision of the Cyberonics Charter or the Cyberonics Bylaws or any equivalent organizational or governing documents of any Cyberonics Subsidiary; (ii) assuming that all consents, approvals and authorizations described in Section 3.04(b) have been obtained and all filings and notifications described in Section 3.04(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Cyberonics or any Cyberonics Subsidiary or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Cyberonics Permitted Lien) upon any of the respective properties or assets of Cyberonics or any Cyberonics Subsidiary pursuant to any Contract to which Cyberonics or any Cyberonics Subsidiary is a party or by which any property or asset of Cyberonics or any Cyberonics Subsidiary is bound or affected or any Cyberonics Permit, except with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens that would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect.

(b)           None of the execution, delivery or performance of the LOI, the POA or this Agreement by Cyberonics or the consummation by Cyberonics of the transactions contemplated by the LOI, the POA or this Agreement (including the Mergers) will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to Cyberonics or any Cyberonics Subsidiary or any of their respective assets, other than (i) the filing of the Certificate of Cyberonics Merger with the Secretary of State of the State of Delaware, (ii) the filing of a premerger notification and report form under the HSR Act with the related attachments and exhibits (the “HSR Act Filing”) and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under the HSR Act, the Competition Act or any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act and the Competition Act, “Antitrust Laws”), (iii) compliance with the applicable requirements of the Exchange Act, (iv) filings as may be required under the rules and regulations of the NASDAQ and (v) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect.

SECTION 3.05            Permits; Compliance with Laws.

(a)           Cyberonics and each Cyberonics Subsidiary is in possession of all material authorizations, licenses, franchises, grants, permits, certificates, variances, exemptions, approvals, findings of suitability, consents, orders, registrations and clearances of any Governmental Entity including, without limitation, those necessary to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, shipment, distribution and promotion of medical device products in the relevant jurisdictions (each, a “Permit”) necessary for Cyberonics and each Cyberonics Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Cyberonics Permits”), except where the failure to possess such Cyberonics Permits, individually or in the aggregate, would not reasonably be expected to have a Cyberonics Material Adverse Effect.  All Cyberonics Permits are in full force and effect, except where the failure to be in full force and effect of any Cyberonics

Permits, individually or in the aggregate, would not reasonably be expected to have a Cyberonics Material Adverse Effect, and none of Cyberonics or the Cyberonics Subsidiaries is in default or violation of any such Cyberonics Permit, except where such default or violation, individually or in the aggregate, would not reasonably be expected to have a Cyberonics Material Adverse Effect.  Neither Cyberonics nor any Cyberonics Subsidiary has received any written notice during the period beginning on the date that is three (3) years prior to the date of this Agreement from any Governmental Entity (i) threatening to suspend, revoke, withdraw, modify or limit in any material and adverse respect any Cyberonics Permit or (ii) that would reasonably be expected to lead to the denial of any application for marketing approval or clearance currently pending before the FDA or any other Governmental Entity, except where such notice, individually or in the aggregate, would not reasonably be expected to have a Cyberonics Material Adverse Effect.

(b)           Cyberonics and each Cyberonics Subsidiary is in compliance with (and since January 1, 2012 or, if later, its respective date of formation or organization, has been in compliance with) all Laws applicable to their respective businesses or operations, including, to the extent applicable to their respective businesses or operations, (A) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) (known as the “Anti-Kickback Statute”), (B) the civil False Claim Act, 31 U.S.C. § 3729 et seq., (C) the administrative False Claims Law, 42 U.S.C. § 1320a-7b(a), (D) the Occupational Safety and Health Act (known as “OSHA”), (E) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.) (collectively known as “HIPAA”) and the exclusion laws (42 U.S.C. § 1320a-7), (F) the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h), (G) the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 321 et seq.), (H) all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286 and 287, the health care fraud criminal provisions under HIPAA and the criminal Health Care Fraud statute (18 U.S.C. § 1347), (I) the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), (J) applicable Laws of the United States Drug Enforcement Administration, (K) the Medicare, Medicaid, and the federal TRICARE statutes, (L) the Council Directive 93/42/EEC of the European Union concerning medical devices, as amended, and its implementing rules and guidance documents, (M) any state, local and foreign Laws in any jurisdiction where Cyberonics or any of the Cyberonics Subsidiaries conducts business that are comparable to any of the Laws referred to in clauses (A) through (L), (N) Information Privacy and Security Laws, (O) state Laws governing fraud and abuse, kickbacks, self-referral and the licensure and business of medical device manufacturers, and (P) any regulations promulgated pursuant to any Laws referred to in clauses (A) through (O) and any other federal, state or foreign Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing, selling or marketing of medical device products, or that is related to remuneration (including ownership) to or by physicians or other health care providers (including kickbacks) or the disclosure or reporting of the same, patient or program charges, record-keeping, claims processing, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care products or services (the Laws referred to in clauses (A) through (P), collectively, “Health Care Laws”), except where the failure to be so in compliance would not, individually or in the aggregate, reasonably be expected to have a Cyberonics Material Adverse Effect.

(c)           Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect, the design, development, investigation, manufacture, testing, sale, marketing and distribution of medical devices by or, to the knowledge of Cyberonics, on behalf of Cyberonics is being, and has been since January 1, 2012, conducted in material compliance with all applicable Health Care Laws, including, without limitation, requirements relating to clinical and non-clinical research, product approval or clearance, premarketing notification, labeling, advertising and promotion, record-keeping, adverse event reporting, reporting of corrections and removals, and current good manufacturing practices for medical device products.

(d)           Since January 1, 2012, all reports, documents, claims, permits, notices and reports of adverse events required to be filed, maintained or furnished to the FDA or any other Governmental Entity by Cyberonics and the Cyberonics Subsidiaries have been so filed, maintained or furnished in a timely manner, except where failure to file, maintain or furnish such reports, documents, claims, permits, notices or adverse event reports has not had and would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect.  All such reports, documents, claims, permits and notices were complete and accurate in all respects on the date filed (or were corrected in or supplemented by a subsequent filing), except as would not, individually or in the aggregate, reasonably be expected to have a Cyberonics Material Adverse Effect.  To the knowledge of Cyberonics, neither  Cyberonics nor any of the Cyberonics Subsidiaries, nor any officer, employee, agent or distributor of Cyberonics or any of the Cyberonics Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of Cyberonics or any of the Cyberonics Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Governmental Entity to invoke any similar policy.  Neither Cyberonics nor any of the Cyberonics Subsidiaries, nor, to the knowledge of Cyberonics, any officer, employee, agent or distributor of Cyberonics or any of the Cyberonics Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law.  Neither Cyberonics nor any of the Cyberonics Subsidiaries, nor, to the knowledge of Cyberonics, any officer, employee, agent or distributor of Cyberonics or any of the Cyberonics Subsidiaries, has been debarred, suspended, or excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.  Neither Cyberonics nor any of the Cyberonics Subsidiaries is party to or has any reporting or disclosure obligations under any Corporate Integrity Agreement (“CIA”), Deferred Prosecution Agreement (“DPA”), Non-Prosecution Agreement (“NPA”), monitoring agreement, consent decree, plans of correction, settlement order, or similar agreement with or imposed by a Governmental Entity.

(e)           None of Cyberonics, any of the Cyberonics Subsidiaries or, to the knowledge of Cyberonics, any of their respective Representatives, have engaged in any activities which are cause for or have resulted in criminal or material civil penalties against, or mandatory or permissive exclusion of, Cyberonics or any of the Cyberonics Subsidiaries from Medicare, Medicaid, or any other federal health care program under any Health Care Law, the Federal Employees Health Benefits Program statute, or the regulations promulgated pursuant to such statutes or related foreign, state or local statutes or regulations.

(f)            Cyberonics and to Cyberonics’s knowledge, any contract manufacturers assisting in the manufacture of medical devices or medical device components are, and, since January 1, 2012, have been, in compliance with FDA’s device registration and listing requirements to the extent required by applicable Health Care Laws insofar as they pertain to the manufacture of medical devices or medical device components for Cyberonics, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect.  Cyberonics has not received written notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Entity, including, without limitation, the Centers for Medicare & Medicaid Services, the U.S. Department of Health and Human Services Office of Inspector General, the U.S. Department of Health and Human Services Office for Civil Rights, the U.S. Department of Justice, or any comparable state or federal Governmental Entity alleging potential or actual non-compliance by, or liability of, Cyberonics under any Health Care Law.

(g)           Cyberonics has not received any written notice or other communication from the FDA or any other Governmental Entity contesting the pre-market clearance or approval of any of the Cyberonics medical device products, or alleging that the labeling and promotion of any of the Cyberonics medical device products fail to comply with Health Care Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Cyberonics Material Adverse Effect.  No manufacturing site for the manufacture of the Cyberonics medical device products or their components (whether Cyberonics-owned or operated or that of a contract manufacturer for any medical device products or related components) has, since January 1, 2012, been subject to a Governmental Entity (including the FDA) shutdown or import or export prohibition.  Neither Cyberonics nor, to Cyberonics’s knowledge, any manufacturing site for the manufacture of any Cyberonics medical device products or related components of Cyberonics medical device products (whether Cyberonics-owned or operated or that of a contract manufacturer for the medical device products or related components) has received, since January 1, 2012, any FDA Form 483 or other Governmental Entity notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Entity alleging or asserting noncompliance with any applicable Health Care Laws or Cyberonics Permits or alleging a lack of safety or effectiveness from the FDA or any other Governmental Entity, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Cyberonics Material Adverse Effect, and to Cyberonics’s knowledge, there is no such action or proceeding pending or threatened.

(h)           Since January 1, 2012, to the knowledge of Cyberonics, in no clinical trial directly conducted or sponsored by Cyberonics or any of the Cyberonics Subsidiaries, or in which Cyberonics or any of the Cyberonics Subsidiaries has participated, has the FDA, Institutional Review Board or equivalent approval, to the extent such approval is required to be obtained or maintained by Cyberonics or any of the Cyberonics Subsidiaries, been suspended or terminated for material safety reasons.

(i)            Since January 1, 2012, each of Cyberonics and the Cyberonics Subsidiaries have neither voluntarily nor involuntarily initiated, conducted or issued, caused to be initiated, conducted or issued any “Class I” recall or material field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or similar notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of material safety, efficacy or regulatory compliance of any Cyberonics medical device products nor is Cyberonics or any Cyberonics Subsidiary currently considering initiating, conducting or issuing any “Class I” recall of any Cyberonics medical device product.  To the knowledge of Cyberonics, there are no facts which are reasonably likely to cause, and Cyberonics has not received since January 1, 2012 any written notice from the FDA or any other Governmental Entity (i) requesting or requiring a “Class I” recall of any Cyberonics medical device products sold or intended to be sold by Cyberonics or the Cyberonics Subsidiaries, (ii) proposing or instituting a change in the marketing classification or a material change in the labelling of any such Cyberonics medical device products, (iii) requiring a termination, enjoinment or suspension of the manufacturing, marketing, or distribution of such Cyberonics medical device products, or (iv) implementing an adverse change in reimbursement status of a Cyberonics medical device product; in each case, except as would not reasonably be expected to have a Cyberonics Material Adverse Effect.

(j)            Cyberonics’s and the Cyberonics Subsidiaries’ past and present collection, use, analysis, disclosure, retention, storage, security and dissemination of Personal Information comply (and since January 1, 2012 have complied) with (i) any and all applicable Laws, including Information Privacy and Security Laws, (ii) business associate agreements to which Cyberonics or any of its Subsidiaries is a party and (iii) Cyberonics’s and the Cyberonics Subsidiaries’ privacy policies, except, in each case, as would not reasonably be expected to have a Cyberonics Material Adverse Effect.  To the extent required by applicable Law, each of Cyberonics and the Cyberonics Subsidiaries have posted in accordance with Information Privacy and Security Laws a privacy policy governing its use of Personal Information on its website and has complied at all times with such privacy policy, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect.

(k)                                 Cyberonics and the Cyberonics Subsidiaries are in compliance with all applicable Laws relating to (i) the privacy of users of Cyberonics products or services and all Internet websites owned, maintained or operated by Cyberonics or any Cyberonics Subsidiary and (ii) the collection, storage, processing, use and transfer of, and provision of notice of breach regarding, any personally identifiable information, except in the case of each of clause (i) and (ii), where the failure to be in compliance with such applicable Laws would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect.  No claims are pending or, to the knowledge of Cyberonics, are threatened in writing against Cyberonics or any of the Cyberonics Subsidiaries by any person alleging a violation of such applicable Laws referred to in the foregoing sentence or by any person alleging a violation of such person’s privacy or confidentiality rights or rights relating to Personal Information, except for any such claim that would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect.

SECTION 3.06                                   Cyberonics SEC Documents; Financial Statements.

(a)                                 Since January 1, 2013, Cyberonics has filed with or otherwise furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by Cyberonics with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Cyberonics SEC Documents”).  As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Cyberonics SEC Documents (i) did not at the time each such document was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, in each case as in effect on the date each such document was filed.  The audited consolidated financial statements and unaudited consolidated interim financial statements of Cyberonics (including, in each case, any notes thereto) and the consolidated Cyberonics Subsidiaries included in or incorporated by reference into the Cyberonics SEC Documents (collectively, the “Cyberonics Financial Statements”) (x) complied as of their respective dates of filing in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (y) were prepared in all material respects in accordance with GAAP (as in effect in the United States on the date of such Cyberonics Financial Statement) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (z) present fairly, in all material respects, the consolidated financial position and the consolidated comprehensive income, results of operations, cash flows and equity of Cyberonics and the consolidated Cyberonics Subsidiaries as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act).  As of the date of this Agreement, to the knowledge of Cyberonics, there are no outstanding or unresolved comments in any comment letters received by Cyberonics from the SEC.  As of the date of this Agreement, to the knowledge of Cyberonics, none of the Cyberonics SEC Documents is the subject of any ongoing review by the SEC.  No Cyberonics Subsidiary is, or since January 1, 2013 has been, required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)                                 From January 1, 2013 to the date hereof, (i) neither Cyberonics nor any Cyberonics Subsidiary has received, in writing, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Cyberonics or any of the Cyberonics Subsidiaries or their respective internal accounting controls, and (ii) to the knowledge of Cyberonics, no attorney representing Cyberonics or any of the Cyberonics Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Cyberonics or any of the Cyberonics Subsidiaries or any of their respective officers, directors, employees or agents to Cyberonics’s board of directors or any committee thereof pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

(c)                                  Cyberonics has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act designed to ensure that (i) all material information required to be disclosed by Cyberonics in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) material information relating to Cyberonics, including its consolidated Cyberonics Subsidiaries, is made known to the management of Cyberonics by others within those entities, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Since January 1, 2013 to the date hereof, Cyberonics has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Cyberonics’s auditors and the audit committee of Cyberonics’s board of directors (i) any “significant deficiencies” or “material weakness” in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Cyberonics’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Cyberonics’s internal controls.  As and to the extent described in the Cyberonics SEC Documents, Cyberonics and the Cyberonics Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

SECTION 3.07                                   Information Supplied.  None of the information supplied or to be supplied by Cyberonics specifically for inclusion or incorporation by reference in the Registration Statement or the proxy statement relating to the Cyberonics Stockholder Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) will (a) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to Cyberonics’s stockholders or at the time of the Cyberonics Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Cyberonics with respect to statements made or incorporated by reference in the Registration Statement or the Proxy Statement based on information supplied by Sorin, Holdco or Merger Sub or any of their respective Representatives specifically for inclusion or incorporation by reference therein.

SECTION 3.08                                   Absence of Certain Changes.

(a)                                 From April 25, 2014 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the businesses of Cyberonics and the Cyberonics Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice.

(b)                                 Since April 25, 2014, there has not been any event, effect, development or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect.

SECTION 3.09                                   Undisclosed Liabilities.  Neither Cyberonics nor any of the Cyberonics Subsidiaries is subject to any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Cyberonics and the Cyberonics Subsidiaries or in the notes thereto, other than liabilities and obligations (a) disclosed, reserved against or provided for in the consolidated balance sheet of Cyberonics as of October 24, 2014 or in the notes thereto, (b) incurred since October 24, 2014 in the ordinary course of business consistent with past practice or (c) incurred under this Agreement or in connection with the transactions contemplated hereby.

SECTION 3.10                                   Litigation.  There is no suit, claim, litigation, arbitration, mediation, action, proceeding or investigation (each, a “Proceeding”) to which Cyberonics or any Cyberonics Subsidiary is a party pending or, to the knowledge of Cyberonics, threatened that would reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect.  Neither Cyberonics nor any Cyberonics Subsidiary is subject to any outstanding order, writ, injunction, judgment or decree of any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect.

Immediately prior to the execution of this Agreement, to the knowledge of Cyberonics, there are no Proceedings pending or threatened against Cyberonics or any of its Subsidiaries challenging or seeking to prohibit the execution, delivery or performance of the LOI, the POA and this Agreement or any of the transactions contemplated hereby.

SECTION 3.11                                   Employee Benefits.

(a)                                 Section 3.11(a) of the Cyberonics Disclosure Letter sets forth a true and complete list of each material Cyberonics Benefit Plan (which, for the avoidance of doubt, does not include any (i) employment contracts or consultancy agreements for employees or consultants outside the United States where the employee or consultant’s base compensation is less than $200,000 per annum and (ii) any plan, program or policy for employees outside the United States that applies to or in respect of which benefits are provided to less than 10 employees).  For purposes of this Agreement, “Cyberonics Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Cyberonics or any Cyberonics Subsidiary.  Cyberonics Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), employment, consulting, retirement, severance, termination or change in control agreements, agreements providing for exceptional advantages, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

(b)                                 With respect to each material Cyberonics Benefit Plan, to the extent applicable, Cyberonics has made available to Sorin true and complete copies of (i) such Cyberonics Benefit Plan, including any amendment thereto, or a written description if such Cyberonics Benefit Plan is not set forth in a written document, (ii) each trust, insurance annuity or other funding Contract related thereto, and (iii) all material correspondence to or from any Governmental Entity received in the last three (3) years with respect to any such Cyberonics Benefit Plan.

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect, (i) each Cyberonics Benefit Plan (including any related trusts), other than Cyberonics Benefit Plans subject to the Laws of any jurisdiction outside the United States, has been established, operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii)  Cyberonics and each Cyberonics Subsidiary is in compliance with all Laws applicable to such Cyberonics Benefit Plans, including ERISA and the Code, (iii) all contributions or other amounts payable by Cyberonics or a Cyberonics Subsidiary with respect to each such Cyberonics Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and (iv) there are no claims, actions, suits, proceedings, investigations, arbitrations, audits or hearings (other than for routine claims for benefits) pending or, to the knowledge of Cyberonics, threatened with respect to any such Cyberonics Benefit Plan.

(d)                                 Each Cyberonics Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status, or has timely filed an application for a favorable determination letter, or may rely upon an opinion letter for a prototype or volume submitter plan, and, to the knowledge of Cyberonics, no circumstance exists that would materially jeopardize the qualified status of any such Cyberonics Benefit Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect.

(e)                                  No Cyberonics Benefit Plan provides health, life insurance or other welfare benefits after retirement or other termination of employment, other than (i) as required by Law, (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee) or (iii) benefits provided for a period of less than eighteen (18) months following termination of employment or during any period during which the former employee is receiving severance pay.

(f)                                   Neither Cyberonics nor any of its ERISA Affiliates has maintained or contributed or has had any obligation of any sort in the last six (6) years (i) under any employee benefit subject to Section 302 or Title IV of ERISA or Section 412 of the Code or any similar provision of state, local or foreign law or that is otherwise a defined benefit pension plan, or (ii) to any “multiemployer plan” (as defined in Section 3(37) of ERISA).  No Cyberonics Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(g)                                  None of the execution and delivery of this Agreement or the consummation of the Mergers or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former employee, officer, director or independent contractor of Cyberonics or any Cyberonics Subsidiary to any severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause Cyberonics to transfer or set aside any assets to fund any material benefits under any Cyberonics Benefit Plan, (iv) trigger any other material obligation under any Cyberonics Benefit Plan or (v) result in any material breach or violation of or default under, or limit Cyberonics’s right to materially amend or terminate, any Cyberonics Benefit Plan.

(h)                                 None of the execution and delivery of this Agreement or the consummation of the Mergers or any other transaction contemplated by this Agreement will result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(i)                                     Except as would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect, all Cyberonics Benefit Plans subject to the Laws of any jurisdiction outside the United States (i) have been maintained and operated in accordance with, and are compliant with, their terms, all applicable Laws, government taxation, social security and funding requirements and with any agreement entered into with a union or labor organization, (ii) to the extent required to be registered or approved by a foreign Governmental Entity, has been registered with, or approved by, a foreign Governmental Entity and, to the knowledge of Cyberonics, nothing has occurred that would adversely affect such registration or approval, (iii) if such Cyberonics Benefit Plans are intended to qualify for special Tax treatment, meet all the requirements for such treatment, (iv) if such Cyberonics Benefit Plans are intended or required to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with any applicable requirements and (v) there is no pending or threatened litigation relating to any such Cyberonics Benefit Plan.

(j)                                    Except as would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect, with respect to each Cyberonics Benefit Plan subject to the Laws of any jurisdiction outside the United States, (i) if required to be funded, the assets of such Cyberonics Benefit Plan are sufficient under applicable local Law to provide for the payment of the relevant benefits in full or (ii) if not required to be funded, the book reserves (determined in accordance with GAAP) are sufficient to provide for the payment of the relevant benefits.

SECTION 3.12                                   Labor.

(a)                                 As of the date hereof, (i) neither Cyberonics nor any Cyberonics Subsidiary is a party to, or bound by, any collective bargaining agreement or other agreement with a labor union, works council or similar organization and (ii) to the knowledge of Cyberonics, no union or other labor organizational campaign is in progress with respect to the employees of Cyberonics or any Cyberonics Subsidiary.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect, (i) during the three (3) years immediately preceding the date hereof, there is no, and has not been any, strike, lockout, slowdown, work stoppage, unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceedings pending or, to the knowledge of Cyberonics, threatened with respect to employees of Cyberonics or any Cyberonics Subsidiary, (ii) there are no social security disputes or claims pending or, to the knowledge of Cyberonics, threatened in writing against Sorin and/or the Subsidiaries, (iii) Cyberonics and each Cyberonics Subsidiary is in compliance, with respect to both present and former employees and personnel, with all applicable Laws pertaining to employment, employment practices and labor, including all such Laws relating to labor relations, terms and conditions of employment, payment of wages and salaries, payment of social security contributions, mandatory accrual of statutory leaving allowances, hours, overtime, classification of employees and assignment of duties, immigration, secondment, health and safety, mandatory hiring of disabled people, workers’/executives’/directors’ compensation, the use of labor contracts other than ordinary open-term employment, self-employment agreements, and staff leasing, registration in any mandatory books, termination of employment, collective redundancy or work suspension procedures, and the use of social and welfare schemes and (iv) Cyberonics and each Cyberonics Subsidiary is in compliance with all applicable individual labor contracts.

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect, (i) none of the non-employed personnel working or having worked for Cyberonics and/or its Subsidiaries is in a position to legitimately claim the status of employee of Cyberonics and/or its Subsidiaries, (ii) Cyberonics and its Subsidiaries have made all filings and taken all actions and made all payments required to be made or taken, under applicable social security, insurance, pension and welfare Laws, with respect to each of the present and former employees and any other self-employed personnel, (iii) all mandatory social security, health insurance, tax withholdings and pension charges due under such Laws with respect to its present and former employees and any other self-employed personnel have been fully paid-in and (iv) all mandatory pension plans/funds, insurance plans/funds, health care funds and severance funds required to be funded and/or allocated in relation to present and former employees have been funded in accordance with all applicable Laws.  Neither Cyberonics nor any Cyberonics Subsidiary has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied.

(d)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect, (i) all commercial agency agreements entered into by Cyberonics and/or its Subsidiaries have been executed in compliance with all applicable Laws, economic collective agreements and individual agreements, (ii) Cyberonics and/or the Subsidiaries have fulfilled all their obligations related to the payments of commissions and social security contributions for agents, (iii) the agents are not entitled to be treated as, or recognized as having the status of, an employee of Cyberonics and/or the Subsidiaries, (iv) all contracts for the supply of works or services entered into by Cyberonics and its Subsidiaries have been executed and performed in compliance with applicable Laws and do not entitle any individual performing services or works in favor of Cyberonics and/or its Subsidiaries to be treated as, or recognized as having the status of, an employee thereof and (v) all of Cyberonics’s and its Subsidiaries’ contractors (and sub-contractors) have regularly paid wages, taxes and social security contributions in favor of their personnel and complied with their health and safety obligations.

(e)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect, Cyberonics and its Subsidiaries have fully complied with applicable Laws when transferring employees to third parties in connection with transfers of going concerns, mergers or any other corporate transactions.

SECTION 3.13                                   Tax Matters.

(a)                                 Cyberonics and each Cyberonics Subsidiary properly maintains the mandatory tax books and accounts and has timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by it and all such filed Tax Returns are correct, complete and accurate, and has paid all Taxes due

(whether or not shown as due on such filed Tax Returns), subject in each case to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect.  All Taxes which Cyberonics or any Cyberonics Subsidiary has been required by law to withhold or to collect for payment on or prior to the date hereof have been duly withheld and collected and have been paid to the appropriate Governmental Entity, subject to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect.  There are no material Liens related to Taxes upon any property or assets of Cyberonics or any Cyberonics Subsidiary, except for Cyberonics Permitted Liens.

(b)                                 Neither Cyberonics nor any Cyberonics Subsidiary has in effect any waiver of any statute of limitations with respect to any material amount of Taxes.  Neither Cyberonics nor any Cyberonics Subsidiary has agreed to any extension of time with respect to an assessment or deficiency for Taxes.  As of the date hereof, there is no action, suit, investigation, audit, claim, assessment or other proceeding pending with respect to Taxes for which Cyberonics or any Cyberonics Subsidiary may be liable that would, if determined adversely, reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect.  No material deficiency with respect to Taxes has been asserted or assessed in writing against Cyberonics or any Cyberonics Subsidiary which has not been fully paid or adequately reserved in Cyberonics Financial Statements in accordance with GAAP.

(c)                                  Neither Cyberonics nor any Cyberonics Subsidiary has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is Cyberonics) or has any liability for Taxes of another person (other than Cyberonics or a Cyberonics Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(d)                                 Neither Cyberonics nor any Cyberonics Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the Closing Date that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(e)                                  Neither Cyberonics nor any Cyberonics Subsidiary is a party to, or bound by, or has any obligation under, any Tax sharing, indemnification or similar Contract other than (i) Contracts solely among Cyberonics and the Cyberonics Subsidiaries and (ii) customary Tax indemnification provisions in Contracts entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

(f)                                   Neither Cyberonics nor any Cyberonics Subsidiary has participated in any “listed transaction” required to be disclosed by any of them on any Tax Return in accordance with Treasury Regulation Section 1.6011-4(a).

(g)                                  Cyberonics has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(h)                                 Neither Cyberonics nor any Cyberonics Subsidiary has knowledge of any facts or of any reason that would reasonably be expected to cause Holdco to be treated under current Law, as a result of the transactions contemplated by this Agreement, as a “domestic corporation” within the meaning of the Code.

SECTION 3.14                                   Real Property.

(a)                                 Section 3.14(a) of the Cyberonics Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all material real property owned in fee by Cyberonics or any Cyberonics Subsidiary (the “Cyberonics Owned Real Property”).  Except as would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect, (i) Cyberonics or a Cyberonics Subsidiary has good and marketable title to the Cyberonics Owned Real Property, in each case free and clear of all Liens except for Cyberonics Permitted Liens and (ii) no Cyberonics Owned Real Property is subject to any option, obligation or right of first refusal or contractual right to purchase, lease or acquire any interest in any Cyberonics Owned Real Property.

(b)                                 Section 3.14(b) of the Cyberonics Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all material real property that is leased, subleased or licensed by Cyberonics or any Cyberonics Subsidiary (the “Cyberonics Leased Real Property”, and together with the Cyberonics Owned Real Property, collectively, the “Cyberonics Real Property”).  Except as would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect, Cyberonics or a Cyberonics Subsidiary has a valid leasehold estate in each Cyberonics Leased Real Property, in each case free and clear of all Liens except for Cyberonics Permitted Liens.  Each Contract of Cyberonics or the Cyberonics Subsidiaries for any Cyberonics Leased Real Property is legal, valid, enforceable and binding on Cyberonics and each Cyberonics Subsidiary that is a party thereto and, to the knowledge of Cyberonics, each other party thereto and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and except for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect, and neither Cyberonics nor any of the Cyberonics Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, and no condition exists which (with notice or lapse of time or both) would constitute a default under, any lease of Cyberonics Leased Real Property where such breach or default would reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect.  Cyberonics has made available to Sorin a true and complete copy of all Contracts for Cyberonics Leased Real Property.  There are no outstanding options or rights of any third party to acquire any of Cyberonics’s or Cyberonics Subsidiary’s interests in such Cyberonics Leased Real Property.  Neither Cyberonics nor any Cyberonics Subsidiary has subleased or otherwise granted any person the right to use or occupy any Cyberonics Leased Real Property.

Neither Cyberonics nor any Cyberonics Subsidiary has collaterally assigned or granted any other security interest in any Cyberonics Leased Real Property or any interest therein.

SECTION 3.15                                   Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect:

(a)                                 Cyberonics and each Cyberonics Subsidiary is, and has at all times been, in compliance with those Environmental Laws applicable to their respective assets, properties and operations (including possessing and complying with any required Environmental Permits), and there are no administrative or judicial proceedings, actions or investigations pending against Cyberonics or any Cyberonics Subsidiary and none of Cyberonics or any Cyberonics Subsidiary has received any written notice, demand, letter or claim, in either case, alleging that Cyberonics or such Cyberonics Subsidiary is in violation of, or has liability under, any Environmental Law.

(b)                                 To the knowledge of Cyberonics, there are no Hazardous Substances present in, at, on, or under any Cyberonics Owned Real Property, Cyberonics Leased Real Property or any other location that requires remediation or has resulted in a liability under Environmental Laws on the part of Cyberonics or any Cyberonics Subsidiary.

SECTION 3.16                                   Intellectual Property.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect, Cyberonics and the Cyberonics Subsidiaries (i) own all right, title and interest in or (ii) have the valid right or license to use all Patents, Trademarks (including for the avoidance of doubt third-party brands), Copyrights (including for the avoidance of doubt Copyrights in third-party software), Internet domain names and Trade Secrets (collectively, the “Intellectual Property Rights”) that are used in the conduct of the business of Cyberonics and the Cyberonics Subsidiaries as currently conducted (the “Cyberonics Intellectual Property Rights”).  Cyberonics has made available to Sorin a list of all Cyberonics Intellectual Property Rights that are both owned by Cyberonics or a Cyberonics Subsidiary and registered with any Governmental Entity (the “Cyberonics Registered Intellectual Property Rights”), which list is, to the knowledge of Cyberonics, true and complete in all material respects as of the date hereof.  Except as would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect, Cyberonics and the Cyberonics Subsidiaries are the sole and exclusive owners of all applications and registrations included in the Cyberonics Registered Intellectual Property Rights, free and clear of all Liens, except for Cyberonics Permitted Liens.  Except as would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect, all Cyberonics Registered Intellectual Property Rights are subsisting and, to Cyberonics’s knowledge, valid and enforceable.

(b)                                 As of the date of this Agreement, there is no pending, or to the knowledge of Cyberonics, threatened Proceeding against Cyberonics or any of the Cyberonics Subsidiaries concerning the validity, enforceability or ownership of any Cyberonics Intellectual Property Rights or the right of Cyberonics to use or otherwise exploit any

Cyberonics Intellectual Property Rights, except for such Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect if determined adversely to Cyberonics or any of the Cyberonics Subsidiaries.  To the knowledge of Cyberonics, Cyberonics is not subject to any order pertaining to the Cyberonics Intellectual Property Rights restricting in any material manner the use, transfer, licensing or other exploitation by Cyberonics or any of the Cyberonics Subsidiaries of any Cyberonics Intellectual Property Rights or Cyberonics’s (or the applicable Cyberonics Subsidiary’s) ownership thereof.  Neither Cyberonics nor any of the Cyberonics Subsidiaries has received, during the period beginning on the date that is two (2) years prior to the date of this Agreement, any written charge, complaint, claim, demand or notice challenging the validity of any of the Cyberonics Intellectual Property Rights, except as would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect if determined adversely to Cyberonics or any of the Cyberonics Subsidiaries.

(c)                                  Neither the execution, delivery and performance of this Agreement nor the consummation of the Mergers and other transactions contemplated by this Agreement will impair the right of Cyberonics to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, perform, display, distribute, license, or dispose of any Cyberonics Intellectual Property Rights or any portion thereof as currently used or exploited by Cyberonics and the Cyberonics Subsidiaries, except as would not reasonably be expected, individually or in the aggregate, to be material to Cyberonics and the Cyberonics Subsidiaries, taken as a whole.

(d)                                 To Cyberonics’s knowledge, as of the date hereof, the conduct of the business of Cyberonics and the Cyberonics Subsidiaries as currently conducted does not infringe upon any Intellectual Property Rights of any other person, except for any such infringement that would not reasonably be expected to be material to Cyberonics and the Cyberonics Subsidiaries, taken as a whole.  None of Cyberonics or any of the Cyberonics Subsidiaries has received, during the period beginning on the date that is two (2) years prior to the date of this Agreement, any written charge, complaint, claim, demand or notice alleging any such infringement by Cyberonics or any of the Cyberonics Subsidiaries that has not been settled or otherwise fully resolved, except for any such infringement that would not reasonably be expected to be material to Cyberonics and the Cyberonics Subsidiaries, taken as a whole.  To Cyberonics’s knowledge, no other person is infringing, or has infringed during the period beginning on the date that is two (2) years prior to the date of this Agreement, any Cyberonics Intellectual Property Rights owned by Cyberonics, except for any such infringement as would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect.

(e)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect, each of Cyberonics and the Cyberonics Subsidiaries has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of all Trade Secrets included in the Cyberonics Intellectual Property Rights that are both owned by Cyberonics or the Cyberonics Subsidiaries and material to the business of Cyberonics or the Cyberonics Subsidiaries as currently conducted.  To Cyberonics’s knowledge, there have been no breaches of security that resulted in the disclosure of any such material Trade Secrets, except for any such disclosure that would not reasonably be expected to be material to Cyberonics and the Cyberonics Subsidiaries, taken as a whole.

SECTION 3.17                                   Contracts.

(a)                                 Section 3.17(a) of the Cyberonics Disclosure Letter sets forth a true and complete list of all Cyberonics Material Contracts in effect as of the date hereof.  For the purposes of this Agreement, “Cyberonics Material Contract” means each Contract to which Cyberonics or any of the Cyberonics Subsidiaries is a party or by which it is bound (other than any of the foregoing solely between Cyberonics and any of the Cyberonics Subsidiaries or between any wholly owned Cyberonics Subsidiaries or any Cyberonics Benefit Plan) that:

(i)                                     relates to a partnership, collaboration agreement, joint venture or similar agreement or arrangement of Cyberonics or any of the Cyberonics Subsidiaries;

(ii)                                  relates to outstanding Indebtedness of Cyberonics or any Cyberonics Subsidiary in an amount in excess of $5 million;

(iii)                               by its terms calls for aggregate payments by Cyberonics or any of its Subsidiaries of more than $2 million in any fiscal year period, except for any such Contract that may be canceled by Cyberonics, without any material penalty or other liability to Cyberonics or any of its Subsidiaries, upon notice of 90 days or less;

(iv)                              by its terms calls for aggregate payments to Cyberonics or any of its Subsidiaries of more than $2 million in any fiscal year period;

(v)                                 is a definitive agreement providing for the acquisition from another person or disposition to another person, directly or indirectly (by merger, purchase or similar transaction), of assets or capital stock or other equity interests of another person (A) that involves aggregate consideration (alone or as a series of related Contracts) in excess of $3 million (other than acquisitions or dispositions of inventory in the ordinary course of business) and which has not been consummated or (B) under which Cyberonics or any Cyberonics Subsidiary has outstanding “earn-out” or other similar contingent payment obligations;

(vi)                              prohibits Cyberonics or any of its affiliates (including the Sorin Merger Surviving Company and its affiliates from and after the Effective Times) from (A) engaging or competing in any line of business in any geographical location or with any person or (B) selling any products or services (including Cyberonics products or services) of or to any other person or in any geographic region;

(vii)                           involves any material exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and other indices;

(viii)                        obligates Cyberonics or any of the Cyberonics Subsidiaries to make any capital expenditures (including pursuant to any development project, partnership or joint venture) in excess of $2 million in any fiscal year;

(ix)                              obligates Cyberonics or any of the Cyberonics Subsidiaries to provide indemnification or a guarantee (other than in the ordinary course of business in connection with sales of products or services to customers) that, to the knowledge of Cyberonics, would reasonably be expected to result in payments in excess of $5 million as of the date hereof;

(x)                                 constitutes a Contract for Cyberonics Intellectual Property Rights (other than with respect to licenses for commercially available software or hardware) that would reasonably be expected to result in payments by Cyberonics in excess of $2 million per fiscal year;

(xi)                              is a Contract that grants “most favored nation” status or similar preferential pricing rights to any third party;

(xii)                           is a material Contract with a Governmental Entity;

(xiii)                        (A) obligates Cyberonics to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (B) under which any person has been granted the right to manufacture, sell, market or distribute any product of Cyberonics on an exclusive basis to any person or group of persons or in any geographical area; and

(xiv)                       any lease with respect to Cyberonics Leased Real Property.

(b)                                 Neither Cyberonics nor any Cyberonics Subsidiary is in breach of or default under the terms of any Cyberonics Material Contract (nor, to the knowledge of Cyberonics, is there any condition or event which, with notice or lapse of time or both, would constitute such a breach or default) where such breach or default would reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect.  To the knowledge of Cyberonics, no other party to any Cyberonics Material Contract is in breach of or default (nor, to the knowledge of Cyberonics, is there any condition or event which, with notice or lapse of time or both, would constitute such a breach or default) under the terms of any Cyberonics Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect.  Each Cyberonics Material Contract is a valid and binding obligation of, and enforceable in accordance with its terms against, Cyberonics or the relevant Cyberonics Subsidiary party thereto, as applicable, and, to the knowledge of Cyberonics, each other party thereto and is in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material

Adverse Effect; provided, however, that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)                                  Prior to the date hereof, Cyberonics has heretofore delivered or made available to Sorin correct and complete copies of each Cyberonics Material Contract, together with any and all amendments and supplements thereto.

SECTION 3.18                                   Insurance.  Except as would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect, (a) all insurance policies maintained by Cyberonics and the Cyberonics Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of Cyberonics reasonably has determined to be prudent in accordance with industry practices or as is required by Law or regulation, and all premiums due and payable thereon have been paid; and (b) neither Cyberonics nor any Cyberonics Subsidiary is in breach or default of any of the insurance policies, and neither Cyberonics nor any Cyberonics Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or material modification of any of the insurance policies.  Except as would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect, Cyberonics has not received any notice of termination or cancellation or denial of coverage with respect to any insurance policy.

SECTION 3.19                                   Anti-Money Laundering and Economic Sanctions Laws.

(a)                                 None of Cyberonics, the Cyberonics Subsidiaries, any of their respective officers, directors, employees or, to the knowledge of Cyberonics, agents designated by Cyberonics to act on behalf of Cyberonics and solely when acting in such capacity (collectively, the “Cyberonics Group,” it being acknowledged and agreed that any representation or warranty in this Agreement with respect to the Cyberonics Group shall, to the extent it applies to such agents, be deemed made to the knowledge of Cyberonics and solely when acting in such capacity), (i) is, or in the five (5) years prior to the date of this Agreement has been, in violation of any applicable anti-money laundering law or (ii) engages in, or in the five (5) years prior to the date of this Agreement has engaged in, any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b)                                 Except as otherwise authorized by OFAC, no member of the Cyberonics Group (i) conducts, or in the five (5) years prior to the date of this Agreement has conducted, any business or engages in, or in the five (5) years prior to the date of this Agreement has engaged in, making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in, or in the five (5) years prior to the date of this Agreement has dealt in or otherwise engaged in, any transaction related to any property or interests in property blocked pursuant to any applicable Economic Sanctions Laws or (iii) engages in or conspires to engage in, or in the five (5) years prior to the date of this Agreement has engaged in or conspired to engage in, any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Economic Sanctions Laws.

SECTION 3.20                                   FCPA and Anti-Corruption.

(a)                                 No member of the Cyberonics Group has in the five (5) years prior to the date of this Agreement, in connection with the business of Cyberonics or any Cyberonics Subsidiary, itself or, to the knowledge of Cyberonics, any other third party, in each case, acting on behalf of Cyberonics or any Cyberonics Subsidiary, taken any action in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition laws (collectively, “Bribery Legislation”).

(b)                                 No member of the Cyberonics Group is, or in the five (5) years prior to the date of this Agreement has been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Cyberonics or any Cyberonics Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA.

(c)                                  The Cyberonics Group has, for the five (5) years prior to the date of this Agreement, had in place an effective compliance and ethics program in accordance with Chapter 8 of the United States Sentencing Guidelines.

SECTION 3.21                                   Customers.  To the knowledge of Cyberonics, as of the date of this Agreement, neither Cyberonics nor any of the Cyberonics Subsidiaries (a) has been notified in writing of any breach of any Contract with any of Cyberonics’s top twenty (20) customers (the “Cyberonics Material Customers”), measured by revenue generated in fiscal year 2014, that would be material and adverse to Cyberonics and the Cyberonics Subsidiaries, taken as a whole or (b) has been notified in writing by any such Cyberonics Material Customers that it intends to terminate or otherwise materially and adversely alter the terms of its business with Cyberonics or any of the Cyberonics Subsidiaries, in each case, in a manner that would be material and adverse to Cyberonics and the Cyberonics Subsidiaries, taken as a whole.  As of the date of this Agreement, neither Cyberonics nor any of the Cyberonics Subsidiaries has notified any such Cyberonics Material Customers in writing of any material breach of any material Contract by such Cyberonics Material Customers.

SECTION 3.22                                   Opinion of Financial Advisor.  Cyberonics’s board of directors has received the opinion of Piper Jaffray & Co. on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Cyberonics Exchange Ratio (after giving effect to the consummation of the Sorin Merger) is fair from a financial point of view to the holders of Cyberonics Shares (other than the holders of Excluded Cyberonics Shares).  Cyberonics will make a true and complete copy of such opinion available to Sorin, for informational purposes only, after receipt of such opinion by Cyberonics’s board of directors, and it is agreed and understood that such opinion may not be relied on by Sorin, Holdco or Merger Sub.

SECTION 3.23                                   Anti-Takeover Provisions.  Assuming the accuracy of the representations contained in Sections 4.02(h) and 4.02(i), Cyberonics has taken all actions necessary to render inapplicable to the Cyberonics Merger the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to the Cyberonics Merger, and no “fair price”, “moratorium”, “control share acquisition” or other takeover statute or regulation of any state or jurisdiction (collectively, “Takeover Statutes”), and no such Takeover Statute applies or will apply to Cyberonics or any of its Subsidiaries with respect to the Cyberonics Merger.

SECTION 3.24                                   Vote Required.  The affirmative vote of the holders of shares having a majority of the voting power of the outstanding shares of the Cyberonics Common Stock entitled to vote at the Cyberonics Stockholder Meeting is the only vote required (under applicable Law, the Cyberonics Charter, the Cyberonics Bylaws or otherwise) of the holders of any class or series of capital stock or other equity securities of Cyberonics to adopt this Agreement and approve the transactions contemplated hereby (including the Mergers) (the “Cyberonics Stockholder Approval”).

SECTION 3.25                                   Brokers.  No broker, finder or investment banker other than Piper Jaffray & Co. is entitled to any brokerage, finder’s or other fee or commission from Cyberonics or any Cyberonics Subsidiary in connection with the transactions contemplated by this Agreement.

SECTION 3.26                                   Absence of Certain Arrangements.  Other than this Agreement and the Sorin Support Agreements and the Management Retention Agreements, there are no Contracts or any commitments to enter into any Contract between Cyberonics or any of its affiliates, on the one hand, and any director, officer, employee or shareholder of Sorin, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Sorin Merger Surviving Company or the Cyberonics Merger Surviving Corporation after the Effective Times.

SECTION 3.27                                   Acknowledgement of No Other Representations or Warranties.  Except for the representations and warranties contained in Article IV, Cyberonics acknowledges and agrees that none of Sorin, Holdco, Merger Sub, the Sorin Subsidiaries or any of their respective Representatives (such Representatives, collectively, the “Sorin Representatives”) makes or has made any representation or warranty, either express or implied, concerning Sorin, Holdco, Merger Sub or any of their respective Subsidiaries or any of their respective assets or properties or the transactions contemplated by this Agreement.  Cyberonics and its Representatives (“Cyberonics Representatives”) have received from Sorin or its Representatives certain estimates, projections and other forecasts for Sorin and its Subsidiaries and certain estimates, plans and budget information.  Cyberonics acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; that Sorin makes no representations or warranties with respect thereto except to the extent of any representations and warranties made by Sorin, Holdco or Merger Sub in Article IV relating thereto; that Cyberonics is familiar with such uncertainties; and that, except to the extent the representations and warranties in Article IV speak to such estimates, projections, forecasts, plans and budgets, Cyberonics is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it or its Representatives.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SORIN

Except (a) as publicly disclosed in the Sorin CONSOB Documents filed prior to the date hereof and since March 31, 2013 (but excluding any disclosure contained in such Sorin CONSOB Documents under the heading “Risk Factors” or “Disclaimer” or similar heading and any other disclosures contained or referenced therein of factors or risks that are predictive, cautionary or forward-looking in nature), or (b) as disclosed in the Sorin Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Sorin Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Sorin hereby represents and warrants to Cyberonics as follows:

SECTION 4.01                                   Organization and Qualification; Subsidiaries.

(a)                                 Each of Sorin, Holdco and Merger Sub is duly organized, and each is validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect.  Each of the respective Subsidiaries of Sorin, Holdco and Merger Sub is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted and each of the respective Subsidiaries of Sorin, Holdco and Merger Sub is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect.

(b)                                 Sorin has made available to Cyberonics true and complete copies of the deed of incorporation, as amended, of Sorin (the “Sorin Charter”), the Bylaws of Sorin (the “Sorin Bylaws”) and the charter and bylaws, or equivalent organizational documents, of each Sorin Significant Subsidiary and of Holdco and Merger Sub, in each case as amended through, and in full force and effect, as of the date hereof, and neither Sorin,

Holdco, Merger Sub nor any of their respective Subsidiaries is in violation of any of the provisions of such documents.

SECTION 4.02                                   Capitalization.

(a)                                 The share capital authorized to be issued pursuant to the Sorin Bylaws in force as of the date hereof (“capital sociale deliberato”), is equal to an amount of 478,738,144 Euros of which 478,738,144 Euros have been issued, fully paid and registered in the form of 478,738,144 Sorin Shares.  As of the close of business on February 25, 2015, (i) 478,738,144 Sorin Shares were issued and fully paid, all of which are (and all such shares which may be issued prior to the Sorin Merger Effective Time in accordance with the terms of this Agreement will be when issued) duly authorized, validly issued and free of preemptive rights (other than preemptive rights provided under applicable Law) and not issued in violation of any preemptive rights under applicable Law, the Sorin Charter or the Sorin Bylaws in effect at the time of such issuance or any Sorin Material Contract, of which 475,981,999 Sorin Shares were issued and outstanding (excluding treasury shares) and 2,756,145 Sorin Shares were held in treasury.  As of the date of this Agreement, the share capital of Holdco consists of one (1) Holdco Share, which is validly issued and outstanding and held of record by Sorin, and the authorized share capital of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding share capital of Merger Sub is, and at Cyberonics Merger Effective Time will be, owned by Holdco.  Each of Holdco and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and has not conducted any business prior to the date hereof and has no, and prior to the Sorin Merger Effective Time (in the case of Holdco) and the Cyberonics Merger Effective Time (in the case of Merger Sub), will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

(b)                                 As of the close of business on February 25, 2015, Sorin had no Sorin Shares reserved for issuance, except for 23,000,000 Sorin Shares reserved for issuance pursuant to the Sorin Stock Plans.

(c)                                  Section 4.02(c) of the Sorin Disclosure Letter sets forth a list of each Sorin Equity Award, the number of Sorin Shares issuable thereunder (or, in the case of Sorin Equity Awards subject to performance-based vesting conditions, the target number of Sorin Shares issuable thereunder) and the expiration date and exercise price relating thereto (if applicable), which list is true and complete as of February 25, 2015.

(d)                                 As of the date hereof, except as provided in Sections 4.02(a), (b), (c) and (f), there are no (i) shares of capital stock of, or other equity or voting interests in, Sorin, Holdco or Merger Sub issued, reserved for issuance or outstanding, (ii) securities of Sorin, Holdco or Merger Sub convertible into or exchangeable for one or more shares of capital stock of, or other equity or voting interests in, Sorin, Holdco or Merger Sub, in each case issued, reserved for issuance or outstanding, (iii) options, warrants or other rights relating to or based on the value of the equity securities of Sorin, Holdco or Merger Sub to which any of Sorin, Holdco or Merger Sub is party, (iv) agreements, commitments or arrangements of any character that are binding on Sorin, Holdco or Merger Sub that obligate Sorin, Holdco or Merger Sub to issue, deliver, acquire or sell, or cause to be issued, delivered, acquired or sold, any capital stock of, or other equity or voting interests in, Sorin, Holdco or Merger Sub, (v) obligations of Sorin, Holdco or Merger Sub to grant, extend or enter into a subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest in, Sorin, Holdco or Merger Sub, or (vi) outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, Sorin, Holdco or Merger Sub (the items in clauses (i) — (vi), together with the capital stock of, or other equity interest in, Sorin, Holdco, Merger Sub or any of their respective Subsidiaries, being referred to collectively as “Sorin Securities”).  Since the close of business on February 25, 2015 through the date hereof, Sorin has not issued any Sorin Securities (other than Sorin Shares issued in respect of Sorin Equity Awards that were outstanding as of February 25, 2015).

(e)                                  Except with respect to the Sorin Equity Awards and the related award agreements, there are no outstanding obligations of Sorin or any Sorin Subsidiary (i) requiring the repurchase, redemption, acquisition or disposition of, or containing any right of first refusal with respect to, (ii) requiring the registration for sale of or (iii) granting any antidilutive rights or other similar rights with respect to any Sorin Securities.

(f)                                   There are no outstanding bonds, debentures, notes or other Indebtedness of Sorin or any Sorin Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which shareholders of Sorin or any Sorin Subsidiary may vote or be entitled to vote.  There are no voting trusts or other agreements or understandings to which Sorin, Holdco, Merger Sub or any of their respective Subsidiaries is a party with respect to the voting of capital stock of or equity interests in Sorin, Holdco, Merger Sub or any of their respective Subsidiaries.

(g)                                  Section 4.02(g) of the Sorin Disclosure Letter sets forth (x) each of Sorin’s Subsidiaries and the ownership interest of Sorin in each such Subsidiary, as well as the ownership interest of any other person or persons in each such Subsidiary and (y) Sorin’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other person other than securities in a publicly traded company held for investment by Sorin or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.  Sorin does not own, directly or indirectly, any voting interest in any person that requires an additional filing by Sorin under the HSR Act or comparable foreign antitrust or competition law.

(h)                                 Sorin or another Sorin Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of the Sorin Subsidiaries, and Holdco owns all of the issued and outstanding shares of capital stock or other equity securities of Merger Sub, in each case free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws), and all of such outstanding shares of capital stock or other equity interests are (and all such shares or interests which may be issued prior to the Sorin Merger Effective Time in accordance with the terms of this Agreement will be when issued) duly authorized, validly issued, fully paid and, where applicable, non-assessable and free of preemptive rights (other than preemptive rights provided under applicable Law).  Except for equity interests in the Sorin Subsidiaries and as set forth in Section 4.02(h) of the Sorin Disclosure Letter, neither Sorin nor any Sorin Subsidiary owns, directly or indirectly, any shares of capital stock or other equity interests in any person, or has any material obligation to acquire any such shares of capital stock or other equity interests, or to provide material funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Sorin Subsidiary or any other person.  There are no outstanding material obligations to which Sorin or any Sorin Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any shares of capital stock or other equity interests in any Sorin Subsidiary.

(i)                                     None of Sorin, Holdco, Merger Sub or any of their respective Subsidiaries or affiliates, or any persons acting in association with them beneficially owns (as defined by Rule 13d-3 under the Exchange Act) any Cyberonics Shares or any securities that are convertible into or exchangeable or exercisable for Cyberonics Shares, or holds any rights to acquire or vote any Cyberonics Shares, other than pursuant to this Agreement.  None of Sorin, Holdco, Merger Sub, any of their respective Subsidiaries, or the “affiliates” or “associates” (as each such terms is defined in Section 203 of the DGCL) of any such person is, and at no time during the last three (3) years has been, an “interested stockholder” of Cyberonics, as such term is defined in Section 203 of the DGCL.

SECTION 4.03                                   Authority.

(a)                                 Each of Sorin, Holdco and Merger Sub has the requisite corporate power and authority to execute and deliver the LOI, the POA and this Agreement and, following the approval of the Sorin Merger Terms by the respective boards of directors of Sorin and Holdco and Merger Sub, and subject to the receipt of Sorin Shareholder Approval, the Holdco Shareholder Approval and the Merger Sub Shareholder Approval, to perform their respective obligations thereunder and to consummate the transactions contemplated hereby (including the Mergers).  The execution, delivery and performance of the LOI, the POA and this Agreement by Sorin, Holdco and Merger Sub and the consummation by Sorin, Holdco and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Sorin’s, Holdco’s and Merger Sub’s respective boards of directors and, other than the approval of the Sorin Merger Terms by the respective boards of directors of Sorin and Holdco, the Sorin Shareholder Approval, the Holdco Shareholder Approval and the Merger Sub Shareholder Approval, no additional corporate proceedings on the part of Sorin, Holdco or Merger Sub are necessary to authorize the execution, delivery and performance of the LOI, the POA and this Agreement or the consummation of the transactions contemplated hereby.  The LOI, the POA and this Agreement have been duly executed and delivered by each of Sorin, Holdco and Merger Sub, and (assuming the valid authorization, execution and delivery of the LOI, the POA and this Agreement by Cyberonics) constitutes the legal, valid and binding obligation of each of Sorin, Holdco and Merger Sub enforceable against each of them in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)                                 Except as permitted by Section 5.04 after the date hereof, Sorin’s board of directors, by resolutions unanimously adopted at a meeting duly called and held, has (i) determined that the Mergers are in the best interests of Sorin, adopted and declared advisable the LOI, the POA and this Agreement and the Mergers and the other transactions contemplated hereby and resolved to recommend approval of the LOI, the POA and this Agreement to the holders of Sorin Shares, (ii) directed that the Mergers contemplated by the LOI, the POA and this Agreement, and documented in the Sorin Merger Terms to be approved pursuant to the Italian Merger Regulations, be submitted to the holders of Sorin Shares for their approval or adoption, and (iii) resolved to recommend that the Sorin shareholders adopt this Agreement, which resolutions have not been rescinded, modified or withdrawn in any way as of the date hereof.

SECTION 4.04                                   No Conflict; Required Filings and Consents.

(a)                                 None of the execution, delivery or performance of the LOI, the POA or this Agreement by Sorin or the consummation by Sorin of the transactions contemplated by the LOI, the POA and this Agreement (including the Mergers) will: (i) subject to obtaining Sorin Shareholder Approval, conflict with or violate any provision of the Sorin Charter or the Sorin Bylaws or any equivalent organizational or governing documents of any Sorin Subsidiary; (ii) assuming that all consents, approvals and authorizations described in Section 4.04(b) have been obtained and all filings and notifications described in Section 4.04(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Sorin or any Sorin Subsidiary or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Sorin Permitted Lien) upon any of the respective properties or assets of Sorin or any Sorin Subsidiary pursuant to any Contract to which Sorin or any Sorin Subsidiary is a party or by which any property or asset of Sorin, Holdco, Merger Sub or any of their respective Subsidiaries is bound or affected or any Sorin Permit, except with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens that would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect.

(b)                                 None of the execution, delivery or performance of the LOI, the POA or this Agreement by Sorin, Holdco or Merger Sub or the consummation by Sorin, Holdco or Merger Sub of the transactions contemplated by the LOI, the POA or this Agreement

(including the Mergers) will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to Sorin or any Sorin Subsidiary or any of their respective assets, other than (i) the filings required to effect the Sorin Merger with the relevant authorities of the United Kingdom and Italy, (ii)  an HSR Act Filing and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under applicable Antitrust Laws, (iii) compliance with the applicable requirements of securities Laws in Italy, (iv) filings as may be required under the rules and regulations of the MSE and (v) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect.

SECTION 4.05                                   Permits; Compliance with Laws.

(a)                                 Sorin and each Sorin Subsidiary is in possession of all material Permits necessary for Sorin and each Sorin Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Sorin Permits”), except where the failure to possess such Sorin Permits, individually or in the aggregate, would not reasonably be expected to have a Sorin Material Adverse Effect.  All Sorin Permits are in full force and effect, except where the failure to be in full force and effect of any Sorin Permits, individually or in the aggregate, would not reasonably be expected to have a Sorin Material Adverse Effect, and none of Sorin or the Sorin Subsidiaries is in default or violation of any such Sorin Permit, except where such default or violation, individually or in the aggregate, would not reasonably be expected to have a Sorin Material Adverse Effect.  Neither Sorin nor any Sorin Subsidiary has received any written notice during the period beginning on the date that is three (3) years prior to the date of this Agreement from any Governmental Entity (i) threatening to suspend, revoke, withdraw, modify or limit in any material and adverse respect any Sorin Permit or (ii) that would reasonably be expected to lead to the denial of any application for marketing approval or clearance currently pending before the FDA or any other Governmental Entity, except where such notice, individually or in the aggregate, would not reasonably be expected to have a Sorin Material Adverse Effect.

(b)                                 Sorin and each Sorin Subsidiary is in compliance with (and since January 1, 2012 or, if later, its respective date of formation or organization, has been in compliance with) all Health Care Laws applicable to their respective businesses or operations, except where the failure to be so in compliance would not, individually or in the aggregate, reasonably be expected to have a Sorin Material Adverse Effect.

(c)                                  Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect, the design, development, investigation, manufacture, testing, sale, marketing and distribution of medical devices by or, to the knowledge of Sorin, on behalf of Sorin is being, and has been since January 1, 2012, conducted in material compliance with all applicable Health Care Laws, including, without limitation, requirements relating to clinical and non-clinical research, product approval or clearance, premarketing notification, labeling, advertising and promotion, record-keeping, adverse event reporting, reporting of corrections and removals, and current good manufacturing practices for medical device products.

(d)                                 Since January 1, 2012, all reports, documents, claims, permits, notices and reports of adverse events required to be filed, maintained or furnished to the FDA or any other Governmental Entity by Sorin and the Sorin Subsidiaries have been so filed, maintained or furnished in a timely manner, except where failure to file, maintain or furnish such reports, documents, claims, permits, notices or adverse event reports has not had and would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect.  All such reports, documents, claims, permits and notices were complete and accurate in all respects on the date filed (or were corrected in or supplemented by a subsequent filing), except as would not, individually or in the aggregate, reasonably be expected to have a Sorin Material Adverse Effect.  To the knowledge of Sorin, neither Sorin nor any of the Sorin Subsidiaries, nor any officer, employee, agent or distributor of Sorin or any of the Sorin Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of Sorin or any of the Sorin Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Governmental Entity to invoke any similar policy.  Neither Sorin nor any of the Sorin Subsidiaries, nor, to the knowledge of Sorin, any officer, employee, agent or distributor of Sorin or any of the Sorin Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law.  Neither Sorin nor any of the Sorin Subsidiaries, nor, to the knowledge of Sorin, any officer, employee, agent or distributor of Sorin or any of the Sorin Subsidiaries, has been debarred, suspended, or excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.  Neither Sorin nor any of the Sorin Subsidiaries is party to or has any reporting or disclosure obligations under any CIA, DPA, NPA, monitoring agreement, consent decree, plans of correction, settlement order, or similar agreement with or imposed by a Governmental Entity.

(e)                                  None of Sorin, any of the Sorin Subsidiaries or, to the knowledge of Sorin, any of their respective Representatives, have engaged in any activities which are cause for or have resulted in criminal or material civil penalties against, or mandatory or permissive exclusion of, Sorin or any of the Sorin Subsidiaries from Medicare, Medicaid, or any other federal health care program under any Health Care Law, the Federal Employees Health Benefits Program statute, or the regulations promulgated pursuant to such statutes or related foreign, state or local statutes or regulations.

(f)                                   Sorin and, to Sorin’s knowledge, any contract manufacturers assisting in the manufacture of medical devices or medical device components are, and, since January 1, 2012, have been, in compliance with FDA’s device registration and listing requirements to the extent required by applicable Health Care Laws insofar as they pertain to the manufacture of medical devices or medical device components for Sorin, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect.  Sorin has not received written notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Entity, including, without limitation, the Centers for Medicare & Medicaid Services, the U.S. Department of Health and Human Services Office of Inspector General, the U.S. Department of Health and Human Services Office for Civil Rights, the U.S. Department of Justice, or any comparable state or federal Governmental Entity alleging potential or actual non-compliance by, or liability of, Sorin under any Health Care Law.

(g)                                  Sorin has not received any written notice or other communication from the FDA or any other Governmental Entity contesting the pre-market clearance or approval of any of the Sorin medical device products, or alleging that the labeling and promotion of any of the Sorin medical device products fail to comply with Health Care Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Sorin Material Adverse Effect.  No manufacturing site for the manufacture of the Sorin medical device products or their components (whether Sorin-owned or operated or that of a contract manufacturer for any medical device products or related components) has, since January 1, 2012, been subject to a Governmental Entity (including the FDA) shutdown or import or export prohibition.  Neither Sorin nor, to Sorin’s knowledge, any manufacturing site for the manufacture of any Sorin medical device products or related components of Sorin medical device products (whether Sorin-owned or operated or that of a contract manufacturer for the medical device products or related components) has received, since January 1, 2012, any FDA Form 483 or other Governmental Entity notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Entity alleging or asserting noncompliance with any applicable Health Care Laws or Sorin Permits or alleging a lack of safety or effectiveness from the FDA or any other Governmental Entity, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Sorin Material Adverse Effect, and to Sorin’s knowledge, there is no such action or proceeding pending or threatened.

(h)                                 Since January 1, 2012, to the knowledge of Sorin, in no clinical trial directly conducted or sponsored by Sorin or any of the Sorin Subsidiaries, or in which Sorin or any of the Sorin Subsidiaries has participated, has the FDA, Institutional Review Board or equivalent approval, to the extent such approval is required to be obtained or maintained by Sorin or any of the Sorin Subsidiaries, been suspended or terminated for material safety reasons.

(i)                                     Since January 1, 2012, each of Sorin and the Sorin Subsidiaries have neither voluntarily nor involuntarily initiated, conducted or issued, caused to be initiated, conducted or issued any “Class I” recall or material field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or similar notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of material safety, efficacy or regulatory compliance of any Sorin medical device products nor is Sorin or any Sorin Subsidiary currently considering initiating, conducting or issuing any “Class I” recall of any Sorin medical device product.  To the knowledge of Sorin, there are no facts which are reasonably likely to cause, and Sorin has not received since January 1, 2012 any written notice from the FDA or any other Governmental Entity (i) requesting or requiring a “Class I” recall of any Sorin medical device products sold or intended to be sold by Sorin or the Sorin Subsidiaries, (ii) proposing or instituting a change in the marketing classification or a material change in the labelling of any such Sorin medical device products, (iii) requiring a termination, enjoinment or suspension of the manufacturing, marketing, or distribution of such Sorin medical device products, or (iv) implementing an adverse change in reimbursement status of a Sorin medical device product; in each case, except as would not reasonably be expected to have a Sorin Material Adverse Effect.

(j)                                    Sorin’s and the Sorin Subsidiaries’ past and present collection, use, analysis, disclosure, retention, storage, security and dissemination of Personal Information comply (and since January 1, 2012 have complied) with (i) any and all applicable Laws, including Information Privacy and Security Laws, (ii) business associate agreements to which Sorin or any of its Subsidiaries is a party and (iii) Sorin’s and the Sorin Subsidiaries’ privacy policies, except, in each case, as would not reasonably be expected to have a Cyberonics Material Adverse Effect.  To the extent required by applicable Law, each of Sorin and the Sorin Subsidiaries have posted in accordance with Information Privacy and Security Laws a privacy policy governing its use of Personal Information on its website and has complied at all times with such privacy policy, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect.

(k)                                 Sorin and the Sorin Subsidiaries are in compliance with all applicable Laws relating to (i) the privacy of users of Sorin products or services and all Internet websites owned, maintained or operated by Sorin or any Sorin Subsidiary and (ii) the collection, storage, processing, use and transfer of, and provision of notice of breach regarding, any personally identifiable information, except in the case of each of clause (i) and (ii), where the failure to be in compliance with such applicable Laws would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect.  No claims are pending or, to the knowledge of Sorin, are threatened in writing against Sorin or any of the Sorin Subsidiaries by any person alleging a violation of such applicable Laws referred to in the foregoing sentence or by any person alleging a violation of such person’s privacy or confidentiality rights or rights relating to Personal Information, except for any such claim that would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect.

SECTION 4.06                                   Sorin CONSOB Documents; Financial Statements.

(a)                                 Since January 1, 2013, Sorin has filed with or otherwise furnished to (as applicable) the CONSOB and/or the MSE, all registration statements, prospectuses,

forms, reports, definitive proxy statements, schedules and other documents required to be filed or furnished by it under the securities Laws of Italy, as applicable (such documents and any other documents filed by Sorin with the CONSOB and/or the MSE, as have been supplemented, modified or amended since the time of filing, collectively, the “Sorin CONSOB Documents”).  As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Sorin CONSOB Documents (i) did not at the time each such document was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with all applicable requirements of the securities Laws of Italy, in each case as in effect on the date each such document was filed.  The audited consolidated financial statements and unaudited consolidated interim financial statements of Sorin (including, in each case, any notes thereto) and the consolidated Sorin Subsidiaries included in or incorporated by reference into the Sorin CONSOB Documents (collectively, the “Sorin Financial Statements”) (x) complied as of their respective dates of filing in all material respects with the then applicable accounting requirements and the published rules and regulations of the CONSOB with respect thereto, (y) were prepared in all material respects in accordance with IFRS (as adopted by the European Union and in accordance with legislative decree in effect in Italy on the date of such Sorin Financial Statement) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments) and (z) present fairly, in all material respects, the consolidated financial position and the consolidated comprehensive income, results of operations, cash flows and equity of Sorin and the consolidated Sorin Subsidiaries as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments).  As of the date of this Agreement, to the knowledge of Sorin, there are no outstanding or unresolved comments in any comment letters received by Sorin from the CONSOB.  As of the date of this Agreement, to the knowledge of Sorin, none of the Sorin CONSOB Documents is the subject of any ongoing review by the CONSOB.  No Sorin Subsidiary is, or since January 1, 2013 has been, required to file periodic reports with the SEC or CONSOB pursuant to applicable securities Laws.

(b)                                 From January 1, 2013 to the date hereof, (i) neither Sorin nor any Sorin Subsidiary has received, in writing, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Sorin or any of the Sorin Subsidiaries or their respective internal accounting controls, and (ii) to the knowledge of Sorin, no attorney representing Sorin or any of the Sorin Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Sorin or any of the Sorin Subsidiaries or any of their respective officers, directors, employees or agents to Sorin’s board of directors or any committee thereof.

(c)                                  Sorin has established and maintains internal control mechanisms and internal audit procedures in compliance with Legislative Decree No. 58 of 24 February

1998 and the Italian Corporate Governance Code issued by Borsa Italiana S.p.A. (to the extent described in the Sorin Corporate Governance Report as of December 31, 2013) designed to ensure that (i) all material information required to be disclosed by Sorin in the reports that it files or submits with the CONSOB is recorded, processed, summarized and reported within the time periods specified in the rules and forms of CONSOB and (ii) material information relating to Sorin, including its consolidated Sorin Subsidiaries, is made known to the directors of Sorin as appropriate to allow timely decisions regarding required disclosure and to prepare the documentation required pursuant to the securities Laws of Italy.  Since January 1, 2013 to the date hereof, Sorin has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Sorin’s auditors and the audit committee of Sorin (i) any significant weakness in the internal control reviews system in relation to the financial reporting process which are reasonably likely to adversely affect in any material respect Sorin’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Cyberonics’s internal controls.  As and to the extent described in the Sorin CONSOB Documents, Sorin and the Sorin Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS.

SECTION 4.07                                   Information Supplied.  None of the information supplied or to be supplied by Sorin, Holdco or Merger Sub specifically for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement or the Sorin Information Document (a) will in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) in the case of the Proxy Statement and the Sorin Information Document, will, at the time the Proxy Statement is first mailed to Cyberonics’s stockholders or the Sorin Information Document is first mailed to Sorin’s shareholders, as applicable, or at the time of the Cyberonics Stockholder Meeting or the Sorin Shareholder Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Sorin with respect to statements made or incorporated by reference therein based on information supplied by Cyberonics or any of its Representatives specifically for inclusion or incorporation by reference therein.

SECTION 4.08                                   Absence of Certain Changes.

(a)                                 From December 31, 2013 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the businesses of Sorin and the Sorin Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice.

(b)                                 Since December 31, 2013, there has not been any event, effect, development or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect.

SECTION 4.09                                   Undisclosed Liabilities.  Neither Sorin nor any of the Sorin Subsidiaries is subject to any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by IFRS to be set forth on a consolidated balance sheet of Sorin and the Sorin Subsidiaries or in the notes thereto, other than liabilities and obligations (a) disclosed, reserved against or provided for in the consolidated balance sheet of Sorin as of September 30, 2014 or in the notes thereto, (b) incurred since September 30, 2014 in the ordinary course of business consistent with past practice or (c) incurred under this Agreement or in connection with the transactions contemplated hereby.

SECTION 4.10                                   Litigation.  There is no Proceeding to which Sorin, Holdco, Merger Sub or any of their respective Subsidiaries is a party pending or, to the knowledge of Sorin, threatened that would reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect.  None of Sorin, Holdco, Merger Sub or any of their respective Subsidiaries is subject to any outstanding order, writ, injunction, judgment or decree of any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect.  Immediately prior to the execution of this Agreement, to the knowledge of Sorin, there are no Proceedings pending or threatened against Sorin or any of its Subsidiaries challenging or seeking to prohibit the execution, delivery or performance of this the LOI, the POA or this Agreement or any of the transactions contemplated hereby.

SECTION 4.11                                   Employee Benefits.

(a)                                 Section 4.11(a) of the Sorin Disclosure Letter sets forth a true and complete list of each material Sorin Benefit Plan (which, for the avoidance of doubt, does not include any (i) employment contracts or consultancy agreements for employees or consultants outside the United States where the employee or consultant’s base compensation is less than $200,000 per annum and (ii) any plan, program or policy for employees outside the United States that applies to or in respect of which benefits are provided to less than 10 employees).  For purposes of this Agreement, “Sorin Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Sorin or any Sorin Subsidiary.  Sorin Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, consulting, retirement, severance, termination or change in control agreements, agreements providing for exceptional advantages, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

(b)                                 With respect to each material Sorin Benefit Plan, to the extent applicable, Sorin has made available to Cyberonics true and complete copies of (i) such Sorin Benefit Plan, including any amendment thereto, or a written description if such Sorin Benefit Plan is not set forth in a written document, (ii) each trust, insurance annuity or other funding Contract related thereto, and (iii) all material correspondence to or from any Governmental Entity received in the last three (3) years with respect to any such Sorin Benefit Plan.

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect, (i) each Sorin Benefit Plan (including any related trusts), other than Sorin Benefit Plans subject to the Laws of any jurisdiction outside the United States, has been established, operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) Sorin and each Sorin Subsidiary is in compliance with all Laws applicable to such Sorin Benefit Plans, including ERISA and the Code, (iii) all contributions or other amounts payable by Sorin or any Sorin Subsidiary with respect to each Sorin Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and (iv) there are no claims, actions, suits, proceedings, investigations, arbitrations, audits or hearings (other than for routine claims for benefits) pending or, to the knowledge of Sorin, threatened with respect to any such Sorin Benefit Plan.

(d)                                 Each Sorin Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status, or has timely filed an application for a favorable determination letter, or may rely upon an opinion letter for a prototype or volume submitter plan, and, to the knowledge of Sorin, no circumstance exists that would materially jeopardize the qualified status of any such Sorin Benefit Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect.

(e)                                  No Sorin Benefit Plan provides health, life insurance or other welfare benefits after retirement or other termination of employment, other than (i) as required by Law, (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee) or (iii) benefits provided for a period of less than eighteen (18) months following termination of employment or during any period during which the former employee is receiving severance pay.

(f)                                   Neither Sorin nor any Sorin Subsidiary has or is expected to incur any material liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or any of their ERISA Affiliates.  With respect to any Sorin Benefit Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (i) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (ii) as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA did not exceed the then current value of assets of such Sorin Benefit Plan, (iii) no unsatisfied liability (other than for premiums to the PBGC) under Title IV of ERISA has been, or is expected to be, incurred by Sorin or any of its Subsidiaries, (iv) the PBGC has not instituted proceedings to terminate any such Sorin Benefit Plan and (v) no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred.  Neither Sorin nor any of its ERISA Affiliates has maintained or contributed or has had any obligation of any sort in the last six (6) years to any “multiemployer plan” (as defined in Section 3(37) of ERISA).  No Sorin Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(g)                                  None of the execution and delivery of this Agreement or the consummation of the Mergers or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former employee, officer, director or independent contractor of Sorin or any Sorin Subsidiary to any severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause Sorin to transfer or set aside any assets to fund any material benefits under any Sorin Benefit Plan, (iv) trigger any other material obligation under any Sorin Benefit Plan or (v) result in any material breach or violation of or default under, or limit Sorin’s right to materially amend or terminate, any Sorin Benefit Plan.

(h)                                 None of the execution and delivery of this Agreement or the consummation of the Mergers or any other transaction contemplated by this Agreement will result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(i)                                     Except as would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect, all Sorin Benefit Plans subject to the Laws of any jurisdiction outside the United States (i) have been maintained and operated in accordance with, and are compliant with, their terms, all applicable Laws, government taxation, social security and funding requirements and with any agreement entered into with a union or labor organization, (ii) to the extent required to be registered or approved by a foreign Governmental Entity, has been registered with, or approved by, a foreign Governmental Entity and, to the knowledge of Sorin, nothing has occurred that would adversely affect such registration or approval, (iii) if such Sorin Benefit Plans are intended to qualify for special Tax treatment, meet all the requirements for such treatment, (iv) if such Sorin Benefit Plans are intended or required to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with any applicable requirements and (v) there is no pending or threatened litigation relating to any such Sorin Benefit Plan.

(j)                                    Except as would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect, with respect to each Sorin Benefit Plan subject to the Laws of any jurisdiction outside the United States, (i) if required to be funded, the assets of such Sorin Benefit Plan are sufficient under applicable local Law to provide for the payment of the relevant benefits in full or (ii) if not required to be funded, the book reserves (determined in accordance with GAAP) are sufficient to provide for the payment of the relevant benefits.

SECTION 4.12                                   Labor.

(a)                                 Section 4.12(a) of the Sorin Disclosure Letter sets forth a true and complete list of any collective bargaining agreement or other material agreement, including at a national and company level, with a labor union, works council or similar organization that Sorin or any of its Subsidiaries is a party to or otherwise bound by (collectively, but without reference to materiality, the “Sorin Labor Agreements”), and to Sorin’s knowledge, no union or other labor organizational campaign is in progress with respect to the employees of Sorin or any Sorin Subsidiary.  Sorin has made available to Cyberonics true and complete copies of each Sorin Labor Agreement.  None of the execution and delivery of this Agreement or the consummation of the Mergers or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment) will entitle any third party (including any labor organization or Governmental Entity) to any payments under any of the Sorin Labor Agreements, and Sorin and its Subsidiaries are in compliance in all material respect with their obligations pursuant to all notification and bargaining obligations arising under any Sorin Labor Agreements. None of the Sorin Labor Agreements guarantee minimum employment levels at Sorin and/or its Subsidiaries or may in any way prevent, for reasons other than the existing statutory limits and restrictions, the implementation of restructuring or redundancy programs.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect, (i) during the three (3) years immediately preceding the date hereof, there is no, and has not been any, strike, lockout, slowdown, work stoppage, unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceedings pending or, to the knowledge of Sorin, threatened with respect to employees of Sorin or any Sorin Subsidiary, (ii) there are no social security disputes or claims pending or, to the knowledge of Sorin, threatened in writing against Sorin and/or the Subsidiaries, (iii) Sorin and each Sorin Subsidiary is in compliance, with respect to both present and former employees and personnel, with all applicable Laws pertaining to employment, employment practices and labor, including all such Laws relating to labor relations, terms and conditions of employment, payment of wages and salaries, payment of social security contributions, mandatory accrual of statutory leaving allowances, hours, overtime, classification of employees and assignment of duties, immigration, secondment, health and safety, mandatory hiring of disabled people, workers’/executives’/directors’ compensation, the use of labor contracts other than ordinary open-term employment, self-employment agreements, and staff leasing, registration in any mandatory books, termination of employment, collective redundancy or work suspension procedures, and the use of social and welfare schemes and (iv) Sorin and each Sorin Subsidiary is in compliance with all applicable Sorin Labor Agreements and individual labor contracts.

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect, (i) none of the non-employed personnel working or having worked for Sorin and/or its Subsidiaries is in a position to legitimately claim the status of employee of Sorin and/or its Subsidiaries, (ii) Sorin and its Subsidiaries have made all filings and taken all actions and made all payments required to be made or taken, under applicable social security, insurance, pension and welfare Laws, with respect to each of the present and former employees and any other self-employed personnel, (iii) all mandatory social security, health insurance, tax withholdings and pension charges due under such Laws with respect to its present and former employees and any other self-employed personnel have been fully paid-in and (iv) all mandatory pension plans/funds, insurance plans/funds, health care funds and severance funds required to be funded and/or allocated in relation to present and former employees have been funded in accordance with all applicable Laws and national collective bargaining agreements.  Neither Sorin nor any Sorin Subsidiary has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied.

(d)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect, (i) all commercial agency agreements entered into by Sorin and/or its Subsidiaries have been executed in compliance with all applicable Laws, economic collective agreements and individual agreements, (ii) Sorin and/or the Subsidiaries have fulfilled all their obligations related to the payments of commissions and social security contributions for agents, (iii) the agents are not entitled to be treated as, or recognized as having the status of, an employee of Sorin and/or the Subsidiaries, (iv) all contracts for the supply of works or services entered into by Sorin and its Subsidiaries have been executed and performed in compliance with applicable Laws and do not entitle any individual performing services or works in favor of Sorin and/or its Subsidiaries to be treated as, or recognized as having the status of, an employee thereof and (v) all of Sorin’s and its Subsidiaries’ contractors (and sub-contractors) have regularly paid wages, taxes and social security contributions in favor of their personnel and complied with their health and safety obligations.

(e)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect, Sorin and its Subsidiaries have fully complied with applicable Laws and Sorin Labor Agreements when transferring employees to third parties in connection with transfers of going concerns, mergers or any other corporate transactions.

SECTION 4.13                                   Tax Matters.

(a)                                 Sorin and each Sorin Subsidiary properly maintains the mandatory tax books and accounts and has timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by it and all such filed Tax Returns are correct, complete and accurate, and has paid all Taxes due (whether or not shown as due on such filed Tax Returns), subject in each case to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect.  All Taxes which Sorin or any Sorin Subsidiary has been required by law to withhold or to collect for payment on or prior to the date hereof have been duly withheld and collected and have been paid to the appropriate Governmental Entity, subject to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect.  There are no material

Liens related to Taxes upon any property or assets of Sorin or any Sorin Subsidiary, except for Sorin Permitted Liens.

(b)                                 Neither Sorin nor any Sorin Subsidiary has in effect any waiver of any statute of limitations with respect to any material amount of Taxes.  Neither Sorin nor any Sorin Subsidiary has agreed to any extension of time with respect to an assessment or deficiency for Taxes.  As of the date hereof, there is no action, suit, investigation, audit, claim, assessment or other proceeding pending with respect to Taxes for which Sorin or any Sorin Subsidiary may be liable that would, if determined adversely, reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect.  No material deficiency with respect to Taxes has been asserted or assessed in writing against Sorin or any Sorin Subsidiary which has not been fully paid or adequately reserved in Sorin Financial Statements in accordance with IFRS.

(c)                                  Neither Sorin nor any Sorin Subsidiary has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is Sorin) or has any liability for Taxes of another person (other than Sorin or a Sorin Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(d)                                 Neither Sorin nor any Sorin Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the Closing Date that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(e)                                  Neither Sorin nor any Sorin Subsidiary has, within the past six (6) years, (i) been engaged in, or been party to, any of the transactions set out in Chapter 5 of Part 23 of the UK Corporation Tax Act 2010, or (ii) made or received a chargeable payment as defined in section 1086 of that Act.

(f)                                   Neither Sorin nor any Sorin Subsidiary is a party to, or bound by, or has any obligation under, any Tax sharing, indemnification or similar Contract other than (i) Contracts solely among Sorin and the Sorin Subsidiaries and (ii) customary Tax indemnification provisions in Contracts entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

(g)                                  Neither Sorin nor any Sorin Subsidiary has participated in any “listed transaction” required to be disclosed by any of them on any Tax Return in accordance with Treasury Regulation Section 1.6011-4(a) or any arrangements which have been or are required to be disclosed pursuant to Part 7 of the UK Finance Act 2004 (or any similar provision of state, local or foreign law).

(h)                                 Sorin has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(i)                                     Neither Sorin nor any Sorin Subsidiary has knowledge of any facts or of any reason that would reasonably be expected to cause Holdco to be treated under current

Law, as a result of the transactions contemplated by this Agreement, as a “domestic corporation” within the meaning of the Code.

SECTION 4.14                                   Real Property.

(a)                                 Section 4.14(a) of the Sorin Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all material real property owned in fee by Sorin or any Sorin Subsidiary (the “Sorin Owned Real Property”).  Except as would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect, (i) Sorin or a Sorin Subsidiary has good and marketable title to the Sorin Owned Real Property, in each case free and clear of all Liens except for Sorin Permitted Liens and (ii) no Sorin Owned Real Property is subject to any option, obligation or right of first refusal or contractual right to purchase, lease or acquire any interest in any Sorin Owned Real Property.

(b)                                 Section 4.14(b) of the Sorin Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all material real property that is leased, subleased or licensed by Sorin or any Sorin Subsidiary (the “Sorin Leased Real Property”), and together with the Sorin Owned Real Property, collectively, the “Sorin Real Property”).  Except as would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect, Sorin or a Sorin Subsidiary has a valid leasehold estate in each Sorin Leased Real Property, in each case free and clear of all Liens except for Sorin Permitted Liens.  Each Contract of Sorin or the Sorin Subsidiaries for any Sorin Leased Real Property is legal, valid, enforceable and binding on Sorin and each Sorin Subsidiary that is a party thereto and, to the knowledge of Sorin, each other party thereto and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and except for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect, and neither Sorin nor any of the Sorin Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, and no condition exists which (with notice or lapse of time or both) would constitute a default under, any lease of Sorin Leased Real Property where such breach or default would reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect.  Sorin has made available to Sorin a true and complete copy of all Contracts for Sorin Leased Real Property.  There are no outstanding options or rights of any third party to acquire any of Sorin’s or Sorin Subsidiary’s interests in such Sorin Leased Real Property.  Neither Sorin nor any Sorin Subsidiary has subleased or otherwise granted any person the right to use or occupy any Sorin Leased Real Property.  Neither Sorin nor any Sorin Subsidiary has collaterally assigned or granted any other security interest in any Sorin Leased Real Property or any interest therein.

SECTION 4.15                                   Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect:

(a)                                 Sorin and each Sorin Subsidiary is, and has at all times been, in compliance with those Environmental Laws applicable to their respective assets, properties and operations (including possessing and complying with any required Environmental Permits), and there are no administrative or judicial proceedings, actions or investigations pending against Sorin or any Sorin Subsidiary and none of Sorin or any Sorin Subsidiary has received any written notice, demand, letter or claim, in either case, alleging that Sorin or such Sorin Subsidiary is in violation of, or has liability under, any Environmental Law.

(b)                                 To the knowledge of Sorin, there are no Hazardous Substances present in, at, on, or under any Sorin Owned Real Property, Sorin Leased Real Property or any other location that requires remediation or has resulted in a liability under Environmental Laws on the part of Sorin or any Sorin Subsidiary.

(c)                                  Sorin has provided any and all material information in its possession relating to (i) SNIA S.p.A. legacy environmental liability, including all environmental reports, studies, assessments, legal memoranda, sampling data and other environmental documentation relating to the lagoons of Marano Lagunare and Grado and the litigation relating thereto and (ii) the possession or storage of radiological materials or wastes.

SECTION 4.16                                   Intellectual Property.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect, Sorin and the Sorin Subsidiaries (i) own all right, title and interest in or (ii) have the valid right or license to use all Intellectual Property Rights that are used in the conduct of the business of Sorin and the Sorin Subsidiaries as currently conducted (the “Sorin Intellectual Property Rights”).  Sorin has made available to Cyberonics a list of all Sorin Registered Intellectual Property Rights, which list is, to the knowledge of Sorin, true and complete in all material respects as of the date hereof.  Except as would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect, Sorin and the Sorin Subsidiaries are the sole and exclusive owners of all applications and registrations included in the Sorin Registered Intellectual Property Rights, free and clear of all Liens, except for Sorin Permitted Liens.  Except as would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect, all Sorin Registered Intellectual Property Rights are subsisting and, to Sorin’s knowledge, valid and enforceable.

(b)                                 As of the date of this Agreement, there is no pending, or to the knowledge of Sorin, threatened Proceeding against Sorin or any of the Sorin Subsidiaries concerning the validity, enforceability or ownership of any Sorin Intellectual Property Rights or the right of Sorin to use or otherwise exploit any Sorin Intellectual Property Rights, except for such Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect if determined adversely to Sorin or any of the Sorin Subsidiaries.  To the knowledge of Sorin, none of Sorin nor any of the Sorin Subsidiaries are subject to any order pertaining to the Sorin Intellectual Property Rights restricting in any material manner the use, transfer, licensing or other exploitation by Sorin or any of the Sorin Subsidiaries of any Sorin Intellectual Property Rights or Sorin’s

(or the applicable Sorin Subsidiary’s) ownership thereof.  Neither Sorin nor any of the Sorin Subsidiaries has received, during the period beginning on the date that is two (2) years prior to the date of this Agreement, any written charge, complaint, claim, demand or notice challenging the validity of any of the Sorin Intellectual Property Rights, except as would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect if determined adversely to Sorin or any of the Sorin Subsidiaries.

(c)                                  Neither the execution, delivery and performance of this Agreement nor the consummation of the Mergers and other transactions contemplated by this Agreement will impair the right of Sorin to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, perform, display, distribute, license, or dispose of any Sorin Intellectual Property Rights or any portion thereof as currently used or exploited by Sorin and the Sorin Subsidiaries, except as would not reasonably be expected, individually or in the aggregate, to be material to Sorin and the Sorin Subsidiaries, taken as a whole.

(d)                                 To Sorin’s knowledge, as of the date hereof, the conduct of the business of Sorin and the Sorin Subsidiaries as currently conducted does not infringe upon any Intellectual Property Rights of any other person, except for any such infringement that would not reasonably be expected to be material to Sorin and the Sorin Subsidiaries, taken as a whole.  None of Sorin or any of the Sorin Subsidiaries has received, during the period beginning on the date that is two (2) years prior to the date of this Agreement, any written charge, complaint, claim, demand or notice alleging any such infringement by Sorin or any of the Sorin Subsidiaries that has not been settled or otherwise fully resolved, except for any such infringement that would not reasonably be expected to be material to Sorin and the Sorin Subsidiaries, taken as a whole.  To Sorin’s knowledge, no other person is infringing, or has infringed during the period beginning on the date that is two (2) years prior to the date of this Agreement, any Sorin Intellectual Property Rights owned by Sorin, except for any such infringement as would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect.

(e)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect, each of Sorin and the Sorin Subsidiaries has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of all Trade Secrets included in the Sorin Intellectual Property Rights that are both owned by Sorin or the Sorin Subsidiaries and material to the business of Sorin or the Sorin Subsidiaries as currently conducted.  To Sorin’s knowledge, there have been no breaches of security that resulted in the disclosure of any such material Trade Secrets, except for any such disclosure that would not reasonably be expected to be material to Sorin and the Sorin Subsidiaries, taken as a whole.

SECTION 4.17                                   Contracts.

(a)                                 Section 4.17(a) of the Sorin Disclosure Letter sets forth a true and complete list of all Sorin Material Contracts in effect as of the date hereof.  For the purposes of this Agreement, “Sorin Material Contract” means each Contract to which

Sorin or any of the Sorin Subsidiaries is a party or by which it is bound (other than any of the foregoing solely between Sorin and any of the Sorin Subsidiaries or between any wholly owned Sorin Subsidiaries or any Sorin Benefit Plan) that:

(i)                                     relates to a partnership, collaboration agreement, joint venture or similar agreement or arrangement of Sorin or any of the Sorin Subsidiaries;

(ii)                                  relates to outstanding Indebtedness of Sorin or any Sorin Subsidiary in an amount in excess of $5 million;

(iii)                               by its terms calls for aggregate payments by Sorin or any of its Subsidiaries of more than $2 million in any fiscal year period, except for any such Contract that may be canceled by Sorin, without any material penalty or other liability to Sorin or any of its Subsidiaries, upon notice of 90 days or less;

(iv)                              by its terms calls for aggregate payments to Sorin or any of its Subsidiaries of more than $2 million in any fiscal year period;

(v)                                 is a definitive agreement providing for the acquisition from another person or disposition to another person, directly or indirectly (by merger, purchase or similar transaction), of assets or capital stock or other equity interests of another person (A) that involves aggregate consideration (alone or as a series of related Contracts) in excess of $3 million (other than acquisitions or dispositions of inventory in the ordinary course of business) and which has not been consummated or (B) under which Sorin or any Sorin Subsidiary has outstanding “earn-out” or other similar contingent payment obligations;

(vi)                              prohibits Sorin or any of its affiliates (including the Sorin Merger Surviving Company and its affiliates from and after the Effective Times) from (A) engaging or competing in any line of business in any geographical location or with any person or (B) selling any products or services (including Sorin products or services) of or to any other person or in any geographic region;

(vii)                           involves any material exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and other indices;

(viii)                        obligates Sorin or any of the Sorin Subsidiaries to make any capital expenditures (including pursuant to any development project, partnership or joint venture) in excess of $2 million in any fiscal year;

(ix)                              obligates Sorin or any of the Sorin Subsidiaries to provide indemnification or a guarantee (other than in the ordinary course of business in connection with sales of products or services to customers) that, to the knowledge of Sorin, would reasonably be expected to result in payments in excess of $5 million as of the date hereof;

(x)                                 constitutes a Contract for Sorin Intellectual Property Rights (other than with respect to licenses for commercially available software or hardware) that would reasonably be expected to result in payments by Sorin in excess of $2 million per fiscal year;

(xi)                              is a Contract that grants “most favored nation” status or similar preferential pricing rights to any third party;

(xii)                           is a material Contract with a Governmental Entity;

(xiii)                        (A) obligates Sorin to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (B) under which any person has been granted the right to manufacture, sell, market or distribute any product of Sorin on an exclusive basis to any person or group of persons or in any geographical area; and

(xiv)                       any lease with respect to Sorin Leased Real Property.

(b)                                 Neither Sorin nor any Sorin Subsidiary is in breach of or default under the terms of any Sorin Material Contract (nor, to the knowledge of Sorin, is there any condition or event which, with notice or lapse of time or both, would constitute such a breach or default) where such breach or default would reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect.  To the knowledge of Sorin, no other party to any Sorin Material Contract is in breach of or default (nor, to the knowledge of Sorin, is there any condition or event which, with notice or lapse of time or both, would constitute such a breach or default) under the terms of any Sorin Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect.  Each Sorin Material Contract is a valid and binding obligation of, and enforceable in accordance with its terms against, Sorin or the relevant Sorin Subsidiary party thereto, as applicable, and, to the knowledge of Sorin, each other party thereto and is in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect; provided, however, that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)                                  Prior to the date hereof, Sorin has heretofore delivered or made available to Cyberonics correct and complete copies of each Sorin Material Contract, together with any and all amendments and supplements thereto.

SECTION 4.18                                   Insurance.  Except as would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect, (a) all insurance policies maintained by Sorin and the Sorin Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of Sorin reasonably has determined to be prudent in accordance with industry practices or as is required by Law or regulation, and all premiums due and payable thereon have been paid; and (b) neither Sorin nor any Sorin Subsidiary is in breach or default of any of the insurance policies, and neither Sorin nor any Sorin Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or material modification of any of the insurance policies.  Except as would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect, Sorin has not received any notice of termination or cancellation or denial of coverage with respect to any insurance policy.

SECTION 4.19                                   Anti-Money Laundering and Economic Sanctions Laws.

(a)                                 None of Sorin, the Sorin Subsidiaries, any of their respective officers, directors, employees or, to the knowledge of Sorin, agents designated by Sorin to act on behalf of Sorin and solely when acting in such capacity (collectively, the “Sorin Group,” it being acknowledged and agreed that any representation or warranty in this Agreement with respect to the Sorin Group shall, to the extent it applies to such agents, be deemed made to the knowledge of Sorin and solely when acting in such capacity), (i) is, or in the five (5) years prior to the date of this Agreement has been, in violation of any applicable anti-money laundering law or (ii) engages in, or in the five (5) years prior to the date of this Agreement has engaged in, any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b)                                 Except as otherwise authorized by OFAC, no member of the Sorin Group (i) conducts, or in the five (5) years prior to the date of this Agreement has conducted, any business or engages in, or in the five (5) years prior to the date of this Agreement has engaged in, making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in, or in the five (5) years prior to the date of this Agreement has dealt in or otherwise engaged in, any transaction related to any property or interests in property blocked pursuant to any applicable Economic Sanctions Laws or (iii) engages in or conspires to engage in, or in the five (5) years prior to the date of this Agreement has engaged in or conspired to engage in, any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Economic Sanctions Laws.

SECTION 4.20                                   FCPA and Anti-Corruption.

(a)                                 No member of the Sorin Group has in the five (5) years prior to the date of this Agreement, in connection with the business of Sorin or any Sorin Subsidiary, itself or, to the knowledge of Sorin, any other third party, in each case, acting on behalf of Sorin or any Sorin Subsidiary, taken any action in violation of the FCPA, Legislative Decree no. 231 under Italian Law or any Bribery Legislation.

(b)                                 No member of the Sorin Group is, or in the five (5) years prior to the date of this Agreement has been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Sorin or any Sorin Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA.

(c)                                  Sorin and the Sorin Subsidiaries are in material compliance with the provisions of Italian Law contained in Legislative Decree no. 231, dated June 8, 2001, and have adopted all the actions provided for in such legislation to be exempted from fines, disqualifications or other sanctions (including the adoption and implementation of a model aimed at preventing crimes committed in their interest or to their advantage by their directors, managers, executives or by their agents or employees).

SECTION 4.21                                   Customers.  To the knowledge of Sorin, as of the date of this Agreement neither Sorin nor any of the Sorin Subsidiaries (a) has been notified in writing of any breach of any Contract with any of Sorin’s top twenty (20) customers (the “Sorin Material Customers”), measured by revenue generated in fiscal year 2014, that would be material and adverse to Sorin and the Sorin Subsidiaries, taken as a whole or (b) has been notified in writing by any such Sorin Material Customers that it intends to terminate or otherwise materially and adversely alter the terms of its business with Sorin or any of the Sorin Subsidiaries, in each case, in a manner that would be material and adverse to Sorin and the Sorin Subsidiaries, taken as a whole.  As of the date of this Agreement, neither Sorin nor any of the Sorin Subsidiaries has notified any such Sorin Material Customers in writing of any material breach of any material Contract by such Sorin Material Customers.

SECTION 4.22                                   Opinion of Financial Advisor.  Sorin’s board of directors has received the opinion of Rothschild on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Sorin Exchange Ratio is fair, from a financial point of view, to the shareholders of Sorin.  Sorin will make a true and complete copy of such opinion available to Cyberonics, for informational purposes only, after receipt of such opinion by Sorin’s board of directors.

SECTION 4.23                                   Anti-Takeover Provisions.  Assuming the accuracy of the representation contained in Section 3.02(h), Sorin, Holdco and Merger Sub have taken all actions necessary to render inapplicable to this Agreement and the Sorin Merger, and inapplicable to Holdco, Merger Sub and Sorin’s share capital in connection with this Agreement and the Sorin Merger, any and all Takeover Statutes, and no such Takeover Statute applies or will apply to Sorin, Holdco, Merger Sub, or any of their respective Subsidiaries, with respect to the Sorin Merger.

SECTION 4.24                                   Vote Required.  (i) The attendance of the holders of more than one-fifth of Sorin Shares able to vote and the affirmative vote of the holders of two-thirds of Sorin Shares in attendance and able to vote on the sole call at the Sorin Shareholder Meeting for the approval of the Sorin Merger and the Sorin Merger Terms (“Sorin Shareholder Approval”) and (ii) the approval of (A) Sorin, as the sole shareholder of Holdco, of this Agreement, the Sorin Merger Terms and the transactions contemplated hereby (including the Mergers) (the “Holdco Shareholder Approval”) and (B) Holdco, as the sole shareholder of Merger Sub, of this Agreement, the Sorin Merger Terms and the transactions contemplated hereby (including the Mergers) (the “Merger Sub Shareholder Approval”), are the only votes required (under applicable Law, the Sorin Charter, the Sorin Bylaws or otherwise) of the holders of any class or series of capital stock or other equity securities of Sorin, Holdco and Merger Sub to approve, as the case may be, this Agreement, the Sorin Merger Terms and the transactions contemplated hereby (including the Mergers).  The Principal Sorin Shareholders will be entitled to vote all Sorin Shares held by them at the Sorin Shareholder Meeting, and such Sorin Shares will be counted in determining whether the Sorin Shareholder Approval is obtained.

SECTION 4.25                                   Brokers.  No broker, finder or investment banker other than Rothschild is entitled to any brokerage, finder’s or other fee or commission from Sorin or any Sorin Subsidiary in connection with the transactions contemplated by this Agreement.

SECTION 4.26                                   Sufficient Funds.  At the Effective Times, Holdco will have available, and Holdco will provide Merger Sub with sufficient cash or lines of credit available to pay (i) any cash required to be paid to any holder of Excluded Sorin Rescission Shares and (ii) any and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including the Mergers, and any related fees and expenses.

SECTION 4.27                                   Absence of Certain Arrangements.  Other than this Agreement and the Cyberonics Support Agreements and the Management Retention Agreements, there are no Contracts or any commitments to enter into any Contract between Sorin, Holdco, Merger Sub or any of their respective affiliates, on the one hand, and any director, officer, employee or stockholder of Cyberonics, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Sorin Merger Surviving Company or the Cyberonics Merger Surviving Corporation after the Effective Times.

SECTION 4.28                                   Acknowledgement of No Other Representations or Warranties.  Except for the representations and warranties contained in Article III, each of Sorin, Holdco and Merger Sub acknowledges and agrees that none of Cyberonics, the Cyberonics Subsidiaries or any of their respective affiliates or the Cyberonics Representatives makes or has made any representation or warranty, either express or implied, concerning Cyberonics or the Cyberonics Subsidiaries or any of their respective assets or properties or the transactions contemplated by this Agreement.  Sorin, Holdco and Merger Sub and their respective Representatives have received from Cyberonics or its Representatives certain estimates, projections and other forecasts for Cyberonics and its Subsidiaries and certain estimates, plans and budget information.  Each of Sorin, Holdco and Merger Sub acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; that Cyberonics makes no representations or warranties with respect thereto except to the extent of any representations and warranties made by Cyberonics in Article III relating thereto; that Sorin, Holdco and Merger Sub are familiar with such uncertainties; and that, except to the extent the representations and warranties in Article III speak to such estimates, projections, forecasts, plans and budgets, Sorin, Holdco and Merger Sub are each taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their Representatives.

ARTICLE V
COVENANTS

SECTION 5.01                                   Conduct of Business Pending the Mergers.

(a)                                 Conduct of Business by Cyberonics.  Cyberonics agrees that between the date of this Agreement and the Cyberonics Merger Effective Time, except as set forth in Section 5.01(a) of the Cyberonics Disclosure Letter, as expressly provided for, permitted, or as required by any provision of this Agreement or as required by applicable Law, by a Governmental Entity of competent jurisdiction or by the rules or requirements of the NASDAQ, unless Sorin shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Cyberonics will, and will cause each Cyberonics Subsidiary to, (x) conduct its business and operations in all material respects in the ordinary course of business consistent with past practice and (y), to the extent consistent therewith, use commercially reasonable efforts to preserve substantially intact its business organization, keep available the services of its current officers and employees and preserve its relationships with significant Governmental Entities, customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with it.  Without limiting the foregoing, except as set forth in Section 5.01(a) of the Cyberonics Disclosure Letter, as expressly provided for, permitted, or as required by any provision of this Agreement or as required by applicable Law, by a Governmental Entity of competent jurisdiction or by the rules or requirements of the NASDAQ, Cyberonics shall not, and shall not permit any Cyberonics Subsidiary to, between the date of this Agreement and the Cyberonics Merger Effective Time, do any of the following without the prior written consent of Sorin (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)                                     amend its certificate of incorporation, bylaws or equivalent organizational documents;

(ii)                                  issue, deliver, sell, pledge, dispose, encumber, subject to any Lien or grant any shares of capital stock or other equity interests in, or voting securities of, Cyberonics or any Cyberonics Subsidiary, or options, warrants or other securities convertible into, or exchangeable or exercisable for, any such shares of capital stock, equity interests or voting securities, any rights of any kind to acquire any such shares of capital stock, equity interests, voting securities or such options, warrants or other convertible or exchangeable securities, or any rights relating to or based on the value of such capital stock, equity interests or voting securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than the issuance of Cyberonics Shares upon the exercise, vesting and/or settlement, as applicable, of Cyberonics Equity Awards outstanding as of the date hereof in accordance with the terms of the applicable award agreement and Cyberonics Stock Plan;

(iii)                               sell, pledge, dispose of, transfer, abandon, allow to lapse, lease, license or encumber or otherwise subject to a Lien (other than a Cyberonics Permitted Lien) any property, rights or assets (including capital stock of any Cyberonics Subsidiary) (other than pledges, disposals, transfers, abandonments, lapses, leases, licenses or encumbrances of inventory, supplies, materials and products in the ordinary course of business consistent with past practice) of Cyberonics and the Cyberonics Subsidiaries, taken as a whole, other than pursuant to Contracts in effect on the date hereof that have been provided to Sorin prior to the date hereof;

(iv)                              (x) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any Cyberonics Securities (other than dividends paid by a wholly owned Cyberonics Subsidiary to Cyberonics or another wholly owned Cyberonics Subsidiary); (y) split, combine, reclassify or amend the terms of any shares of capital stock or other Cyberonics Securities; or (z) redeem, purchase or otherwise acquire any shares of capital stock or other securities or any rights, warrants, or options to acquire any such shares or other securities, except for any repurchases in connection with the exercise of or Tax withholdings on the vesting or payment, as applicable, of Cyberonics Equity Awards outstanding as of the date hereof in accordance with the terms of the applicable award agreement and Cyberonics Stock Plan;

(v)                                 adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Cyberonics or any Cyberonics Subsidiary;

(vi)                              acquire (including by merger, consolidation or acquisition of stock or assets) any business or any interest in any person or any division or amount of assets thereof, except with respect to such acquisitions for consideration that is for an individual transaction, not in excess of $30 million for all such transactions in the aggregate;

(vii)                           incur, prepay, defease, cancel or materially modify any Indebtedness or issue any debt securities or warrants or any rights to acquire debt securities, or assume, guarantee or endorse the obligations of any person (other than a wholly owned Cyberonics Subsidiary), except (A) for borrowings in the ordinary course of business under Cyberonics’s existing credit facilities or (B) Indebtedness for borrowed money that is prepayable at any time without penalty or premium in an amount not to exceed $30 million in the aggregate;

(viii)                        make any loans, advances or capital contributions to, or investments in, (i) any person in which Cyberonics or any Cyberonics Subsidiary does not own an equity interest as of the date hereof which loans, advances, capital contributions or investments are in an amount in excess of $5 million in the aggregate or (ii) any other person (other than any Cyberonics Subsidiary) in which Cyberonics or any Cyberonics Subsidiary owns an equity interest as of the date hereof which loans, advances, capital contributions or investments are in an amount in excess of $30 million in the aggregate;

(ix)                              modify, or amend, or renew, cancel or terminate, or waive, release or assign any material rights or claims with respect to, any Cyberonics Material Contract, or enter into any Contract which, if entered into prior to the date hereof, would be a Cyberonics Material Contract, other than renewals in the ordinary course of business consistent with past practice or automatic renewals contemplated by the terms of such Contract or, for the avoidance of doubt, as expressly permitted by any other clause of this Section 5.01(a); provided, however, that such renewals shall not be permitted with respect to any Contract that would materially restrict, after the Effective Times, Holdco and its Subsidiaries (including the Cyberonics Merger Surviving Corporation, the Sorin Merger Surviving Company and their respective Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

(x)                                 enter into any Contract that would materially restrict, after the Effective Times, Holdco and its Subsidiaries (including the Cyberonics Merger Surviving Corporation, the Sorin Merger Surviving Company and their respective Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

(xi)                              except to the extent required by Law or the terms of any Cyberonics Benefit Plan as in effect as of the date of this Agreement or as specifically contemplated by this Agreement: (A) other than in the ordinary course of business consistent with past practice, increase the compensation or benefits payable or to become payable to its directors, officers or employees; (B) other than in the ordinary course of business consistent with past practice, establish, adopt, enter into, amend or terminate any Cyberonics Benefit Plan; (C) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Cyberonics Benefit Plan; (D) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than at times and in amounts in the ordinary course of business consistent with past practice; or (E) notwithstanding clause (A) or (B), for employees who are officers, grant any rights to severance or termination pay or enter into any employment or severance agreement;

(xii)                           establish, adopt, enter into, materially amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xiii)                        except to the extent otherwise required by Law or in the ordinary and usual course of business consistent with past practice, make or change any material Tax election, adopt or change any material method of Tax accounting, file any material amended Tax Return, make a request for a Tax ruling or enter into a closing agreement or advance pricing agreement in respect of a material amount of Taxes or settle or compromise any material audit, assessment, Tax claim or proceeding relating to Taxes, surrender any right to claim a material refund or offset of any Taxes, or change the classification of Cyberonics or any Cyberonics Subsidiary for U.S. federal Tax purposes;

(xiv)                       make any material change in accounting policies or procedures in effect as of April 25, 2014, other than as required by GAAP (or any interpretation or enforcement thereof), Regulation S-X of the Exchange Act or a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization) or applicable Law;

(xv)                          make any capital expenditures after the date hereof that exceed $15 million in the aggregate; provided, however, that Cyberonics and any Cyberonics Subsidiary shall be permitted to make emergency capital expenditures in any amount that Cyberonics determines is necessary in its reasonable judgment to maintain its ability to operate its business in the ordinary course;

(xvi)                       waive, release, assign, settle or compromise any Proceeding affecting Cyberonics or any Cyberonics Subsidiary (other than any Proceeding brought by Cyberonics against Sorin or brought by Sorin against Cyberonics arising out of or relating to this Agreement), other than any such waiver, release, assignment, settlement or compromise of a Proceeding (a) where the amounts paid or to be paid (A) do not exceed established reserves for such Proceedings as of the date hereof by more than $10 million in the aggregate or (B) are funded, subject to payment of a deductible, by insurance coverage maintained by Cyberonics or its Subsidiaries and (b) that does not include any equitable relief that would be material and adverse to the conduct of the business of Cyberonics and the Cyberonics Subsidiaries, taken as a whole, or the business of Holdco and the Subsidiaries of Holdco following the Effective Times (together, the “Holdco Group”), taken as a whole following the Effective Times;

(xvii)                    fail to maintain insurance consistent with past practice and of a size and scope that is reasonable for the business of Cyberonics and the Cyberonics Subsidiaries, taken as a whole;

(xviii)                 take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Mergers set forth in Article VI not being satisfied; or

(xix)                       authorize, commit to or enter into any Contract to do any of the foregoing.

Nothing contained in this Agreement shall give Sorin, Holdco or Merger Sub, directly or indirectly, the right to control or direct the operations of Cyberonics prior to the Cyberonics Merger Effective Time.  Prior to the Cyberonics Merger Effective Time, Cyberonics shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

(b)                                 Conduct of Business by Sorin, Holdco and Merger Sub.  Sorin, Holdco and Merger Sub agree that between the date of this Agreement and the Cyberonics Merger Effective Time, except as set forth in Section 5.01(b) of the Sorin Disclosure Letter, as expressly provided for, permitted or as required by any provision of this Agreement or as required by applicable Law, by a Governmental Entity of competent jurisdiction or by the rules or requirements of the MSE, unless Cyberonics shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Sorin, Holdco and Merger Sub will, and will cause each of their respective Subsidiaries to, (x) conduct its business and operations in all material respects in the ordinary course of business consistent with past practice and (y) to the extent consistent therewith, use commercially reasonable efforts to preserve substantially intact its business organization, keep available the services of its current officers and employees and preserve its relationships with significant Governmental Entities, customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with it.  Without limiting the foregoing, except as set forth in Section 5.01(b) of the Sorin Disclosure Letter, as expressly provided for, permitted or as required by any provision of this Agreement or as required by applicable Law, by a Governmental Entity of competent jurisdiction or by the rules or requirements of the MSE, Sorin, Holdco and Merger Sub shall not, and shall cause each of their respective Subsidiaries not to, between the date of this Agreement and the Cyberonics Merger Effective Time, do any of the following without the prior written consent of Cyberonics (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)                                     amend its articles of incorporation, bylaws or equivalent organizational documents;

(ii)                                  issue, deliver, sell, pledge, dispose, encumber, subject to any Lien or grant any shares of capital stock or other equity interests in, or voting securities of, Sorin or any Sorin Subsidiary, or options, warrants or other securities convertible into, or exchangeable or exercisable for, any such shares of capital stock, equity interests or voting securities, any rights of any kind to acquire any such shares of capital stock, equity interests, voting securities or such options, warrants or other convertible or exchangeable securities, or any rights relating to or based on the value of such capital stock, equity interests or voting securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than the issuance of Sorin Shares upon the exercise, vesting and/or settlement, as applicable, of Sorin Equity Awards outstanding as of the date hereof in accordance with the terms of the applicable award agreement and Sorin Stock Plan;

(iii)                               sell, pledge, dispose of, transfer, abandon, allow to lapse, lease, license or encumber or otherwise subject to a Lien (other than a Sorin Permitted Lien) any property, rights or assets (including capital stock of any Sorin Subsidiary) (other than pledges, disposals, transfers, abandonments, lapses, leases, licenses or encumbrances of inventory, supplies, materials and products in the ordinary course of business consistent with past practice) of Sorin and the Sorin

Subsidiaries, taken as a whole, other than pursuant to Contracts in effect on the date hereof that have been provided to Cyberonics prior to the date hereof;

(iv)                              (x) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any Sorin Securities (other than dividends paid by a wholly owned Sorin Subsidiary to Sorin or another wholly owned Sorin Subsidiary); (y) split, combine, reclassify or amend the terms of any shares of capital stock or other Sorin Securities; or (z) redeem, purchase or otherwise acquire any shares of capital stock or other securities or any rights, warrants, or options to acquire any such shares or other securities, except for any repurchases in connection with the exercise of or Tax withholdings on the vesting or payment, as applicable, of Sorin Equity Awards outstanding as of the date hereof in accordance with the terms of the applicable award agreement and Sorin Stock Plan;

(v)                                 adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Sorin or any Sorin Subsidiary (other than a merger of one or more Sorin Subsidiaries with or into, or the transfer of one or more Sorin Subsidiaries to, one or more other Sorin Subsidiaries and other than in furtherance of the consummation of the transactions contemplated by this Agreement);

(vi)                              acquire (including by merger, consolidation or acquisition of stock or assets) any business or any interest in any person or any division or amount of assets thereof, except with respect to such acquisitions for consideration that is for an individual transaction, not in excess of $30 million for all such transactions in the aggregate;

(vii)                           incur, prepay, defease, cancel or materially modify any Indebtedness or issue any debt securities or warrants or any rights to acquire debt securities, or assume, guarantee or endorse the obligations of any person (other than a wholly owned Sorin Subsidiary), except (A) for borrowings in the ordinary course of business under Sorin’s existing credit facilities or (B) Indebtedness for borrowed money that is prepayable at any time without penalty or premium in an amount not to exceed $30 million in the aggregate;

(viii)                        make any loans, advances or capital contributions to, or investments in, (i) any person in which Sorin or any Sorin Subsidiary does not own an equity interest as of the date hereof which loans, advances, capital contributions or investments are in an amount in excess of $5 million in the aggregate or (ii) any other person (other than any Sorin Subsidiary) in which Sorin or any Sorin Subsidiary owns an equity interest as of the date hereof which loans, advances, capital contributions or investments are in an amount in excess of $30 million in the aggregate;

(ix)                              modify, or amend, or renew, cancel or terminate, or waive, release or assign any material rights or claims with respect to, any Sorin Material Contract, or enter into any Contract which, if entered into prior to the date hereof, would be a Sorin Material Contract, other than renewals in the ordinary course of business consistent with past practice or automatic renewals contemplated by the terms of such Contract or, for the avoidance of doubt, as expressly permitted by any other clause of this Section 5.01(b); provided, however, that such renewals shall not be permitted with respect to any Contract that would materially restrict, after the Effective Times, Holdco and its Subsidiaries (including the Cyberonics Merger Surviving Corporation, the Sorin Merger Surviving Company and their respective Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

(x)                                 enter into any Contract that would materially restrict, after the Effective Times, Holdco and its Subsidiaries (including the Cyberonics Merger Surviving Corporation, the Sorin Merger Surviving Company and their respective Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

(xi)                              except to the extent required by Law or the terms of any Sorin Benefit Plan as in effect as of the date of this Agreement or as specifically contemplated by this Agreement: (A) other than in the ordinary course of business consistent with past practice, increase the compensation or benefits payable or to become payable to its directors, officers or employees; (B) other than in the ordinary course of business consistent with past practice, establish, adopt, enter into, amend or terminate any Sorin Benefit Plan; (C) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Sorin Benefit Plan; (D) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than at times and in amounts in the ordinary course of business consistent with past practice; or (E) notwithstanding clause (A) or (B), for employees who are officers, grant any rights to severance or termination pay or enter into any employment or severance agreement;

(xii)                           establish, adopt, enter into, materially amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xiii)                        except to the extent otherwise required by Law or in the ordinary and usual course of business consistent with past practice, make or change any material Tax election, adopt or change any material method of Tax accounting, file any material amended Tax Return, make a request for a Tax ruling or enter into a closing agreement or advance pricing agreement in respect of a material amount of Taxes or settle or compromise any material audit, assessment, Tax claim or proceeding relating to Taxes, surrender any right to claim a material refund or offset of any Taxes, or change the classification of Sorin or any Sorin Subsidiary for U.S. federal Tax purposes;

(xiv)                       make any material change in accounting policies or procedures in effect as of December 31, 2013, other than as required by IFRS (or any interpretation or enforcement thereof) or a Governmental Entity or quasi-Governmental Entity (including the International Accounting Standards Board or any similar organization) or applicable Law;

(xv)                          make any capital expenditures after the date hereof that exceed the amounts contemplated by Sorin’s capital expenditure budget made available to Cyberonics in writing prior to the date hereof by more than five percent (5%) in the aggregate; provided, however, that Sorin and any Sorin Subsidiary shall be permitted to make emergency capital expenditures in any amount that Sorin determines is necessary in its reasonable judgment to maintain its ability to operate its business in the ordinary course;

(xvi)                       waive, release, assign, settle or compromise any Proceeding affecting Sorin or any Sorin Subsidiary (other than any Proceeding brought by Cyberonics against Sorin or brought by Sorin against Cyberonics arising out of or relating to this Agreement), other than any such waiver, release, assignment, settlement or compromise of a Proceeding (a) where the amounts paid or to be paid (A) do not exceed established reserves for such Proceedings as of the date hereof by more than $10 million in the aggregate or (B) are funded, subject to payment of a deductible, by insurance coverage maintained by Sorin or its Subsidiaries and (b) that does not include any equitable relief that would be material and adverse to the conduct of the business of Sorin and the Sorin Subsidiaries, taken as a whole or the business of Holdco Group, taken as a whole, following the Effective Times;

(xvii)                    fail to maintain insurance consistent with past practice and of a size and scope that is reasonable for the business of Sorin and the Sorin Subsidiaries, taken as a whole;

(xviii)                 take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Mergers set forth in Article VI not being satisfied; or

(xix)                       authorize, commit to or enter into any Contract to do any of the foregoing.

Nothing contained in this Agreement shall give Cyberonics, directly or indirectly, the right to control or direct the operations of Sorin prior to the Cyberonics Merger Effective Time.  Prior to the Cyberonics Merger Effective Time, Sorin shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

SECTION 5.02                                   Agreements Concerning Holdco and Merger Sub.

(a)                                 Holdco shall, immediately following execution of this Agreement, execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.  Prior to the Closing Date, Sorin shall take all necessary actions to ensure that the shareholders of Holdco provide promptly all necessary consents and approvals with respect to this Agreement and the consummation of the Mergers and the other transactions contemplated hereby.

(b)                                 From the date of this Agreement until the Effective Times, Sorin shall cause Holdco and Merger Sub to comply with all of their respective obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.  From and after the Effective Times, Holdco shall cause the Cyberonics Merger Surviving Corporation to comply with all of its obligations under this Agreement.

SECTION 5.03                                   No Solicitation by Cyberonics; Cyberonics Change of Recommendation.

(a)                                 Except as permitted by this Section 5.03, Cyberonics shall, and shall cause the Cyberonics Subsidiaries and its and their respective Representatives to, (i) immediately upon the execution of this Agreement cease any discussions or negotiations with any persons that are ongoing with respect to any Cyberonics Competing Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to a Cyberonics Competing Proposal, and (ii) from the execution of this Agreement until the Cyberonics Merger Effective Time, not (A) initiate, solicit or knowingly facilitate or encourage the submission of any inquiry, proposal or offer regarding a Cyberonics Competing Proposal, (B) furnish any information regarding Cyberonics or any Cyberonics Subsidiary to any person in connection with, for the purpose of encouraging or facilitating, or in response to, a Cyberonics Competing Proposal, (C) participate in any discussions or negotiations with respect to any Cyberonics Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Cyberonics Competing Proposal, or (D) execute or enter into, or agree to enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Cyberonics Competing Proposal (other than an Acceptable Cyberonics Confidentiality Agreement) (a “Cyberonics Acquisition Agreement”).  Promptly following the execution of this Agreement (and in any event no later than two (2) Business Days following the date of this Agreement), Cyberonics shall request the prompt return or destruction of all confidential information previously furnished in connection with a potential Cyberonics Competing Proposal to any person with whom Cyberonics or a Cyberonics Representative has had discussions or negotiations with respect to a Cyberonics Competing Proposal in the last twelve (12) months and shall terminate all physical and electronic dataroom access previously granted to any such person or its Representatives.

(b)                                 Notwithstanding anything to the contrary contained in Section 5.03(a), if at any time following the execution of this Agreement and prior to Cyberonics obtaining the Cyberonics Stockholder Approval, (i) Cyberonics has received a bona fide written Cyberonics Competing Proposal that has not resulted from a material breach of Section 5.03(a), (ii) the board of directors of Cyberonics determines in good faith, after consultation with its financial advisor and outside counsel, that such Cyberonics Competing Proposal constitutes or would reasonably be expected to lead to a Cyberonics Superior Proposal and (iii) the board of directors of Cyberonics determines, after consultation with its outside counsel, that failure to take such action would be inconsistent with its fiduciary duties to the stockholders of Cyberonics under applicable Law, then Cyberonics may, subject to compliance with this Section 5.03, (A) furnish information with respect to Cyberonics and the Cyberonics Subsidiaries to the person making such Cyberonics Competing Proposal and its Representatives and (B) participate in discussions or negotiations with the person making such Cyberonics Competing Proposal and its Representatives regarding such Cyberonics Competing Proposal; provided, however, that Cyberonics (1) will not, and will not permit or authorize the Cyberonics Subsidiaries or any Representative of Cyberonics or the Cyberonics Subsidiaries to, disclose any information to such person without first entering into an Acceptable Cyberonics Confidentiality Agreement with such person and (2) will as promptly as practicable (and in any event within 24 hours thereafter) provide or make available to Sorin any material information concerning Cyberonics or the Cyberonics Subsidiaries provided or made available to such other person (or its Representatives) that was not previously provided or made available to Sorin.  Subject to the undertakings of the Confidentiality Agreement, Cyberonics will promptly (and in any event, within 24 hours) notify Sorin in the event (x) any Cyberonics Competing Proposal is received by, (y) any information is requested in connection with any Cyberonics Competing Proposal from, or (z) any discussions or negotiations with respect to a Cyberonics Competing Proposal are sought to be initiated with, Cyberonics, any Cyberonics Subsidiary or any Cyberonics Representative, and shall (I) indicate, in connection with such notice, the identity of the person making such Cyberonics Competing Proposal, requesting such information or seeking to initiate such discussions or negotiations, together with a summary of the material terms and conditions of such Cyberonics Competing Proposal (including, if applicable, copies of any written Cyberonics Competing Proposal) or the nature of the request for information, as applicable, and (II) thereafter keep Sorin reasonably informed, on a reasonably current basis, of the status and terms of any such discussions or negotiations.  Cyberonics shall not, and shall cause the Cyberonics Subsidiaries not to, enter into any agreement with any person that prohibits Cyberonics from providing to Sorin any of the information required to be provided to Sorin under this Section 5.03(b) within the time periods contemplated hereby.  Notwithstanding anything to the contrary in this Section 5.03, the board of directors of Cyberonics may correspond in writing with any person making a Cyberonics Competing Proposal solely to request clarification of the terms and conditions thereof so as to determine whether such Cyberonics Competing Proposal constitutes or would reasonably be expected to lead to a Cyberonics Superior Proposal, provided that such written correspondence is delivered concurrently to Sorin.  Cyberonics shall not terminate, waive, amend or modify any provision of, or grant permission under, any “standstill” or confidentiality agreement to which Cyberonics is a party, and Cyberonics shall enforce the provisions of each such agreement.  Notwithstanding anything to the contrary contained in this Agreement, Cyberonics shall be permitted to fail to enforce any provision of any “standstill”, confidentiality or similar obligation of any person if the board of directors of Cyberonics determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Cyberonics’s stockholders under applicable Law; provided, that Cyberonics promptly advises Sorin that it is taking such action and the identity of the party or parties with respect to which it is taking such action; provided, further, that the foregoing shall not restrict Cyberonics from permitting a person to orally request the waiver of a “standstill” or similar obligation to the extent necessary to avoid violating fiduciary duties under applicable Law.

(c)                                  Except as set forth in Sections 5.03(d) and 5.03(e), neither the board of directors of Cyberonics nor any committee thereof shall (i) authorize, approve or recommend, or publicly propose to authorize, approve or recommend, any Cyberonics Competing Proposal, (ii) withhold or withdraw (or modify or qualify in a manner adverse to Sorin), or publicly propose to withhold or withdraw (or modify or qualify in a manner adverse to Sorin), the Cyberonics Board Recommendation (any action set forth in the foregoing clause (i) or (ii), a “Cyberonics Change of Recommendation”) or (iii) approve or recommend, or publicly propose to approve or recommend, or cause or permit Cyberonics or any Cyberonics Subsidiary to execute or enter into, any Cyberonics Acquisition Agreement.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, at any time prior to (but not after) obtaining the Cyberonics Stockholder Approval and subject to compliance with Section 7.02(b)(i) and this Section 5.03(d), the board of directors of Cyberonics may:

(i)                                     (A) make a Cyberonics Change of Recommendation in connection with a Cyberonics Superior Proposal or (B) cause Cyberonics to enter into a Cyberonics Acquisition Agreement with respect to a Cyberonics Superior Proposal and terminate this Agreement pursuant to Section 7.01(h), if (v) there has been no material breach of this Section 5.03, (w) a bona fide, written Cyberonics Competing Proposal is made to Cyberonics by a third person and the board of directors of Cyberonics determines in good faith, after consultation with its outside financial advisors and outside counsel, that such Cyberonics Competing Proposal constitutes a Cyberonics Superior Proposal, (x) Cyberonics provides Sorin 96 hours’ prior written notice of its intention to take such action (a “Notice of Cyberonics Superior Proposal Action”), which notice shall include the identity of the person making such Cyberonics Superior Proposal and the material terms and conditions of such Cyberonics Superior Proposal and, if applicable, shall attach the proposed Cyberonics Acquisition Agreement providing for such Cyberonics Superior Proposal (it being agreed that, in each case, neither the delivery of such notice by Cyberonics nor any public announcement thereof that the board of directors of Cyberonics determines in good faith, after consultation with outside counsel, is required to be made under applicable Law shall constitute a Cyberonics Change of Recommendation), (y) to the extent requested by Sorin, Cyberonics negotiates in good faith with Sorin with respect to any changes to the terms of this Agreement proposed by Sorin for at least 96 hours following delivery by Cyberonics of such Notice of Cyberonics Superior Proposal Action (it being understood and agreed that any amendment to any material term of any

Cyberonics Competing Proposal will be deemed a new Cyberonics Competing Proposal for purposes of this Section 5.03(d), including with respect to the notice period referenced in this Section 5.03(d)(i), except that the 96 hours’ period shall be reduced to 72 hours for such purposes) and (z) taking into account any binding changes to the terms of this Agreement definitively and irrevocably agreed to by Sorin in writing, the board of directors of Cyberonics determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Cyberonics Competing Proposal would continue to constitute a Cyberonics Superior Proposal if such changes irrevocably agreed to by Sorin in writing were to be given effect; or

(ii)                                  make a Cyberonics Change of Recommendation other than in connection with a Cyberonics Competing Proposal if (A) Cyberonics provides Sorin 96 hours’ prior written notice of its intention to take such action (a “Notice of Cyberonics Change of Recommendation”), which notice shall specify, in reasonable detail, the reasons therefor (it being agreed that neither the delivery of such Notice of Cyberonics Change of Recommendation by Cyberonics nor any public announcement thereof that the board of directors of Cyberonics determines in good faith, after consultation with outside counsel, is required to be made under applicable Law shall constitute a Cyberonics Change of Recommendation), (B) Cyberonics has negotiated in good faith with Sorin with respect to any changes to the terms of this Agreement proposed by Sorin for at least 96 hours following delivery by Cyberonics of such Notice of Cyberonics Change of Recommendation and (C) taking into account any binding changes to the terms of this Agreement definitively and irrevocably agreed to by Sorin in writing, the board of directors of Cyberonics determines in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties of the members of the board of directors of Cyberonics under applicable Law.

(e)                                  Nothing contained in this Section 5.03 or elsewhere in this Agreement shall prohibit Cyberonics or the board of directors of Cyberonics from (i) complying with its disclosure obligations under applicable United States federal or state Law with respect to a Cyberonics Competing Proposal, including taking and disclosing to the stockholders of Cyberonics a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders) or (ii) making any disclosure to the stockholders of Cyberonics if the board of directors of Cyberonics determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the stockholders of Cyberonics under applicable Law; provided, however, that clause (ii) of this Section 5.03(e) shall not be deemed to permit the board of directors of Cyberonics to make a Cyberonics Change of Recommendation or take any of the actions referred to in Section 5.03(c)(iii), except, in each case, to the extent permitted by Section 5.03(d) (for the avoidance of doubt, it being agreed that the issuance by Cyberonics or the board of directors of Cyberonics of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act (or any similar communication to stockholders), shall not constitute a Cyberonics Change of Recommendation).

(f)                                   Neither Cyberonics nor the board of directors of Cyberonics shall take any action to exempt any person or entity (other than Holdco, Sorin, Merger Sub and their respective affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL or any other Takeover Statute or otherwise cause such restrictions not to apply.

(g)                                  Cyberonics agrees that any violation of the restrictions set forth in this Section 5.03 by any Cyberonics Representative shall be deemed to be a breach of this Agreement (including this Section 5.03) by Cyberonics.

SECTION 5.04                                   No Solicitation by Sorin; Sorin Change of Recommendation.

(a)                                 Except as permitted by this Section 5.04, Sorin shall, and shall cause the Sorin Subsidiaries and its and their respective Representatives to, (i) immediately upon the execution of this Agreement cease any discussions or negotiations with any persons that are ongoing with respect to any Sorin Competing Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to a Sorin Competing Proposal and (ii) from the execution of this Agreement until the Sorin Merger Effective Time, not (A) initiate, solicit or knowingly facilitate or encourage the submission of any inquiry, proposal or offer regarding a Sorin Competing Proposal, (B) furnish any information regarding Sorin or any Sorin Subsidiary to any person in connection with, for the purpose of encouraging or facilitating, or in response to, a Sorin Competing Proposal, (C) participate in any discussions or negotiations with respect to any Sorin Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Sorin Competing Proposal, or (D)  execute or enter into, or agree to enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Sorin Competing Proposal (other than an Acceptable Sorin Confidentiality Agreement) (a “Sorin Acquisition Agreement”).  Promptly following the execution of this Agreement (and in any event no later than two Business Days following the date of this Agreement), Sorin shall request the prompt return or destruction of all confidential information previously furnished in connection with a potential Sorin Competing Proposal to any person with whom Sorin or a Sorin Representative has had discussions or negotiations with respect to a Sorin Competing Proposal in the last twelve (12) months and shall terminate all physical and electronic dataroom access previously granted to any such person or its Representatives.

(b)                                 Notwithstanding anything to the contrary contained in Section 5.04(a), if, at any time following the execution of this Agreement and prior to Sorin obtaining the Sorin Shareholder Approval, (i) Sorin has received a bona fide written Sorin Competing Proposal that has not resulted from a material breach of Section 5.04(a), (ii) the board of directors of Sorin determines in good faith, after consultation with its financial advisor and outside counsel, that such Sorin Competing Proposal constitutes or would reasonably be expected to lead to a Sorin Superior Proposal and (iii) the board of directors of Sorin determines, after consultation with its outside counsel, that failure to take such action would be inconsistent with its fiduciary duties to the stockholders of Sorin under applicable law, then Sorin may, subject to compliance with this Section 5.04, (A) furnish information with respect to Sorin and the Sorin Subsidiaries to the person making such Sorin Competing Proposal and its Representatives and (B) participate in discussions or negotiations with the person making such Sorin Competing Proposal and its Representatives regarding such Sorin Competing Proposal; provided, however, that Sorin (1) will not, will not permit or authorize the Sorin Subsidiaries or any Representative of Sorin or the Sorin Subsidiaries to, disclose any information to such person without first entering into an Acceptable Sorin Confidentiality Agreement with such person and (2) will as promptly as practicable (and in any event within 24 hours thereafter) provide to Cyberonics any material information concerning Sorin or the Sorin Subsidiaries provided or made available to such other person (or its Representatives) that was not previously provided or made available to Cyberonics.  Subject to the undertakings of the Confidentiality Agreement, Sorin will promptly (and in any event, within 24 hours) notify Cyberonics in the event (x) any Sorin Competing Proposal is received by, (y) any information is requested in connection with any Sorin Competing Proposal from, or (z) any discussions or negotiations with respect to a Sorin Competing Proposal are sought to be initiated with, Sorin, any Sorin Subsidiary or any Sorin Representative, and shall (I) indicate, in connection with such notice, the identity of the person making such Sorin Competing Proposal, requesting such information or seeking to initiate such discussions or negotiations, together with a summary of the material terms and conditions of such Sorin Competing Proposal (including, if applicable, copies of any written Sorin Competing Proposal) or the nature of the request for information, as applicable, and (II) thereafter keep Cyberonics reasonably informed, on a reasonably current basis, of the status and terms of any such discussions or negotiations.  Sorin shall not, and shall cause the Sorin Subsidiaries not to, enter into any agreement with any person that prohibits Sorin from providing to Cyberonics any of the information required to be provided to Cyberonics under this Section 5.04 within the time periods contemplated hereby.  Notwithstanding anything to the contrary in this Section 5.04, the board of directors of Sorin may correspond in writing with any person making a Sorin Competing Proposal solely to request clarification of the terms and conditions thereof so as to determine whether such Sorin Competing Proposal constitutes or would reasonably be expected to lead to a Sorin Superior Proposal, provided that such written correspondence is delivered concurrently to Cyberonics.  Sorin shall not terminate, waive, amend or modify any provision of, or grant permission under, any “standstill” or confidentiality agreement to which Sorin is a party, and Sorin shall enforce the provisions of each such agreement.  Notwithstanding anything to the contrary contained in this Agreement, Sorin shall be permitted to fail to enforce any provision of any “standstill”, confidentiality or similar obligation of any person if the board of directors of Sorin determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Sorin’s stockholders under applicable Law; provided, that Sorin promptly advises Cyberonics that it is taking such action and the identity of the party or parties with respect to which it is taking such action; provided, further, that the foregoing shall not restrict Sorin from permitting a person to orally request the waiver of a “standstill” or similar obligation to the extent necessary to avoid violating fiduciary duties under applicable Law.

(c)                                  Except as set forth in Sections 5.04(d) or 5.04(e), neither the board of directors of Sorin nor any committee thereof shall (i) authorize, approve or recommend, or publicly propose to authorize, approve or recommend, any Sorin Competing Proposal, (ii) withhold or withdraw (or modify or qualify in a manner adverse to Cyberonics), or publicly propose to withhold or withdraw (or modify or qualify in a manner adverse to Cyberonics), the Sorin Board Recommendation (any action set forth in the foregoing clause (i) or (ii), a “Sorin Change of Recommendation”) or (iii) approve or recommend, or publicly propose to approve or recommend, or cause or permit Sorin or any Sorin Subsidiary to execute or enter into, any Sorin Acquisition Agreement.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, at any time prior to (but not after) obtaining the Sorin Shareholder Approval and subject to compliance with Section 7.02(b)(ii) and this Section 5.04(d), the board of directors of Sorin may:

(i)                                     (A) make a Sorin Change of Recommendation in connection with a Cyberonics Superior Proposal or (B) cause Sorin to enter into a Sorin Acquisition Agreement with respect to a Sorin Superior Proposal and terminate this Agreement pursuant to Section 7.01(i), if (v) there has been no material breach of this Section 5.04, (w) a bona fide, written Sorin Competing Proposal is made to Sorin by a third person and the board of directors of Sorin determines in good faith, after consultation with its outside financial advisors and outside counsel, that such Sorin Competing Proposal constitutes a Sorin Superior Proposal, (x) Sorin provides Cyberonics 96 hours’ prior written notice of its intention to take such action (a “Notice of Sorin Superior Proposal Action”), which notice shall include the identity of the person making such Sorin Superior Proposal and the material terms and conditions of such Sorin Superior Proposal and, if applicable, shall attach the proposed Sorin Acquisition Agreement providing for such Sorin Superior Proposal (it being agreed that, in each case, neither the delivery of such notice by Sorin nor any public announcement thereof that the board of directors of Sorin determines in good faith, after consultation with outside counsel, is required to be made under applicable Law shall constitute a Sorin Change of Recommendation), (y) to the extent requested by Cyberonics, Sorin negotiates in good faith with Cyberonics with respect to any changes to the terms of this Agreement proposed by Cyberonics for at least 96 hours following delivery by Sorin of such Notice of Sorin Superior Proposal Action (it being understood and agreed that any amendment to any material term of any Sorin Competing Proposal will be deemed a new Sorin Competing Proposal for purposes of this Section 5.04(d), including with respect to the notice period referenced in this Section  5.04(d)(i), except that the 96 hours’ period shall be reduced to 72 hours for such purposes) and (z) taking into account any binding changes to the terms of this Agreement definitively and irrevocably agreed to by Cyberonics in writing, the board of directors of Sorin determines in good faith, after consultation with its financial advisor and outside legal counsel, that such

Sorin Competing Proposal would continue to constitute a Sorin Superior Proposal if such changes irrevocably agreed to by Sorin in writing were to be given effect; or

(ii)                                  make a Sorin Change of Recommendation other than in connection with a Sorin Competing Proposal if (A) Sorin provides Cyberonics 96 hours’ prior written notice of its intention to take such action (a “Notice of Sorin Change of Recommendation”), which notice shall specify, in reasonable detail, the reasons therefor (it being agreed that neither the delivery of such Notice of Sorin Change of Recommendation by Sorin nor any public announcement thereof that the board of directors of Sorin determines in good faith, after consultation with outside counsel, is required to be made under applicable Law shall constitute a Sorin Change of Recommendation), (B) Sorin has negotiated in good faith with Cyberonics with respect to any changes to the terms of this Agreement proposed by Cyberonics for at least 96 hours following delivery by Sorin of such Notice of Sorin Change of Recommendation and (C) taking into account any binding changes to the terms of this Agreement definitively and irrevocably agreed to by Cyberonics in writing, the board of directors of Sorin has determined in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties of the members of the board of directors of Sorin under applicable Law.

(e)                                  Nothing contained in this Section 5.04 or elsewhere in this Agreement shall prohibit Sorin or the board of directors of Sorin from complying with its disclosure obligations under applicable Italian Laws with respect to a Sorin Competing Proposal, including making any disclosure to the shareholders of Sorin if the board of directors of Sorin determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the shareholders of Sorin under applicable Law; provided, however, that this Section 5.04(e) shall not be deemed to permit the board of directors of Sorin to make a Sorin Change of Recommendation or take any of the actions referred to in Section 5.04(c)(iii), except, in each case, to the extent permitted by Section 5.04(d).

(f)                                   Neither Sorin nor the board of directors of Sorin shall take any action to exempt any person or entity (other than Holdco, Sorin, Merger Sub and their respective affiliates) from the provisions of “control share acquisitions” contained in any Takeover Statute or otherwise cause such restrictions not to apply.

(g)                                  Sorin agrees that any violation of the restrictions set forth in this Section  5.04 by any Sorin Representative shall be deemed to be a breach of this Agreement (including this Section 5.04) by Sorin.

SECTION 5.05                                   Registration Statements; Sorin Information Document; Proxy Statement; NASDAQ Listing Application; LSE Listing Application; Holdco Prospectus; Holdco Filings; Sorin Filings; Meetings.

(a)                                 As promptly as practicable following the execution of this Agreement, (i) Cyberonics shall prepare the Proxy Statement (with Sorin’s reasonable cooperation), (ii) Holdco (with Cyberonics’s reasonable cooperation) shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”), in connection with the registration under the Securities Act of the Holdco Shares to be issued to the holders of Sorin Shares and Cyberonics Shares, as applicable, in connection with the Mergers, and in which the Proxy Statement will be included as a prospectus, (iii) Sorin shall prepare, file and publish in accordance with applicable Law an information document relating to the Sorin Shareholder Meeting (together with any amendments thereof or supplements thereto, the “Sorin Information Document”, it being understood and agreed that such Sorin Information Document shall comply with Italian Law and the parties hereto shall cooperate in good faith to ensure that the intent of the parties hereto, as set forth in this Agreement, is reflected as nearly as possible in such other documents), (iv) Holdco shall prepare and file with (x) the NASDAQ a listing application (the “NASDAQ Listing Application”) for the dual-listing of the Holdco Shares on the NASDAQ, (y) with the FCA and the LSE applications for the admission of the Holdco Shares (including, for the avoidance of doubt, the Sorin Merger Consideration and the Cyberonics Merger Consideration) to the standard listing segment of the Official List and the admission of such shares to trading on the LSE’s Main Market for listed securities on or as close as practicable following the Sorin Merger Effective Time and the Cyberonics Merger Effective Time respectively (the “LSE Listing Application”), and (z) prepare and submit to the FCA for approval the Holdco Prospectus, (v) Holdco shall prepare and file with the Registrar of Companies in England and Wales (the “Registrar”) the Sorin Merger Terms, with any other customary terms approved with the prior written consent of Cyberonics (which shall not be unreasonably withheld, conditioned or delayed) in compliance with Regulation 7 of the UK Merger Regulations and a report from the directors of Holdco compliant with Regulation 8 of the UK Merger Regulations, which shall have been approved by the Holdco board of directors in accordance with the Laws of England and Wales, and which filing shall be made in sufficient time for a notice of receipt of the documents to be published in the London Gazette by the Registrar not later than thirty (30) days prior to the date of the Sorin Shareholder Meeting and (vi) Sorin shall prepare and file with Sorin’s Companies Register: (x) the Sorin Merger Terms, with any other customary terms approved with the prior written consent of Cyberonics (which shall not be unreasonably withheld, conditioned or delayed) in compliance with the Laws of Italy, (y) a report of the Sorin board of directors, compliant with the Laws of Italy, which shall have been approved by the Sorin board of directors as provided by the Laws of Italy, and (z) the Sorin Expert Report.  Sorin and Holdco shall ensure that the Sorin Merger Terms and all other documents required to effect the transactions contemplated hereby, including to obtain the Sorin Shareholder Approval and complete the Sorin Merger, reflect and are consistent with the terms of this Agreement in all respects, except as otherwise required by applicable Laws or consented to in writing by Cyberonics in advance (such consent not to be unreasonably withheld, conditioned or delayed).  Sorin, Holdco and Cyberonics shall provide each other with a reasonable opportunity to review and comment on the documents referred to in the preceding sentence and any amendment or supplement thereto (which comments shall be reasonably considered) prior to their filing.  No filing of, or amendment or supplement to, such documents shall be made by Sorin, Holdco or Cyberonics, as applicable, without the prior consent of Sorin and Cyberonics, as applicable (which shall not be unreasonably withheld, delayed or conditioned).  Subject to Section 5.03, the Proxy Statement shall include the Cyberonics Board Recommendation and subject to Section 5.04, the Sorin Information Document shall include the Sorin Board Recommendation.  Each of Sorin, Holdco, Merger Sub and Cyberonics shall cooperate in the preparation of the Registration Statement, the Proxy Statement, the Holdco Prospectus, the Sorin Information Document, the NASDAQ Listing Application, the LSE Listing Application and, in each case, any amendments or supplements thereto, and shall furnish all information concerning Sorin, Holdco, Merger Sub and Cyberonics, as applicable, and their respective affiliates and holders of shares and provide such other assistance as is reasonably requested or necessary or appropriate in connection with the preparation, filing and distribution of such documents including the resolution of any comments in respect of the Registration Statement from the SEC or the Holdco Prospectus from the FCA.  Each of Sorin and Cyberonics shall use commercially reasonable efforts to cause to be delivered to Holdco and each other a “comfort letter” of its independent auditors, dated the date that is two (2) Business Days prior to the date on which the Registration Statement becomes effective.  The parties shall use their respective reasonable best efforts to (i) cause the Registration Statement to become effective as promptly as practicable following the filing thereof (including by responding to comments of the SEC) and to keep the Registration Statement effective as long as is necessary to consummate the Mergers and the other transactions contemplated hereby, (ii) satisfy prior to the effective date of the Registration Statement any applicable foreign or state securities laws in connection with the issuance of Holdco Shares pursuant to the Mergers, (iii) cause the Proxy Statement to be cleared by the SEC as promptly as reasonably practicable, (iv) prepare, file and obtain any necessary approvals of the Sorin Information Document, in each case as promptly as reasonably practicable, and (v) cause the Holdco Prospectus to be approved by the FCA as promptly as reasonably practicable and for the FCA to provide to CONSOB and, to the extent required under applicable Law, any other relevant competent authorities, a certificate of approval and other documentation required under the EU Prospectus Directive (Directive 2003/71/EC), as amended, for the Holdco Prospectus to be, to the extent required under applicable Law, “passported” into Italy and any other relevant member state.  Sorin, Holdco and Cyberonics shall notify each other promptly of the receipt of any comments from the SEC or its staff, the FCA or its employees, or any comments from any other Governmental Entity and of any request by the SEC or its staff, the FCA or its employees or any request by any other Governmental Entity for amendments or supplements to the Registration Statement, the Holdco Prospectus, the Proxy Statement or the Sorin Information Document, or for additional information, and will supply each other with copies of all correspondence between Sorin, Holdco or Cyberonics, as applicable, or any of their respective Representatives, and the SEC or its staff, the FCA or its employees, or any other Governmental Entity with respect to the Registration Statement, the Proxy Statement, the Holdco Prospectus or the Sorin Information Document.

(b)                                 If at any time prior to the Cyberonics Merger Effective Time any information relating to Sorin, Holdco, Merger Sub or Cyberonics, or any of their respective affiliates, officers or directors, should be discovered by Sorin, Holdco, Merger Sub or Cyberonics which should be set forth in an amendment or supplement to any of the Registration Statement, the Proxy Statement, the Holdco Prospectus or the Sorin Information Document, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or in the case of the Holdco Prospectus there arises or is noted a significant new factor, material mistake or inaccuracy relating to the information included in the Holdco Prospectus after its approval by the FCA and prior to the Cyberonics Merger Effective Time or, if later, the Holdco Shares being admitted to trading on the LSE, the party which discovers such information shall promptly notify the other parties and the parties shall cooperate as appropriate to prepare and promptly file an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement to the stockholders of Sorin or Cyberonics, as applicable.  Nothing in this Section 5.05(b) shall limit the obligations of any party under Section 5.05(a).  Sorin, Holdco and Cyberonics will cause (i) the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder and (ii) the Holdco Prospectus to comply in all material respects with applicable Laws and the rules and regulations applicable thereto, including the Prospectus Rules and the Listing Rules.

(c)                                  Holdco shall promptly advise Sorin and Cyberonics when the Registration Statement has become effective and of any supplements or amendments thereto.  Subject to Section 5.05(e), applicable Law, the Cyberonics Charter, the Cyberonics Bylaws and the rules of NASDAQ, Cyberonics shall, as promptly as reasonably practicable after (i) the Registration Statement is declared effective in accordance with Section 5.05(a) and (ii) the SEC (or the staff of the SEC) confirms that it has no further comments to the Proxy Statement, distribute the Proxy Statement to its stockholders and duly call, give notice of and mail the Proxy Statement to the holders of Cyberonics Common Stock as of the record date established for, convene and hold, a meeting of its stockholders for the purpose of submitting to such stockholders this Agreement for adoption in order to obtain the Cyberonics Stockholder Approval (the “Cyberonics Stockholder Meeting”).  Subject to Section 5.03, Cyberonics’s board of directors shall recommend that Cyberonics’s stockholders adopt this Agreement (the “Cyberonics Board Recommendation”), and Cyberonics shall, unless there has been a Cyberonics Change of Recommendation as permitted by this Agreement, use all lawful efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action reasonably necessary or advisable to secure the Cyberonics Stockholder Approval.

(d)                                 Sorin shall, in accordance with all applicable rules and regulations of the MSE and Italian Law, call and hold an extraordinary general meeting of its shareholders (the “Sorin Shareholder Meeting”), for the purpose of obtaining the Sorin Shareholder Approval as promptly as practicable, and shall submit the Sorin Merger Terms and the transactions contemplated hereby and thereby to the shareholders of Sorin at the Sorin Shareholder Meeting for the purpose of obtaining the Sorin Shareholder Approval.

Subject to Section 5.04, Sorin’s board of directors shall recommend that Sorin’s shareholders approve this Agreement (the “Sorin Board Recommendation”), and Sorin shall, unless there has been a Sorin Change of Recommendation as permitted by this Agreement, use all lawful efforts to take all actions reasonably necessary or advisable to secure the Sorin Shareholder Approval.  Sorin shall file the Sorin Shareholder Approval with Sorin’s relevant Companies Register promptly following the approval of the Sorin Merger Terms by its shareholders.

(e)                                  Notwithstanding anything contained herein to the contrary, Cyberonics shall not be obligated to fix the record date for the Cyberonics Stockholder Meeting until the expiration of the withdrawal period for rescission rights held by Sorin shareholders in accordance with Italian Law (and shall be entitled to mail the Proxy Statement a customary amount of time prior to the Cyberonics Stockholder Meeting).

(f)                                   Sorin shall use reasonable best efforts to obtain the early termination of the right of creditors of Sorin to exercise creditor opposition rights under the Laws of Italy, and shall take any other actions necessary or advisable to resolve any exercise of such rights as promptly as practicable.

(g)                                  Holdco and Sorin will use commercially reasonable efforts to ensure that the issuance and subsequent trading of Holdco Shares on the NASDAQ do not attract a charge to stamp duty or stamp duty reserve tax in the United Kingdom, provided, however, that Holdco and Sorin shall be treated as having so used commercially reasonable efforts for purposes of this Section 5.05(g) so long as the Holdco Shares to be traded on the NASDAQ are put into a clearance system or depositary receipts system, including the Depository Trust Company.

SECTION 5.06                                   Access to Information.  From the date of this Agreement to the Cyberonics Merger Effective Time, Sorin and Cyberonics shall, and shall cause each of their respective Subsidiaries, and shall direct and use reasonable best efforts to cause their respective Representatives to: (i) provide to each other and their respective Representative, upon prior written notice, reasonable access, during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by it, to its officers, employees, properties, offices, other facilities and books and records; and (ii) furnish promptly such information concerning its business, properties, contracts, assets and liabilities as Sorin or Cyberonics or their respective Representatives may reasonably request; provided, however, that Sorin and Cyberonics shall not be required to (or to cause any of their respective Subsidiaries or Representatives to) afford such access or furnish such information (x) to the extent that it reasonably believes in good faith that doing so would: (A) result in the loss of attorney-client privilege; (B) violate any of its obligations with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which it is party; or (C) breach, contravene, violate or result in liability under any applicable Law (including the HSR Act or any other antitrust or competition Law) (it being agreed that Cyberonics and Sorin shall use their respective reasonable best efforts to reduce the scope of or eliminate the applicable restriction) or (y) if Cyberonics or any of its affiliates, on the one hand, and Sorin or any of its affiliates, on the other hand, are adverse parties in any Proceeding, to the extent that is reasonably pertinent to such Proceeding.  Sorin and Cyberonics shall, and shall cause each of their respective Subsidiaries and shall direct and use reasonable best efforts to cause their respective Representatives to, hold all information provided or furnished pursuant to this Section 5.06 confidential in accordance with the terms of the Confidentiality Agreement.

SECTION 5.07                                   Appropriate Action; Consents; Filings.

(a)                                 On the terms and subject to the conditions set forth in this Agreement, each of Sorin, Holdco and Cyberonics shall (and shall cause each of their respective affiliates to) use its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to consummate and make effective the transactions contemplated hereby and to cause the conditions set forth in Article VI to be satisfied, in each case as promptly as practicable.  Without limiting the generality of the foregoing, but subject to the other terms and conditions set forth in this Agreement, each of Sorin, Holdco and Cyberonics shall (and shall cause each of their respective affiliates to) use its reasonable best efforts to (i) promptly obtain all actions or nonactions, consents, licenses, permits (including Environmental Permits), waivers, approvals, authorizations and orders from Governmental Entities or other persons necessary in connection with the consummation of the transactions contemplated hereby, including any certifications or orders from the Court, Italian notary public and competent Italian court, (ii) as promptly as practicable (and, in the case of the HSR Act, in any event within ten (10) Business Days after the date hereof), make all registrations and filings, and thereafter make any other required submissions with, and pay any fees due in connection therewith to, any Governmental Entity or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the filings required of them or their “ultimate parent entities” under the HSR Act, (iii) file all notifications required under any other Antitrust Law, in each case with respect to this Agreement and the transactions contemplated hereby, including the Mergers, as promptly as reasonably practicable, (iv) defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other proceeding, (v) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby, in each case until the issuance of a final, non-appealable order with respect thereto and (vi) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby.

(b)                                 Notwithstanding anything to the contrary in Section 5.07(a), Cyberonics, Sorin, Holdco and Merger Sub agree to use their respective reasonable best efforts (and to cause their affiliates to use their respective reasonable best efforts) to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Entity with competent jurisdiction, so as to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable, including accepting operational restrictions or limitations and committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale, license, disposition or holding separate of such assets or businesses as are required (and the entry into agreements with, and submission to orders of, the relevant Governmental Entity) in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any order, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement.  Further, and for the avoidance of doubt, each of Cyberonics, Sorin, Holdco and Merger Sub shall take (and shall cause each of its affiliates to take) any and all actions necessary or advisable in order to ensure that (x) no requirement for any non-action by or consent or approval of the Antitrust Division, the FTC or other foreign or U.S. Governmental Entity with respect to any Antitrust Laws, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding with respect to any Antitrust Laws, and (z) no other matter relating to any Antitrust Laws, would in any case prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c)                                  Without limiting the generality of anything contained in this Section 5.07, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties, and if in writing, promptly furnish the outside legal counsel for the other parties with copies of (or, in the case of oral communications, advise as to the contents of) any communication to or from the FTC, the Antitrust Division, or any other Governmental Entity regarding the transactions contemplated by this Agreement.  Each party hereto will consult and cooperate with the other parties and will consider in good faith and in advance the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with the transactions contemplated by this Agreement.  In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will, upon reasonable request, permit authorized Representatives of the other parties to be present at each telephonic or in-person meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in advance (and consider in good faith any comments made by others) in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.  Each party hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive information provided to the other under this Section 5.07(c) as “outside counsel only.” Such materials and information contained therein shall be given only to the outside legal counsel for the other parties and will not be disclosed by such outside legal counsel to employees, officers, or directors of the receiving parties unless express permission is obtained in advance from the disclosing party; provided, however, that materials provided pursuant to this Section 5.07(c) may be redacted (i) as necessary to comply with contractual arrangements and (ii) as necessary to address reasonable privilege concerns.  Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.07 shall require either party to provide to the other party or its Representatives a copy of its HSR Act Filing.

SECTION 5.08                                   Certain Notices.  Subject to applicable Laws and the instructions of any Governmental Entity as well as the limitations set forth in Section 5.06 with respect to information sharing, each of Cyberonics, Holdco and Sorin shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of material notices or other communications received by Sorin, Holdco, Merger Sub or Cyberonics, as the case may be, or any of their respective Subsidiaries, from any third person and/or any Governmental Entity with respect to the Mergers and the other transactions contemplated by this Agreement.

SECTION 5.09                                   Public Announcements.  The initial press release issued by Sorin and Cyberonics concerning this Agreement and the transactions contemplated hereby shall be a joint press release.  Thereafter through the Cyberonics Merger Effective Time, and so long as this Agreement is in effect, none of Holdco, Sorin or Cyberonics shall issue or cause the publication of any press release or other public announcement concerning this Agreement, the Mergers or the other transactions contemplated hereby without the prior consultation and consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by obligations pursuant to any listing agreement with the NASDAQ, LSE or the MSE, as applicable, or by any Governmental Entity with jurisdiction over such party.  For the avoidance of doubt, the provisions of this Section 5.09 do not apply to (i) any announcement, document or publication in connection with a Cyberonics Competing Proposal, Cyberonics Superior Proposal or Cyberonics Change of Recommendation, (ii) any announcement, document or publication in connection with a Sorin Competing Proposal, Sorin Superior Proposal or Sorin Change of Recommendation or (iii) any disclosure by Cyberonics or Sorin of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement, the Mergers or the other transactions contemplated by this Agreement.

SECTION 5.10                                   Directors & Officers Indemnification and Insurance.

(a)                                 From and after the Cyberonics Merger Effective Time, each of the Sorin Merger Surviving Company and the Cyberonics Merger Surviving Corporation agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and the Sorin Merger Surviving Company or the Cyberonics Merger Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director, officer, employee and agents of Cyberonics or any Cyberonics Subsidiary against any costs or expenses (including reasonable attorneys’ fees), judgments, settlement amounts, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such person’s service as a director, officer, employee or agent of Cyberonics or any Cyberonics Subsidiary or services performed by such persons at the request of Cyberonics or any Cyberonics Subsidiary at or prior to the Cyberonics Merger Effective Time, whether asserted or claimed prior to, at or after the Cyberonics Merger Effective Time, including the transactions contemplated by this Agreement, and including any expenses incurred in enforcing such person’s rights under this Section 5.10.

(b)                                 For not fewer than six (6) years from and after the Cyberonics Merger Effective Time, the certificate of incorporation and bylaws of the Cyberonics Merger Surviving Corporation and each Cyberonics Subsidiary shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers, employees and agent of Cyberonics and the Cyberonics Subsidiaries for periods at or prior to the Cyberonics Merger Effective Time than are set forth in the Cyberonics Charter, the Cyberonics Bylaws or the equivalent organizational documents of any Cyberonics Subsidiary as of the date hereof, except as may be required by applicable Law.  The contractual indemnification rights, if any, in existence on the date of this Agreement with any of the directors, officers, employees or agents of Cyberonics or any Cyberonics Subsidiary shall be assumed by the Cyberonics Merger Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Cyberonics Merger Effective Time.

(c)                                  For the benefit of Cyberonics’s present and former directors and officers, Cyberonics shall be permitted, prior to the Cyberonics Merger Effective Time, and if Cyberonics fails to do so, the Sorin Merger Surviving Company shall cause the Cyberonics Merger Surviving Corporation to obtain and fully pay the premium for a directors’ and officers’ liability insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Cyberonics Merger Effective Time for events occurring prior to the Cyberonics Merger Effective Time (the “Cyberonics D&O Insurance”) that is no less favorable in the aggregate than Cyberonics’s existing policy, and that has a cost not in excess of 300% of the last annual premium paid by Cyberonics prior to the date of this Agreement for the Cyberonics D&O Insurance in place in effect as of the date hereof.  If Cyberonics and the Cyberonics Merger Surviving Corporation for any reason fail to obtain such “tail” insurance policy as of the Cyberonics Merger Effective Time, the Cyberonics Merger Surviving Corporation shall, and the Sorin Merger Surviving Company shall cause the Cyberonics Merger Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Cyberonics Merger Effective Time the Cyberonics D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in Cyberonics’s existing policies as of the date hereof, or the Cyberonics Merger Surviving Corporation shall, and the Sorin Merger Surviving Company shall cause the Cyberonics Merger Surviving Corporation to, purchase comparable Cyberonics D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in Cyberonics’s existing policies as of the date hereof; provided, however, in no event shall the Sorin Merger Surviving Company or the Cyberonics Merger Surviving Corporation be required to pay an annual premium for the Cyberonics D&O Insurance that is in excess of 300% of the annual premium paid as of the date hereof by Cyberonics for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Cyberonics Merger Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)                                 For six (6) years from and after the Sorin Merger Effective Time, each of the Sorin Merger Surviving Company or one of its Subsidiaries, to the extent required by applicable Law, will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and the Sorin Merger Surviving Company or one of its Subsidiaries shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director, officer, employee and agent of Sorin or any Sorin Subsidiary against any costs or expenses (including reasonable attorneys’ fees), judgments, settlement amounts, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such person’s service as a director, officer, employee or agent of Sorin or any Sorin Subsidiary or services performed by such persons at the request of Sorin or any Sorin Subsidiary at or prior to the Sorin Merger Effective Time, whether asserted or claimed prior to, at or after the Sorin Merger Effective Time, including the transactions contemplated by this Agreement, and including any expenses incurred in enforcing such person’s rights under this Section 5.10.

(e)                                  For not fewer than six (6) years from and after the Sorin Merger Effective Time, the articles of incorporation and bylaws of the Sorin Merger Surviving Company and each Sorin Subsidiary shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers, employees and agents of Sorin and the Sorin Subsidiaries for periods at or prior to the Sorin Merger Effective Time than are set forth in the Sorin Charter, the Sorin Bylaws or the equivalent organizational documents of any Sorin Subsidiary as of the date hereof, except as may be required by applicable Law.  The contractual indemnification rights, if any, in existence on the date of this Agreement with any of the directors, officers, employees or agents of Sorin or any Sorin Subsidiary shall be assumed by the Sorin Merger Surviving Company, without any further action, and shall continue in full force and effect in accordance with their terms following the Sorin Merger Effective Time, except as may be required by applicable Law.

(f)                                   For the benefit of Sorin’s present and former directors and officers, Sorin shall be permitted, prior to the Sorin Merger Effective Time, and if Sorin fails to do so, the Sorin Merger Surviving Company shall, obtain and fully pay the premium for a directors’ and officers’ liability insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Sorin Merger Effective Time for events occurring prior to the Sorin Merger Effective Time (the “Sorin D&O Insurance”) that is no less favorable in the aggregate than Cyberonics’s existing policy, except as may be required by applicable Law, and that has a cost not in excess of 300% of the last annual premium paid by Sorin prior to the date of this Agreement for the Sorin D&O Insurance in place in effect as of the date hereof.  If Sorin and the Sorin Merger Surviving Company for any reason fail to obtain such “tail” insurance policy as of the Sorin Merger Effective Time, the Sorin Merger Surviving Company shall continue to maintain in effect for a period of at least six (6) years from and after the Sorin Merger Effective Time the Sorin D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in Sorin’s existing policies as of the date hereof, except as may be required by applicable Law, or the Sorin Merger Surviving Company shall purchase comparable Sorin D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in Sorin’s existing policies as of the date hereof, except as may be required by applicable Law; provided, however, in no event shall the Sorin Merger Surviving Company be required to pay an annual premium for the Sorin D&O Insurance that is in excess of 300% of the annual premium paid as of the date hereof by Sorin for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Sorin Merger Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(g)                                  In the event Sorin Merger Surviving Company or the Cyberonics Merger Surviving Corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations of the Sorin Merger Surviving Company or the Cyberonics Merger Surviving Corporation, as the case may be, set forth in this Section 5.10.

(h)                                 The persons to whom this Section 5.10 applies are express third-party beneficiaries of this Section 5.10.

(i)                                     The rights of each such director, officer, employee and agent under this Section 5.10 shall be in addition to any rights such person may have under the organizational documents of Sorin, Cyberonics or any of their respective Subsidiaries, as the case may be, or under any applicable Laws or contractual indemnification rights.

SECTION 5.11                                   Employee Benefit Matters.

(a)                                 From and after the Cyberonics Merger Effective Time and for a period ending on the first anniversary of the Cyberonics Merger Effective Time, the Sorin Merger Surviving Company shall provide or cause its Subsidiaries, including the Cyberonics Merger Surviving Corporation, to provide to each individual who is an employee of Cyberonics or a Cyberonics Subsidiary immediately prior to the Cyberonics Merger Effective Time (each, a “Cyberonics Employee”) (i) base salary, wages and commission opportunities at a rate that is no less favorable than the rate of base salary, wages or commission opportunities provided to such Cyberonics Employee immediately prior to the Cyberonics Merger Effective Time, (ii) a target annual bonus opportunity that is no less favorable than the target annual bonus opportunity provided to such Cyberonics Employee immediately prior to the Cyberonics Merger Effective Time, (iii) severance benefits  that are no less favorable than the severance benefits provided to such Cyberonics Employee immediately prior to the Cyberonics Merger Effective Time and (iv) other compensation and pension and welfare benefits that are no less favorable, in the aggregate, to the other compensation and pension and welfare benefits provided to such Cyberonics Employee immediately prior to the Cyberonics Merger Effective Time (excluding any retention arrangements implemented in connection with the transactions contemplated by this Agreement or on or after the date of this Agreement).  From and after the Sorin Merger Effective Time and for a period ending on the first anniversary of the Sorin Merger Effective Time, the Sorin Merger Surviving Company shall provide or cause its Subsidiaries, including the Cyberonics Merger Surviving Corporation, to provide to each individual who is an employee of Sorin or a Sorin Subsidiary immediately prior to the Sorin Merger Effective Time (each, a “Sorin Employee”) (i) base salary, wages and commission opportunities at a rate that is no less favorable than the rate of base salary, wages or commission opportunities provided to such Sorin Employee immediately prior to the Sorin Merger Effective Time, (ii) a target annual bonus opportunity that is no less favorable than the target annual bonus opportunity provided to such Sorin Employee immediately prior to the Sorin Merger Effective Time, (iii) severance benefits  that are no less favorable than the severance benefits provided to such Sorin Employee immediately prior to the Sorin Merger Effective Time and (iv) other compensation and pension and welfare benefits that are no less favorable, in the aggregate, to the other compensation and pension and welfare benefits provided to such Sorin Employee immediately prior to the Sorin Merger Effective Time (excluding any retention arrangements implemented in connection with the transactions contemplated by this Agreement or on or after the date of this Agreement).

(b)                                 Without limiting the generality of Section 5.11(a), from and after the Cyberonics Merger Effective Time, the Sorin Merger Surviving Company shall, or shall cause its Subsidiaries, including the Cyberonics Merger Surviving Corporation, to, assume, honor and continue all of Cyberonics’s and the Cyberonics Subsidiaries’ employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between Cyberonics or any Cyberonics Subsidiary and any Cyberonics Employee), in each case, in accordance with their terms as in effect immediately prior to the Cyberonics Merger Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), it being understood that, subject to Section 5.11(a), the foregoing shall not be construed to limit the right of the Sorin Merger Surviving Company and its Subsidiaries to amend or terminate any such plans, policies, programs, agreements or arrangements, to the extent permitted by the terms of such plans, policies, programs, agreements or arrangements.  Without limiting the generality of Section 5.11(a), from and after the Sorin Merger Effective Time, the Sorin Merger Surviving Company shall, or shall cause its Subsidiaries, including the Cyberonics Merger Surviving Corporation, to, assume, honor and continue all of Sorin’s and the Sorin Subsidiaries’ employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between Sorin or any Sorin Subsidiary and any Sorin Employee), in each case, in accordance with their terms as in effect immediately prior to the Sorin Merger Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), it being understood that, subject to Section 5.11(a), the foregoing shall not be construed to limit the right of the Sorin Merger Surviving Company and its Subsidiaries to amend or terminate any such plans, policies, programs, agreements or arrangements, to the extent permitted by the terms of such plans, policies, programs, agreements or arrangements.

(c)                                  For all purposes (including for purposes of determining eligibility to participate, level of benefits, vesting, and benefit accruals) under any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement maintained by the Sorin Merger Surviving Company or any of its Subsidiaries, including the Cyberonics Merger Surviving Corporation, including any vacation, paid time off and severance plans (in each case, solely to the extent that Sorin or any of its Subsidiaries makes such plan available to employees of the Sorin Merger Surviving Company or the Cyberonics Merger Surviving Corporation), each Cyberonics Employee’s service with or otherwise credited by Cyberonics or any Cyberonics Subsidiary shall be treated as service with the Sorin Merger Surviving Company or any of its Subsidiaries, including the Cyberonics Merger Surviving Corporation; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits or for purposes of benefit accruals under any defined benefit pension plan.  For all purposes (including for purposes of determining eligibility to participate, level of benefits, vesting, and benefit accruals) under any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement maintained by the Sorin Merger Surviving Company or any of its Subsidiaries, including the Cyberonics Merger Surviving Corporation, including any vacation, paid time off and severance plans (in each case, solely to the extent that Sorin or any of its Subsidiaries makes such plan available to employees of the Sorin Merger Surviving Company or the Cyberonics Merger Surviving Corporation), each Sorin Employee’s service with or otherwise credited by Sorin or any Sorin Subsidiary shall be treated as service with the Sorin Merger Surviving Company or any of its Subsidiaries, including the Cyberonics Merger Surviving Corporation; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits or for purposes of benefit accruals under any defined benefit pension plan.

(d)                                 The Sorin Merger Surviving Company shall, or shall cause its Subsidiaries, including the Cyberonics Merger Surviving Corporation to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by the Sorin Merger Surviving Company or any of its Subsidiaries, including the Cyberonics Merger Surviving Corporation, in which Cyberonics Employees (and their eligible dependents) will be eligible to participate from and after the Cyberonics Merger Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Cyberonics Benefit Plan immediately prior to the Cyberonics Merger Effective Time.  To the extent permitted by applicable Law, the Sorin Merger Surviving Company shall, or shall cause its Subsidiaries, including the Cyberonics Merger Surviving Corporation, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Cyberonics Employee (and his or her eligible dependents) during the plan year in which the Cyberonics Merger Effective Time occurs for purposes of satisfying such year’s deductible, co-payment and out-of-pocket maximum limitations under the relevant welfare benefit plans in which such Cyberonics Employee (and dependents) will be eligible to participate from and after the Cyberonics Merger Effective Time.  The Sorin Merger Surviving Company shall, or shall cause its Subsidiaries, including the Cyberonics Merger Surviving Corporation to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by the Sorin Merger Surviving Company or any of its Subsidiaries, including the Cyberonics Merger Surviving Corporation, in which Sorin Employees (and their eligible dependents) will be eligible to participate from and after the Cyberonics Merger Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Sorin Benefit Plan immediately prior to the Sorin Merger Effective Time.  To the extent permitted by applicable Law, the Sorin Merger Surviving Company shall, or shall cause its Subsidiaries, including the Cyberonics Merger Surviving Corporation, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Sorin Employee (and his or her eligible dependents) during the plan year in which the Sorin Merger Effective Time occurs for purposes of satisfying such year’s deductible, co-payment and out-of-pocket maximum limitations under the relevant welfare benefit plans in which such Sorin Employee (and dependents) will be eligible to participate from and after the Sorin Merger Effective Time.

(e)                                  Prior to the Sorin Merger Effective Time, Sorin may implement a retention plan for the benefit of employees of Sorin and the Sorin Subsidiaries on the terms set forth in Section 5.11(e)(i) of the Sorin Disclosure Letter.  Prior to the Effective Times, Holdco may implement a retention plan for the benefit of employees of Sorin, the Sorin Subsidiaries, Cyberonics and/or the Cyberonics Subsidiaries on the terms set forth in Section 5.11(e)(ii) of the Sorin Disclosure Letter.

(f)                                   The Sorin Merger Surviving Company shall, or shall cause its Subsidiaries, including the Cyberonics Merger Surviving Corporation to, honor, in accordance with their terms, all employment, change in control, severance and other compensation and benefits agreements, arrangements and policies between Cyberonics or any of its Subsidiaries or Sorin or any of the Sorin Subsidiaries and any director, officer, employee or consultant of any such entity.  Each of the parties hereto agrees that the consummation of the Mergers constitute a “change in control”, “change of control” or term of similar meaning for purposes of such agreements, arrangements and policies, the Cyberonics Stock Plans and the Sorin Stock Plans.

(g)                                  Prior to the Effective Times and in accordance with applicable Law, Sorin and Holdco shall comply with any consultation, notice or information requirements with respect to a labor union, works council or similar organization or employee representative arising under any Sorin Labor Agreements or otherwise required by applicable Law, and Sorin shall provide evidence to Cyberonics of the fulfillment of the formalities relating thereto.

(h)                                 Without limiting Section 8.06, this Section 5.11 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.11, express or implied, is intended to confer upon any other person

(including for the avoidance of doubt any current or former directors, officers, employees, contractors or consultants of any of Cyberonics or any Cyberonics Subsidiary, Sorin or any of its Subsidiaries, or on or after the Effective Times, the Cyberonics Merger Surviving Corporation or any of its Subsidiaries, and the Sorin Merger Surviving Company or any of its Subsidiaries) any rights or remedies of any nature whatsoever under or by reason of this Section 5.11.  Nothing contained herein shall (i) be treated as an amendment of any Cyberonics Benefit Plan, Sorin Benefit Plan or employee benefit plan of Holdco, Sorin, the Sorin Merger Surviving Company or the Cyberonics Merger Surviving Corporation, (ii) prevent Cyberonics, Sorin, the Sorin Merger Surviving Company, the Cyberonics Merger Surviving Corporation or any of their respective affiliates from amending or terminating any of their benefit plans, including any Cyberonics Benefit Plan or any Sorin Benefit Plan, in accordance with their terms, or from terminating the employment of any employee, or (iii) create any third-party beneficiary rights in any employee of Cyberonics, Sorin, the Sorin Merger Surviving Company, the Cyberonics Merger Surviving Corporation or any of their respective affiliates with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Cyberonics Employee or Sorin Employee by Cyberonics, Sorin, the Sorin Merger Surviving Company, the Cyberonics Merger Surviving Corporation or any of their respective affiliates or under any benefit plan which Cyberonics, Sorin, the Sorin Merger Surviving Company, the Cyberonics Merger Surviving Corporation or any of their respective affiliates may maintain.

SECTION 5.12                                   Takeover Statutes.  If any Takeover Statute is or may become applicable to the Mergers or the other transactions contemplated by this Agreement, each of Sorin, Holdco, Merger Sub and Cyberonics and their respective board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

SECTION 5.13           Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Mergers and the other transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that Cyberonics and Sorin shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (y) the filing by the parties hereto of the premerger notification and report forms relating to the Mergers under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation and (z) the filing, printing and mailing of the Registration Statement, the Proxy Statement, the Sorin Information Document, the NASDAQ Listing Application, the LSE Listing Application and any amendments or supplements thereto.

SECTION 5.14                                   Rule 16b-3 Matters.  Prior to the Cyberonics Merger Effective Time, Cyberonics, Holdco, Sorin and the Sorin Merger Surviving Company shall take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of Cyberonics (including derivative securities) and the acquisition of Holdco Shares (including derivative securities) pursuant to the transactions contemplated by this Agreement by any individual who is an officer or director of Cyberonics and is subject to

Section 16 of the Exchange Act with respect to Cyberonics or will become subject to Section 16 of the Exchange Act with respect to the Sorin Merger Surviving Company (a “Section 16 Person”) are exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.15                                   Listing Matters.

(a)                                 Each of Cyberonics, Sorin and Holdco shall take all actions as may be reasonably necessary to cause the Holdco Shares to be issued in the Mergers to be approved for listing on the NASDAQ and to the standard listing segment of the Official List and the admission of such shares to trading on the LSE’s Main Market for listed securities, subject to official notice of issuance, prior to the Effective Times, including, prior to the mailing of the Holdco Prospectus, the Sorin Information Document or the Proxy Statement, the resolution of any issues theretofore communicated by the NASDAQ or the LSE.

(b)                                 (i) Cyberonics shall take all actions as may be reasonably necessary to cause the de-listing of Cyberonics Common Stock from the NASDAQ and the deregistration of Cyberonics Common Stock under the Exchange Act promptly after the Cyberonics Merger Effective Time and (ii) Sorin shall take all actions as may be reasonably necessary to cause, in compliance with the rules and regulations of the MSE, the de-listing of Sorin Shares from the MSE promptly after the Sorin Merger Effective Time.

SECTION 5.16                                   Pre-Merger Certificates.  Sorin and Holdco shall use their respective reasonable best efforts to satisfy the pre-merger requirements as set out in the UK Merger Regulations (including the requirements as further specified in Section 5.05) and Italian Merger Regulations (including the requirements as further specified in Section 5.05) and to obtain, and to take such action as is necessary to obtain, an order from the Court and the Italian notary public certifying that such pre-merger requirements as set out in the UK Merger Regulations and Italian Merger Regulations have been complied with (the “Pre-Merger Certificates”).  Following receipt of the Sorin Merger Order, Sorin and Holdco will comply with all necessary filing requirements under the Laws of England and Wales and the Laws of Italy.

SECTION 5.17                                   Report on Sorin Merger Consideration.  Sorin and Holdco shall apply to the applicable courts to appoint one or two eligible accounting firms (each, an “Accounting Firm”) to issue a report regarding the fairness of the Sorin Merger Consideration, taking into account the entirety of the transactions contemplated by this Agreement, including the Cyberonics Merger (the “Sorin Expert Report”), or, if required by mandatory provision of English or Italian Law, another reputable accounting firm appointed by the applicable court upon request of Sorin or Holdco, to issue a report regarding the Sorin Merger Consideration, each in accordance with applicable provisions of Laws of England and Italy.  Sorin and Cyberonics shall each use reasonable best efforts to cooperate with the Accounting Firm in order to obtain a favorable report on the Sorin Merger Consideration and, in the event that the Accounting Firm provides, or indicates an intention to provide, an unfavorable report, work in good faith with the Accounting Firm to seek to address the auditors’ concerns with a view to obtaining a favorable report for a period of at least thirty (30) days unless the Accounting Firm has advised the parties finally that it will be unable to provide a favorable report.  Sorin shall keep Cyberonics and the

Cyberonics Representatives informed on a reasonably prompt basis regarding the preparation of such reports and any communications with respect thereto, and shall promptly provide to Cyberonics a copy of each such report, any drafts thereof, and shall permit the Cyberonics Representatives to participate in the preparation of such reports and any proceedings with respect thereto, to the extent permitted by applicable Law.

SECTION 5.18                                   Corporate Governance Matters.

(a)                                 Holdco and Sorin shall take all actions within their power as may be necessary to cause (i) for a period beginning as of the Cyberonics Merger Effective Time and ending on the date of the first annual meeting of the members of Holdco following the completion of the second full fiscal year of Holdco (such period, the “Initial Period”) the number of directors constituting the Holdco board of directors as of the Effective Times to be nine (9) and (ii) the Holdco board of directors during the Initial Period to be composed as follows: (A) four (4) individuals designated by Cyberonics prior to the Closing Date (each, a “Cyberonics Designee”), (B) four individuals designated by Sorin prior to the Closing Date (each, a “Sorin Designee”) and (C) one (1) director mutually agreed to by Sorin and Cyberonics, who shall meet the independence standards of the NASDAQ applicable to non-controlled domestic U.S. issuers.

(b)                                 Sorin and Holdco shall take all corporate actions as may be necessary to cause, effective as of the Sorin Merger Effective Time and Cyberonics Merger Effective Time, as the case may be:  (i) the Chief Executive Officer of Sorin as of immediately prior to the Sorin Merger Effective Time to serve as the Chief Executive Officer of the Sorin Merger Surviving Company immediately following the Sorin Merger Effective Time until the end of the Initial Period, (ii) the Chief Executive Officer of Cyberonics as of immediately prior to the Cyberonics Merger Effective Time to serve as the Chairman of the Holdco board of directors for the Initial Period, (iii) a Cyberonics Designee to serve as the Chairman of the audit and compensation committees of the Holdco board of directors for the Initial Period, (iv) each committee of the Holdco board of directors to have at least three (3) members and (v) a Sorin Designee to serve as a member of each committee of the Holdco board of directors during the Initial Period.

(c)                                  For as long as the Holdco Shares are listed on the NASDAQ, Holdco shall comply with all NASDAQ corporate governance standards set forth in Rule 5600 of the NASDAQ Stock Market Rules applicable to non-controlled domestic U.S. issuers, regardless of whether Holdco is a foreign private issuer.  For as long as the Holdco Shares are listed on the LSE, Holdco shall comply with all Listing Rules and any other Laws applicable to it.

(d)                                 Prior to the Closing Date, Sorin and Holdco shall procure the passing of resolutions of the shareholders of Holdco providing for the reregistration of Holdco as a public limited company.

(e)                                  Subject to applicable Law, Sorin and Cyberonics shall take all requisite action to cause the organizational documents of those entities that will be Subsidiaries of

Holdco to be substantially in such form as agreed by Cyberonics and Sorin, effective as of the Cyberonics Merger Effective Time.

(f)                                   As promptly as practicable after the Effective Times, the Sorin Merger Surviving Company shall take all requisite action to cause the composition of the board of directors or other governing body of each of the Subsidiaries of the Sorin Merger Surviving Company to reflect representation by directors designated by Cyberonics immediately prior to the Effective Times, on the one hand, and directors designated by Sorin immediately prior to the Effective Times, on the other hand, that is proportionate to the relative representation of directors designated by such party on the Holdco board of directors as of the Effective Times as provided in Section 5.18(a), unless otherwise mutually agreed by Sorin and Cyberonics.

(g)                                  The Cyberonics Designees, the Sorin Designees and each of their respective successors on the Holdco board of directors during the first three (3) years following the Effective Times are express third-party beneficiaries of Sections 5.18(a) and 5.18(b).

SECTION 5.19           Formation of Italian Branch.  Prior to the Sorin Merger Effective Time, the board of directors of Holdco shall adopt resolutions, and Sorin and Holdco shall take all other actions necessary or appropriate under applicable Law, to (i) establish an Italian branch of Holdco (the “Italian Branch”) that meets the definition of permanent establishment under Article 162 of the Income Tax Act and Article 5 of the Italy-UK Treaty, (ii) obtain all Permits necessary to permit participations in Sorin Subsidiaries that are directly held by Sorin, tax-deferred reserves booked in Sorin’s accounts, and any other of Sorin’s assets that are intended to be attributed to the Italian Branch to become assets of the Italian Branch as of the Sorin Merger Effective Time, including (but not limited to) obtaining an advance ruling from the Italian Revenue Agency to continue the tax consolidation by the Italian Branch of the Italian resident companies that are currently within Sorin’s Italian fiscal unit, (iii) appoint one or more managers to manage the Italian Branch in Italy and vest such manager or managers with representation power vis-à-vis third parties and (iv) grant the relevant powers to the Italian Branch managers for the management of the Italian Branch (including the power to sub-delegate certain of such powers to attorneys-in-fact).

SECTION 5.20                                   Intercompany Structure.  Within 30 days of the date hereof, Sorin and Cyberonics shall exercise reasonable best efforts to mutually agree upon and commence implementation of a plan by which Sorin will (a) form or cause to be formed  certain entities  (the “New Entities”), and interpose such New Entities as affiliates between Holdco and Merger Sub and (b) effect certain intercompany transfers of equity and debt among Holdco, Merger Sub and the New Entities, in order to achieve an efficient intercompany capital structure among Holdco and the New Entities in connection with the consummation of the Transactions contemplated by this Agreement.

SECTION 5.21                                   Certain Actions.  Sorin shall use reasonable best efforts to undertake the actions set forth on Section 5.21 of the Sorin Disclosure Letter.

ARTICLE VI
CONDITIONS TO THE MERGERS

SECTION 6.01           Conditions to Obligations of Each Party to Effect the Mergers.  The obligations of Sorin and Holdco to appear by Sorin Merger Counsel at the Hearing and to seek the Sorin Merger Order pursuant to Section 1.02 and the obligation of Cyberonics to file the Certificate of Cyberonics Merger pursuant to Section 1.03 are subject to the satisfaction or waiver by such parties at or prior to the making of the Sorin Merger Order at the Hearing of each of the following conditions:

(a)                                 Cyberonics Stockholder Approval.  The Cyberonics Stockholder Approval shall have been obtained.

(b)                                 Sorin Shareholder Approval.  The Sorin Shareholder Approval shall have been obtained.

(c)                                  Registration Statement.  The Registration Statement shall have been declared effective by the SEC under the Securities Act.  No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect, and no proceedings for that purpose shall have been initiated or, to the knowledge of Holdco, Sorin or Cyberonics, threatened by the SEC.

(d)                                 Stock Exchange Listing.  (i) The Holdco Shares issuable in the Mergers shall have been authorized for listing on the NASDAQ, subject to official notice of issuance, and (ii) neither the FCA nor the LSE shall have indicated in writing to any of Cyberonics, Sorin or Holdco (or their respective advisers) prior to the time of the Hearing that, in the case of the FCA, it will not be willing to admit the Holdco Shares to listing on the standard segment of the Official List or, in the case of the LSE, that the Holdco Shares will not be admitted to listing on the LSE’s Main Market.

(e)                                  Expiration or Satisfaction of Sorin Creditor Claims.  The sixty (60) day period following the date upon which the resolutions of the Sorin Shareholder Meeting have been filed with the Companies’ Register of Milan shall have expired or have been earlier terminated, pursuant to applicable Italian Laws and regulations, by the posting of a bond by Sorin sufficient to satisfy Sorin’s creditors’ claims, if any and (ii) the pre-merger compliance certificate has been delivered by the Italian public notary selected by Sorin to the Court (such certificate being the pre-merger scrutiny certificate in the meaning of EU Directive 2005/56/EC of the European Parliament and Council of October 26, 2005 on cross-border mergers of limited liability companies).

(f)                                   Antitrust Approvals.  The waiting period (and any extensions thereof) applicable to the Cyberonics Merger under the HSR Act shall have expired or been terminated.

(g)                                  No Injunction.  No Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law, injunction, order or other judgment, in each case whether temporary, preliminary or permanent (collectively,

“Restraints”) that is in effect and renders either Merger illegal, or prohibits, enjoins or otherwise prevents either Merger.

(h)                                 Holdco Prospectus.   The Holdco Prospectus shall have been approved by the FCA, or if such approval is not obtained by the time of the Hearing, the UKLA shall not have indicated in writing to any of Cyberonics, Sorin or Holdco that such approval will not be obtained.

SECTION 6.02           Additional Conditions to Obligations of Sorin, Holdco and Merger Sub.  The obligations of Sorin and Holdco to appear by Sorin Merger Counsel at the Hearing and to seek the Sorin Merger Order pursuant to Section 1.02 are also subject to the satisfaction or waiver by Sorin on or prior to the making of the Sorin Merger Order at the Hearing of each of the following additional conditions:

(a)                                 Representations and Warranties.  (i) Each of the representations and warranties of Cyberonics set forth in Sections 3.02, 3.08(b), 3.13(h) and 3.24 shall be true and correct as of the date hereof and as of immediately prior to the making of the Sorin Merger Order at the Hearing as though made on such date (in each case except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) other than, in the case of Section 3.02, for inaccuracies that are de minimis in the aggregate, (ii) each of the representations and warranties of Cyberonics set forth in Sections 3.01, 3.03 and 3.23 of this Agreement shall be true and correct in all material respects (disregarding all qualifications or limitations as to “material”, “Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of immediately prior to the making of the Sorin Merger Order at the Hearing as though made on such date (in each case except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and (iii) each of the other representations and warranties of Cyberonics set forth in this Agreement shall be true and correct in all respects (disregarding all qualifications or limitations as to “material”, “Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of immediately prior to the making of the Sorin Merger Order at the Hearing as though made on such date (except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except, solely in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect.

(b)                                 Agreements and Covenants.  Cyberonics shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the making of the Sorin Merger Order at the Hearing.

(c)                                  Officer’s Certificate.  Sorin shall have received a certificate signed on behalf of Cyberonics by an executive officer of Cyberonics as to the satisfaction of the conditions set forth in Sections 6.02(a) and 6.02(b).

SECTION 6.03           Additional Conditions to Obligations of Cyberonics.  The obligation of Cyberonics to file the Certificate of Cyberonics Merger pursuant to Section 1.03 is also subject to the satisfaction or waiver by Cyberonics on or prior to the making of the Sorin Merger Order at the Hearing of each of the following additional conditions:

(a)                                 Representations and Warranties.  (i) Each of the representations and warranties of Sorin set forth in Sections 4.02, 4.08(b), 4.13(i) and 4.24 shall be true and correct as of the date hereof and as of immediately prior to the making of the Sorin Merger Order at the Hearing as though made on such date (in each case except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) other than, in the case of Section 4.02, for inaccuracies that are de minimis in the aggregate, (ii) each of the representations and warranties of Sorin set forth in Sections 4.01, 4.03, 4.23 and 4.26 of this Agreement shall be true and correct in all material respects (disregarding all qualifications or limitations as to “material”, “Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of immediately prior to the making of the Sorin Merger Order at the Hearing as though made on such date (in each case except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and (iii) each of the other representations and warranties of Sorin set forth in this Agreement shall be true and correct in all respects (disregarding all qualifications or limitations as to “material”, “Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of immediately prior to the making of the Sorin Merger Order at the Hearing as though made on such date (except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except, solely in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Sorin Material Adverse Effect.

(b)                                 Agreements and Covenants.  Sorin shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the making of the Sorin Merger Order at the Hearing.

(c)                                  Officer’s Certificate.  Cyberonics shall have received a certificate signed on behalf of Sorin by an executive officer of Sorin as to the satisfaction of the conditions set  forth in Sections 6.03(a) and 6.03(b).

ARTICLE VII
TERMINATION

SECTION 7.01           Termination.  This Agreement may be terminated at any time prior to (but not after) the Cyberonics Merger Effective Time, whether before or after receipt of the Cyberonics Stockholder Approval or the Sorin Shareholder Approval:

(a)                                 by mutual written consent of Sorin and Cyberonics;

(b)                                 by either Cyberonics or Sorin, if the Cyberonics Merger Effective Time shall not have occurred on or before February 26, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party if the failure of such party (and in the case of Sorin, the failure of Holdco or Merger Sub) to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Mergers to be consummated on or before such date;

(c)                                  by either Cyberonics or Sorin, if the Cyberonics Stockholder Approval shall not have been obtained upon a vote taken thereon at the Cyberonics Stockholder Meeting, including any adjournment or postponement thereof;

(d)                                 by either Cyberonics or Sorin, if the Sorin Shareholder Approval shall not have been obtained upon a vote taken thereon at the Sorin Shareholder Meeting, including any adjournment or postponement thereof;

(e)                                  by either Cyberonics or Sorin, if any Restraint having any of the effects set forth in Section 6.01(g) shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.01(e) shall not be available to any party if such party (and in the case of Sorin, if Holdco or Merger Sub) has not complied in all material respects with its obligations under Sections 5.07 or 5.15;

(f)                                   by Sorin, at any time prior to (but not after) receipt of the Cyberonics Stockholder Approval, if the board of directors of Cyberonics shall have failed to include the Cyberonics Board Recommendation in the Proxy Statement or shall have effected a Cyberonics Change of Recommendation;

(g)                                  by Cyberonics, at any time prior to (but not after) receipt of the Sorin Shareholder Approval, if the board of directors of Sorin shall have failed to include the Sorin Board Recommendation in the Sorin Information Document or shall have effected a Sorin Change of Recommendation;

(h)                                 by Cyberonics, at any time prior to (but not after) receipt of the Cyberonics Stockholder Approval in connection with entering into a Cyberonics Acquisition Agreement in compliance with Section 5.03(d); provided that prior to or concurrently with such termination Cyberonics pays the amounts due under Section 7.02(b)(i);

(i)                                     by Sorin, at any time prior to (but not after) receipt of the Sorin Shareholder Approval in connection with entering into a Sorin Acquisition Agreement in compliance with Section 5.04(d); provided that prior to or concurrently with such termination Sorin pays the amounts due under Section 7.02(b)(ii);

(j)                                    by Sorin, if: (i) Cyberonics has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, which would give rise to the failure of a condition contained in Sections 6.02(a) or 6.02(b); (ii) Sorin shall have delivered to Cyberonics written notice of such breach or failure to perform; and (iii)  such breach or failure to perform is either not capable of being cured prior to the Outside Date or, if capable of being so cured, such breach or failure to perform is not cured by the thirtieth (30th) day after delivery of such written notice to Cyberonics; provided, however, that Sorin shall not be permitted to terminate this Agreement pursuant to this Section 7.01(j) if Sorin is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(k)                                 by Cyberonics, if (i) Holdco, Merger Sub or Sorin has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, which would give rise to the failure of a condition contained in Sections 6.03(a) or 6.03(b); (ii) Cyberonics shall have delivered to Sorin written notice of such breach or failure to perform; and (iii) such breach or failure to perform is either not capable of being cured prior to the Outside Date or, if capable of being so cured, is not cured by the thirtieth (30th) day after delivery of such written notice to Sorin; provided, however, that Cyberonics shall not be permitted to terminate this Agreement pursuant to this Section 7.01(k) if Cyberonics is then in material breach of any of its representations, warranties, covenants or agreements hereunder; and

(l)                                     by Cyberonics, if the Sorin Merger Order shall not have been made by the Court by February, 1 2016 or, having been made by that date, shall not have taken full and final effect at the Sorin Merger Effective Time without modification or variation from the terms of the Sorin Merger Order approved at the Hearing.

SECTION 7.02                                   Effect of Termination.

(a)                                 In the event of termination of this Agreement by either Cyberonics or Sorin as provided in Section 7.01, this Agreement shall forthwith become void and have no effect and there shall be no liability or obligation on the part of Cyberonics, Sorin, Holdco or Merger Sub or any of their respective Subsidiaries, officers or directors, in each case, except with respect to Section 5.13; provided, however, that (a) subject to Section 7.02(d), nothing herein shall relieve any party hereto from liability for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement and the aggrieved party will be entitled to all rights and remedies available at law or in equity and (b) the Confidentiality Agreement shall survive termination in accordance with its terms.

(b)                                 In the event that this Agreement is terminated:

(i)                                     by (A) Sorin pursuant to Section 7.01(f) or (B) Cyberonics pursuant to Section 7.01(h), then Cyberonics shall pay to Sorin or its designee, within two (2) Business Days following the date of such termination by Sorin pursuant to clause (A), or concurrently with such termination by Cyberonics pursuant to clause (B), the Cyberonics Termination Fee by wire transfer of immediately available funds;

(ii)                                  by (A) Cyberonics pursuant to Section 7.01(g) or (B) Sorin pursuant to Section 7.01(i), then Sorin shall pay to Cyberonics or its designee, within two (2) Business Days following the date of such termination by Cyberonics pursuant to clause (A), or concurrently with such termination by Sorin pursuant to clause (B), the Sorin Termination Fee by wire transfer of immediately available funds;

(iii)                               (A) by either Sorin or Cyberonics pursuant to Section 7.01(b) (but only if the Cyberonics Stockholder Meeting has not been held by the Outside Date) or by Sorin or Cyberonics pursuant to Section 7.01(c), (B) after the date of this Agreement and prior to such termination (in the case of a termination pursuant to Section 7.01(b)) or Cyberonics Stockholder Meeting (in the case of a termination pursuant to Section 7.01(c)), a Cyberonics Competing Proposal shall have been publicly disclosed (or otherwise become publicly known) and in each case not withdrawn and (C) (x) Cyberonics shall have entered into a definitive agreement with respect to any Cyberonics Competing Proposal within twelve (12) months after the termination of this Agreement and such Cyberonics Competing Proposal is ultimately consummated or (y) within twelve (12) months after the termination of this Agreement, any Cyberonics Competing Proposal is consummated, then in each case, Cyberonics shall pay to Sorin or its designee, within two (2) Business Days after the consummation of such Cyberonics Competing Proposal, the Cyberonics Termination Fee by wire transfer of immediately available funds; provided that for purposes of this Section 7.02(b)(iii), the term “Cyberonics Competing Proposal” shall have the meaning assigned to such term, except that all percentages therein shall be changed to “50%”; or

(iv)                              (A) by either Sorin or Cyberonics pursuant to Section 7.01(b) (but only if the Sorin Shareholder Meeting has not been held prior to the Outside Date), by Sorin or Cyberonics pursuant to Section 7.01(d), or by Cyberonics pursuant to Section 7.01(l), (B) after the date of this Agreement and prior to such termination (in the case of termination pursuant to Section 7.01(b)) or the Sorin Shareholder Meeting (in the case of termination pursuant to Section 7.01(d)), a Sorin Competing Proposal shall have been publicly disclosed (or otherwise become publicly known) and in each case not withdrawn and (C) (x) Sorin shall have entered into a definitive agreement with respect to any Sorin Competing Proposal within twelve (12) months after the termination of this Agreement and such Sorin Competing Proposal is ultimately consummated or (y) within twelve (12) months after the termination of this Agreement, any Cyberonics Competing Proposal is consummated, then, in each case, Sorin shall pay to Cyberonics or its designee, within two (2) Business Days after the consummation of such Sorin Competing Proposal, the Sorin Termination Fee by wire transfer of immediately available funds; provided that for purposes of this Section 7.02(b)(iv), the term “Sorin Competing Proposal” shall have the meaning assigned to such term, except that all percentages therein shall be changed to “50%”.

Sorin and Cyberonics acknowledge and agree that neither the Cyberonics Termination Fee nor the Sorin Termination Fee is a penalty but rather is a reasonable estimate of damages necessary to compensate Cyberonics or Sorin, as the case may be, in the circumstances in which the Cyberonics Termination Fee or Sorin Termination Fee, as applicable, is payable.  Sorin and Cyberonics hereby acknowledge and agree that the amount of the Cyberonics Termination Fee or Sorin Termination Fee, if and as applicable, is fair, after taking into account the value of the Sorin Merger and Cyberonics Merger, the other transactions contemplated hereby and all the costs and expenses already incurred by the parties before entering into this Agreement.  In no event shall Cyberonics, on the one hand, or Sorin, on the other hand, be required to pay to the other party more than one Cyberonics Termination Fee or Sorin Termination Fee, if and as applicable, pursuant to this Section 7.02(b).

(c)                                  In the event that this Agreement is terminated by either Sorin or Cyberonics pursuant to Section 7.01(b) (but only if the Cyberonics Stockholder Meeting has not been held by the Outside Date), by Sorin or Cyberonics pursuant to Section 7.01(c) or by Sorin pursuant to Section 7.01(j), then in each case, Cyberonics shall pay to Sorin, by wire transfer of immediately available funds, the Cyberonics Expense Reimbursement.  In the event that this Agreement is terminated by either Sorin or Cyberonics pursuant to Section 7.01(b) (but only if the Sorin Shareholder Meeting has not been held prior the Outside Date), by Sorin or Cyberonics pursuant to Section 7.01(d), by Cyberonics pursuant to Section 7.01(k), or by Cyberonics pursuant to Section 7.01(l), then in each case Sorin shall pay to Cyberonics, by wire transfer of immediately available funds, the Sorin Expense Reimbursement.  In the event any Cyberonics Termination Fee is payable by Cyberonics after the time Cyberonics pays any expense reimbursement pursuant to this Section 7.02(c), the amount of the Cyberonics Termination Fee payable by Cyberonics shall be reduced by the amount of such expense reimbursement actually paid to Sorin.  In the event any Sorin Termination Fee is payable by Sorin after the time Sorin pays any expense reimbursement pursuant to this Section 7.02(c), the amount of the Sorin Termination Fee payable by Sorin shall be reduced by the amount of such expense reimbursement actually paid to Cyberonics.

(d)                                 The parties hereto expressly acknowledge and agree that: (i) upon any termination of this Agreement where either the Cyberonics Termination Fee or Sorin Termination Fee becomes due and payable, the payment of the Cyberonics Termination Fee or Sorin Termination Fee, as applicable, pursuant to Section 7.02(b) shall be in full and complete satisfaction of any and all monetary damages of the party to which such Cyberonics Termination Fee or Sorin Termination Fee, as applicable, is paid and its affiliates, and their respective directors, officers and other Representatives, arising out of or related to this Agreement, the Mergers or the other transactions contemplated by this Agreement, including as a result of any breach of this Agreement, the termination of this Agreement, the failure to consummate the Mergers or the other transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of such breach, termination or failure; and (ii) in no event shall the party to which such Cyberonics Termination Fee or Sorin Termination Fee, as applicable, is paid or its affiliates, or any of their respective directors, officers or other Representatives, be entitled to seek or obtain any recovery or judgment in excess of the Cyberonics Termination Fee or Sorin Termination Fee, as applicable (plus, in the case the Cyberonics Termination Fee or Sorin Termination Fee, as applicable, is not timely paid, the amounts described in Section 7.02(e)) against any other party to this Agreement, their affiliates and any of their respective directors, officers and other Representatives.

(e)                                  Each of Sorin, Cyberonics, Holdco and Merger Sub acknowledges that (i) the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not have entered into this Agreement; accordingly, if a party hereto fails promptly to pay any amount due pursuant to Section 7.02(b) or 7.02(c) and, in order to obtain such payment, another party hereto commences a suit that results in a judgment against the first party for the payment set forth in Section 7.02(b) or 7.02(c) or any portion thereof, such first party shall pay to the other party the other party’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on such amount from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

SECTION 7.03                                   Amendment.  This Agreement may be amended by Cyberonics and Sorin at any time prior to the Cyberonics Merger Effective Time; provided, however, that, after receipt of the Cyberonics Stockholder Approval or Sorin Shareholder Approval, as applicable, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by Cyberonics’s or Sorin’s stockholders or shareholders, as applicable, without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.  For the avoidance of doubt, this Section 7.03 shall survive the Effective Times.

SECTION 7.04                                   Waiver.  At any time prior to the Effective Times, Sorin, Holdco and Merger Sub, on the one hand, and Cyberonics, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) to the extent permitted by Law, waive compliance by the other with any of the covenants or conditions contained herein; provided, however, that after receipt of the Cyberonics Stockholder Approval or the Sorin Shareholder Approval, as applicable, there may not be any extension or waiver of this Agreement which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the stockholders of Cyberonics or the shareholders of Sorin, as applicable, without obtaining such further approval.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII
GENERAL PROVISIONS

SECTION 8.01                                   No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Times.  Except for any covenant or agreement that by its terms contemplates performance after the Sorin Merger Effective Time or the Cyberonics Merger Effective Time, as applicable, none of the covenants and agreements of the parties contained in this Agreement shall survive the Sorin Merger Effective Time or the Cyberonics Merger Effective Time.

SECTION 8.02                                   Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (with confirmation), electronically mailed in portable document format (PDF) (with confirmation) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Sorin, Holdco or Merger Sub:

Sorin S.p.A.
Via Benigno Crespi, 17
20159 Milan, Italy
Fax: +39 02 69969.790
Attention:  Brian Sheridan

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA, USA 94025
Fax:           (650) 463-2600

(212) 751-4864
Attention:                       Luke Bergstrom

Adel Aslani-Far

if to Cyberonics:

Cyberonics, Inc.
100 Cyberonics Blvd.
Houston, Texas 77058
Fax: (281) 283-5555
Attention:  Chief Executive Officer

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004

Fax: (212) 558-3588
Attention:                       Matthew G. Hurd

                                                                              Krishna Veeraraghavan

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

SECTION 8.03                                   Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.04                                   Entire Agreement.  This Agreement (together with the Annexes, Exhibits, the Cyberonics Disclosure Letter, the Sorin Disclosure Letter and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

SECTION 8.05                                   Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties.  Any assignment or transfer in violation of the preceding sentence shall be void.

SECTION 8.06                                   Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) Article II, which shall be for the benefit of any person entitled to payment thereunder, (b) Section 5.10, which shall be for the benefit of any persons entitled to indemnification or advancement of expenses thereunder, and (c) Sections 5.18(a) and (b), which shall be for the benefit of the Cyberonics Designees and their respective successors on the Holdco board of directors during the first three (3) years following the Effective Times, and each of the persons referred to in clauses (a), (b) and (c) shall be entitled to enforce their rights under this Agreement as third-party beneficiaries.  The parties hereto further agree that the rights of third-party beneficiaries under Article II, Section 5.10 and Sections 5.18(a) and (b) shall not arise unless and until the occurrence of the Sorin Merger Effective Time or the Cyberonics Merger Effective Time, as applicable.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.04 without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  For the avoidance of doubt, this Section 8.06 shall survive the Effective Times.

SECTION 8.07                                   Interpretation.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.  For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa.  As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits,” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement.  All references in this Agreement to “$” are intended to refer to U.S. dollars.  Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.  The words “hereof,” “herein,” “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.  References herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of the LOI.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.08                                   Obligations of Sorin and Cyberonics.  Whenever this Agreement requires a Subsidiary of Sorin to take any action, such requirement shall be deemed to include an undertaking on the part of Sorin to cause such Subsidiary to take such action and, after the Sorin Merger Effective Time, on the part of the Sorin Merger Surviving Company, to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of Cyberonics to take any action, such requirement shall be deemed to include an undertaking on the part of Cyberonics to cause such Subsidiary to take such action and, after the Cyberonics Merger Effective Time, on the part of the Sorin Merger Surviving Company or Cyberonics Merger Surviving Corporation to cause such Subsidiary to take such action.

SECTION 8.09                                   Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of Laws principles that would cause the application of the Laws of any jurisdiction other than the State of Delaware (except that (i) the provisions of the Laws of the State of Delaware shall apply with respect to (A) the Cyberonics Merger, fiduciary duties of Cyberonics’s board of directors and general corporate law with respect to Cyberonics and (B) any provisions set forth herein that are required to be governed by such Laws or where such Laws are otherwise mandatorily applicable to the transactions contemplated hereby, (ii) the provisions of the Laws of Italy shall apply with respect to (A) the Sorin Merger, fiduciary duties of the Sorin board of directors and general company law with respect to Sorin and (B) any provisions set forth herein that are required to be governed by such Laws or where such Laws are otherwise mandatorily applicable to the transactions contemplated hereby (including the Sorin Merger) and (iii) the provisions of the Laws of England and Wales shall apply with respect to (A) the Sorin Merger, fiduciary duties of the Holdco board of directors and general company law with respect to Holdco and (B) any provisions set forth herein that are required to be governed by such Laws or where such Laws are otherwise mandatorily applicable to the transactions contemplated hereby).

(b)                                 Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or Federal court sitting in the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Notwithstanding the foregoing, Sorin, Holdco and Merger Sub each irrevocably agrees that any equitable action or proceeding, including the seeking of specific performance under Section 8.11 of this Agreement and damages claims in connection with such equitable action or proceeding, may be brought by Cyberonics, in its discretion, the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or Federal court sitting in the State of Delaware), any court of England and Wales or any court of Italy.  Subject to the preceding sentence, each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.09.

For the avoidance of doubt, this Section 8.09 shall survive the Cyberonics Merger Effective Time.

SECTION 8.10                                   Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

SECTION 8.11                                   Specific Performance.

(a)                                 The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions.  Accordingly, subject to Section 8.11(c), the parties acknowledge and agree that Sorin and Cyberonics shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition subject to Section 7.02(d) and Section 8.11(c), to any other remedy to which they are entitled at Law or in equity.

(b)                                 Subject to Section 8.11(c), each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) it has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(c)                                  In no event shall Cyberonics’s or Sorin’s right to seek specific performance pursuant to this Section 8.11 reduce, restrict or otherwise limit any right of such party to terminate this Agreement and to be paid the Cyberonics Termination Fee or Sorin Termination Fee, as and if applicable; provided, that in no event shall Cyberonics or Sorin be entitled to both specific performance pursuant to this Section 8.11 and payment of the Sorin Termination Fee or the Cyberonics Termination Fee, as applicable.

* * * * * * * *

IN WITNESS WHEREOF, Sorin, Holdco, Merger Sub and Cyberonics have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

SORIN S.P.A.

By:
Name:
Title:

SAND HOLDCO LIMITED

By:
Name:
Title:

CYPHER MERGER SUB, INC.

By:
Name:
Title:

CYBERONICS, INC.

By:
Name:
Title:

[Signature page to Transaction Agreement]

ANNEX I

“Acceptable Cyberonics Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions of the relevant person that has made a Cyberonics Competing Proposal that are no less favorable in the aggregate to Cyberonics than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreement need not prohibit the making or amendment of a Cyberonics Competing Proposal.

“Acceptable Sorin Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions of the relevant person that has made a Sorin Competing Proposal that are no less favorable in the aggregate to Sorin than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreement need not prohibit the making or amendment of a Sorin Competing Proposal.

“affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“Antitrust Division” means the Antitrust Division of the U.S. Department of Justice.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, Delaware, London, England or Milan, Italy.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the letter regarding confidentiality between Cyberonics and Sorin, dated August 11, 2014, as may be amended from time to time.

“CONSOB” means Commissione Nazionale per le Società e la Borsa.

“Contract” means any agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of Indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license, or purchase and sales order.

“Copyrights” means United States and non-U.S. copyrights and mask works (as defined in 17 U.S.C. §901) and pending applications to register the same.

“Court” means the High Court of England and Wales.

“Cyberonics Competing Proposal” means any inquiry, proposal or offer (other than a proposal or offer by Sorin or any of the Sorin Subsidiaries) made by any person or group of persons relating to (A) any direct or indirect acquisition or purchase in any manner, in each case whether in a single transaction or a series of transactions, of (1) fifteen percent (15%) or more (based on the fair market value thereof) of the consolidated total assets (including capital stock of the Cyberonics Subsidiaries), taken as a whole, or (2) fifteen percent (15%) or more of outstanding shares of the Cyberonics Common Stock or any other class of capital stock or equity securities of Cyberonics, (B) any tender offer or exchange offer, in each case whether in a single transaction or a series of transactions, that, if consummated, would result in any person or group of persons owning, directly or indirectly, fifteen percent (15%) or more of outstanding shares of Cyberonics Common Stock or any other class of capital stock or equity securities of Cyberonics or (C) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, equity investment, joint venture or similar transaction involving Cyberonics or any of the Cyberonics Subsidiaries pursuant to which any person or group of persons (or the stockholders of any person) would own, directly or indirectly, (x) fifteen percent (15%) or more of any class of equity securities of Cyberonics or the surviving entity in a merger or the resulting direct or indirect parent of Cyberonics or such surviving entity or (y) businesses or assets (including capital stock of the Cyberonics Subsidiaries) that constitute fifteen percent (15%) or more of the consolidated revenues, net income or total assets of Cyberonics and the Cyberonics Subsidiaries.

“Cyberonics Disclosure Letter” means the separate disclosure letter, dated as of February 26, 2015, delivered by Cyberonics to Sorin prior to the execution of the LOI, including the documents attached to or expressly incorporated by reference in such disclosure letter.

“Cyberonics Expense Reimbursement” means an amount equal to all of the documented out-of-pocket expenses incurred by Sorin in connection with this Agreement and the transactions contemplated hereby up to a maximum of $15 million.

“Cyberonics Material Adverse Effect” means any change, development, circumstance, event, occurrence or effect (each, an “Effect”) that, when considered either individually or in the aggregate together with all other Effects, (a) has had or would reasonably be expected to have a materially adverse effect on the financial condition, business, assets or results of operations of Cyberonics and the Cyberonics Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following Effects or any Effects resulting therefrom, in each case individually or in the aggregate with all other such Effects, be deemed to constitute, or be taken into account in determining whether there has been, a “Cyberonics Material Adverse Effect”:  (i) the announcement or pendency of this Agreement or the transactions contemplated hereby, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of Cyberonics or any of its Subsidiaries with its customers, employees, financing sources, suppliers or business partners, in each case to the extent attributable to, arising out of or resulting from the announcement or pendency of this Agreement or the transactions contemplated hereby, (ii) any Effect attributable to changes in financial, economic, social or political conditions, or the securities, credit or financial markets in general in the United States or other countries in which Cyberonics or any of the Cyberonics Subsidiaries conduct operations or any Effect generally that is the result of factors affecting any principal industry in which Cyberonics and the Cyberonics Subsidiaries operate, (iii) any change in the market price or trading volume of the equity securities of Cyberonics or of the ratings or the ratings outlook for Cyberonics or any of the Cyberonics Subsidiaries by any applicable rating agency, (iv) any adoption, implementation, proposal or change in any applicable Law or GAAP or interpretation of any of the foregoing after the date hereof, (v) any action taken by Cyberonics or any Cyberonics Subsidiary that is expressly required by this Agreement (other than pursuant to its obligation to conduct its business in all material respects in the ordinary course of business under Section 5.01(a)) or taken or not taken at the written direction of Sorin, (vi) the failure of

Cyberonics to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement, (vii) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism, (viii) any actions or claims made or brought by any of the current or former stockholders of Cyberonics (or on their behalf or on behalf of Cyberonics, but in any event only in their capacities as current or former stockholders) arising out of this Agreement or the Mergers, or (ix) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; provided that (1) the exceptions in clauses (iii) and (vi) hereof shall not prevent the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses (i) through (ix) hereof) from constituting a Cyberonics Material Adverse Effect or being taken into account in determining whether a Cyberonics Material Adverse Effect has occurred and (2) any Effect referred to in clauses (ii), (iv), (vii) or (ix) hereof may be taken into account in determining whether there has been, or would be, a Cyberonics Material Adverse Effect to the extent (but only to the extent) such Effect has a disproportionate adverse effect on Cyberonics and the Cyberonics Subsidiaries, taken as a whole, as compared to other participants in the principal industries in which Cyberonics and the Cyberonics Subsidiaries operate or (b) prevents or materially impairs or materially delays the ability of Cyberonics to consummate the Mergers or the other transactions contemplated under this Agreement.

“Cyberonics Permitted Liens” means (a) encumbrances for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by Cyberonics and its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmens’, contractors’ or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations that are not yet due and payable or that are being diligently contested in good faith by appropriate proceedings; (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over the Cyberonics Real Property which are not violated by the current use and operation of the Cyberonics Real Property; (d) purchase money liens and liens securing rental payments under capital lease arrangements; (e) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Cyberonics Real Property to which they relate or the conduct of the business of Cyberonics and its Subsidiaries as presently conducted or restrictions or exclusions which would be shown by a current title report or other similar report; and (f) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection.

“Cyberonics Significant Subsidiary” means a Subsidiary company that would constitute a “significant subsidiary” of Cyberonics within the meaning of Rule 1.02(w) of Regulation S-X as promulgated by the SEC.

“Cyberonics Stock Plans” means Cyberonics’s Amended and Restated 1996 Stock Option Plan, Amended and Restated 1997 Stock Plan, 2005 Stock Plan, 2009 Stock Plan, and the Amended and Restated New Employee Equity Inducement Plan.

“Cyberonics Subsidiary” means each Subsidiary of Cyberonics.

“Cyberonics Superior Proposal” means a bona fide written Cyberonics Competing Proposal (with all percentages in the definition of Cyberonics Competing Proposal increased to fifty percent (50%)) that the board of directors of Cyberonics has determined in its good faith judgment (after consultation with its financial advisor and outside counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to Cyberonics’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any binding changes to the terms of this Agreement definitively and irrevocably agreed to by Sorin in writing as contemplated by Section 5.03(d) of this Agreement).

“Cyberonics Termination Fee” means an amount equal to $50,000,000, in cash.

“Embargoed Person” means any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC or any similar list maintained by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom; or (ii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of comprehensive territory-wide or country-wide Economic Sanctions Laws.

“Environmental Laws” means all Laws which (a) regulate or relate to the protection or cleanup of the environment, occupational safety and health as it relates to the use, treatment, storage, transportation, handling, exposure to, disposal or release of Hazardous Substances or (b) impose liability or standards of care with respect to any of the foregoing.

“Environmental Permit” means any permit, registration, identification number, license or other authorization required under any applicable Environmental Law.

“ERISA Affiliate” means any entity, trade or business, which together with another entity, trade or business, would be treated as a single employer within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCA” means the UK Financial Conduct Authority.

“FDA” means the United States Food and Drug Administration.

“FTC” means the Federal Trade Commission.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any United States or non-United States national, federal, state, provincial county, municipal, communal or local government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any applicable Environmental Laws.

“Hearing” means the hearing of the Court at which Sorin and Holdco apply for the Court’s approval of the Sorin Merger pursuant to Regulation 16 of the UK Merger Regulations;

“Holdco Prospectus” means the prospectus, including any supplementary prospectus, to be published by Holdco in connection with the issuance of the Sorin Merger Consideration or the Cyberonics Merger Consideration and the admission of the Holdco Shares to the standard segment of the Official List and to trading on the Main Market of the LSE.

“Holdco Shares” means the ordinary shares, par value £1 per share, of Holdco.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards.

“Income Tax Act” means the Italian Consolidated Income Tax Act approved with Presidential Decree no. 917 of December 22, 1986, as subsequently amended and supplemented.

“Indebtedness” means, with respect to any person, without duplication, (i) indebtedness of such person or its Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (ii) obligations of such person or any of its Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) obligations of such person or any of its Subsidiaries under capitalized leases, (iv) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements and (v) all obligations of such person or any of its Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any person other than such person or any of its Subsidiaries.

“Information Privacy and Security Laws” shall mean all Laws that apply to Cyberonics or any of the Cyberonics Subsidiaries concerning the privacy or security of information pertaining to an individual including, where applicable, HIPAA, state data breach notification, privacy and security Laws, state Social Security number protection Laws, the European Union Directive 95/46/EC, the Federal Trade Commission Act, Canada’s Personal Information Protection and Electronic Documents Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, and state consumer protection Laws.

“IRS” means the Internal Revenue Service.

“Italy-UK Treaty” means the Convention between the United Kingdom of Great Britain and Northern Ireland and the Italian Republic for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income signed in Pallanza (Italy) on October 21, 1988.

“knowledge” means, (i) with respect to Cyberonics, the actual (but not constructive or imputed) knowledge following due inquiry of the individuals listed in Section 1.1 of the Cyberonics Disclosure Letter and (ii) with respect to Sorin, Holdco and Merger Sub, the actual (but not constructive or imputed) knowledge following due inquiry of the individuals listed in Section 1.1 of the Sorin Disclosure Letter.

“Law” means any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, deed to secure debt, lease, sublease, title retention agreement, preferential arrangement, option, right of first refusal or first offer, servitude, right-of-way, easements, charges, title defects, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law and with respect to any securities, any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue-sky” Laws of the various States of the United States or similar Laws of other applicable jurisdictions.

“Listing Rules” means the Listing Rules made by the FCA, as from time to time amended.

“LOI” means that certain letter agreement, dated as of February 26, 2015, entered into by and among Cyberonics, Sorin, Holdco, Merger Sub and the Attorney-in-Fact (as defined therein).

“LSE” means London Stock Exchange plc.

“Management Retention Agreements” means those certain agreements and arrangements described in Section 5.11(e) of the Sorin Disclosure Letter.

“MSE” means the Milan Stock Exchange.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations.

“Official List” means the Official List of the UKLA.

“Patents” means United States and non-U.S. patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“PBGC” means Pension Benefit Guaranty Corporation.

“person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability Cyberonics, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

“Personal Information” means the information pertaining to an individual that is regulated or protected by one or more of the Information Privacy and Security Laws.

“POA” means the Agent and Attorney-in-Fact Agreement (as defined in the LOI).

“Prospectus Rules” means the Prospectus Rules made by the FCA, as from time to time amended.

“Representative” means, with respect to any person, any of the person’s Subsidiaries or affiliates, or directors, officers, investment bankers, financial advisors, counsel and other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sorin Competing Proposal” means any inquiry, proposal or offer (other than a proposal or offer by Cyberonics or any of the Cyberonics Subsidiaries) made by any person or group of persons relating to (A) any direct or indirect acquisition or purchase in any manner, in each case whether in a single transaction or a series of transactions, of (1) fifteen percent (15%) or more (based on the fair market value thereof) of the consolidated total assets (including capital stock of the Sorin Subsidiaries), taken as a whole, or (2) fifteen percent (15%) or more of outstanding shares of the Sorin Shares or any other class of capital stock or equity securities of Sorin, (B) any tender offer or exchange offer, in each case whether in a single transaction or a series of transactions, that, if consummated, would result in any person or group of persons owning, directly or indirectly, fifteen percent (15%) or more of outstanding shares of the Sorin Shares or any other class of capital stock or equity securities of Sorin or (C) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, equity investment, joint venture or similar transaction involving Sorin or any of the Sorin Subsidiaries pursuant to which any person or group of persons (or the stockholders of any person) would own, directly or indirectly, (x) fifteen percent (15%) or more of any class of equity securities of Sorin or the surviving entity in a merger or the resulting direct or indirect parent of Sorin or such surviving entity or (y) businesses or assets (including capital stock of the Sorin Subsidiaries) that constitute fifteen percent (15%) or more of the consolidated revenues, net income or total assets of Sorin and the Sorin Subsidiaries.

“Sorin Disclosure Letter” means the separate disclosure letter, dated as of February 26, 2015, delivered by Sorin to Cyberonics prior to the execution of the LOI, including the documents attached to or expressly incorporated by reference in such disclosure letter.

“Sorin Expense Reimbursement” means an amount equal to all of the documented out-of-pocket expenses incurred by Cyberonics in connection with this Agreement and the transactions contemplated hereby up to a maximum of $15 million.

“Sorin Material Adverse Effect” means any Effect that, when considered either individually or in the aggregate together with all other Effects, (a) has had or would reasonably be expected to have a materially adverse effect on the financial condition, business, assets or results of operations of Sorin and the Sorin Subsidiaries taken as a whole; provided, however, that in no event shall any of the following Effects or any Effects resulting therefrom, in each case individually or in the aggregate with all other such Effects, be deemed to constitute, or taken into account in determining whether there has been, a “Sorin Material Adverse Effect”:  (i) the announcement or pendency of this Agreement or the transactions contemplated hereby, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of Sorin or any of its Subsidiaries with its customers, employees, financing sources, suppliers or business partners, in each case to the extent attributable to, arising out of or resulting from the announcement or pendency of this Agreement or the transactions contemplated hereby, (ii) any Effect attributable to changes in financial, economic, social or political conditions or the securities, credit or financial markets in general in Italy or other countries in which Sorin or any of the Sorin Subsidiaries conduct operations or any Effect generally that is the result of factors affecting any principal industry in which Sorin and the Sorin Subsidiaries operate, (iii) any change in the market price or trading volume of the equity securities of Sorin or of the ratings or the ratings outlook for Sorin or any of the Sorin Subsidiaries by any applicable rating agency, (iv) any adoption, implementation, proposal or change in any applicable Law or IFRS or interpretation of any of the foregoing after the date hereof, (v) any action taken by Sorin or any Sorin Subsidiary that is expressly required by this Agreement (other than pursuant to its obligation to conduct its business in all material respects in the ordinary course of business under Section 5.01(b)) or taken or not taken at the written direction of Cyberonics, (vi) the failure of Sorin to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement, (vii) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism, (viii) any actions or claims made or brought by any of the current or former shareholders of Sorin (or on their behalf or on behalf of Sorin, but in any event only in their capacities as current or former shareholders) arising out of this Agreement or the Mergers, or (ix) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; provided that (1) the exceptions in clauses (iii) and (vi) hereof shall not prevent the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses (i) through (x) hereof) from constituting a Sorin Material Adverse Effect or being taken into account in determining whether a Sorin Material Adverse Effect has occurred and (2) any Effect referred to in clauses (ii), (iv), (vii) or (ix) hereof may be taken into account in determining whether there has been, or would be, a Sorin Material Adverse Effect to the extent (but only to the extent) such Effect has a materially disproportionate adverse effect on Sorin and the Sorin Subsidiaries, taken as a whole, as compared to other participants in the principal industries in which Sorin and the Sorin Subsidiaries operate or (b) prevents or materially impairs or materially delays the ability of Sorin, Holdco and Merger Sub to consummate the Mergers or the other transactions contemplated under this Agreement.

“Sorin Merger Counsel” means Martin Moore Q.C. or, if he is unable to act, another barrister at Erskine Chambers acceptable to Sorin and Cyberonics.

“Sorin Merger Effective Time” means the time and date at which the consequences of the Sorin Merger have effect in accordance with the Sorin Merger Order.

“Sorin Merger Order” means an order made by the Court under Regulation 16 of the UK Merger Regulations which fixes a time and date for the Sorin Merger Effective Time where such date is (a) prior to the Outside Date and (b) not later than the first US Business Day to fall after the end of the Sorin Merger Order Period.

“Sorin Merger Order Period” means a period of not more than 21 clear days in London beginning on the day immediately after the day on which the Sorin Merger Order is made by the Court.

“Sorin Permitted Liens” means (a) encumbrances for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by Sorin and its Subsidiaries and for which appropriate reserves have been established in accordance with IFRS; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmens’, contractors’ or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations that are not yet due and payable or that are being diligently contested in good faith by appropriate proceedings; (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over the Sorin Real Property which are not violated by the current use and operation of the Sorin Real Property; (d) purchase money liens and liens securing rental payments under capital lease arrangements; (e) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Sorin Real Property to which they relate or the conduct of the business of Sorin and its Subsidiaries as presently conducted or restrictions or exclusions which would be shown by a current title report or other similar report; and (f) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection.

“Sorin Registered Intellectual Property Rights” means all Sorin Intellectual Property Rights that are both owned by Sorin or a Sorin Subsidiary and registered with any Governmental Entity.

“Sorin Significant Subsidiary” means a Subsidiary of Sorin that would constitute a “significant subsidiary” of Sorin within the meaning of Rule 1.02(w) of Regulation S-X as promulgated by the SEC.

“Sorin Stock Plans” means the 2012-2014 Long Term Incentive Plan of Sorin, the 2013-2015 Long Term Incentive Plan of Sorin, the 2014-2016 Long Term Incentive Plan of Sorin and the 2012 Deferred Bonus Plan of Sorin.

“Sorin Subsidiary” means each Subsidiary of Sorin.

“Sorin Superior Proposal” means a bona fide written Sorin Competing Proposal (with all percentages in the definition of Sorin Competing Proposal increased to fifty percent (50%)) that the board of directors of Sorin has determined in its good faith judgment (after consultation with its financial advisor and outside counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to Sorin’s shareholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any binding changes to the terms of this Agreement definitively and irrevocably agreed to by Cyberonics in writing as contemplated by Section 5.04(d) of this Agreement).

“Sorin Termination Fee” means an amount equal to $50,000,000, in cash.

“Subsidiary” of any person means another person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first person and/or by one or more of its Subsidiaries.

“Tax” and “Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, value added, sales, use, license, excise, stamp, transfer (including, but not limited to, registration tax, mortgage tax and cadastral tax), financial transaction, franchise, employment, payroll, withholding, Social Security (or similar, including FICA), alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax with any Governmental Entity including any information return, claim for refund, amended return, any attachment thereto or declaration of estimated Tax.

“Trademarks” means United States, state and non-U.S. trademarks, service marks, trade names, designs, logos, slogans and general intangibles of like nature, and pending registrations and applications to register the foregoing.

“Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

“UKLA” means the UK Listing Authority.

“US Business Day” means any day, other than a Saturday or Sunday, on which the Secretary of State of the State of Delaware is open for purposes of accepting certificates of merger for filing pursuant to the DGCL.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

2012-2014 Participant	2.07(d)

Accounting Firm	5.17

Agreement	Preamble

Antitrust Laws	3.04(b)

Bribery Legislation	3.20(a)

Certificate of Cyberonics Merger	1.03

CIA	3.05(d)

Closing Date	1.02

Cyberonics	Preamble

Cyberonics Acquisition Agreement	5.03(a)

Cyberonics Benefit Plan	3.11(a)

Cyberonics Board Recommendation	5.05(c)

Cyberonics Book-Entry Share	2.02(a)

Cyberonics Bylaws	3.01(b)

Cyberonics Certificate	2.02(a)

Cyberonics Change of Recommendation	5.03(c)

Cyberonics Charter	3.01(b)

Cyberonics Common Stock	Recitals

Cyberonics Designee	5.18(a)

Cyberonics D&O Insurance	5.10(c)

Cyberonics Employee	5.11(a)

Cyberonics Equity Awards	2.06(e)

Cyberonics Exchange Agent	2.05(a)

Term	Section

Cyberonics Exchange Ratio	2.02(a)

Cyberonics Financial Statements	3.06(a)

Cyberonics Group	3.19(a)

Cyberonics Intellectual Property Rights	3.16(a)

Cyberonics Leased Real Property	3.14(b)

Cyberonics Material Contract	3.17(a)

Cyberonics Material Customers	3.21

Cyberonics Merger	Recitals

Cyberonics Merger Consideration	2.02(a)

Cyberonics Merger Effective Time	1.03

Cyberonics Merger Surviving Corporation	1.01(a)

Cyberonics Options	2.06(a)(i)

Cyberonics Owned Real Property	3.14(a)

Cyberonics Permits	3.05(a)

Cyberonics Real Property	3.14(b)

Cyberonics Registered Intellectual Property Rights	3.16(a)

Cyberonics Representatives	3.27

Cyberonics RSU	2.06(c)

Cyberonics SEC Documents	3.06(a)

Cyberonics Securities	3.02(d)

Cyberonics Share	Recitals

Cyberonics Stockholder Approval	3.24

Cyberonics Stockholder Meeting	5.05(c)

Term	Section

Cyberonics Support Agreements	Recitals

Cyberonics Trading Price	2.06(a)(iii)

DGCL	Recitals

DPA	3.05(d)

Effective Times	1.03

ERISA	3.11(a)

ESPP	2.06(d)

Exchange Fund	2.05(a)

Excluded Cyberonics Shares	2.02(b)

Excluded Sorin Rescission Shares	2.01(a)

Excluded Sorin Shares	2.01(b)

FCPA	3.20(a)

Final Offering	2.06(d)

Health Care Laws	3.05(b)

Holdco	Preamble

Holdco Articles	1.04(a)

Holdco Group	5.01(a)(xvi)

Holdco Shareholder Approval	4.24

HSR Act Filing	3.04(b)

Initial Period	5.18(a)

Intellectual Property Rights	3.16(a)

Italian Branch	5.19

Italian Merger Regulations	Recitals

LSE Listing Application	5.05(a)

Term	Section

Mergers	Recitals

Merger Sub	Preamble

Merger Sub Shareholder Approval	4.24

Modified 2012-2014 LTI Awards	2.07(e)

Modified Sorin LTI Award	2.07(c)

NASDAQ Listing Application	5.05(a)

New Entities	5.20

Notice of Cyberonics Change of Recommendation	5.03(d)(ii)

Notice of Cyberonics Superior Proposal Action	5.03(d)(i)

Notice of Sorin Change of Recommendation	5.04(d)(ii)

Notice of Sorin Superior Proposal Action	5.04(d)(i)

NPA	3.05(d)

Outside Date	7.01(b)

Permit	3.05(a)

Pre-Merger Certificates	5.16

Principal Sorin Shareholders	Recitals

Proceeding	3.10

Proxy Statement	3.07

Registrar	5.05(a)

Registration Statement	5.05(a)

Restraints	6.01(g)

Restricted Cyberonics Share	2.06(b)

Sarbanes-Oxley Act	3.06(a)

Term	Section

Section 16 Person	5.14

Sorin	Preamble

Sorin Acquisition Agreement	5.04(a)

Sorin Benefit Plan	4.11(a)

Sorin Board Recommendation	5.05(d)

Sorin Bylaws	4.01(b)

Sorin Change of Recommendation	5.04(c)

Sorin Charter	4.01(b)

Sorin CONSOB Documents	4.06(a)

Sorin Deferred Bonus Share	2.07(d)

Sorin Designee	5.18(a)

Sorin D&O Insurance	5.10(f)

Sorin Employee	5.11(a)

Sorin Equity Awards	2.07(h)

Sorin Exchange Agent	2.04(d)

Sorin Exchange Ratio	2.01(a)

Sorin Expert Report	5.17

Sorin Financial Statements	4.06(a)

Sorin Group	4.19(a)

Sorin Information Document	5.05(a)

Sorin Intellectual Property Rights	4.16(a)

Sorin Labor Agreements	4.12(a)

Sorin Leased Real Property	4.14(b)

Sorin LTI Award	2.07(c)

Term	Section

Sorin Material Contract	4.17(a)

Sorin Material Customers	4.21

Sorin Merger	Recitals

Sorin Merger Consideration	2.01(a)

Sorin Merger Surviving Company	1.01(a)

Sorin Merger Terms	Recitals

Sorin Option	2.07(b)(i)

Sorin Owned Real Property	4.14(a)

Sorin Performance Share	2.07(c)

Sorin Permits	4.05(a)

Sorin Real Property	4.14(b)

Sorin Representatives	3.27

Sorin Rescission Shares	2.08

Sorin RSU	2.07(c)

Sorin Securities	4.02(d)

Sorin Shares	Recitals

Sorin Shareholder Approval	4.24

Sorin Shareholder Meeting	5.05(d)

Sorin Support Agreements	Recitals

Takeover Statutes	3.23

UK Merger Regulations	Recitals

Exhibit A

[ Date ]

ARTICLES OF ASSOCIATION

of

[SAND HOLDCO] PLC

PUBLIC LIMITED COMPANY

“the Company”

(effective as from [ • ] 2015)

ARTICLES OF ASSOCIATION

A-i

35.	SECRETARY	A-39
36.	THE SEAL	A-39
37.	REGISTERS	A-40
38.	DIVIDENDS	A-40
39.	SCRIP DIVIDENDS	A-43
40.	CAPITALISATION OF PROFITS	A-44
41.	RETURN OF CAPITAL	A-46
42.	CHANGE OF THE COMPANY’S NAME	A-46
43.	RECORD DATES	A-46
44.	ACCOUNTS	A-47
45.	NOTICES AND OTHER COMMUNICATIONS	A-47
46.	DESTRUCTION OF DOCUMENTS	A-50
47.	WINDING UP	A-52
48.	INDEMNITY AND INSURANCE	A-52
49.	DISPUTE RESOLUTION	A-53

A-ii

1.                                     MODEL ARTICLES NOT TO APPLY

1.1                              The regulations in the relevant model articles shall not apply to the Company.

2.                                     INTERPRETATION

2.1                              In these Articles (if not inconsistent with the subject or context) the following words shall bear the following meanings:

“Affiliates” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person;

“Articles” means the articles of association for the time being of the Company;

“Board” means the board of Directors of the Company from time to time;

“British Pounds Sterling” or “£” means the lawful currency of the United Kingdom;

“certificated share” means share in the capital of the Company which is held in physical certificated form and references in these Articles to a share being held in certificated form shall be construed accordingly;

“clear days” means, in relation to the period of a notice, that period excluding the day on which a notice is given or deemed to be given and the day for which it is given or which it is to take effect;

“Companies Act” means the Companies Act 2006 including any modifications or re-enactment of it for the time being in force;

“Contract” means, as to any Person, any contract, lease, easement, license, instrument or understanding to which the applicable Person is a party;

“Control” means, as to any Person, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of shares or other equity securities or as trustee or executor, by Contract or otherwise; the terms “Controlled” and “Controlling” shall have a correlative meaning;

“Depositary” means any depositary, custodian or nominee approved by the Board that holds legal title to shares in the capital of the Company for the purposes of facilitating beneficial ownership of such shares by another individual;

“Director” means a director of the Company from time to time;

“dividend” means dividend or bonus;

“electronic address” means any number or address used for the purposes of sending or receiving notices, documents or information by electronic means;

“equity security” shall have the meaning given to such term in Rule 405 under the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Exchange” means the stock exchange on which the Company maintains its primary listing, and in all events will be the NASDAQ so long as listed thereon;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated thereunder;

“executed” means any mode of execution;

“financial institution” means a recognised clearing house or a nominee of a recognised clearing house or of a recognised investment exchange who is designated within the meaning of section 778(2) of the Companies Act;

“Fully Diluted Interest” means, with respect to any member, the percentage of the Ordinary Shares owned by that member assuming the exercise or conversion, as applicable, of all options, warrants, rights and convertible or other similar securities outstanding on the date in question, whether vested or unvested, on a cashless net exercise basis or conversion assuming the price of the Ordinary Share underlying such option, warrant, right or convertible or other similar securities equals the 5-day volume weighted average trading price of such Ordinary Shares ending on the trading day prior to the date in question.  For the avoidance of doubt, it is intended that Fully Diluted Interest shall be calculated using a customary treasury stock method to determine fully diluted shares outstanding;

“Governmental Authority” shall mean any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction;

“holder” means, in relation to a share in the capital of the Company, the member whose name is entered in the register of members as the holder of that share;

“Independent Director” means a director who meets the independence standards of the NASDAQ applicable to non-controlled domestic US issuers;

“Law” means any federal, state, provincial, municipal, local or foreign law, statute, code, ordinance, rule, regulation, circular, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding;

“member” means a member of the Company;

“NASDAQ” means the National Association of Securities Dealers Automated Quotations

“Office” means the registered office of the Company from time to time;

“officer” includes a Director, manager and the secretary, but shall not include an auditor;

“Ordinary Shares” means the ordinary shares in the capital of the Company from time to time, identified in Article 4.1(a) and with the rights set out therein and these Articles generally;

“paid” means paid or credited as paid;

“Percentage Interest” means, with respect to any member, the percentage of the total outstanding Ordinary Shares of owned by that member;

“Person” means any individual, corporation, limited company, limited liability company, partnership, association, trust, unincorporated organization, Governmental Authority, other entity or group (as defined in Section 13(d) of the Exchange Act);

“public announcement” shall mean disclosure in a press release reported by Reuters, the Dow Jones News Service, Associated Press or a comparable news service or other method of public announcement as the Board may deem appropriate in the circumstances or in a document publicly filed by the Company with the US Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act;

“register” means the register of members of the Company;

“seal” means the common seal (if any) of the Company and includes an official seal (if any) kept by the Company by virtue of section 49 or 50 of the Companies Act;

“secretary” means the secretary of the Company and includes a joint, assistant, deputy or temporary secretary and any other person appointed to perform the duties of the secretary of the Company;

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act;

“uncertificated share” means a share in the capital of the Company which is not held in physical certificated form and references in these Articles to a share being held in uncertificated form shall be construed accordingly;

“undertaking” includes a body corporate, trust or partnership, joint ventures or an unincorporated association carrying on a trade or business with or without a view to profit (and, in relation to an undertaking which is not a company, expressions in these articles appropriate to companies shall be construed as references to the corresponding persons, officers, documents or organs (as the case may be) appropriate to undertakings of that description);

“United Kingdom” means Great Britain and Northern Ireland;

“US Dollars” or “$” means the lawful currency of the United States of America; and

“Voting Shares” means the Ordinary Shares and any other shares which may be issued with the right to attend and vote at general meetings.

2.2                              Subject to the following paragraph, references to any provision of any enactment or of any subordinate legislation (as defined by section 2(1) of the Interpretation Act 1978) include any modification or re-enactment of that provision for the time being in force.

2.3                              Words and expressions contained in these Articles which are not defined in Article 2 but are defined in the Companies Act have the same meaning as in the Companies Act (but excluding any modification of the Companies Act not in force at the date these Articles took effect) unless inconsistent with the subject or the context.

2.4                              In these Articles, unless the context otherwise requires:

(a)                                 words in the singular include the plural, and vice versa;

(b)                                 words importing any gender include all genders;

(c)                                  a reference to a person includes a reference to a body corporate (wherever resident or domiciled) and to an unincorporated body of persons;

(d)                                 reference to a document or information being “sent”, “supplied” or “given” to or by a person means such document or information, or a copy of such document or information, being sent, supplied, given, delivered, issued or made available to or by, or served on or by, or deposited with or by that person by any method authorised by these Articles, and “sending”, “supplying” and “giving” shall be construed accordingly;

(e)                                  references to documents “being signed” or to “signature” include a reference to it being executed under hand or under seal or by any other method and, in the case of a communication in electronic form, such references are to its being authenticated as specified in the Companies Act;

(f)                                   references to “writing” include references to typewriting, printing, lithography, photography and any other modes of representing or reproducing words in a legible and non-transitory form, whether sent or supplied in electronic form or made available on a website or otherwise and “written” shall be construed accordingly;

(g)                                  references to “other” and “otherwise” shall not be construed ejusdem generis where a wider construction is possible;

(h)                                 references to a power are to power of any kind, whether administrative, discretionary or otherwise;

(i)                                     references to a committee of the Directors are to a committee established in accordance with these Articles, whether or not comprised wholly of Directors;

(j)                                    any words following the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

(k)                                 powers of delegation shall not be restrictively construed but the widest interpretation shall be given to them;

(l)                                     the word “Board” in the context of the exercise of any power contained in these Articles includes any committee consisting of one or more Directors, any Director, any other officer of the Company and any local or divisional board, manager or agent of the Company to which or, as the case may be, to whom the power in question has been delegated;

(m)                             no power of delegation shall be limited by the existence or, except where expressly provided by the terms of delegation, the exercise of that or any other power of delegation;

(n)                                 except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other body or person who is for the time being authorised to exercise it under these Articles or under another delegation of the power; and

(o)                                 references to the “entire” Board are to the total number of director positions on the Board, without regard to any vacancies, at the relevant time.  As an example, if there are seven director positions, five of which are filled and two of which are vacant, the entire Board shall be seven directors, so an action required to be taken by a majority of the entire Board shall require the approval of four of the five Directors in office and any action requiring the approval of two-thirds of the entire Board shall require the approval of all five Directors in office.

2.5                              The headings are inserted for convenience only and do not affect the construction of these Articles.

3.                                     LIABILITY OF MEMBERS

The liability of each member is limited to the amount, if any, unpaid on the shares held by that member.

4.                                     SHARES AND SHARE CAPITAL

4.1                              The Company may issue the following shares in the capital of the Company with rights attaching to them and denominated, in each case, as follows:

(a)                                 Ordinary Shares, each of which shall be denominated in British Pounds Sterling with a nominal value of £1.  Each Ordinary Share shall be issued with one vote attaching to it for voting purposes in respect of all matters on which Voting Shares in the capital of the Company have voting rights and shall form a single class with the other Voting Shares in the capital of the Company for such purposes.  The holders of Ordinary Shares shall, in respect of the Ordinary Shares held by them, be entitled to receive notice of, attend and speak at and vote at, general meetings of the Company.

4.2                              Notwithstanding Article 4.1, subject to the provisions of the Companies Act, and without prejudice to any rights attached to any existing shares or class of shares:

(a)                                 any share may be issued in one or more classes with such rights or restrictions as the Company may by special resolution determine or, subject to and in default of such determination, as the Board shall determine; and

(b)                                 shares may be issued which are to be redeemed or are to be liable to be redeemed at the option of the Company or the holder and the Board may determine the terms, conditions and manner of redemption of shares provided that it does so before the shares are allotted.

4.3                              The Company may exercise all powers of paying commissions or brokerage conferred or permitted by the Companies Act.  Subject to the provisions of the Companies Act, any such commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other and may be in respect of a conditional or an absolute subscription.

4.4                              Except as required by law, no person shall be recognised by the Company as holding any share upon any trust.  Except as otherwise provided by these Articles or by law, the Company shall not be bound by or recognise (even if having notice of it) any equitable, contingent, future, partial or other claim or any interest in any share (or in any fractional part of a share) except the holder’s absolute ownership of the entirety of the share and all the rights attaching to it.

4.5                              Without prejudice to any powers which the Company or the Board may have to issue, allot, dispose of, convert, or otherwise deal with or make arrangements in relation to, shares and other securities in any form:

(a)                                the Board may permit the holding of shares in any class of shares in uncertificated form; and

(b)                                the Company may issue shares in uncertificated form and may convert shares from certificated form to uncertificated form and vice versa.

4.6                              Shares in the capital of the Company that fall within a certain class shall not form a separate class of shares from other shares in that class because any share in that class is held in uncertificated form.

4.7                              Where the Company is entitled under any provision of the Companies Act or these Articles to sell, transfer or otherwise dispose of, forfeit, re-allot, accept the surrender of, or otherwise enforce a lien over, a share held in uncertificated form, the Company shall be entitled, subject to the provisions of the Companies Act and these Articles to:

(a)                                 require the holder of that uncertificated share by notice to change that share into certificated form within the period specified in the notice and to hold that share in certificated form so long as required by the Company; and

(b)                                 take any action that the Board considers appropriate to achieve the sale, transfer, disposal, forfeiture, reallotment or surrender of that share, or otherwise to enforce a lien in respect of that share.

4.8                              If and to the extent that any provision of these Articles is inconsistent with the holding of or transfer of title to shares in uncertificated form it shall not apply to any share of any class which is in uncertificated form.

5.                                     AUTHORITY TO ALLOT SHARES AND DISAPPLICATION OF PRE-EMPTION RIGHTS

5.1                              In addition to any similar authority which has not been fully utilised, the Board shall be generally and unconditionally authorised pursuant to section 551 of the Companies Act to:

(a)                                 exercise all of the powers of the Company to allot shares in the Company, and to grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount representing 20 per cent. of the number of shares in the capital of the Company as at the date of the adoption of these Articles and after consummation of the transactions contemplated by the transaction Agreement between, amongst others, Sorin S.P.A. and Cyberonics, Inc. first dated 26 February 2015 (in addition to any authority to allot that has not yet expired granted to the Board prior to the date of the adoption of these Articles) for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) on the date which is five years from the date of the adoption of these Articles by the Company; and

(b)                                 make an offer or agreement which would or might require shares to be allotted, or rights to subscribe for or convert any security into shares to be granted, after expiry of the authority described in this Article 5.1 and the Board may allot shares and grant rights in pursuance of that offer or agreement as if this authority had not expired.

5.2                              Subject to these Articles, the Board shall be generally empowered pursuant to section 570 of the Companies Act and section 573 of the Companies Act to allot equity securities (as defined in the Companies Act) for cash, pursuant to the authority conferred by Article 5 of these Articles as if section 561(1) of the Companies Act did not apply to the allotment.

5.3                             Subject to the provisions of the Companies Act relating to the authority to allot shares and the disapplication of pre-emption rights or otherwise and of any resolution of the Company in general meeting passed pursuant to those provisions, and, in the case of redeemable shares, the provisions of Article 5.4:

(a)                                 all shares for the time being in the capital of the Company shall be at the disposal of the Board; and

(b)                                 the Board may reclassify, allot (with or without conferring a right of renunciation), grant options over, or otherwise dispose of them to such persons on such terms and conditions and at such times as it thinks fit.

5.4                              Subject to the provisions of the Companies Act, and without prejudice to any rights attached to existing shares, any share may be issued which is to be redeemed, or is liable to be redeemed at the option of the Company or the holder. The Board may determine the terms, conditions and manner of redemption of any redeemable share so issued provided that it does so before the share is allotted.

5.5                              The Board may at any time after the allotment of a Share, but before a Person has been entered in the register as the holder of the Share, recognise a renunciation of the Share by the allottee in favour of another Person and may grant to an allottee a right to effect a renunciation on such terms and conditions as the Board thinks fit.

6.                                     VARIATION OF RIGHTS

6.1                              Subject to the provisions of the Companies Act, if at any time the capital of the Company is divided into different classes of shares, all or any of the rights attached to any existing class may from time to time be varied or abrogated, either while the Company is a going concern or during or in contemplation of a winding up:

(a)                                 in such manner (if any) as may be provided by those rights;

(b)                                 with the written consent of the holders of 75% in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares), which consent shall be in hard copy form or in electronic form sent to such address (if any) for the time being specified by or on behalf of the Company for that purpose, or in default of such specification to the Office, and may consist of several documents, each executed or authenticated in such manner as the Board may approve by or on behalf of one or more holders, or a combination of both; or

(c)                                  with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class,

but not otherwise.

6.2                              For the purposes of Article 6.1, if at any time the capital of the Company is divided into different classes of shares, unless otherwise expressly provided by the rights attached to any share or class of shares, those rights shall be deemed not to be varied by:

(a)                                 the issue of further shares ranking pari passu with, or subsequent to, that share or class of shares;

(b)                                 the purchase or redemption by the Company of any of its own shares; and

(c)                                  the exercise by the Board of any of the powers contemplated by Articles 38.7, 38.8 and 39.1.

7.                                     SHARE CERTIFICATES

7.1                              On becoming the holder of any share other than a share in uncertificated form, every person (other than a financial institution in respect of whom the Company is not required by law to complete and have ready a certificate) shall be entitled, without payment, to have issued to him within two months after allotment or lodgement of a transfer (unless the terms of issue of the shares provide otherwise) one certificate for all the shares of each class held by him (and, upon transferring a part of his holding of shares of any class, to a certificate for the balance of that holding). A holder may elect to receive one or more additional certificates for any of his shares upon payment for every certificate after the first of such reasonable sum as the Directors may determine from time to time.

7.2                              Every certificate shall:

(a)                                 be issued under the seal, or under such other form of authentication as the Board may approve (which may include manual or facsimile signatures by one or more Directors); and

(b)                                 shall specify the number, class and distinguishing numbers (if any) of the shares to which it relates and the amount or respective amounts paid up on the shares.

7.3                              The Company shall not be bound to issue more than one certificate for shares held jointly by more than one person and delivery of a certificate to one joint holder shall be sufficient delivery to all of them, and seniority shall be determined in the manner described in Article 21.3. Shares of different classes may not be included in the same certificate.

7.4                              If a share certificate is damaged, defaced or worn out or said to be lost, stolen or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and payment of any exceptional out-of-pocket expenses incurred by the Company in investigating evidence and preparing the requisite form of indemnity as the Directors may determine but otherwise free of charge, and (in the case of damage, defacement or wearing out) on delivery up of the old certificate to the Company.

7.5                              When a member’s holding of Shares of a particular class increases, the Company may issue such holder with a single, consolidated certificate in respect of all the Shares of a particular class which that member holds or a separate certificate in respect of only those Shares by which that member’s holding has increased.  When a member’s holding of Shares of a particular class is reduced, the Company must ensure that the member is issued with one or more certificates in respect of the number of Shares held by the member after that reduction, save that the Company need not (in the absence of a request from the member) issue any new certificate if all the Shares which the member no longer holds as a result of the reduction and none of the Shares which the member retains following the reduction, were, immediately before the reduction, represented by the same certificate.

8.                                     LIEN

8.1                              The Company shall have a first and paramount lien on every share (not being a fully paid share) for all amounts payable to the Company (whether presently or not) in respect of that share. The Board may at any time (generally or in a particular case) waive any lien or declare any share to be wholly or in part exempt from the provisions of Articles 8.1 to 8.4 inclusive. The Company’s lien on a share takes priority over any third party’s interest in that share and shall extend to all amounts (including without limitation dividends) payable in respect of it.

8.2                              The Company may sell, in such manner as the Board determines, any share on which the Company has a lien if an amount in respect of which the lien exists is presently payable and is not paid within 14 clear days after written notice has been sent to the holder of the share, or to the person entitled to it in consequence of the death or bankruptcy of the holder or otherwise by operation of law, demanding payment and stating that if the notice is not complied with the shares may be sold.

8.3                              To give effect to the sale the Board may, in the case of a share in certificated form, authorise any person to execute an instrument of transfer of the share sold to, or in accordance with the directions of, the purchaser. In the case of a share in uncertificated form, the Board may, to enable the Company to deal with the share in accordance with the provisions of this Article 8.3, exercise any of the powers of the Company under Article 4.7 to effect the sale of the share. The title of the transferee to the share shall not be affected by any irregularity in or invalidity of the proceedings in reference to the sale and the transferee shall not be bound to see to the application of the purchase money.

8.4                              The net proceeds of the sale, after payment of the costs, shall be applied in or towards payment or satisfaction of so much of the amount for which the lien exists as is presently payable, and any residue shall (upon surrender to the Company for cancellation of the certificate for the share sold, in the case of a share in certificated form, and, whether the share sold is in certificated form or uncertificated form, subject to a like lien for any amount not presently payable as existed upon the share before the sale) be paid to the person entitled to the share at the date of the sale.

9.                                     CALLS ON SHARES

9.1                              Subject to the terms of allotment, the Board may from time to time make calls upon the members in respect of any amounts unpaid on their shares (whether in respect of nominal value or premium) and each member shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on his shares. A call may be required or permitted to be paid by instalments. A call may, by further notice in writing, before receipt by the Company of an amount due under it, be revoked in whole or in part and payment of a call may be postponed in whole or part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.

9.2                              A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

9.3                              The joint holders of a share shall be jointly and severally liable to pay all calls in respect of it.

9.4                              A call notice need not be issued in respect of sums which are specified, in the terms on which a share is issued, as being payable to the Company in respect of that share (whether in respect of nominal value or premium) on allotment or on a date fixed by or in accordance with the terms of issue; provided that if the due date for payment of such sum has passed and it has not been paid, the holder of the share concerned at the due date for payment will be treated in all respects as having failed to comply with a call notice in respect of that sum and is liable to the same consequences as a person having failed to comply with a call notice as regards the payment of interest and forfeiture.

9.5                              If a call or an instalment of a call remains unpaid in whole or in part after it has become due and payable the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the shares in question or in the notice of the call or, if no rate is fixed, the rate determined by the Board, not exceeding 20 per cent. per annum, or, if higher, at the appropriate rate (as defined by the Companies Act), but the Board may in respect of any individual member waive payment of interest wholly or in part.

9.6                             An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call duly made and notified and payable on the date so fixed or in accordance with the terms of the allotment. If it is not paid these Articles shall apply as if that sum had become due and payable by virtue of a call duly made and notified.

9.7                              Subject to the terms of allotment, the Directors may on the issue of shares differentiate between the allottees or holders in the amounts and times of payment of calls on their shares.

9.8                              The Board may, if it thinks fit, receive from any member willing to advance it all or any part of the amount unpaid on any shares held by him (beyond the sums actually called up) as a payment in advance of calls, and such payment shall, to the extent of it, extinguish the liability on the shares in respect of which it is advanced. The Company may pay on all or any of the amount so advanced (until it would, but for such advance, become presently payable) interest on the amount so received, or so much of it as exceeds the sums called up on the shares in respect of which it has been received, at such rate (if any) as the member and the Board agree not exceeding 20 per cent. per annum or, if higher, the appropriate rate (as defined in the Companies Act).

10.                              FORFEITURE AND SURRENDER

10.1                       If a call or an instalment of a call remains unpaid, in whole or in part, after it has become due and payable, the Board may give to the person from whom it is due not less than 14 clear days’ written notice requiring payment of the amount unpaid together with any interest which may have accrued and any costs, charges and expenses incurred by the Company by reason of such non-payment. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.

10.2                       If the notice is not complied with, any share in respect of which it was given may, at any time before the payment required by the notice has been made, be forfeited by a resolution of the Board. The forfeiture shall include all dividends and other amounts payable in respect of the forfeited shares and which have not been paid before the forfeiture. When a share has been forfeited, notice of the forfeiture shall be sent to the person who was the holder of the share before the forfeiture. An entry shall be made promptly in the register opposite the entry of the share showing that notice has been sent, that the share has been forfeited and the date of forfeiture. No forfeiture shall be invalidated by the omission or neglect to send that notice or to make those entries.

10.3                       Subject to the provisions of the Companies Act, a forfeited share shall be deemed to belong to the Company and may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Board determines either to the person who was before the forfeiture the holder or to any other person. At any time before sale, re-allotment or other disposition, the forfeiture may be cancelled on such terms as the Board determines. Where for the purposes of its disposal a forfeited share is to be transferred to any person, the Board may, in the case of a share in certificated form, authorise someone to execute an instrument of transfer and, in the case of a share in uncertificated form, the Board may exercise any of the powers of the Company under Article 12. The Company may receive the consideration given for the share on its disposal and register the transferee as the holder of the share.

10.4                       A person shall cease to be a member in respect of any share which has been forfeited or surrendered and shall, if the share is held in certificated form, surrender to the Company for cancellation the certificate for the share forfeited but shall remain liable to the Company for all amounts which at the date of forfeiture were presently payable by him to the Company in respect of that share plus interest at the rate at which interest was payable on those amounts before the forfeiture or, if no interest was so payable, at the rate determined by the Board, not exceeding 20 per cent. per annum or, if higher, the appropriate rate (as defined in the Companies Act) from the date of forfeiture until payment. The Board may waive payment wholly or in part or enforce payment without any allowance for the value of the share at the time of forfeiture or for any consideration received on its disposal.

10.5                       The Board may accept the surrender of any share which it is in a position to forfeit upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered share shall be treated as if it had been forfeited.

10.6                       The forfeiture of a share shall involve the extinction at the time of forfeiture of all interest in and all claims and demands against the Company in respect of the share and all other rights and liabilities incidental to the share as between the person whose share is forfeited and the Company, except only such of those rights and liabilities as are by these Articles expressly saved, or are by the Companies Act given or imposed in the case of past members.

10.7                       A statutory declaration by a Director or the secretary that a share has been duly forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share. The declaration shall (subject to the execution of an instrument of transfer if necessary, in the case of a share in certificated form) constitute a good title to the share. The person to whom the share is disposed of shall not be bound to see to the application of the consideration, if any, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings relating to the forfeiture or disposal of the share.

11.                              TRANSFER OF SHARES

11.1                       Without prejudice to any power of the Company to register as member a person to whom the right to any share has been transmitted by operation of law, the instrument of transfer of a share in certificated form may be in any usual form or in any other form which the Board may approve. An instrument of transfer shall be executed by or on behalf of the transferor and, where the share is not fully paid, by or on behalf of the transferee. An instrument of transfer need not be under seal.

11.2                       The Board may, in its absolute discretion, refuse to register the transfer of a share in certificated form if it is not fully paid provided that the refusal does not prevent dealings in shares in the Company from taking place on an open and proper basis.

11.3                       The Board may, in its absolute discretion, also refuse to register the transfer of a share:

(a)                                 unless the instrument of transfer:

(i)                                    is lodged, duly stamped, at the Office or such other place as the Board has appointed, accompanied by the certificate for the share to which it relates, or such other evidence as the Directors may reasonably require to show the transferor’s right to make the transfer, or evidence of the right of someone other than the transferor to make the transfer on the transferor’s behalf;

(ii)                                 is in respect of only one class of shares; or

(iii)                              is in favour of not more than four transferees; or

(b)                                  is with respect to a share on which the Company has a lien and a sum in respect of which the lien exists is presently payable and is not paid within 14 clear days after notice has been sent to the holder of the share in accordance with Article 8.2.

11.4                       If the Board refuses to register a transfer of a share, it shall as soon as practicable and in any event within two months after the date on which the instrument of transfer was lodged with the Company (in the case of a transfer of a share in certificated form) send to the transferee notice of the refusal together with reasons for the refusal. The Board shall send to the transferee such further information about the reasons for the refusal as the transferee may reasonably request.

11.5                       No fee shall be charged for the registration of any instrument of transfer or other document or instruction relating to or affecting the title to any share.

11.6                       The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the Board refuses to register shall (except in the case of fraud) be returned to the person lodging it when notice of the refusal is sent.

11.7                       Nothing in these Articles shall preclude the Board from recognising a renunciation of the allotment of any share by the allottee in favour of some other person.

12.                              TRANSMISSION OF SHARES

12.1                       If a member dies, the survivor or survivors where he was a joint holder, or his personal representatives where he was a sole holder or the only survivor of joint holders, shall be the only persons recognised by the Company as having any title to his interest, but nothing in this Article 12.1 shall release the estate of a deceased member from any liability in respect of any share which had been solely or jointly held by him.

12.2                       A person becoming entitled to a share in consequence of the death or bankruptcy of a member or otherwise by operation of law may, upon such evidence being produced as the Board may properly require, elect either to become the holder of the share or to have some person nominated by him registered as the transferee. If he elects to become the holder he shall give notice to the Company to that effect. If he elects to have another person registered, and the share is a certificated share, he shall execute an instrument of transfer of the share to that person. If he elects to have himself or another person registered and the share is an uncertificated share, he shall take any action the Board may require (including without limitation the execution of any document) to enable himself or that person to be registered as the holder of the share. All the provisions of these Articles relating to the transfer of shares shall apply to the notice or instrument of transfer as if it were an instrument of transfer signed by the member and the death or bankruptcy of the member or other event giving rise to the transmission had not occurred.

12.3                       The Board may at any time send a notice requiring any such person referred to in Article 12.2 to elect either to be registered himself or to transfer the share. If the notice is not complied with within 60 days, the Board may after the expiry of that period withhold payment of all dividends or other amounts payable in respect of the share until the requirements of the notice have been complied with.

12.4                       A person becoming entitled to a share by reason of the death or bankruptcy of a member or otherwise by operation of law shall, upon such evidence being produced as the Board may reasonably require as to his entitlement and subject otherwise to Article 12.2, have the same rights in relation to the share to which he would be entitled if he were the holder of the share, and may give a discharge for all dividends and other moneys payable in respect of the share, except that he shall not, before being registered as the holder of the share, be entitled in respect of it to receive notice of, or to attend or vote at, any general meeting or at any separate meeting of the holders of any class of shares in the capital of the Company.

13.                              SHARE WARRANTS

13.1                       The Company, with respect to fully paid shares, may issue share warrants to bearer under the seal of the Company or in any other manner authorised by the Board.

13.2                       A share warrant shall state that the bearer is entitled to the shares therein specified, and may provide by coupons or otherwise for the payment of future dividends or other moneys on or in respect of the shares included in such share warrant.

13.3                       A share warrant shall entitle the bearer thereof to the shares included in it, and the shares may be transferred by the delivery of the share warrant, and the provisions of these Articles with respect to share certificates, liens, calls on shares and forfeiture and surrender, disclosure of interest, transfer of shares and transmission of shares shall not apply in relation to share warrants or the holders thereof.

13.4                       The Board shall be at liberty to accept a certificate (in such form and from such person as the Board may approve) to the effect that a specified person is shown in the records of the person issuing such certificate as being entitled to the shares comprised in a specified share warrant as sufficient evidence of the facts stated in such certificate, and may treat the deposit of such certificate at the Office (or any other place specified from time to time by the Board) as equivalent to the deposit there of the share warrant, and may (inter alia) allot to the person named in such certificate any shares to which the bearer of the share warrant referred to in such certificate may be entitled and the rights of the allottee to the allotment shall not, after allotment, be questioned by any person.

13.5                       The Board may determine and from time to time vary the conditions upon which share warrants shall be issued, and in particular (but without limitation) upon which a new share warrant or coupon will be issued in the place of one worn out, defaced, lost, stolen or destroyed (provided that no new share warrant may be issued to replace one that has been lost or destroyed unless the Board are satisfied beyond reasonable doubt that the original share warrant has been lost, stolen or destroyed), upon which (subject as hereinafter provided) the bearer of a share warrant shall be entitled to attend and vote at general meetings, and upon which a share warrant may be surrendered and the name of the holder entered in the register of members in respect of the shares therein specified. Subject to such conditions and to these Articles, the bearer of a share warrant shall be subject to the conditions for the time being in force relating to share warrants, whether made before or after the issue of such share warrant.

13.6                       Subject to any conditions for the time being in force relating to share warrants and as otherwise expressly provided in these Articles, the bearer of a share warrant may at any time deposit the share warrant at the Office (or at such other place as the Board may from time to time appoint) and, so long as the share warrant remains so deposited, the depositor shall have the same right of signing a requisition for calling a meeting of the Company, of giving notice of intention to submit a resolution to a meeting and of attending and voting, giving a proxy and exercising the other privileges of a member at any meeting held after the expiration of 48 hours from the time of deposit, as if his name were inserted in the register of members as the holder of the shares included in the deposited share warrant. Not more than one person shall be recognised as a depositor of any share warrant. Every share warrant which shall have been so deposited as aforesaid shall remain so deposited until after the closing of the meeting at which the depositor desires to attend or to be represented.

13.7                       Subject as otherwise expressly provided in these Articles or in any conditions for the time being in force relating to share warrants, no person shall, as bearer of a share warrant, be entitled to sign a requisition for calling a meeting of the Company or give notice of intention to submit a resolution to a meeting or attend or vote or give a proxy or exercise any other privilege of a member at a meeting of the Company, or be entitled to receive any notices or any documents pursuant to these Articles from the Company, but the bearer of a share warrant shall be entitled in all other respects to the same privileges and advantages as if he were named in the register of members as the holder of the shares included in the share warrant, and he shall be deemed to be a member of the Company.

13.8                       Without prejudice to any powers which the Company or the Board may have to issue, dispose of, convert, or otherwise deal with or make arrangements in relation to, share warrants and other securities in any form:

(a)                                 the holding of share warrants in uncertificated form and the transfer of title to such share warrants shall be permitted; and

(b)                                 the Company may issue share warrants in uncertificated form and may convert share warrants from certificated form to uncertificated form and vice versa. If and to the extent that any provision of these Articles is inconsistent with such holding or transfer as is referred to in sub-paragraph (a) of this Article 13.8, it shall not apply to any share warrant in uncertificated form.

14.                              UNTRACED MEMBERS

14.1                       The Company shall be entitled to sell any share held by a member, or any share to which a person is entitled by transmission, if:

(a)                                 during the period of 12 years before the date of the publication of the advertisements referred to in paragraph (b) of this Article 14 (or, if published on different dates, the first date) (the relevant period) at least three dividends in respect of the share have been declared and all dividend warrants, cheques or other method of payment for amounts payable in respect of the share which have been sent and were payable in a manner authorised by these Articles have remained uncashed;

(b)                                 the Company has, as soon as practicable after the expiration of the relevant period, inserted an advertisement in a leading national daily newspaper published in the United Kingdom and in a newspaper circulating in the area of the registered address or last known address of the member or person concerned, giving notice of its intention to sell such share; and

(c)                                  during the relevant period and the further period of three months after the publication of the advertisements referred to in paragraph (b) of this Article 14 (or, if published on different dates, the first date) the Company has received no communication from, or on behalf of, such member or person concerned.

14.2                       The Company shall also be entitled to sell any additional share issued during the relevant period of 12 years in right of any share to which Article 14.1 applies (or in right of any share so issued), if the criteria in Article 14.1 are satisfied in relation to the additional share (but as if the words “during the period of 12 years” were omitted from paragraph (a) and the words “, after the expiration of the relevant period,” were omitted from paragraph (b)).

14.3                       To give effect to the sale of any share pursuant to Articles 14.1 to 14.4 inclusive the Company may:

(a)                                 in the case of a share in certificated form, appoint any person to execute an instrument of transfer of the share, and the instrument shall be as effective as if it had been executed by the registered holder of, or person entitled by transmission to, the share; and

(b)                                 in the case of a share in uncertificated form, the Directors may, to enable the Company to deal with the share in accordance with the provisions of Articles 14.1 to 14.4 inclusive, do all acts and things it considers necessary and expedient to effect the transfer of the share to, or in accordance with the directions of, the purchaser.

14.4                       An instrument of transfer executed by that person in accordance with Article 14.3(a) shall be as effective as if it had been executed by the holder of, or person entitled by transmission to, the shares. An exercise by the Company of its powers in accordance with Article 14.3(b) shall be as effective as if exercised by the registered holder of or person entitled by transmission to the shares. The purchaser shall not be bound to see to the application of the proceeds of sale, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings relating to the sale. The net proceeds of sale shall belong to the Company which shall be indebted to the member or other person entitled to the share for an amount equal to the net proceeds of the sale and the Company shall enter the name of such former member or other person in the books of the Company as a creditor for that amount. No trust or duty to account shall arise in respect of the net proceeds and no interest shall be payable in respect of the proceeds of sale, which may be employed in the business of the Company or invested in such investments as the Board may think fit.

15.                              ALTERATION OF CAPITAL

15.1                       Subject to the Companies Act and the provisions of these Articles, and without prejudice to any relevant special rights attached to any class of shares, the Company may from time to time:

(a)                                 increase its share capital by allotting new shares;

(b)                                 consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)                                  sub-divide its shares, or any of them, into shares of smaller amount than its existing shares;

(d)                                 redeem and/ or cancel any of its shares;

(e)                                  redenominate its share capital or any class of share capital; and

(f)                                   determine that, as between the shares resulting from such a sub-division, any of them may have any preference or advantage as compared with the others,

and where any difficulty arises in regard to any consolidation or division, the Directors may settle such difficulty as they see fit.

15.2                       Whenever any fractions arise as a result of a consolidation or sub-division of shares, the Board may on behalf of the members deal with the fractions as it thinks fit. In particular, without limitation, the Board may sell shares, representing fractions to which any members would otherwise become entitled, to any person (including, subject to the provisions of the Companies Act, the Company) and distribute the net proceeds of sale in due proportion among those members or retain such net proceeds for the benefit of the Company. In the case of shares to be sold being held in certificated form, the Board may authorise some person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser. In the case of shares to be sold in uncertificated form, the Board may, to enable the Company to deal with the share in accordance with the provisions of this Article 15.2, do all acts and things it considers necessary or expedient to effect the transfer of the shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

15.3                       All shares created by an increase of the Company’s share capital (unless otherwise provided by the terms of allotment of the shares of that class), by consolidation, division or sub-division of its share capital or the conversion of stock into paid-up shares shall be subject to all the provisions of these Articles, including without limitation provisions relating to the payment of calls, lien, forfeiture, transfer and transmission.

15.4                       The Company shall not consolidate, divide, sub-divide or redenominate any one or more Ordinary Shares without consolidating, dividing, sub-dividing or redenominating (as the case may be) all of the Ordinary Shares, on an equal per share basis.

16.                              GENERAL MEETINGS

16.1                       The Board shall convene and the Company shall hold general meetings as annual general meetings in accordance with the Companies Act.

16.2                       All provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate general meeting of the holders of any class of shares in the capital of the Company, except that:

(a)                                 the necessary quorum at any such meeting (or adjournment thereof) shall be members of that class who together represent at least the majority of the voting rights of all members of that class entitled to vote, present in person or by proxy, at the relevant meeting; and

(b)                                 each holder of shares of the class shall, on a poll, have one vote in respect of every share of the class held by him.

For the purposes of this Article 16.2, where a person is present by proxy or proxies, he is treated only as holding the shares in respect of which those proxies are authorised to exercise voting rights with respect to any matter proposed at the meeting.

16.3                       The Board may call general meetings whenever and at such times and places as it shall determine.  On requisition of members pursuant to the provisions of the Companies Act, the Board shall promptly convene a general meeting in accordance with the requirements of the Companies Act. At a general meeting called by a requisition (or by requisitionists), no business may be transacted except that stated by the requisition or proposed by the Board.

16.4                       A general meeting may also be called under this Article 16 if the Company has fewer than two directors and the director (if any) is unable or unwilling to appoint sufficient directors to make up a quorum or to call a general meeting to do so.  In such case, two or more members may call a general meeting (or instruct the secretary to do so) for the purpose of appointing one or more directors.

17.                              NOTICE OF GENERAL MEETINGS

17.1                       At least 21 clear days’ notice must be given to call an annual general meeting. Subject to the  provisions of the Companies Act, at least 14 clear days’ notice must be given to call all other general meetings. A general meeting may be called by shorter notice if it is so agreed by a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95 per cent. in nominal value of the shares giving that right.

17.2                       Subject to the provisions of the Companies Act and any relevant special rights or restrictions attached to any shares, notices shall be given to every member as of the record date for such meeting and to the Directors. The beneficial owners nominated to enjoy information rights under the Companies Act and the auditors of the Company are entitled to receive all notices of, and other communications relating to, any general meeting which any member is entitled to receive.

17.3                       Subject to the provisions of the Companies Act, the notice shall specify the place (including without limitation any satellite meeting place arranged for the purposes of Article 18.9, which shall be identified as such in the notice), the date and the time of meeting and the general nature of the business to be transacted, and in the case of an annual general meeting shall specify the meeting as such. In the case of a meeting to pass a special resolution, the notice shall specify the intention to propose the resolution as a special resolution.

17.4                       The notice of a general meeting must specify a time (which must not be more than 48 hours, excluding any part of a day that is not a working day, before the time fixed for the meeting) by which a person must be entered on the register in order to have the right to attend or vote at the meeting. Changes to entries on the register after the time specified in the notice will be disregarded in deciding the rights of any person to attend or vote.

17.5                       Where the Company has given an electronic address in any notice of meeting, any document or information relating to proceedings at the meeting may be sent by electronic means to that address, subject to any conditions or limitations specified in the relevant notice of meeting.

17.6                       The accidental omission to send notice of a meeting or resolution, or to send any notification where required by the Companies Act or these Articles in relation to the publication of a notice of meeting on a website, or to send a form of proxy where required by the Companies Act or these Articles, to any person entitled to receive it, or the non-receipt for any reason of any such notice, resolution or notification or form of proxy by that person, whether or not the Company is aware of such omission or non-receipt, shall not invalidate the proceedings at that meeting.

18.                              PROCEEDINGS AT GENERAL MEETINGS

18.1                       No business shall be transacted at a meeting unless a quorum is present but the absence of a quorum shall not preclude the choice or appointment of a chairman, which shall not be treated as part of the business of the meeting. If the Company has only one member entitled to attend and vote at the general meeting, one qualifying person present at the meeting and entitled to vote is a quorum. Except as otherwise provided by these Articles, a quorum is the members who together represent at least the majority of the voting rights of all the members entitled to vote, present in person or by proxy, at the relevant meeting.

18.2                       If a quorum is not present within half an hour after the time appointed for holding the meeting (or such additional time as the chairman of the meeting decides to wait), or if during a meeting a quorum ceases to be present, the meeting, if convened on the requisition of members, shall be dissolved, and in any other case shall stand adjourned. The continuation of a general meeting adjourned under this Article 18.2 for lack of quorum shall take place either:

(a) on a day that is not less than 14 days but not more than 28 days after it was adjourned and at a time and/or place specified for the purpose in the notice calling the meeting; or

(b) where no such arrangements have been specified, on a day that is not less than 14 days but not more than 28 days after it was adjourned and at such time and/or place as the chairman of the meeting decides (or, in default, the directors decide).

In the case of a general meeting to take place in accordance with Article 18.2(b), the Company must give not less than seven clear days’ notice of any adjourned meeting and the notice must state the quorum requirement.

18.3                       At an adjourned meeting the quorum is one qualifying person present and entitled to vote. If at the adjourned meeting a quorum is not present within 15 minutes after the time appointed for holding the meeting, the meeting shall be dissolved.

18.4                       The chairman (if any) of the Board, or in his absence the deputy chairman of the Board, or in the absence of both of them some other Director nominated prior to the meeting by the Board, shall preside as chairman of the meeting. If none of the chairman, deputy chairman or such other Director (if any) is present within 15 minutes after the time appointed for holding the meeting or is not willing to act as chairman, the Directors present shall elect one of their number present and willing to act to be chairman of the meeting, and if there is only one Director present, he shall be chairman of the meeting.

18.5                       If no Director is willing to act as chairman or if no Director is present within 15 minutes after the time appointed for holding the meeting, the members present in person or by proxy and entitled to vote shall choose a member present in person or a proxy of a member or a person authorised to act as a representative of a corporation in relation to the meeting to be chairman of the meeting.

18.6                       The Board or the chairman of the meeting may make any arrangement and impose any restriction they consider appropriate to ensure the security of a general meeting, including to direct that any person wishing to attend any general meeting should submit to such searches or other security arrangements (including without limitation, requiring evidence of identity to be produced before entering the meeting and placing restrictions on the items of personal property which may be taken into the meeting) as they or he consider appropriate under the circumstances. The Directors or the chairman of the meeting may in their or his absolute discretion refuse entry to, or eject from, any general meeting any person who refuses to submit to a search or otherwise comply with such security arrangements or restrictions.

18.7                       The Board or the chairman of the meeting may take such action, give such direction or put in place such arrangements as they or he consider appropriate to secure the safety of the people attending the meeting and to promote the orderly conduct of the business of the meeting. Any decision of the chairman of the meeting on matters of procedure or matters arising incidentally from the business of the meeting, and any determination by the chairman of the meeting as to whether a matter is of such a nature, shall be final.

18.8                       Directors may attend and speak at general meetings and at any separate meeting of the holders of any class of shares, whether or not they are members. The chairman of the meeting may permit other persons who are not members of the Company or otherwise entitled to exercise the rights of members in relation to general meetings to attend and, at the chairman of the meeting’s discretion, speak at a general meeting or at any separate class meeting.

18.9                       In the case of any general meeting, the Board may, notwithstanding the specification in the notice convening the general meeting of the place at which the chairman of the meeting shall preside (the principal place), make arrangements for simultaneous attendance and participation at satellite meeting places, or by way of any other electronic means, allowing persons not present together at the same place to attend, speak and vote at the meeting. The arrangements for simultaneous attendance and participation at satellite meeting places, or other places at which persons are participating via electronic means may include arrangements for controlling or regulating the level of attendance at any particular venue provided that such arrangements shall operate so that all members and proxies wishing to attend the meeting are able to attend at one or other of the venues. The members or proxies at the satellite meeting places, or other places at which persons are participating via electronic means, shall be counted in the quorum for, and be entitled to vote at, the general meeting in question, and that meeting shall be duly constituted and its proceedings valid if the chairman of the meeting is satisfied that adequate facilities are available throughout the meeting to ensure that the members or proxies attending at the satellite meeting places, or other places at which persons are participating via electronic means, are able to:

(a)                                 participate in the business for which the meeting has been convened;

(b)                                 see and hear all persons who speak (whether through the use of microphones, loud speakers, audio-visual communication equipment or otherwise) in the principal place and any other such place; and

(c)                                  be heard and seen by all other persons so present in the same way.

18.10                The chairman of the general meeting shall be present at, and the meeting shall be deemed to take place at, the principal place. If it appears to the chairman of the meeting that the facilities at the principal place or any satellite meeting place, have become inadequate for the purposes set out in Article 18.9, then the chairman of the meeting may, without the consent of the meeting, interrupt or adjourn the general meeting. All business conducted at the general meeting up to the point of the adjournment shall be valid. The provisions of Article 18.15 shall apply to that adjournment.

18.11                The Board may make arrangements for persons entitled to attend a general meeting or an adjourned general meeting to be able to view and hear the proceedings of the general meeting or adjourned general meeting and to speak at the meeting (whether by the use of microphones, loudspeakers, audio-visual communications equipment or otherwise) by attending at a venue anywhere in the world not being a satellite meeting place. Those attending at any such venue shall not be regarded as present at the general meeting or adjourned general meeting and shall not be entitled to vote at the meeting at or from that venue. The inability for any reason of any member present in person or by proxy at such a venue to view or hear all or any of the proceedings of the meeting or to speak at the meeting shall not in any way affect the validity of the proceedings of the meeting.

18.12                The Board may from time to time make any arrangements for controlling the level of attendance at any venue for which arrangements have been made pursuant to Article 18.12 (including without limitation the issue of tickets or the imposition of some other means of selection) it in its absolute discretion considers appropriate, and may from time to time change those arrangements. If a member, pursuant to those arrangements, is not entitled to attend in person or by proxy at a particular venue, he shall be entitled to attend in person or by proxy at any other venue for which arrangements have been made pursuant to Article 18.9. The entitlement of any member to be present at such venue in person or by proxy shall be subject to any arrangement then in force and stated by the notice of meeting or adjourned meeting to apply to the meeting.

18.13                If, after the sending of the notice of a general meeting but before the meeting is held, or after the adjournment of a general meeting but before the adjourned meeting is held (whether or not notice of the adjourned meeting is required), the Board decides that it is impracticable or unreasonable, for a reason beyond its control, to hold the meeting at the declared place (or any of the declared places, in the case of a meeting to which Article 18.9 applies) and/or time, it may change the place (or any of the declared places, in the case of a meeting to which Article 18.8 applies) and/or postpone the time at which the meeting is to be held. If such a decision is made, the Board may then change the place (or any of the declared places, in the case of a meeting to which Article 18.8 applies) and/or postpone the time again if it decides that it is reasonable to do so. In either case:

(a)                                no new notice of the meeting need be sent, but the Board shall, if practicable, advertise the date, time and place of the meeting by public announcement and in two newspapers with national circulation in the United Kingdom and shall make arrangements for notices of the change of place and/or postponement to appear at the original place and/or at the original time; and

(b)                                a proxy appointment in relation to the meeting may, if by means of a document in hard copy form, be delivered to the Office or such other place within the United Kingdom as may be specified by or on behalf of the Company in accordance with Article 22.6(a) or, if in electronic form, be received at the address (if any) specified by or on behalf of the Company in accordance with Article 22.6(b).

18.14                For the purposes of Articles 18.9, 18.10, 18.11, 18.12 and 18.13, the right of a member to participate in the business of any general meeting shall include, without limitation, the right to speak, vote on a poll, be represented by a proxy and have access to all documents which are required by the Companies Act or these Articles to be made available at the meeting.

18.15                Without prejudice to any other power of adjournment he may have under these Articles or at common law:

(a)                                 the chairman of the meeting may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place or for an indefinite period; and

(b)                                 the chairman of the meeting may, without the consent of the meeting, adjourn the meeting before or after it has commenced, to another date, time or place which the chairman of the meeting may decide, if the chairman of the meeting considers that:

(i)                                    there is not enough room for the number of members and proxies who wish to attend the meeting;

(ii)                                 the behaviour of anyone present prevents, or is likely to prevent, the orderly conduct of the business of the meeting;

(iii)                              an adjournment is necessary to protect the safety of any person attending the meeting; or

(iv)                             an adjournment is necessary to give all persons entitled to do so a reasonable opportunity of speaking and voting at the meeting; or

(v)                                an adjournment is otherwise necessary in order for the business of the meeting to be properly carried out.

18.16                Save in accordance with Article 18.2 an adjournment may, subject to the provisions of the Companies Act, be for such time and to such other place (or, in the case of a meeting held at a principal place and a satellite meeting place, such other places) as the chairman may, in his absolute discretion determine, notwithstanding that by reason of such adjournment some members may be unable to be present at the adjourned meeting. Any such member may nevertheless appoint a proxy for the adjourned meeting either in accordance with Articles 22.2, 22.3 and 22.6 or by means of a document in hard copy form which, if delivered at the meeting which is adjourned to the chairman or the secretary or any Director, shall be valid even though it is given at less notice than would otherwise be required by Article 22.6(a). Subject to the provisions of the Companies Act, it shall not be necessary to give notice of an adjourned meeting, except that when a meeting is adjourned for 28 days or more, or for an indefinite period, at least seven clear days’ notice shall be given specifying the time and place (or places, in the case of a meeting to which Article 18.9 applies) of the adjourned meeting and the general nature of the business to be transacted. No business shall be transacted at an adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place.  A resolution put to the vote of a general meeting must be decided on a poll.

18.17                Subject to Article 18.18, a poll shall be taken as the chairman directs and he may, and shall if required by the meeting, appoint scrutineers (who need not be members) and fix a time and a place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

18.18                A poll on the election of a chairman or on a question of adjournment shall be taken immediately. A poll on any other question shall be taken at either the meeting or such time and place as the chairman directs not being more than 30 days after the meeting.

19.                              AMENDMENTS TO RESOLUTIONS

19.1                       A special resolution to be proposed at a general meeting may be amended by ordinary resolution if:  the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed; and

(a)                                 the amendment does not go beyond what is necessary to correct a clear error in the resolution.

19.2                       An ordinary resolution to be proposed at a general meeting may be amended by ordinary resolution if:

(a)                                 written notice of the terms of the proposed amendment and of the intention to move the amendment have been delivered in hard copy to the Company at the Office or to such other place as may be specified by or on behalf of the Company for that purpose, or received in electronic form at such address (if any) for the time being specified by or on behalf of the Company for that purpose, at least 48 hours before the time for holding the meeting or the adjourned meeting at which the ordinary resolution in question is proposed (which, if the Board so specifies, shall be calculated taking no account of any part of a day that is not a working day) and the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the substance of the resolution; or

(b)                                 the chairman of the meeting, in his absolute discretion, decides that the proposed amendment may be considered or voted on.

19.3                       With the consent of the chairman of the meeting, an amendment may be withdrawn by its proposer before it is voted on. If an amendment proposed to any resolution under consideration is ruled out of order by the chairman of the meeting, the proceedings on the resolution shall not be invalidated by any error in the ruling.

20.                              PROPOSED MEMBER RESOLUTIONS

20.1                       Where a member or members, in accordance with the provisions of the Companies Act, request the Company to (i) call a general meeting for the purposes of bringing a resolution before the meeting, or (ii) give notice of a resolution to be proposed at a general meeting, such request must, in each case and in addition to the requirements of the Companies Act, contain the following (and, to the extent that the request relates to the nomination of a director, the content requirements of Article 24.3(b) also apply):

(a)                                to the extent that the request relates to the nomination of a director, as to each person whom the member(s) propose(s) to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected (or re-elected);

(b)                                to the extent that that request relates to any business other than the nomination of a Director that the member(s) propose(s) to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such member(s) and any Member Associated Person, individually or in the aggregate, including any anticipated benefit to the member(s) or the Member Associated Person therefrom; and

(c)                                  as to the member(s) giving the notice and the Member Associated Person, if any, on whose behalf the nomination or proposal is made:

(i)                                    the name and address of such member(s), as they appear on the Company’s books, and of such Member Associated Persons, if any;

(ii)                                 the class and number of shares of the Company which are owned beneficially and of record by such member(s) and such Member Associated Persons, if any;

(iii)                              a description of all agreements, arrangements and understandings between such member and such Member Associated Persons, if any, each proposed nominee and any other person or persons (including their names) in connection with the nomination of a Director or the proposal of any other business by such member(s) or such Member Associated Person, if any;

(iv)                             any other information relating to such member or such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act; and

(v)                                to the extent known by the member(s) giving the notice, the name and address of any other member supporting the nominee for election or re-election as a Director or the proposal of other business on the date of such request.

For the purposes of this Article 20.1, a Member Associated Person of any member shall mean:

(A)                              any person controlling, directly or indirectly, or acting in concert with, such member;

(B)                              any beneficial owner of shares in the capital of the Company owned of record or beneficially by such member; and

(C)                              any person controlling, controlled by or under common control with such Member Associated Person.

20.2                       If a request made in accordance with Article 20.1 does not include the information specified in that Article, or if a request made in accordance with Article 20.1 is not received in the time and manner required by Article 20.3, in respect of such shares which the relevant member(s) hold (the member default shares) the relevant member(s) shall not be entitled to vote, either personally or by proxy at a general meeting or at a separate meeting of the holders of that class of shares (or at an adjournment of any such meeting), the member default shares with respect to the matters detailed in the request made in accordance with Article 20.1.

20.3                      Without prejudice to the rights of any member under the Companies Act, a member who makes a request to which Article 20.1 relates, must deliver any such request in writing to the secretary at the Office not earlier than the close of business on the one hundred and twentieth (120) calendar day nor later than the close of business on the ninetieth (90) calendar day prior to the date of the first anniversary of the preceding year’s annual general meeting provided, however, that in the event that the date of an annual general meeting is more than thirty (30)

calendar days before or more than sixty (60) calendar days after the date of the first anniversary of the preceding year’s annual general meeting, notice by the member must be so delivered in writing not earlier than the close of business on the one hundred and twentieth (120) calendar day prior to such annual general meeting and not later than the close of business on the later of (i) the ninetieth (90) calendar day prior to such annual general meeting and (ii) the 10 calendar day after the day on which public announcement of the date of such annual general meeting is first made by the Company. In no event shall any adjournment or postponement of an annual general meeting or the public announcement thereof commence a new time period for the giving of a member’s notice as described in this Article 20.3.

Notwithstanding anything in the foregoing provisions of this Article 20.3 to the contrary, in the event that the number of Directors to be elected to the Board is increased and there is no public announcement, naming all of the nominees for Director or specifying the size of the increased Board, made by the Company at least one hundred (100) calendar days prior to the date of the first anniversary of the preceding year’s annual general meeting or, a member’s notice required by this Article 20.3 shall also be considered as validly delivered in accordance with this this Article 20.3, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the Office not later than 5.00 pm, local time, on the tenth (10) calendar day after the day on which such public announcement is first made by the Company.

Notwithstanding the provisions of Articles 20.1 or 20.2 or the foregoing provisions of this Article 20.3, a member shall also comply with all applicable requirements of the Companies Act and of the Exchange Act with respect to the matters set forth in Articles 20.1 or 20.2 or in this Article 20.3. Nothing in Article 20.1 or 20.2 or in this Article 20.3 shall be deemed to affect any rights of members to request inclusion of proposals in, nor the right of the Company to omit proposals from, the Company’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act, subject in each case to compliance with the Exchange Act.

21.                              VOTES OF MEMBERS

21.1                       A resolution put to the vote of a general meeting must be taken on a poll.

21.2                       Subject to any relevant special rights or restrictions attached to any shares (including, for the avoidance of doubt, such rights and restrictions set out in Article 4.1 above), on a poll taken at a meeting, every qualifying member present and entitled to vote on the resolution has one vote in respect of each Ordinary Share.

21.3                       In the case of joint holders the vote of the senior who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the register of members.

21.4                       A member in respect of whom an order has been made by any court or official having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder may vote by any person authorised in that behalf by that court or official and such person may vote by proxy. Evidence to the satisfaction of the Board of the authority of the person claiming the right to vote shall be delivered to the Office, or such other place as is specified in accordance with these Articles for the delivery or receipt of appointments of proxy, not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised (provided that the Company may specify, in any case, that in calculating the period of 48 hours, no account shall be taken of any part of a day that is not a working day). Failure to satisfy the requirements of this Article 21.4 shall cause the right to vote not to be exercisable.

21.5                       In the case of an equality of votes, the chairman of the meeting shall not be entitled to a casting vote.

21.6                       No member shall have the right to vote at any general meeting or at any separate meeting of the holders of any class of shares, either in person or by representative or proxy, in respect of any share held by him unless all amounts presently payable by him in respect of that share have been paid.

21.7                       If at any time the Board is satisfied that any member, or any other person appearing to be interested in shares held by such member, has been duly served with a notice under section 793 of the Companies Act (a section 793 notice) and is in default for the prescribed period in supplying to the Company the information thereby required, or, in purported compliance with such a notice, has made a statement which is false or inadequate in a material particular, then the Board may, in its absolute discretion at any time by notice (a direction notice) to such member direct that:

(a)                                 in respect of the shares in relation to which the default occurred (the default shares, which expression includes any shares issued after the date of the section 793 notice in respect of those shares) the member shall not be entitled to attend or vote either personally or by proxy at a general meeting or at a separate meeting of the holders of that class of shares or on a poll; and

(b)                                 in respect of the default shares:

(i)                                    no payment shall be made by way of dividend and no share shall be allotted or distributed pursuant to Articles 39.1, 40.1, and 40.2; and

(ii)                                 no transfer of any default share shall be registered unless:

(A)                              the member is not himself in default as regards supplying the information requested and the transfer when presented for registration is accompanied by a certificate by the member in such form as the Board may in its absolute discretion require to the effect that after due and careful enquiry the member is satisfied that no person in default as regards supplying such information is interested in any of the shares the subject of the transfer; or

(B)                              the transfer is an approved transfer.

21.8                       The Company shall send the direction notice to each other person appearing to be interested in the default shares, but the failure or omission by the Company to do so shall not invalidate such notice.

21.9                       Any direction notice shall cease to have effect not more than seven days after the earlier of receipt by the Company of:

(a)                                a notice of an approved transfer, but only in relation to the shares transferred; or

(b)                                all the information required by the relevant section 793 notice, in a form satisfactory to the Board.

21.10                The Board may at any time send a notice cancelling a direction notice.

21.11                The Company may exercise any of its powers under Article 4.7 in respect of any default share that is held in uncertificated form.

21.12                For the purposes of this Article 21.12 and Articles 21.7, 21.8, 21.9, 21.10 and 21.11:

(a)                                 a person shall be treated as appearing to be interested in any shares if the member holding such shares has sent to the Company a notification under section 793 of the Companies Act which either:

(i)                                    names such person as being so interested; or

(ii)                                 fails to establish the identities of all those interested in the shares, and (after taking into account the said notification and any other relevant section 793 notification) the Company knows or has reasonable cause to believe that the person in question is or may be interested in the shares;

(b)                                 the prescribed period is 14 days from the date of service of the section 793 notice; and

(c)                                  a transfer of shares is an approved transfer if:

(i)                                    it is a transfer of shares pursuant to an acceptance of a takeover offer (within the meaning of section 974 of the Companies Act);

(ii)                                 the Board is satisfied that the transfer is made pursuant to a sale of the whole of the beneficial ownership of the shares the subject of the transfer to a party unconnected with the member and with any other person appearing to be interested in the shares; or

(iii)                              the transfer results from a sale made through a recognised investment exchange as defined in the Financial Services and Markets Act 2000 or any other stock exchange outside the United Kingdom on which the Company’s shares are normally traded.

21.13                Nothing contained in Article 21.7, 21.8, 21.9, 21.10 and 21.11 limits the power of the Company under section 794 of the Companies Act.

21.14                Any objection to the qualification of any person voting at a general meeting or on a poll or to the counting of, or failure to count, any vote, must be made at the meeting or adjourned meeting or at the time the poll is taken (if not taken at the meeting or adjourned meeting) at which the vote objected to is tendered. Every vote not disallowed at such meeting shall be valid and every vote not counted which ought to have been counted shall be disregarded. Any objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive. If a vote is not disallowed by the chairman of the meeting it is valid for all purposes.

21.15                The Company shall not be bound to enquire whether any proxy or corporate representative votes in accordance with the instructions given to him by the member he represents and if a proxy or corporate representative does not vote in accordance with the instructions of the member he represents the vote or votes cast shall nevertheless be valid for all purposes.

21.16                If any votes are counted which ought not to have been counted, or might have been rejected, the error shall not vitiate the result of the voting unless it is pointed out at the same meeting, or any adjournment of the meeting, and, in the opinion of the chairman, it is of sufficient magnitude to vitiate the result of the voting.

22.                              PROXIES AND CORPORATE REPRESENTATIVES

22.1                       A member is entitled to appoint another person as his proxy to exercise all or any of his rights to attend and to speak and vote at a meeting of the Company in respect of the shares to which the proxy appointment relates. The proxy appointment shall, unless it provides to the contrary, be valid for any adjournment of the meeting as well as for the meeting to which it relates. A proxy need not be a member.

22.2                       The appointment of a proxy shall be:

(a)                                 in the case of a proxy relating to shares in the capital of the Company held in the name of a Depositary, in a form or manner of communication approved by the Board, which may include, without limitation, a voter instruction form to be provided to the Company by certain third parties on behalf of the Depositary. Subject thereto, the appointment of a proxy may be:

(i)                                    in hard copy form; or

(ii)                                 in electronic form, to the electronic address provided by the Company for this purpose; or

(b)                                 in the case of a proxy relating to the shares to which Article 22.2(a) does not apply:

(i)                                    in any usual form or in any other form or manner of communication which the Board may approve. Subject thereto, the appointment of a proxy may be:

(A)                              in hard copy form; or

(B)                              in electronic form, to the electronic address provided by the Company for this purpose;

22.3                       The appointment of a proxy, whether made in hard copy form or in electronic form, shall be executed by or on behalf of the appointor in such manner as the Directors may approve, which in the case of a corporation may be either under its common seal or under the hand of a duly authorised officer or other person duly authorised for that purpose or in any other manner authorised by its constitution.

22.4                       The Board may, if it thinks fit, but subject to the provisions of the Companies Act, at the Company’s expense (with or without provision for their return prepaid) send hard copy forms of proxy for use at the meeting, or at any separate meeting of the holders of any class of shares, and issue invitations in electronic form to appoint a proxy in relation to the meeting in such form as may be approved by the Board. If, for the purpose of any meeting appointments of proxy or invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the Company’s expense, they shall be issued to all (and not to some only) of the members entitled to be sent a notice of the meeting and to vote at it. The accidental omission or the failure due to circumstances beyond the Company’s control, to send or make available such an appointment of proxy or give such an invitation to, or the non-receipt thereof by, any member entitled to attend and vote, at a meeting shall not invalidate the proceedings at that meeting.

22.5                       The appointment of a proxy shall not preclude a member from attending and voting in person at the meeting or poll concerned. A member may appoint more than one proxy to attend on the same occasion, provided that each such proxy is appointed to exercise the rights attached to a different share or shares held by that member. References in these Articles to an appointment of proxy include references to an appointment of multiple proxies.

22.6                       Without prejudice to Article 18.13(b) or the second sentence of Article 19.16, the appointment of a proxy shall:

(a)                                 if in hard copy form, be delivered by hand or by post to the Office or such other place within the United Kingdom as may be specified by or on behalf of the Company for that purpose:

(i)                                    in the notice convening the meeting; or

(ii)                                 in any form of proxy sent by or on behalf of the Company in relation to the meeting,

by the time specified by the Board (as the Board may determine, in compliance with the provisions of the Companies Act) in any such notice or form of proxy; and

(b)                                 if in electronic form, be received at the electronic address to which the appointment of a proxy may be sent by electronic means pursuant to a provision of the Companies Act or to any other address specified by or on behalf of the Company for the purpose of receiving the appointment of a proxy in electronic form:

(i)                                    in the notice convening the meeting;

(ii)                                 in any form of proxy sent by or on behalf of the Company in relation to the meeting;

(iii)                              in any invitation to appoint a proxy issued by the Company in relation to the meeting; or

(iv)                             on a website that is maintained by or on behalf of the Company and identifies the Company,

by the time specified by the Board (as the Board may determine, in compliance with the provisions of the Companies Act) in any such method of notification.

The Board may specify, when determining the dates by which proxies are to be lodged, that no account need be taken of any part of a day that is not a working day.

22.7                       Subject to the provisions of the Companies Act, where the appointment of a proxy is expressed to have been or purports to have been sent or supplied by a person on behalf of a holder:

(a)                                 the Company may treat the appointment as sufficient evidence of that person’s authority to execute the appointment of proxy on behalf of that member; and

(b)                                 the holder shall, if requested by or on behalf of the Company at any time, send or procure the sending of reasonable evidence of the authority under which the appointment of proxy has been made, sent or supplied (which may include, without limitation, a copy of such authority certified notarially or in some other way approved by the Board), to such address and by such time as may be specified in in the request and, if the request is not complied with in any respect, the appointment of proxy may be treated as invalid.

22.8                       Subject to Article 22.7, a proxy appointment which is not delivered or received in accordance with Article 22.6 shall be invalid. Where two or more valid appointments of proxy are delivered or received in respect of the same share in relation to the same meeting, the one which was last delivered or received shall, unless otherwise specified in the notice convening the meeting, be treated as replacing and revoking the other or others as regards that share. If the Company is unable to determine which is last delivered or received, or if the Company determines that it has insufficient evidence to decide whether or not a proxy appointment is in respect of the same share, it shall be entitled determine which proxy appointment (if any) is to be treated as valid. Subject to the Companies Act, the Company may determine at its discretion when a proxy appointment shall be treated as delivered or received for the purposes of these Articles.

22.9                       The Company shall not be required to check that a proxy or corporate representative votes in accordance with any instructions given by the member by whom he is appointed. Any failure to vote as instructed shall not invalidate the proceedings on the resolution.

22.10                Any corporation which is a member of the Company (the grantor) may, by resolution of its directors or other governing body, authorise such person or persons as it thinks fit to act as its representative or representatives at any meeting of the Company or at any separate meeting of the holders of any class of shares. A Director, the secretary or other person authorised for the purpose by the secretary may require all or any of such persons to produce a certified copy of the resolution of authorisation before permitting him to exercise his powers. Such person is entitled to exercise (on behalf of the grantor) the same powers as the grantor could exercise if it were an individual member of the Company. Where a grantor authorises more than one person and more than one authorised person purports to exercise a power in respect of the same shares:

(a)                                 if they purport to exercise the power in the same way as each other, the power is treated as exercised in that way; and

(b)                                 if they do not purport to exercise the power in the same way as each other, the power is treated as not exercised.

22.11                The termination of the authority of a person to act as a proxy or duly authorised representative of a corporation does not affect:

(a)                                 whether he counts in deciding whether there is a quorum at a meeting;

(b)                                 the validity of anything he does as chairman of a meeting;

(c)                                  the validity of a poll demanded by him at a meeting; or

(d)                                 the validity of a vote given by that person,

unless notice of the termination was either delivered or received as mentioned in the following sentence at least 24 hours before the start of the relevant meeting or adjourned meeting or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll. Such notice of termination shall be either by means of a document in hard copy form delivered to the Office or to such other place within the United Kingdom as may be specified by or on behalf of the Company in accordance with Article 22.6(a) or in electronic form received at the address specified by or on behalf of the Company in accordance with Article 22.6(b), regardless of whether any relevant proxy appointment was effected in hard copy form or in electronic form.

22.12                A proxy given in the form of a power of attorney or similar authorisation granting power to a person to vote on behalf of a member at forthcoming meetings in general shall not be treated as valid for a period of more than three years, unless a contrary intention is stated in it.

23.                              NUMBER AND CLASSIFICATION OF DIRECTORS

23.1                       Unless otherwise decided by the Board (where, for the period beginning on the date of the unconditional adoption of these Articles and ending at the first annual meeting of members of the Company following the completion of the Company’s second full fiscal year, such decision must be taken unanimously), the number of directors shall be 9. The composition of the Board (and, if applicable, each director) will satisfy the requirements of applicable law and any securities exchange on which the Company’s securities are listed. Each director shall be able to understand and speak English sufficiently to be able to participate fully in all meetings of the Board.

23.2                       The directors in office immediately following the unconditional adoption of these Articles shall be appointed for a term that will expire at the first annual meeting of members of the Company following the completion of the Company’s second full fiscal year.

24.                              APPOINTMENT OF DIRECTORS

24.1                       Subject to the Articles, any person who is willing to act as a director, and is permitted by law to do so, may be appointed to be a director:

(a)                                 by ordinary resolution;

(b)                                 at a general meeting called under article 16.4;

(c)                                  by a decision of the directors.

24.2                       Subject to the Companies Act, the directors may enter into an agreement or arrangement with any director for the provision of any services outside the scope of the ordinary duties of a director.  Any such agreement or arrangement may be made on such terms and conditions as (subject to the Act) the directors think fit and (without prejudice to any other provision of the articles) they may remunerate any such director for such services as they think fit.

24.3                       No person shall be appointed a Director at any annual general meeting unless:

(a)                                 he is nominated by the Board; or

(b)                                 notice in respect of that person is given by a member qualified to vote at the meeting (other than the person to be proposed) has been received by the Company in accordance with Article 20.1 and Article 20.3 or section 338 of the Companies Act of the intention to nominate that person for appointment stating the particulars which would, if he were so appointed, be required to be included in the Company’s register of directors, together with notice by that person of his willingness to be appointed.

24.4                       The directors may require that any notice of a proposed director by a member include additional disclosure regarding such proposed director, including such person’s interest in the Company.

24.5                       Except as otherwise authorised by the Companies Act, a motion for the appointment of two or more persons as Directors by a single resolution shall not be made unless a resolution that it should be so made has first been agreed to by the meeting without any vote being given against it.

24.6                       In the event that at a general meeting it is proposed to vote upon a number of the resolutions for the appointment of a person as a Director (each a Director Resolution) that exceeds the total number of Directors that are to be appointed to the Board at that meeting (the Board Number), the persons that shall be appointed Directors shall first be the person who receives the greatest number of “for” votes (whether or not a majority of those votes cast in respect of that Director Resolution), and then shall second be the person who receives the second greatest number of “for” votes (whether or not a majority of those votes cast in respect of that Director Resolution), and so on, until the number of Directors so appointed equals the Board Number.

24.7                       Subject to the provisions of these Articles, the Company may by ordinary resolution appoint a person who is willing to act as a Director, and is permitted by law to do so, to be a Director, either to fill a vacancy or as an additional Director. Any Director elected in accordance with this Article 24.7 shall hold office for the remainder of the full term of the class of Directors in which the vacancy occurred or to which the new Director is appointed, until his successor is appointed or until his earlier resignation or removal in accordance with Article 30.1.

24.8                       The Board may appoint a person who is willing to act as a Director and is permitted by law to do so, either to fill a vacancy or as an additional Director. Any Director elected in accordance with this Article 24.8 shall hold office for the remainder of the full term of the class of Directors in which the vacancy occurred or to which the new Director is appointed, until his successor is appointed or until his earlier resignation or removal in accordance with Article 30.1.

24.9                       A Director shall not be required to hold any shares in the capital of the Company by way of qualification.

24.10                All acts done by:

(a)                                 a meeting of the directors;

(b)                                 a meeting of a committee of the directors;

(c)                                  written resolution of the directors; or

(d)                                 a person acting as a director, or a committee,

shall be valid notwithstanding that it is discovered afterwards that there was a defect in the appointment of a person or persons acting or that any of them were disqualified from holding office, had ceased to hold office or were not entitled to vote on the matter in question.

25.                              DIRECTORS’ FEES AND EXPENSES

25.1                       Unless otherwise determined by the Company by ordinary resolution, there shall be paid to the Directors (other than alternate Directors and Directors employed by the company in an executive capacity) such fees for their services in the office of Director as the Directors may from time to time determine (or as the Company may decide by ordinary resolution). The total fees will be divided among the directors in the proportions that the Directors decide. If no decision is made, the total fees will be divided equally.  The fees shall be deemed to accrue from day to day and shall be distinct from and additional to any remuneration or other benefits which may be paid or provided to any Director pursuant to any other provision of these Articles.

25.2                       Subject to the Companies Act and the Articles, Directors’ fees may be payable in any form and, in particular, the Directors may arrange for part of a fee payable under this Article 25 to be provided in the form of fully paid shares of the Company. The amount of the fee payable in this way is at the Directors’ discretion. The amount of the fee will be applied to purchase or subscribe for shares on behalf of the Director.

25.3                       Unless the Directors decide otherwise, a Director is not accountable to the Company for any remuneration which he receives as a director or other officer or employee of the Company’s subsidiary undertakings or of any other body corporate in which the Company is interested.

25.4                       The Directors may also be paid all reasonable travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of the Directors, or of committees of the Board, or general meetings or separate meetings of the holders of any class of shares or debentures of the Company or otherwise in connection with the discharge of their duties as Directors.

25.5                       Subject to the Act, the Directors may make arrangements to provide a director with funds to meet expenditure incurred (or to be incurred) by him for the purposes of the Company; or enabling him to properly perform his duties as an officer of the Company; or enabling him to avoid incurring any such expenditure.

25.6                       Any Director who holds any executive office or who serves on any committee of the Board or who performs services which the Board considers go beyond the ordinary duties of a Director may be paid such special remuneration (whether by way of bonus, commission, participation in profits or otherwise) as the Board may determine.

26.                              [RESERVED]

27.                              POWERS OF THE BOARD

27.1                       Subject to the provisions of the Companies Act, these Articles and to any directions given by special resolution to take or refrain from taking, specified action, the business of the Company shall be managed by the Board who may exercise all the powers of the Company, including without limitation the power to dispose of all or any part of the undertaking of the Company. No alteration of these Articles and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by Articles 27.1 to 27.3 inclusive shall not be limited by any special power given to the Board by these Articles, and a meeting of the Board at which a quorum is present may exercise all powers exercisable by the Board.

27.2                       The Board may exercise the voting power conferred by the shares in any body corporate held or owned by the Company in such manner in all respects as it thinks fit (including without limitation the exercise of that power in favour of any resolution appointing its members or any of them as directors of such body corporate, or voting or providing for the payment of remuneration or the provision of indemnification to the directors of such body corporate).

27.3                       The Board may decide to make provision for the benefit of persons employed or formerly employed by the Company or any of its Subsidiaries (other than a Director or former Director or shadow Director) in connection with the cessation or transfer to any person of the whole or part of the undertaking of the Company or that Subsidiary.

27.4                       The Board may exercise all the powers of the Company to borrow money and to mortgage or charge all or part of the undertaking, property and assets (present or future) and uncalled capital of the Company and, subject to the Companies Act, to issue debentures and other securities, whether outright or as collateral security for a debt, liability or obligation of the Company or of a third party.

28.                              COMPLIANCE WITH NASDAQ RULES

28.1                       For as long as the Ordinary Shares are listed on the NASDAQ, the Company shall comply with all NASDAQ corporate governance standards set forth in Section 3 of the NASDAQ Listed Company Manual applicable to non-controlled domestic U.S. issuers, regardless of whether the Company is a foreign private issuer.

29.                              DELEGATION OF DIRECTORS’ POWERS

29.1                       Subject to the provisions of these Articles, the Directors may delegate any of the powers which are conferred on them under these Articles:

(a)                                 to a committee consisting of one or more Directors and (if thought fit) one or more other persons, to such an extent and on such terms and conditions as the Board thinks fit; or

(b)                                 to such person by such means (including by power of attorney), to such an extent, and on such terms and conditions, as they think fit including delegation to any Director holding any executive office such of its powers as the Board considers desirable to be exercised by him.

Any such delegation shall, in the absence of express provision to the contrary in the terms of delegation, be deemed to include authority to sub-delegate to one or more Directors (whether or not acting as a committee) or to any employee or agent of the Company all or any of the powers delegated and may be made subject to such conditions as the Board may specify, and may be revoked or altered.

29.2                       The power to delegate under Article 29.1 includes the power to delegate the determination of any fee, remuneration or other benefit which may be paid or provided to any Director.

29.3                       The Board may appoint any person to any office or employment having a designation or title including the word “director” or attach to any existing office or employment with the Company such a designation or title and may terminate any such appointment or the use of any such designation or title. The inclusion of the word “director” in the designation or title of any such office or employment shall not imply that the holder is a Director, and the holder shall not thereby be empowered in any respect to act as, or be deemed to be, a Director for any of the purposes of these Articles.

Committees

29.4                       Subject to Article 29.5, the proceedings of any committee appointed under paragraph (a) of Article 29.1 with two or more members shall be governed by such of these Articles as regulate the proceedings of Directors so far as they are capable of applying, and the quorum at a meeting of any such committee shall be two.

29.5                       The Directors may make rules regulating the proceedings of such committees. For as long as the Ordinary Shares are listed on the NASDAQ, all committees shall comply with the applicable rules of the NASDAQ applicable to non-controlled domestic US issuers. The directors may otherwise make rules of procedure for all or any committees, which prevail over rules derived from the Articles.

30.                              DISQUALIFICATION AND REMOVAL OF DIRECTORS

30.1                       A person ceases to be a Director if:

(a)                                 the period expires, if he has been appointed for a fixed period;

(b)                                 he ceases to be a Director by virtue of any provision of the Companies Act (including, without limitation, section 168 of the Companies Act) or he becomes prohibited by law from being a Director;

(c)                                  he is deemed unfit or has otherwise been requested to be removed from office by any regulatory authority in any applicable jurisdiction;

(d)                                 he becomes bankrupt or makes any arrangement or composition with his creditors generally;

(e)                                  a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a Director and may remain so for more than three months;

(f)                                   by reason of his mental health a court makes an order which wholly or partly prevents him from personally exercising any powers or rights he would otherwise have;

(g)                                  he resigns his office by notice in writing to the Company and such resignation has taken effect in accordance with its terms;

(h)                                 in the case of a Director who holds any executive office, his appointment as such is terminated or expires and the Board resolves that he should cease to be a Director;

(i)                                     he is absent for more than six consecutive months without permission of the Board from meetings of the Board held during that period and the Board resolves that he should cease to be a Director; or

(j)                                    he dies.

30.2                       A unanimous resolution of the directors (excluding the director the subject of this Article) declaring a director to have ceased to be a director under the terms of this Article is conclusive as to the fact and grounds of cessation stated in the resolution.

30.3                       If a director ceases to be a director for any reason, he shall cease to be a member of any committee of the directors.

31.                              EXECUTIVE DIRECTORS

31.1                       Subject to the provisions of the Companies Act, the Directors may appoint one or more of their number to the office of chief executive or to any other executive office of the Company (including, without limitation, to hold the office of president and/or treasurer but excluding that of auditor) and any such appointment may be made for such terms, at such remuneration and on such other conditions as the Directors think fit. The Company may enter into an agreement or arrangement with any such Director for his employment by the Company or for the provision by him of any services outside the scope of the ordinary duties of a Director. The Board may revoke or vary any such appointment but without prejudice to any rights or claims which the person whose appointment is revoked or varied may have against the Company because of the revocation or variation.

31.2                       Any appointment of a Director to an executive office shall terminate if he ceases to be a Director but without prejudice to any rights or claims which he may have against the Company by reason of that cessation. A Director appointed to an executive office shall not cease to be a Director merely because his appointment to such executive office terminates.

31.3                       The emoluments of any Directors holding executive office for his services shall be determined by the Board, and may be of any description, including without limitation admission to, or continuance of, membership of any scheme (including any share acquisition scheme) or fund instituted or established or financed or contributed to by the Company for the provision of pensions, life assurance or other benefits for employees or their dependants, or the payment of a pension or other benefits to him or his dependants on or after retirement or death, apart from membership of any such scheme or fund.

32.                              DIRECTORS’ INTERESTS

32.1                       For the purposes of these Articles (i) a conflict of interest includes (x) a conflict of interest and duty and (y) a conflict of duties and (ii) interest includes both direct and indirect interests.

32.2                       A director shall be authorised for the purposes of section 175 of the Act to act or continue to act as a director of the Company notwithstanding that at the time of his appointment or subsequently he also holds office as a director of, or holds any other office, employment or engagement with, any other member of the Group.

32.3                       For the purposes of section 175 of the Companies Act, the Board may (subject to such terms and conditions, if any, as the Board may think fit to impose from time to time, and always subject to the Board’s right to vary or terminate such authorisation) authorise, to the fullest extent permitted by law:

(a)                                 any matter proposed to it in accordance with these Articles which would, if not so authorised, involve a breach of duty by a Director under that section, including, without limitation, any matter which relates to a situation in which a Director has, or can have, an interest which conflicts, or possibly may conflict, with the interests of the Company or which may reasonably be regarded as likely to give rise to a conflict of interest; and

(b)                                 a Director to accept or continue in any office, employment or position in addition to his office as a Director and, without prejudice to the generality of Article 32.3(a), may authorise the manner in which a conflict of interest arising out of such office, employment or position may be dealt with, either before or at the time that such a conflict of interest arises, provided that any such authorisation will be effective only if:

(i)                                    any requirement as to quorum at the meeting at which the matter is considered is met without counting the Director in question or any other interested Director; and

(ii)                                 the matter was agreed to without such Director voting or would have been agreed to if such Director’s votes had not been counted.

The Board may (whether at the time of the giving of the authorisation or subsequently) make any such authorisation subject to any limits or conditions it expressly imposes but such authorisation is otherwise given to the fullest extent permitted. The Board may vary or terminate any such authorisation at any time.

32.4                       Subject to the provisions of the Companies Act, and provided that he has disclosed to the Board the nature and extent of any material interest of his (unless the circumstances referred to in section 177(5) or section 177(6) of the Companies Act apply, in which case no disclosure is required), a Director notwithstanding his office:

(a)                                 may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

(b)                                 may (or any firm of which he is a member may) act in a professional capacity for the Company (otherwise than as auditor) or any other body in which the Company is otherwise interested and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; and

(c)                                  may be a Director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any undertaking:

(i)                                    in which the Company is (directly or indirectly) interested as shareholder, member, partner or otherwise; or

(ii)                                with which he has such a relationship at the request or direction of the Company.

32.5                       A Director shall not, by reason of his office, be accountable to the Company for any remuneration or other benefit which he derives from any office or employment or from any transaction or arrangement or from any interest in any undertaking:

(a)                                 the acceptance, entry into or existence of which has been authorised by the Board pursuant to Article 32.2 (subject, in any case, to any limits or conditions to which such authorisation was subject); or

(b)                                 which he is permitted to hold or enter into by virtue of paragraphs (a), (b) or (c) of Article 32.4,

nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 of the Companies Act;

32.6                       Any disclosure required by Article 32.4 may be made at a meeting of the Board, by notice in writing or by general notice or otherwise in accordance with section 177 of the Companies Act.

32.7                       A Director shall be under no duty to the Company with respect to any information which he obtains or has obtained otherwise than as a Director and in respect of which he owes a duty of confidentiality to another person. However, to the extent that his relationship with that other person gives rise to a conflict of interest or possible conflict of interest, this Article 32.7 applies only if the existence of that relationship has been authorised by the Board pursuant to Article 32.2. In particular, the Director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Companies Act because he fails:

(a)                                 to disclose any such information to the Board or to any Director or other officer or employees of the Company; and/or

(b)                                 to use or apply any such information in performing his duties as a Director.

32.8                       Where the existence of a Director’s relationship with another person or undertaking has been authorised by the Board pursuant to Article 32.2 and his relationship with that person or undertaking gives rise to a conflict of interest or possible conflict of interest, the Director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Companies Act because he:

(a)                                 absents himself from meetings of the Board at which any matter relating to the conflict of interest or possible conflict of interest will or may be discussed or from the discussion of any such matter at a meeting or otherwise; and/or

(b)                                 makes arrangements not to receive documents and information relating to any matter which gives rise to the conflict of interest or possible conflict of interest sent or supplied by the Company and/or for such documents and information to be received and read by a professional adviser, for so long as he reasonably believes such conflict of interest or possible conflict of interest subsists, provided that provided that if a majority of the Independent Directors of the Company so determine (excluding any Independent Director who is conflicted in respect of the particular matter), such conflicted director may be permitted to participate in the relevant meeting (or part thereof), and to receive documents and information relating to the matter, but not to vote (save to the extent that such participation or access to such documents and information would constitute a breach of applicable competition law or regulation.

32.9                       The provisions of Articles 32.7 and 32.8 are without prejudice to any equitable principle or rule of law which may excuse the Director from:

(a)                                 disclosing information, in circumstances where disclosure would otherwise be required under these Articles; or

(b)                                 attending meetings or discussions or receiving documents and information as referred to in Article 32.8, in circumstances where such attendance or receiving such documents and information would otherwise be required under these Articles.

32.10                For the purposes of Article 32.4:

(a)                                 a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified;

(b)                                 an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his; and

(c)                                  a Director shall be deemed to have disclosed the nature and extent of an interest which consists of him being a Director, officer or employee of any undertaking in which the Company is interested.

33.                              PROCEEDINGS OF DIRECTORS

33.1                       Subject to the provisions of these Articles, the Board may regulate their proceedings as they think fit.

33.2                       A Director may, and the secretary at the request of a Director shall, call a meeting of the Board or a committee of the Board by giving notice to each Director. A notice of a meeting of the Board shall be deemed to be properly given to a Director if given to him personally or by word of mouth, or sent in hard copy to him at his last known address or any other address (if any) as may for the time being be specified by him or on his behalf to the Company for this purpose or sent in electronic form to such address (if any) for the time being specified by him or on his behalf to the Company for this purpose. Any Director may waive the requirement for notice of a meeting and any such waiver may be retrospective. Any notice pursuant to this Article 33.2 need not be in writing if the Board so determines and any such determination may be retrospective.

33.3                       Questions arising at a meeting shall be decided by a majority of votes of the Directors present at such meeting who are entitled to vote on such question. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote, and an alternate Director who is appointed by two or more Directors shall be entitled to a separate vote on behalf of each of his appointors in the appointors’ absence.

33.4                       No business shall be transacted at any meeting of the Board unless a quorum is present. The quorum at a meeting of the Board shall be a majority of the Directors then in office. Any Director who ceases to be a Director at a Board meeting may continue to be present and to act as a Director and be counted in the quorum until the termination of the Board meeting if no Director objects. A Director shall not be counted in the quorum present in relation to a matter or resolution on which he is not entitled to vote (or when his vote cannot be counted) but shall be counted in the quorum present in relation to all other matters or resolutions considered or voted on at the meeting. An alternate Director, who is not himself a Director shall, if his appointor is not present but is entitled to be counted in the quorum, be counted in the quorum.

33.5                       The Directors may at any time elect from their number, and remove, a chairman of the Board and a deputy chairman. Unless he is unwilling to do so, the Director appointed as chairman, or in his stead the Director appointed as deputy chairman, shall preside at all meetings of the Board at which he is present. If there is no Director holding either office, or if neither the chairman nor the deputy chairman is present within five minutes after the time appointed for the meeting, or if the chairman or deputy chairman is not willing to preside, the Directors present may choose one of their number to be chairman of the meeting.

33.6                       All acts done by a meeting of the Board, or of a committee of the Board, or by a person acting as a Director, shall, notwithstanding that it may afterwards be discovered that there was a defect in the appointment of any Director, any member of the committee or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, or that the meeting was not quorate (provided that the Directors present at the inquorate meeting believed, in good faith, that the meeting was quorate and made all such enquiries as were reasonable in the circumstances to establish that the meeting was quorate), be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director and had been entitled to vote and that the meeting was quorate.

33.7                       A resolution in writing agreed to by all the Directors entitled to receive notice of a meeting of the Board or of a committee of the Board and who would be entitled to vote (and whose vote would have been counted) on the resolution at a meeting of the Board or of a committee of the Board shall (if that number is sufficient to constitute a quorum) be as valid and effectual as if it had been passed at a meeting of the Board or (as the case may be) of that committee, duly convened and held. A resolution in writing is adopted when the Company receives from all such Directors a document indicating their agreement to the proposed resolution either by being signed or otherwise authenticated in the manner permitted by the Companies Act for a document in the relevant form, sent in either hard copy or electronic form (including facsimile transmission) to such address (if any) for the time being specified by the Company for that purpose. A resolution agreed to by an alternate Director need not also be agreed to by his appointor and, if it is agreed to by a Director who has appointed an alternate Director, it need not also be agreed to by the alternate Director in that capacity.

33.8                       Without prejudice to Article 33.1, a meeting of the Board or of a committee of the Board may consist of a conference between Directors who are not all in one place, but each of whom is able (whether directly or by conference telephone or by any other form of communication equipment) to hear each of the other participating Directors, and to speak to and be heard by each of the others simultaneously. A Director taking part in such a conference shall be deemed to be present in person at the meeting and shall be entitled to vote and be counted in the quorum accordingly and the word “meeting” in these Articles shall be construed accordingly. Such meeting shall be deemed to take place where it is convened to be held or (if no Director is present in that place) where the largest group of those participating is assembled, or, if there is no such group, where the chairman of the meeting is located.

33.9                       Except as otherwise provided by these Articles, a Director shall not vote at a meeting of the Board or a committee of the Board on any resolution concerning a matter in which he has, directly or indirectly, an interest (other than an interest in shares, debentures or other securities of, or otherwise in or through, the Company) which can reasonably be regarded as likely to give rise to a conflict with the interests of the Company, unless his interest arises only because the resolution falls within one or more of the following matters:

(a)                                 the giving of a guarantee, security or indemnity in respect of money lent to, or an obligation incurred by him at the request of, or for the benefit of, the Company or any of its subsidiary undertakings;

(b)                                 the giving of a guarantee, security or indemnity in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which the director has assumed responsibility (in whole or in part and whether alone or jointly with others) under a guarantee or indemnity or by the giving of security;

(c)                                  the giving to him of any other indemnity which is on substantially the same terms as indemnities given or to be given to all of the other directors and/or to the funding by the Company of his expenditure on defending proceedings or the doing by the Company of anything to enable him to avoid incurring such expenditure where all other directors have been given or are to be given substantially the same arrangements;

(d)                                 a contract, arrangement, transaction or proposal concerning an offer of shares, debentures or other securities of the Company or any of its subsidiary undertakings for subscription, purchase or exchange, in which offer he is or may be entitled to participate as holder of securities or in the underwriting or sub-underwriting of which he is to participate;

(e)                                  a contract, arrangement, transaction or proposal concerning any other undertaking in which he or any person connected with him is interested, directly or indirectly, and whether as an officer, shareholder, member, partner, creditor or otherwise if he and any persons connected with him do not to his knowledge hold an interest (as that term is used in sections 820 to 825 of the Companies Act) representing one per cent or more of either any class of the equity share capital of such undertaking (or any other undertaking through which his interest is derived) or of the voting rights available to shareholders, members, partners or equivalent of the relevant undertaking (or any interest being deemed for the purpose of this Article 33.9 to be likely to give rise to a conflict with the interests of the Company in all circumstances);

(f)                                   a contract, arrangement, transaction or proposal for the benefit of employees and directors and/or former employees and directors of the Company or any of its subsidiary undertakings and/or members of their families (including a spouse or civil partner or a former spouse or former civil partner) or any person who is or was dependent on such persons, including but without being limited to a retirement benefits scheme and an employees’ share scheme, which does not accord to any director any privilege or advantage not generally accorded to the employees and/or former employees to whom such arrangement relates; and

(g)                                  a contract, arrangement, transaction or proposal concerning any insurance against any liability which the Company is empowered to purchase or maintain for, or for the benefit of, any Directors or for persons who include Directors.

33.10               The Company may by ordinary resolution suspend or relax to any extent, either generally or in respect of any particular matter, any provision of these Articles prohibiting a Director from voting at a meeting of the Directors or of a committee of the Directors or ratify any transaction not duly authorised by reason of contravention of any such provision The Board may suspend or relax to any extent, in respect of any particular matter, any provision of these Articles prohibiting a Director from voting at a meeting of the Directors or of a committee of the Directors.

33.11                Where proposals are under consideration concerning the appointment (including without limitation fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any undertaking in which the Company is interested, the proposals may be divided and considered in relation to each Director separately In such cases each of the Directors concerned shall be entitled to vote in respect of each resolution except that concerning his own appointment.

33.12                If a question arises at a meeting of the Directors, or a meeting of a committee of the Directors, as to the right of a Director to vote, the question may, before the conclusion of the meeting, be decided by a resolution of a majority of Directors present at the meeting (other than the Director concerned and any other Director having a like interest as such Director) and such resolution shall be final and conclusive.

34.                              MINUTES

34.1                       The Directors shall cause minutes to be made in books kept for the purpose:

(a)                                 of all appointments of officers made by the Directors; and

(b)                                 of all proceedings at meetings of the Company, of the holders of any class of shares in the capital of the Company, and of the Board, and of committees of the Board, including the names of the Directors present at each such meeting.

34.2                       Any such minutes, if purporting to be signed by the chairman of the meeting to which they relate or of the meeting at which they are read, shall be sufficient evidence without any further proof of the facts therein stated.

35.                              SECRETARY

Subject to the provisions of the Companies Act, the secretary shall be appointed by the Board for such term, at such remuneration and on such other conditions as they think fit. Any secretary so appointed may be removed by the Board but without prejudice to any claim for damages for breach of any contract of service between him and the Company.

36.                              THE SEAL

36.1                       The seal shall be used only by the authority of a resolution of the Board or of a committee of the Board. The Board may determine whether any instrument to which the seal is affixed, shall be signed and, if it is to be signed, who shall sign it. Unless otherwise determined by the Board:

(a)                                 share certificates and, subject to the provisions of any instrument constituting the same, certificates issued under the seal in respect of any debentures or other securities, need not be signed and any signature may be applied to any such certificate by any mechanical, electronic or other means or may be printed on it; and

(b)                                 every other instrument to which the seal is affixed shall be signed by two authorised persons or by a Director in the presence of a witness who attests the signature and for this purpose an authorised person is any Director or the secretary of the Company.

36.2                       Any document may be executed under the seal by impressing the seal by mechanical means or by printing the seal or a facsimile of it on the document or by applying the seal or a facsimile of it by any other means to the document. A document executed, with the authority of a resolution of the Board, in any manner permitted by section 44(2) of the Companies Act and expressed (in whatever form of words) to be executed by the Company has the same effect as if executed under the seal.

36.3                       Subject to the provisions of the Companies Act, the Company may have an official seal for use in any place.

37.                              REGISTERS

37.1                       Subject to the provisions of the Companies Act, the Company may keep an overseas or local register in any place, and the Board may make, amend and revoke any regulations it thinks fit about the keeping of that register.

37.2                       Any Director or the secretary or any other person appointed by the Board for the purpose shall have power to authenticate and certify as true copies of and extracts from:

(a)                                 any document comprising or affecting the constitution of the Company, whether in hard copy form or electronic form;

(b)                                 any resolution passed by the Company, the holders of any class of shares in the capital of the Company, the Board or any committee of the Board, whether in hard copy form or electronic form; and

(c)                                  any book, record and document relating to the business of the Company, whether in hard copy form or electronic form (including without limitation the accounts).

If certified in this way, a document purporting to be a copy of a resolution, or the minutes or an extract from the minutes of a meeting of the Company, the holders of any class of shares in the capital of the Company, the Board or a committee of the Board, whether in hard copy form or electronic form, shall be conclusive evidence in favour of all persons dealing with the Company in reliance on it or them that the resolution was duly passed or that the minutes are, or the extract from the minutes is, a true and accurate record of any proceedings at a duly constituted meeting.

38.                              DIVIDENDS

38.1                       The rights as regarding income attaching to the Ordinary Shares shall be as set out in this Article.

38.2                       Each Ordinary Share shall be entitled to receive all of the distributable profits available and declared by the Directors for distribution by way of a dividend amongst the holders of the Ordinary Shares.  Each Ordinary Share shall rank equally with all other Ordinary Shares in the capital of the Company for any dividend and shall receive its pro rata portion of any dividend rounded to the nearest whole number (such rounding to be in the sole discretion of the Board).

38.3                       Subject to the provisions of the Companies Act, the Company may by ordinary resolution declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the Directors.

38.4                       Subject to the provisions of the Companies Act and to Article 38.8, the Board may pay interim dividends, whether or not satisfied wholly or partly by the distribution of assets including without limitation paid up shares or debentures of another body corporate, of such amounts and on such dates and in respect of such periods as they may think fit if it appears to them that they are justified by the profits of the Company available for distribution If the share capital is divided into different classes, the Board may:

(a)                                 pay interim dividends on shares which confer deferred or non-preferred rights with regard to dividend as well as on shares which confer preferential rights with regard to dividend, but no interim dividend shall be paid on shares carrying deferred or non-preferred rights if at the time of payment, any preferential dividend is in arrears; and

(b)                                 pay at intervals settled by them any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment;

If the Board acts in good faith they shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on any shares having deferred or non-preferred rights. Where any distribution is satisfied wholly or partly by the distribution of assets, where any difficulty arises in regard to such distribution, the Directors may settle the same as they think fit and in particular (but without limitation) may issue fractional certificates (or ignore fractions) and fix the value for distribution of any assets, and may determine that cash shall be paid to any member on the basis of the value so fixed in order to adjust the rights of members, and may vest any assets in trustees.

38.5                       Dividends may be declared and paid in any currency or currencies that the Board shall determine. The Board may also determine the exchange rate and the relevant date for determining the value of any dividend in any currency.

38.6                       Subject to the provisions of the Companies Act and except as otherwise provided by these Articles or the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid. If any share is issued on terms that it ranks for dividend as from a particular date, it shall rank for dividend accordingly In any other case (and except as aforesaid), dividends shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid. For the purpose of this Article 38.6, an amount paid up on a share in advance of a call shall be treated, in relation to any dividend declared after the payment but before the call, as not paid up on the share.

38.7                       Subject to Article 38.8, a general meeting declaring a dividend may, upon the recommendation of the Board, by ordinary resolution direct that it shall be satisfied wholly or partly by the distribution of assets including without limitation paid up shares or debentures of another body corporate. Where any difficulty arises in regard to the distribution, the Directors may settle the same as they think fit and in particular (but without limitation) may issue fractional certificates (or ignore fractions) and fix the value for distribution of any assets, and may determine that cash shall be paid to any member on the basis of the value so fixed in order to adjust the rights of members, and may vest any assets in trustees.

38.8                       Unless otherwise recommended by two-thirds of the Board and approved by an ordinary resolution of the Company, where the securities of another body corporate are distributed, they must only be distributed to holders of Ordinary Shares on the basis that the holders of Ordinary Shares receive the identical class of securities on an equal per share basis.

38.9                       Any dividend or other money payable in respect of a share may be paid:

(a)                                 in cash;

(b)                                 by cheque or warrant made payable to or to the order of the holder or person entitled to payment;

(c)                                  by direct debit, bank or other funds transfer system to the holder or person entitled to payment or, if practicable, to a person designated by notice to the Company by the holder or person entitled to payment; or

(d)                                 by any other method approved by the Board and agreed (in such form as the Company thinks appropriate) by the holder or person entitled to payment.

38.10                If two or more persons are registered as joint holders of any share, or are entitled by transmission jointly to a share, the Company may:

(a)                                 pay any dividend or other moneys payable in respect of the share to any one of them and any one of them may give effectual receipt for the payment; and

(b)                                 for the purpose of Article 38.9, rely in relation to the share on the written direction, designation or agreement of, or notice to the Company by, any one of them.

38.11                A cheque or warrant may be sent by post:

(a)                                 where a share is held by a sole holder, to the registered address of the holder of the share;

(b)                                 if two or more persons are the holders of the share, to the registered address of the person who is first named in the register of members;

(c)                                  if two or more persons are holders of the share or are jointly entitled to it by reason of the death or bankruptcy of the holder or otherwise by operation of law, as if it were a notice to be sent under Article 45.12; or

(d)                                 in any case to such person and to such address as the person entitled to payment may direct by notice to the Company.

38.12                Every cheque or warrant shall be made payable to the order of or to the person or persons entitled or to such other person as the person or persons entitled may by notice direct and payment of the cheque or warrant shall be a good discharge to the Company. Every cheque or warrant sent or transfer of funds made by the relevant bank or system in accordance with these Articles shall be at the risk of the holder or person entitled. The Company shall have no responsibility for any sums lost or delayed in the course of payment by any method used by the Company in accordance with Article 38.9.

38.13                The Company may cease to send any cheque or warrant (or to use any other method of payment) for any dividend payable in respect of a share if:

(a)                                 in respect of at least two consecutive dividends payable on that share the cheque or warrant has been returned undelivered or remains uncashed (or that other method of payment has failed); or

(b)                                 following one such occasion, reasonable enquiries have failed to establish any new address of the holder;

but, subject to the provisions of these Articles, shall recommence sending cheques or warrants (or using another method of payment) for dividends payable on that share if the person or persons entitled so request and have supplied in writing a new address or account to be used for that purpose.

38.14               The Board may deduct from any dividend or other moneys payable to any member in respect of a share any moneys presently payable by him to the Company in respect of that share. Where a person is entitled by transmission to a share, the Board may retain any dividend payable in respect of that share until that person (or that person’s transferee) becomes the holder of that share.

38.15                No dividend or other money payable in respect of a share shall bear interest against the Company, unless otherwise provided by the rights attached to the share.

38.16                Any dividend which has remained unclaimed for 12 years from the date when it became due for payment shall, if the Directors so resolve, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other money payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect of it.

39.                              SCRIP DIVIDENDS

39.1                       The Board may offer any holder of shares the right to elect to receive shares, credited as fully paid, instead of cash in respect of the whole (or some part, to be determined by the Board) of all or any dividend subject to the following terms and conditions:

(a)                                 Each holder of shares shall be entitled to that number of new shares as are together as nearly as possible equal in value to (but not greater than) the cash amount (disregarding any tax credit) of the dividend that such holder would have received by way of dividend but elects to forego (each a new share). For this purpose, the value of each new share shall be:

(i)                                    equal to the average quotation for the relevant shares in the capital of the Company, that is, the average of the closing prices for those shares on the NASDAQ or other exchange or quotation service on which the Company’s shares are listed or quoted as derived from such source as the Board may deem appropriate, on the day on which such shares are first quoted ex the relevant dividend and the four subsequent business days; or

(ii)                                 calculated in any other manner the Board considers fit;

but shall never be less than the par value of the new share. A certificate or report by the auditors as to the value of a new share in respect of any dividend shall be conclusive evidence of that value.

(b)                                 Each holder of shares shall only be entitled to new Ordinary Shares.

(c)                                  On or as soon as possible after announcing that any dividend is to be declared or recommended, the Board, if it intends to offer an election in respect of that dividend, shall also announce that intention. If, after determining the basis of allotment, the Board decides to proceed with the offer, it shall notify the holders of shares of the terms and conditions of the right of election offered to them, specifying the procedure to be followed and place at which, and the latest time by which, elections or notices amending or terminating existing elections must be delivered in order to be effective.

(d)                                The Board shall not proceed with any election unless the Board has sufficient authority to allot shares and sufficient reserves or funds that may be appropriated to give effect to it after the basis of allotment is determined.

(e)                                 The Board may exclude from any offer any holders of shares where the Board believes the making of the offer to them would or might involve the contravention of the laws of any territory or that for any other reason the offer should not be made to them.

(f)                                   The dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable in cash on shares in respect of which an election has been made (the elected ordinary shares) and instead such number of new shares shall be allotted to each holder of elected ordinary shares as is arrived at on the basis stated in paragraph (a) of this Article 39.1. For that purpose the Board shall appropriate out of any amount for the time being standing to the credit of any reserve or fund (including without limitation the profit and loss account), whether or not it is available for distribution, a sum equal to the aggregate nominal amount of the new shares to be allotted and apply it in paying up in full the appropriate number of new shares for allotment and distribution to each holder of elected shares as is arrived at on the basis stated in paragraph (a) of this Article 39.1.

(g)                                  The new shares when allotted shall rank pari passu in all respects with the fully paid shares of the same class then in issue except that they shall not be entitled to participate in the relevant dividend in lieu of which they were allotted.

(h)                                 No fraction of a share shall be allotted. The Board may make such provisions as it thinks fit for any fractional entitlements including without limitation payment in cash to holders in respect of their fractional entitlements, provision for the accrual, retention or accumulation of all or part of the benefit of fractional entitlements to or by the Company or to or by or on behalf of any holder or the application of any accrual, retention or accumulation to the allotment of fully paid shares to any holder.

(i)                                     The Board may do all acts and things it considers necessary or expedient to give effect to the allotment and issue of any share pursuant to this Article 39.1 or otherwise in connection with any offer made pursuant to this Article 39.1 and may authorise any person, acting on behalf of the holders concerned, to enter into an agreement with the Company providing for such allotment or issue and incidental matters Any agreement made under such authority shall be effective and binding on all concerned.

(j)                                    The Board may, at its discretion, amend, suspend or terminate any offer pursuant to the above.

40.                              CAPITALISATION OF PROFITS

40.1                       The Board may, subject to the provisions of this Article 40.1, Article 40.2 and Article 40.3 inclusive, resolve to capitalise any undistributed profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of any reserve or fund of the Company (including without limitation the Company’s share premium account and capital redemption reserve, if any) and:

(a)                                appropriate the sum resolved to be capitalised to the members or any class of members on the record date specified in the relevant resolution who would have been entitled to it if it were distributed by way of dividend and in proportion to the nominal amounts of the shares (whether or not fully paid) held by them respectively which would entitle them to participate in a distribution of that sum if the shares were fully paid and the sum were then distributable and were distributed by way of dividend;

(b)                                apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full shares, debentures or other obligations of the Company of a nominal amount equal to that sum but the share premium account, the capital redemption reserve, and any profits which are not available for distribution may, for the purposes of this Article 40.1, only be applied in paying up shares to be allotted to members credited as fully paid;

(c)                                  allot the shares, debentures or other obligations credited as fully paid to those members or as they may direct, in those proportions, or partly in one way and partly in the other;

(d)                                 resolve that any shares so allotted to any member in respect of a holding by him of any partly paid shares shall so long as such shares remain partly paid rank for dividend only to the extent that the latter shares rank for dividend;

(e)                                  where shares or debentures become, or would otherwise become, distributable under this Article 40.1 in fractions, make such provision as the Board thinks fit for any fractional entitlements including without limitation authorising their sale and transfer to any person, resolving that the distribution be made as nearly as practicable in the correct proportion but not exactly so, ignoring fractions altogether or resolving that cash payments be made to any members in order to adjust the rights of all parties;

(f)                                   authorise any person to enter on behalf of all the members concerned into an agreement with the Company providing for either:

(i)                                    the allotment to members respectively, credited as fully paid, of any further shares, debentures or other obligations to which they are entitled upon such capitalisation; or

(ii)                                 the payment up by the Company on behalf of the members of the amounts, or any part of the amounts, remaining unpaid on their existing shares by the application of their respective proportions of the sums resolved to be capitalised, and any agreement made under such authority being binding on all such members, and

(g)                                  generally do all acts and things required to give effect to such resolution as aforesaid.

40.2                       In exercising its authority under Article 40.1, unless recommended by two-thirds of the Board and approved by an ordinary resolution of the Company, the Board may only resolve to capitalise any undistributed profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of any reserve or fund of the Company (including without limitation the Company’s share premium account and capital redemption reserve, if any) and to issue and allot Ordinary Shares, as otherwise contemplated by Article 40.1, to holders of Ordinary Shares on an equal per share basis.

40.3

(a)                                 Where, pursuant to an employees’ share scheme (within the meaning of section 1166 of the Companies Act) the Company has granted awards (“awards” being options or other incentive awards, including, without limitation, stock appreciation rights, restricted stock units, performance stock units and restricted stock awards) to subscribe for or with respect to shares on terms which provide (inter aim) for adjustments to the subscription, exercise or base price payable on the exercise of such award or to the number of shares to be allotted upon the exercise, or with respect to, such award, in the event of any increase or reduction in, or other reorganisation of, the Company’s issued share capital and an otherwise appropriate adjustment would result in the subscription, exercise or base price for any share being less than its nominal value, then, subject to the provisions of the Companies Act, the Directors may, on the exercise of any of the awards concerned and payment of the subscription, exercise or base price which would have applied had such adjustment been made, capitalise any such profits or other sum as is mentioned in Article 40.1 above (as if such Article 40.1 did not make reference to Article 40.2) to the extent necessary to pay up the unpaid balance of the nominal value of the shares which fall to be allotted on the exercise of such awards and apply such amount in paying up such balance and allot shares fully paid accordingly. The provisions of Article 40.1 shall apply mutatis mutandis to this Article 40.3 as if Article 40.1 did not make reference to Article 40.2.

(b)                                 Where, pursuant to an employees’ share scheme (within the meaning of section 1166 of the Companies Act) the Company has granted awards (“awards” being options or other incentive awards, including, without limitation, stock appreciation rights, restricted stock units, performance stock units and restricted stock awards) to subscribe for or with respect to shares, then, subject to the provisions of the Companies Act, the Directors may, on the grant, exercise or vesting of any of the awards concerned, capitalise any such profits or other sum as is mentioned in Article 40.1 above (as if such Article 40.1 did not make reference to Article 40.2) to the extent necessary to pay up the unpaid balance of the nominal value of the shares which fall to be allotted on the grant, exercise or vesting of such awards and apply such amount in paying up such balance and allot shares fully paid accordingly. The provisions of Article 40.1 shall apply mutatis mutandis to this Article 40.3(b) as if Article 40.1 did not make reference to Article 40.2.

41.                              RETURN OF CAPITAL

41.1                       The rights as regards return of capital attaching to the Ordinary Shares shall be as set out in this Article.

41.2                       On a return of capital on a liquidation, reduction of capital or otherwise, the surplus assets of the Company available for distribution among the members shall be applied in the same order of priority as applies in respect of dividends and distributions set out in Article 38 (or as close thereto as is possible).

42.                              CHANGE OF THE COMPANY’S NAME

The Company’s name may be changed by resolution of the Board.

43.                              RECORD DATES

43.1                       Notwithstanding any other provision of these Articles, and subject to the Companies Act, but without prejudice to any special rights attached to any shares, the Company or the Directors may:

(a)                                 fix any date as the record date for any dividend, distribution, allotment or issue, which shall not be more than 60 days prior to such action;

(b)                                 for the purpose of determining which persons are entitled to attend and vote at a general meeting of the Company, or a separate general meeting of the holders of any class of shares in the capital of the Company, and how many votes such persons may cast, specify in the notice of meeting a time by which a person must be entered on the register in order to have the right to attend or vote at the meeting provided that such time shall not be more than 60 days nor less than 10 days before the date of such meeting and changes to the register after the time specified by virtue of this Article 43.1 shall be disregarded in determining the rights of any person to attend or vote at the meeting; and

(c)                                  for the purposes of sending notices to any one or more members (including, without limitation, notices of general meetings, or separate general meetings of the holders of any class of shares in the capital of the Company), give such notices by reference to the register of members as it stands at the close of business on a day determined by the Company or the Board, which day may not be more than 60 days before the day that such notices are sent.

43.2                       In the case of determination of members entitled to vote at any general meeting or adjournment thereof, or a separate general meeting of the holders of any class of shares in the capital of the Company, the record date shall, unless otherwise required by the Companies Act, not be more than 60 days nor less than 10 days before the date of such meeting.

43.3                       In the case of any other lawful action, and save as otherwise provided by these Articles, the record date shall not be more than 60 days prior to such other action.

44.                              ACCOUNTS

44.1                       No member (as such, other than a Director) shall have any right to inspect any accounting record or other document of the Company, unless he is authorised to do so by statute, by order of the court, by the Board or by ordinary resolution of the Company.

44.2                       Subject to the Companies Act, a copy of the Company’s annual accounts and reports for that financial year shall, at least 21 clear days before the date of the meeting at which copies of those documents are to be laid in accordance with the provisions of the Companies Act, be sent to every member and to every holder of the Company’s debentures, and to every person who is entitled to receive notice of meetings from the Company under the provisions of the Companies Act or of these Articles or, in the case of joint holders of any share or debenture, to one of the joint holders. A copy need not be sent to a person for whom the Company does not have a current address.

44.3                       Subject to the Companies Act, the requirements of Article 44.2 shall be deemed satisfied in relation to any person by sending to the person, instead of such copies, a summary financial statement derived from the Company’s annual accounts and directors’ report, which shall be in the form and containing the information prescribed by the Companies Act and any regulations made under the Companies Act.

45.                              NOTICES AND OTHER COMMUNICATIONS

45.1                       Any notice to be given to or by any person pursuant to these Articles shall be in writing other than a notice calling a meeting of the Directors which need not be in writing.

45.2                       Any notice, document or information may (without prejudice to Articles 45.9 and 45.10) be given, sent or supplied by the Company to any member either:

(a)                                 personally;

(b)                                by sending it by post in a prepaid envelope addressed to the member at his registered address or postal address given to the Company for that purpose, or by leaving it at that address;

(c)                                 subject to Article 45.3, by sending it in electronic form to a person who has agreed (generally or specifically) that the notice, document or information may be sent or supplied in that form (and has not revoked that agreement); or

(d)                                 subject to the provisions of the Companies Act, by making it available on a website, provided that the requirements in (i) to (iv) below are satisfied.

The requirements referred to in paragraph (d) are that:

(i)                                    the member has agreed (generally or specifically) that the notice, document or information may be sent or supplied to him by being made available on a website (and has not revoked that agreement), or the member has been asked by the Company to agree that the Company may send or supply notices, documents and information generally, or the notice, document or information in question, to him by making it available on a website and the Company has not received a response within the period of 28 days beginning on the date on which the Company’s request was sent and the member is therefore taken to have so agreed (and has not revoked that agreement);

(ii)                                 the member is sent a notification of the presence of the notice, document or information on a website, the address of that website, the place on that website where it may be accessed, and how it may be accessed (notification of availability); and

(iii)                              in the case of a notice of meeting, the notification of availability states that it concerns a notice of a company meeting, specifies the place, time and date of the meeting, and states whether it will be an annual general meeting, and

(iv)                             the notice, document or information continues to be published on that website, in the case of a notice of meeting, throughout the period beginning with the date of the notification of availability and ending with the conclusion of the meeting and in all other cases throughout the period specified by any applicable provision of the Companies Act, or, if no such period is specified, throughout the period of 28 days beginning with the date on which the notification of availability is sent to the member, save that if the notice, document or information is made available for part only of that period then failure to make it available throughout that period shall be disregarded where such failure is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid.

45.3                       The Board may from time to time issue, endorse or adopt terms and conditions relating to the use of electronic means for the sending of notices, other documents and proxy appointments by the Company to members or persons entitled by transmission and by members or persons entitled by transmission to the Company.

45.4                       In the case of joint holders of a share:

(a)                                 it shall be sufficient for all notices, documents and other information to be given, sent or supplied to the joint holder whose name stands first in the register of members in respect of the joint holding (first named holder) only and any notice, document or other information so sent shall be deemed for all purposes sent to all the joint holders; and

(b)                                 the agreement of the first named holder that notices, documents and information may be given, sent or supplied in electronic form or by being made available on a website shall be binding on all the joint holders.

45.5                      The Company may at any time and at its sole discretion choose to give, send or supply notices, documents and information only in hard copy form to some or all members.

45.6                       For the avoidance of doubt, the provisions of Articles 45.1 to 45.5 are subject to Article 17.6.

45.7                       A member present either in person or by proxy, or in the case of a corporate member by a duly authorised representative, at any meeting of the Company or of the holders of any class of shares shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

45.8                       Every person who becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the register of members, has been given to the person from whom he derives his title, but this Article 45.8 does not apply to a notice given under section 793 of the Companies Act.

45.9                       Subject to the Companies Act, where by reason of the suspension or curtailment of postal services, the Company is unable effectively to give notice of a general meeting, the general meeting may be convened by public announcement. The Company shall send a copy of the notice to members in the same manner as it sends notices under Articles 45.1 to 45.5 inclusive if at least seven clear days before the meeting the posting of notices again becomes practicable.

45.10                Subject to the Companies Act, any notice, document or information to be given, sent or supplied by the Company to the members or any of them, not being a notice to which Article 45.9 applies, shall be sufficiently given, sent or supplied if given by public announcement.

45.11                Any notice, document or information given, sent or supplied by the Company to the members or any of them:

(a)                                 by hand shall be deemed to have been received by the member when it is handed to the member or left at his registered address;

(b)                                 by post, shall be deemed to have been received 24 hours after the time at which the envelope containing the notice, document or information was posted unless it was sent by second class post or there is only one class of post, or it was sent by air mail to an address outside the United Kingdom, in which case it shall be deemed to have been received 48 hours after it was posted Proof that the envelope was properly addressed, prepaid and posted shall be conclusive evidence that the notice, document or information was sent or supplied;

(c)                                  by advertisement, shall be deemed to have been received on the day on which the advertisement appears;

(d)                                 by electronic means, shall be deemed to have been received by the member on the day following that on which it was sent or supplied Proof that a notice, document or information in electronic form was addressed to the electronic address provided by the member for the purpose of receiving communications from the Company shall be conclusive evidence that the notice, document or information was sent or supplied and such notice, document or information shall be deemed received by the member at that time notwithstanding that the Company becomes aware that the member has filed to receive the relevant notice, document or information for any reason and notwithstanding that the Company subsequently sends or supplies a hard copy of such document or information by post to the member;

(e)                                  by making it available on a website, shall be deemed to have been received on the date on which the notice, document or information was first made available on the website or, if later, when the member is deemed to have been received notification of the fact that the notice, document or information was available on the website in accordance with this Article 45.11 and such notice, document or information shall be deemed received by the member on that day notwithstanding that the Company becomes aware that the member has filed to receive the relevant document or information for any reason and notwithstanding that the Company subsequently sends a hard copy of such notice, document or information by post to the member, or

(f)                                   by means of a Depositary, shall be deemed to have been received 24 hours after the Company, or person acting on the Company’s behalf, gives the notice, document or information to the Depositary.

45.12                Any notice, document or information may be given, sent or supplied by the Company to the person entitled to a share in consequence of the death or bankruptcy of a member or otherwise by operation of law by sending or delivering it in any manner that the Company may choose authorised by these Articles for the sending of notice, document or information to a member addressed to that person by name, or by the title of representative of the deceased or trustee of the bankrupt or by any similar description, at the address, if any, as may be supplied for that purpose by the person claiming to be so entitled. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy or other event giving rise to the transmission had not occurred.

45.13                If on three consecutive occasions, or on one occasion and reasonable enquiries have failed to establish the member’s address, notices, documents or information sent or supplied to a member by post have been returned undelivered, the member shall not be entitled to receive any subsequent notice, document or information until he has supplied to the Company (or its agent) a new registered address or a postal address, or shall have informed the Company, in such a manner as may be specified by the Company, of an electronic address. For the purposes of this Article 45.13, references to notices, documents or information include references to a cheque or other instrument of payment, but nothing in this Article 45.13 entitles the Company to cease sending any cheque or other instrument of payment for any dividend, unless it is otherwise so entitled under these Articles. Without prejudice to the generality of the foregoing, any notice of a general meeting of the Company which is in fact sent or purports to be sent to such member shall be ignored for the purpose of determining the validity of the proceedings at such general meeting.

45.14                Where a document is required under these Articles to be signed by a member or any other person, if the document is in electronic form, then in order to be valid the document must either:

(a)                                 incorporate the electronic signature, or personal identification details (which may be details previously allocated by the Company), of that member or other person, in such form as the Directors may approve; or

(b)                                 be accompanied by such other evidence as the Directors may require in order to be satisfied that the document is genuine.

The Company may designate mechanisms for validating any such document and a document not validated by the user of any such mechanisms shall be deemed as having not been received by the Company. In the case of any document or information relating to a meeting, an instrument of proxy or invitation to appoint a proxy, any validation requirements shall be specified in the relevant notice of meeting in accordance with Articles 17.5 and 22.6(b).

46.                             DESTRUCTION OF DOCUMENTS

46.1                       The Company shall be entitled to destroy:

(a)                                 any instrument of transfer of shares which have been registered, and all other documents on the basis of which any entry is made in the register, at any time after the expiration of six years from the date of registration;

(b)                                 any dividend mandate, variation or cancellation of dividend mandates, and notification of change of name or address, at any time after two years from the date on which it is recorded;

(c)                                  any share certificate which has been cancelled at any time after the expiration of one year from the date on which it is cancelled;

(d)                                 all paid dividend warrants and cheques at any time after the expiration of one year from the date of actual payment;

(e)                                  all proxy appointments which have been used for the purpose of a poll at any time after the expiration of one year from the date of use;

(f)                                   all proxy appointments which have not been used for the purpose of a poll at any time after one month from the end of the meeting to which the proxy appointment relates and at which no poll was demanded; and

(g)                                  any other document on the basis of which an entry in the register of members is made, after six years from the date on which it is made.

Any document referred to in this Article 46.1 may be destroyed earlier than the relevant date authorised, provided that a permanent record of the document is made which is not destroyed before that date.

46.2                       It shall be conclusively presumed in favour of the Company that:

(a)                                 every entry in the register of members purporting to have been made on the basis of an instrument of transfer or other document destroyed in accordance with Article 46.1 was duly and properly made;

(b)                                 that every instrument of transfer destroyed in accordance with Article 46.1 was a valid and effective instrument duly and properly registered;

(c)                                  that every share certificate destroyed in accordance with Article 46.1 was a valid and effective certificate duly and properly cancelled; and

(d)                                 that every other document destroyed in accordance with Article 46.1 was a valid and effective document in accordance with the particulars in the records of the Company.

provided that

(i)                                    Article 46.1 shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties to it) to which the document might be relevant;

(ii)                                 nothing in Article 46.1 shall be construed as imposing upon the Company any liability in respect of the destruction of any such document otherwise than in accordance with Article 46.1 which would not attach to the Company in the absence of Article 46.1; and

(iii)                              references in Article 46.1 to the destruction of any document include references to the disposal of it in any manner.

47.                              WINDING UP

47.1                       If the Company commences liquidation, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by law, subject to the provisions of the Companies Act:

(a)                                 divide among the members in specie the whole or any part of the assets, whether they shall consist of property of the same kind or not, of the Company and may, for that purpose, value any assets as he deems fair and determine how the division shall be carried out as between the members or different classes of members; and

(b)                                 vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he may with the like sanction determine;

but no member shall be compelled to accept any assets upon which there is a liability.

47.2                       The power of sale of a liquidator shall include a power to sell wholly or partially for shares or debentures or other obligations of another body corporate, either then already constituted or about to be constituted for the purpose of carrying out the sale.

48.                              INDEMNITY AND INSURANCE

48.1                       Subject to the provisions of the Companies Act, the Company may exercise all the powers of the Company to:

(a)                                 indemnify to any extent any person who is or was a Director, or a Director of any associated company, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any loss or liability, whether in connection with any proven or alleged negligence, default, breach of duty or breach of trust by him or otherwise, in relation to the Company or any associated company;

(b)                                 indemnify to any extent any person who is or was a Director of an associated company that is a trustee of an occupational pension scheme, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any liability incurred by him in connection with the company’s activities as trustee of an occupational pension scheme; and/or

(c)                                  purchase and maintain insurance for or for the benefit of any person who is or was:

(i)                                    a Director, officer or employee of the Company, or any body corporate which is or was the holding company or subsidiary undertaking of the Company, or in which the Company or such holding company or subsidiary undertaking has or had any interest (whether director or indirect) or with which the Company or such holding company or subsidiary undertaking is or was in any way allied or associated; or

(ii)                                 a trustee of any pension fund in which employees of the Company or any other body referred to in paragraph (c)(1) of this Article 48.1 are or have been interested;

including without limitation insurance against any loss or liability or any expenditure he may incur, whether in connection with any proven or alleged act or omission in the actual or purported execution or discharge of his duties or in the exercise or purported exercise of his powers or otherwise in relation to this duties, power or offices, whether comprising negligence, default, breach of duty, breach of trust or otherwise, in relation to the relevant body or fund

48.2                       No Director of former Director shall be accountable to the Company or the members for any benefit provided pursuant to these Articles. The receipt of any such benefit shall not disqualify any person from being or becoming a director of the Company.

49.                              DISPUTE RESOLUTION

49.1                       The courts of England and Wales shall have exclusive jurisdiction to determine any and all disputes brought by a member in that member’s capacity (whether in its own name or in the name of the Company) as such against the Company and/or the Board and/or any of the Directors individually or collectively, arising out of or in connection with these Articles or any non-contractual obligations arising out of or in connection with these Articles.

49.2                       The governing law of these Articles is the law of England and Wales and these Articles shall be interpreted in accordance with English law.

49.3                       For the purposes of Article 49.1, Director shall be read so as to include each and any Director of the Company from time to time in his capacity as such or as an employee of the Company and shall include any former Director of the Company.

Exhibit B

CERTIFICATE OF INCORPORATION
OF
[     ]

FIRST

The name of the corporation (the “Corporation”) is [     ]

SECOND

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (“DGCL”) or any successor statute.

FOURTH

The total number of shares of all classes of stock that the Corporation shall have authority to issue is One Hundred (100) shares, all of which are Common Stock with a par value of $0.01.

FIFTH

The Corporation is to have perpetual existence.

SIXTH

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation.

SEVENTH

Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

EIGHTH

Any action required or permitted to be taken by the holders of Common Stock of the Corporation, including but not limited to the election of directors, may be taken by written consent or consents but only if such consent or consents are signed by all holders of Common Stock.

NINTH

A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as in effect at the time such liability is determined.  No amendment or repeal of this Article NINTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

TENTH

(A)                               The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL, and such right to indemnification shall continue as to a person who has ceased to be director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this paragraph shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

(B)                               The Corporation shall have the express authority to enter into such agreements as the Board of Directors deems appropriate for the indemnification of directors and officers of the Corporation. Such agreements may contain provisions relating to, among other things, the advancement of expenses, a person’s right to bring suit against the Corporation to enforce his or her right to indemnification, the establishment of a trust to assure the availability of funds to satisfy the Corporation’s indemnification obligations to such person and other matters as the Board of Directors deems appropriate or advisable.

(C)                               The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

(D)                               The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(E)                                Any repeal or modification of the foregoing provisions of this Article NINTH shall not adversely affect any right or protection of a director or officer of the Corporation, or other person indemnified by the Corporation, with respect to any acts or omissions of such director, officer or other person existing at the time of such repeal or modification.

ELEVENTH

Subject to such limitations as may be from time to time imposed by other provisions of this Certificate of Incorporation, by the bylaws of the Corporation, by the DGCL or other applicable law, or by any contract or agreement to which the Corporation is or may become a party, the Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this express reservation.

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this      day of             , 2015.

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